As filed with the Securities and Exchange Commission on September 16, 2015.
Registration No. 333-201881

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

  Post-Effective Amendment No. 1 to
Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PANGAEA LOGISTICS SOLUTIONS LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	4412 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification Number)

Pangaea Logistics Solutions Ltd.
109 Long Wharf
Newport, Rhode Island 02840
(401) 846-7790

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Anthony Laura
Trudy Coleman
Pangaea Logistics Solutions Ltd.
109 Long Wharf
Newport, Rhode Island 02840
(401) 846-7790

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:

Kirk A. Radke, Esq.
Willkie Farr & Gallagher LLP
787 7th Avenue
New York, NY 10019-6099
Telephone: (212) 728-8996
Telecopy: (212) 728-9996

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 EXPLANATORY NOTE

On July 22, 2015, the U.S. Securities and Exchange Commission declared effective the registration statement on Form S-1 File No. 333-201881 (the “Registration Statement”) filed by Pangaea Logistics Solutions Ltd. (the “Company”). The Company is filing this post-effective amendment to the Registration Statement for the purpose of updating its financial and other disclosures. The registrant is not seeking to register any additional shares pursuant to this Registration Statement.

*Note Regarding Registration Fees:

All fees for the registration of the shares registered on this Post Effective Amendment No. 1 were paid upon the initial filing of the previously filed registration statement covering such shares. No additional shares are registered and accordingly, no additional fees are payable.

The information included in this filing updates this Registration Statement and the Prospectus contained therein. No changes have been made to the Prospectus contained in the Registration Statement (which Prospectus continues to form a part of this Registration Statement) and, accordingly, such Prospectus has not been reprinted in Part I of this filing. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. We and the Selling Shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED September 16, 2015

291,953 Common Shares

Pangaea Logistics Solutions Ltd.

This Prospectus relates to the offer and sale of: (i) up to 29,441 shares of our common stock by Dinan & Company, LLC (“Dinan”) which Dinan purchased from us pursuant to a Letter Agreement, dated as of October 1, 2014; (ii) up to 176,644 shares of our common stock by EarlyBirdCapital, Inc. (“EBC”) which EBC purchased from us pursuant to a Letter Agreement, dated as of October 1, 2014; and (iii) up to 85,868 shares of our common stock by Jefferies LLC (“Jefferies”), which Jefferies received from us in connection with providing services to the Company in connection with its merger with Quartet Merger Corp. (“Quartet”), collectively, (the “Selling Shareholders).” The registration of the offer and sale of securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the Selling Shareholders.

We will not receive any cash proceeds from the selling shareholders from the offer and sale of the common shares described in this registration statement. The common shares issued to Dinan, EBC and Jefferies were issued in lieu of cash fees payable to each such party in connection with the merger of the Company and Quartet that was consummated on October 1, 2014.

The selling shareholders may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling shareholders will be responsible for underwriting discounts or commissions or agents’ commissions. See the sections entitled “Plan of Distribution” and “About this Prospectus” for more information.

Our common stock is currently quoted on the Nasdaq Capital Market (“Nasdaq”) under the symbol “PANL”. The closing price of our common stock on September 15, 2015 was $3.60 per share.

Investing in our common stock involves risk. See “Risk Factors” beginning on page 7 of this Prospectus to read about factors you should consider before investing in our common shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 16, 2015

We have not authorized any dealer, salesperson or other person to give any information or represent anything not contained in this prospectus. You should not rely on any unauthorized information. This prospectus does not offer to sell or buy any shares in any jurisdiction in which it is unlawful. The information in this prospectus is current as of the date on the cover. You should rely only on the information contained or incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, the (“SEC”), on behalf of the selling shareholders, who are named in the table under the section entitled “Selling Shareholders” of this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described in the section entitled “Where You Can Find More Information.”

To the extent permitted by applicable law, rules or regulations, we may add, update or change the information contained in this prospectus by means of a prospectus supplement or post-effective amendments to the registration statement of which this prospectus forms a part through filings we make with the SEC or by another method as may then be permitted under applicable law, rules or regulations.

You should rely only on the information contained in or incorporated by reference into this prospectus or any applicable prospectus supplement. Neither we nor the selling shareholders have authorized anyone to provide you with additional or different information. Neither this prospectus nor any free writing prospectus is an offer to sell anywhere or to anyone where or to whom we are not permitted to offer or to sell securities under applicable law. The information in this prospectus or any free writing prospectus is accurate only as of the date of this prospectus or such free writing prospectus, as applicable.

For investors outside the United States, neither we, the Selling Shareholders, nor any of the underwriters, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus outside of the United States.

The market data and certain other statistical information used throughout this prospectus are based on independent industry publications, government publications or other published independent sources. Industry publications and surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable and we are not aware of any misstatements regarding our market, industry or similar data presented herein. We believe that such third party information concerning industry and market data is reliable. Such third-party information may be different from other sources and may not reflect all or even a comprehensive set of the actual transactions occurring in the market. In addition, some data is also based on our good faith estimates and our management’s understanding of industry conditions. Such data involve risks and uncertainties and is subject to change based on various factors, including those discussed under the headings “Forward-Looking Statements” and “Risk Factors” in this prospectus.

The information contained in this prospectus and any supplement hereto are accurate only as of their respective dates, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since that date.

PRIOR TO MAKING A DECISION ABOUT INVESTING IN OUR COMMON SHARES, YOU SHOULD CAREFULLY CONSIDER THE SPECIFIC RISKS CONTAINED IN THE SECTION ENTITLED “RISK FACTORS” IN THIS PROSPECTUS, AND ANY APPLICABLE PROSPECTUS SUPPLEMENT, TOGETHER WITH ALL OF THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT OR APPEARING IN THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS FORMS A PART.

PROSPECTUS SUMMARY

The following summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider before investing in our common shares. You should read this entire prospectus, including the sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes to those statements, before making an investment decision. The terms “Pangaea,” the “Company,” “we,” “our” and “us”, refer to Pangaea Logistics Solutions Ltd. and its directly and indirectly owned subsidiaries, except where otherwise stated or where it is clear that the terms mean only Pangaea Logistics Solutions. Ltd. exclusive of its subsidiaries.

Overview

On April 30, 2014 the Company (formerly known as “Quartet Holdco Ltd.”) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Quartet, Quartet Merger Sub Ltd. (“Merger Sub”), Bulk Partners (Bermuda), Ltd. (at the time, Pangaea Logistics Solutions Ltd., now known as “Bulk Partners” or “Former Pangaea”), and the security holders of Bulk Partners (“Former Pangaea Holders”), which contemplated (i) Quartet merging with and into the Company, with the Company surviving such merger as the publicly-traded entity and (ii) Merger Sub merging with and into Bulk Partners with Bulk Partners surviving such merger as a wholly-owned subsidiary of the Company (collectively, the “Mergers”). On September 26, 2014, Bulk Partners’ Board of Directors, acting by unanimous written consent, approved the Merger Agreement and the Mergers. On September 29, 2014, Quartet held a special meeting in lieu of annual meeting of stockholders, at which the Quartet stockholders considered and adopted, among other matters, the Merger Agreement and the Mergers. On October 1, 2014, the parties consummated the Mergers.

This Prospectus relates to the offer and sale of: (i) up to 29,441 shares of our common stock by Dinan & Company, LLC (“Dinan”) which Dinan purchased from us pursuant to a Letter Agreement, dated as of October 1, 2014; (ii) up to 176,644 shares of our common stock by EarlyBirdCapital, Inc. (“EBC”) which EBC purchased from us pursuant to a Letter Agreement, dated as of October 1, 2014; and (iii) up to 85,868 shares of our common stock by Jefferies LLC (“Jefferies”), which Jefferies received from us in connection with providing services to the Company in connection with its merger with Quartet Merger Corp. (“Quartet”), collectively, (the “Selling Shareholders).” The registration of the offer and sale of securities covered by this prospectus does not necessarily mean that any of the securities will be offered or sold by the selling shareholders.

We will not receive any cash proceeds from the Selling Shareholders from the offer and sale of the common shares described in this registration statement. The common shares issued to Dinan, EBC and Jefferies were issued in lieu of cash fees payable to each such party in connection with the merger of the Company and Quartet that was consummated on October 1, 2014.

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk Partners, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services. Pangaea also maintains offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore.

Pangaea is a growth-oriented global logistics company that utilizes its logistics experience and assets to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone.

Pangaea derives its revenue from (i) contracts of affreightment (“COAs”), which are contracts to transport multiple shipments of cargo during the term of the contract between specified load and discharge ports, at a fixed or variable price per metric ton of cargo, (ii) voyage charters, under which a vessel carries a shipment of cargo for a customer on a specified route for a fixed price per metric ton of cargo, and (iii) time charters, during which the vessel is dedicated solely to the charterer for the term of the agreement. A majority of Pangaea’s revenue is from COA’s and voyage charters, as Pangaea’s focus is on transporting cargo for its customers. Pangaea’s COAs typically extend for a period of one to five years, although some extend for longer periods. A time charter may vary from a single trip to longer-term charters, whenever Pangaea deems such use to be in its commercial interest. The length of a voyage depends on the number of load and discharge ports, the time spent in such ports and the distance between the ports. Pangaea attempts, through selecting COAs and voyage contracts on what would normally be backhaul or “ballast” legs, to enhance vessel utilization and its profitability because these contracts and charters position vessels at or near loading areas where spot cargoes are typically obtained. This reduces ballast time and expense as a percentage of the vessel’s total revenue and increases expected earnings for the vessel.

Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. Pangaea addresses the transportation needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, voyage planning, and technical vessel management. In particular, Pangaea has historically focused on providing such services for backhaul routes. In addition, Pangaea has developed customized shipping routes, which Pangaea believes create value for its customers and its shareholders by both reducing the time and cost of transportation between ports and increasing cargo carried per voyage. For example, in 2010, Pangaea was the first non-Russian vessel operator to carry drybulk cargoes from Europe to Asia via the Northern Sea Route. Similarly, in 2013, Pangaea was the first vessel operator to carry drybulk cargo from the West Coast of Canada to Europe via the Northwest Passage. Pangaea is the leading transporter of bauxite from Jamaica to the United States, carrying on average more than 3.5 million tons per year. Pangaea believes that its experience in carrying a wide range of cargoes, pioneering new routes, and serving less common ports increases its opportunities to secure higher margins than in more commoditized cargoes and routes. Pangaea believes that providing such specialized drybulk transportation logistics services together with its long-term commercial and contractual relationships makes Pangaea less vulnerable to industrial and economic cycles as compared to other bulk-shipping operators. Finally, Pangaea believes that it can create value by serving and focusing on customer needs rather than depending on its correct anticipation of future charter rates.

Pangaea uses a mix of owned and chartered-in vessels to transport more than 19.5 million dwt of cargo to more than 190 ports around the world, averaging over 48 vessels in service daily during 2014. The majority of its fleet is chartered-in on short-term charters of less than 9 months. Pangaea believes that these shorter-term charters afford it more flexibility to match its variable costs to its customers’ service requirements, allowing it to respond to changes in market demand and limiting its exposure to changes in prevailing charter rates. In addition to its chartered-in fleet, Pangaea has interests in 13 vessels and has placed orders for the construction of three additional vessels; all at prices that Pangaea believes will permit it to operate profitably through a range of cargo rate environments. These vessels are and will be used to serve its customers’ cargo transportation needs. Included in the vessels currently owned or on order are six Ice-Class 1A Panamax vessels that are currently the only drybulk vessels of their size rated to operate on the Northern Sea Route and the severe ice conditions of the Baltics in winter. Pangaea believes that a combination of owned and chartered-in vessels help it to more efficiently match its customer demand than it could with an entirely owned fleet or an entirely chartered-in fleet. Pangaea sold its oldest vessel, the m/v Bulk Discovery, on August 17, 2015.

Technical management of two of the Company’s Ice-Class 1A vessels is provided by a third-party technical manager with extensive expertise managing this type of vessel and with ice pilotage. The technical management of the remainder of the Company’s owned fleet is performed in-house. The Company believes its in-house management provides exceptional service and pricing, reduces time out of service, and best enhances the service value of these vessels. The technical management for the Company’s chartered-in vessels is performed by each respective ship owner.

Active risk management is an important part of its business model. Pangaea believes its active risk management allows it to reduce the sensitivity of its earnings to market fluctuations and helps it to secure its long-term profitability. Pangaea manages its market risk primarily through chartering in vessels for periods of less than nine months. Pangaea further manages its market exposure through a portfolio approach based upon owned vessels, chartered-in vessels, COAs, voyage charters, and time charters. Pangaea tries to identify routes and ports for efficient bunkering to minimize its fuel expense. Pangaea also seeks to hedge a portion of its exposure to changes in the price of marine fuels, or bunkers, uses forward freight agreements to protect against changes in charter rates and has entered into interest rate swap agreements to fix a portion of its interest rate exposure.

Corporate and Other Information

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk Partners, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services. Pangaea owns its vessels through separate wholly-owned subsidiaries and through joint venture entities, which Pangaea consolidates as variable interest entities, incorporated in Bermuda and Denmark. Furthermore, certain of its wholly-owned subsidiaries that are organized in Bermuda, British Virgin Islands, Panama, and Delaware provide it with office space, vessel management services and administrative support.

Pangaea’s principal executive headquarters is located at 109 Long Wharf, Newport, Rhode Island 02840, and its phone number at that address is (401) 846-7790. Pangaea also has offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore. Pangaea’s corporate website address is http://www.pangaeals.com . The information contained on or accessible from its corporate website is not part of this prospectus.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully the material risks described below, which we believe represent the material risks related to our business and our securities, together with the other information contained in this Form S-1, before making a decision to invest in our securities. This Form S-1 also contains forward-looking statements and estimates that involve risks and uncertainties. In connection with such forward looking statements, you should also carefully review the cautionary statements referred to under “Forward Looking Statements.” Our actual results could differ materially from those anticipated in the forward-looking statements as a result of specific factors, including the risks described below.

Risks Relating to the Company’s Industry

The cyclical and volatile nature of the seaborne drybulk transportation industry may lead to decreases in charter and freight rates, which may have an adverse effect on the Company’s revenues, earnings and profitability and its ability to comply with its loan covenants. Demand remains generally weak, rates have been soft and asset values for modern tonnage have decreased due to the present over-supply of dry bulk carriers.

The seaborne drybulk transportation industry is cyclical and volatile. The downturn in the drybulk charter market that began in the second quarter of 2014 and extended through the first half of 2015 has severely affected the entire drybulk shipping industry. The decline in and volatility of charter and freight rates has been due to various factors, including revised downward estimates of world economic growth, the Japanese economy continuing to suffer from slower growth, the European economy continuing to experience weak growth and a decline in industrial production, the Chinese economy experiencing a slowdown in both investment and industrial production, a strong U.S. Dollar and the associated weakening of other world currencies, and tonnage oversupply. Although demolition activity increased in 2015, vessel supply continued to outpace scrapping as newbuilding orders were filled. There can be no assurance that drybulk charter rates will increase and rates could continue to decline further.

Although our operating fleet is primarily chartered-in on a short term basis and lower charter rates result in lower vessel hire costs, low charter and freight rates in the drybulk market have had an adverse effect on the vessel values of our owned fleet. This could ultimately affect our earnings and liquidity as well as our ability to comply with the financial covenants in our loan agreements. The decline in the drybulk carrier market has had, and may continue to have, additional adverse consequences for the drybulk shipping industry, including an absence of financing for vessels and little or no active secondhand market for the sale of vessels. Accordingly, the value of our common shares could be substantially reduced or eliminated.

Because we employ our vessels under a mix of voyage charters, time charters and contracts of affreightment (COA’s), which typically extend for varying lengths of time of between one month to ten years, we are exposed to changes in market rates for drybulk carriers. These changes may effect our earnings and the value of our owned drybulk carriers at any given time. A COA relates to the carriage of multiple cargoes over the same route and enables the COA holder to nominate different vessels to perform individual voyages. We may not be able to successfully employ our vessels in the future or renew existing contracts at rates sufficient to allow us to meet our obligations. We are also exposed to volatility in the market rates we pay to charter-in vessels. Fluctuations in charter and freight rates result from changes in the supply of and demand for vessel capacity and changes in the demand for seaborne carriage of commodities. Because the factors affecting the supply of and demand for vessels are outside of our control and are unpredictable, the nature, timing, direction and degree of changes in industry conditions are also unpredictable.

Factors that influence demand for vessel capacity include:

•supply and demand of energy resources, commodities, semi-finished and finished consumer and industrial products;

•	changes in the exploration or production of energy resources, commodities, semi-finished and finished consumer and industrial products;

•the location of regional and global exploration, production and manufacturing facilities;

•the location of consuming regions for energy resources, commodities, semi-finished and finished consumer and industrial products;

•the globalization of production and manufacturing;

•global and regional economic and political conditions, including armed conflicts, terrorist activities, embargoes and strikes;

•natural disasters and other disruptions in international trade;

•developments in international trade;

•changes in seaborne and other transportation patterns, including the distance cargo is transported by sea;

•environmental and other regulatory developments;

•currency exchange rates;

•bunker (fuel) prices; and

•weather.

The factors that influence the supply of vessel capacity include:

•the number of newbuilding deliveries;

•port and canal congestion;

•the scrapping rate of older vessels;

•vessel casualties; and

•the number of vessels that are out of service.

In addition to the prevailing and anticipated charter and freight rates, factors that affect the rate of newbuilding, scrapping and laying-up include newbuilding prices, secondhand vessel values in relation to scrap prices, costs of bunker fuels and other operating costs, costs associated with classification society surveys, normal maintenance and insurance coverage, the efficiency and age profile of the existing drybulk fleet in the market and government and industry regulation of maritime transportation practices, particularly environmental protection laws and regulations. These factors influencing the supply of and demand for shipping capacity are outside of our control, and we may not be able to correctly assess the nature, timing and degree of changes in industry conditions.

We anticipate that the future demand for our drybulk carriers and our transportation services will be dependent upon economic growth in world economies and its associated industrial production, seasonal and regional changes in demand, changes in the capacity of the global drybulk carrier fleet and the sources and supply of drybulk cargoes to be transported by sea. Given the large number of new drybulk carriers currently on order with shipyards, the capacity of the global drybulk carrier fleet is likely to increase even if economic growth does not similarly increase. Adverse economic, political, social or other developments could have a material adverse effect on our business and operating results.

An over-supply of drybulk carrier capacity may prolong or further depress the current low charter and freight rates and, in turn, adversely affect our profitability.

The market supply of drybulk carriers has been increasing as a result of the delivery of numerous newbuilding orders over the last few years. Newbuildings have been delivered in significant numbers since the beginning of 2006 and vessel supply growth has been outpacing vessel demand growth, causing downward pressure on charter rates. Until the new supply is fully absorbed by the market, charter rates may continue to be under pressure due to vessel supply in the near to medium term. Although the Company typically enters into back-haul COAs to offset the large uncompensated cost of positioning vessels for front-haul voyages, if market conditions persist or worsen, upon the expiration or termination of our vessels’ COAs, we may only be able to re-employ our vessels at reduced or unprofitable rates, or we may not be able to employ our vessels at all. The occurrence of these events could have a material adverse effect on our business, results of operations, cash flows, financial condition and ability to pay dividends.

The market values of our owned vessels may decrease, which could limit the amount of funds that we can borrow or cause us to breach certain covenants in our credit facilities and we may incur a loss if we sell vessels following a decline in their market value.

The fair market values of our owned vessels have generally experienced high volatility, and you should expect the market values of our vessels to fluctuate depending on a number of factors including:

•	prevailing level of charter and freight rates;

•	general economic and market conditions affecting the shipping industry;

•	type and sizes of vessels;

•	supply of and demand for vessels;

•	other modes of transportation;

•	cost of newbuildings;

•	governmental and other regulations; and

•	technological advances.

In addition, as vessels grow older, they generally decline in value. If the market values of our owned vessels decrease, we may not be in compliance with certain covenants in our credit facilities secured by mortgages on our drybulk vessels unless we provide additional collateral or prepay a portion of the loan to a level where we are again in compliance with our loan covenants. As of June 30, 2015 and December 31, 2014, we were not in compliance with all of our covenants contained in our debt agreements. Please read “ Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Borrowing Activities .”

In addition, if we sell one or more of our vessels at a time when vessel prices have fallen and before we have recorded an impairment adjustment to our consolidated financial statements, the sale proceeds may be less than the vessel’s carrying value on our consolidated financial statements, resulting in a loss and a reduction in earnings.

The carrying amounts of vessels held and used by us are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel’s carrying amount. This assessment is made at the asset group level which represents the lowest level for which identifiable cash flows are largely independent of other groups of assets. The asset groups are defined by vessel size and classification. At June 30, 2015 and December 31, 2014, we identified potential impairment indicators by reference to industry-wide estimated market values of all vessels of the same size range and age. As a result, we evaluated each asset group for impairment by estimating the total undiscounted cash flows expected to result from the use of the asset group and its eventual disposal. At December 31, 2014, the carrying amount of the m/v Bulk Discovery was determined to be higher than its estimated undiscounted future cash flows because of the higher than expected estimate of upcoming drydocking costs. At December 31, 2014, the carrying amount of the m/v Nordic Barents and m/v Nordic Bothnia were determined to be higher than their estimated undiscounted future cash flows because the TCE rates anticipated in the Company’s annual budget for 2015, which were used to calculate such cash flows, were lower than the rates forecasted as of the third quarter due to deteriorated market conditions in the fourth quarter. As a result, a loss on impairment of approximately $10.0 million is included in the consolidated statements of operations for the year ended December 31, 2014. In addition, the Company sold the m/v Bulk Cajun in February 2015. A loss on impairment of approximately $1.5 million is included in the consolidated statements of operations for the year ended December 31, 2014 because the vessel was sold for its scrap value, which was less than its carrying amount. No loss on impairment was recorded at June 30, 2015 due to the fact that estimated undiscounted future cash flows as of this date exceed the carrying amount of the Company's vessels.

The Company has relied on financial support from its founders and investors through related party loans, which may not be available to the Company in the future.

From time to time, we have obtained loans from our founders, Edward Coll, Anthony Laura, and Lagoa Investments, an entity beneficially owned by Claus Boggild, to meet vessel purchase, newbuilding deposit, and other obligations of the Company. These loans have been historically available to the Company on an as needed basis, and payable as cash flow reasonably permitted. These loans may not be available to the Company in the future. We may seek to refinance such related party loans with the net proceeds of future debt and equity offerings, but we cannot be sure that we will be able to do so on acceptable terms. If we are not able to find additional sources of financing on acceptable terms, we may have to dedicate a larger portion of our cash flow from operations to pay the principal and interest of these loans and facilities than we would if we were able to refinance on superior terms. Even if we are able to borrow money from such parties, such borrowing could create a conflict of interest of management to the extent they also act as lenders to the Company.

The current state of the global financial markets and current economic conditions may adversely impact our ability to obtain additional financing on acceptable terms and otherwise negatively impact our business.

Global financial markets and economic conditions have been, and continue to be, volatile. In recent years, operating businesses in the global economy have faced tightening credit, weakening demand for goods and services, deteriorating international liquidity conditions, and declining markets. There has been a limited willingness of banks and other financial institutions to extend credit, particularly in the drybulk shipping industry. As the shipping industry is highly dependent on the availability of credit to finance and expand operations, it has been negatively affected by this decline.

Also, as a result of concerns about the stability of financial markets generally and the solvency of counterparties specifically, the cost of obtaining money from the credit markets has increased as many lenders have increased interest rates, enacted tighter lending standards, refused to refinance existing debt at all or on terms similar to current debt and reduced, and in some cases ceased, to provide funding to borrowers. Due to these factors, additional financing may not be available if needed and to the extent required, on acceptable terms or at all. If additional financing is not available when needed, or is available only on unfavorable terms, we may be unable to expand or meet our obligations as they come due or we may be unable to enhance our existing business, complete additional vessel acquisitions or otherwise take advantage of business opportunities as they arise.

Our revenues are subject to seasonal fluctuations, which could affect our operating results and our ability to pay dividends, if any, in the future.

We operate our drybulk vessels in markets that have historically exhibited seasonal variations in demand and, as a result, in charter and freight rates. This seasonality may result in quarter-to-quarter volatility in our operating results, which could affect our ability to pay dividends, if any, from quarter to quarter. The drybulk carrier market is typically stronger in the fall and winter months due to demand increases arising from agricultural harvest and increased coal demand in preparation for winter in the Northern Hemisphere. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities. This seasonality may adversely affect our operating results and our ability to pay dividends, if any, in the future.

Risks associated with operating ocean-going vessels could affect our business and reputation, which could adversely affect our revenues and price of our common shares.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

The involvement of our vessels in an environmental disaster may harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could increase our costs or lower our revenues.

The operation of drybulk carriers entails certain unique operational risks.

The operation of certain ship types, such as drybulk carriers, has certain unique risks. With a drybulk carrier, the cargo itself and its interaction with the ship can be a risk factor. By their nature, drybulk cargoes are often heavy, dense, easily shifted, and react badly to water exposure. In addition, drybulk carriers are often subjected to battering treatment during unloading operations with grabs, jackhammers (to pry encrusted cargoes out of the hold), and small bulldozers. This treatment may cause damage to the vessel. Vessels damaged due to treatment during unloading procedures may be more susceptible to breach at sea. Furthermore, any defects or flaws in the design of a drybulk carrier may contribute to vessel damage. Hull breaches in drybulk carriers may lead to the flooding of the vessels holds. If a drybulk carrier suffers flooding in its holds, the bulk cargo may become so dense and waterlogged that its pressure may buckle the vessel's bulkheads, leading to the loss of a vessel. If we are unable to adequately maintain our vessels we may be unable to prevent these events. Any of these circumstances or events could negatively impact our business, financial condition, results of operations and our ability to pay dividends, if any, in the future. In addition, the loss of any of our vessels could harm our reputation as a safe and reliable vessel owner and operator.

Our vessels may call on ports located in countries that are subject to restrictions imposed by the U.S. or other governments, which could adversely affect our reputation and the market for our common shares.

On our charterers' instructions, notwithstanding contractual restrictions agreed with us, our vessels may call on ports or operate in countries subject to sanctions and embargoes imposed by the U.S. government and other authorities or countries identified by the U.S. government or other authorities as state sponsors of terrorism, such as Cuba, Iran, Sudan and Syria. The U.S. sanctions and embargo laws and regulations vary in their application, as they do not all apply to the same covered persons or proscribe the same activities, and such sanctions and embargo laws and regulations may be amended or strengthened over time. In 2010, the U.S. enacted the Comprehensive Iran Sanctions Accountability and Divestment Act, or CISADA, which amended the Iran Sanctions Act. Among other things, CISADA introduced limits on the ability of companies and persons to do business or trade with Iran when such activities relate to the investment, supply or export of refined petroleum or petroleum products. In 2012, President Obama signed Executive Order 13608 which prohibits foreign persons from violating or attempting to violate, or causing a violation of any sanctions in effect against Iran or facilitating any deceptive transactions for or on behalf of any person subject to U.S. sanctions. Any persons found to be in violation of Executive Order 13608 will be deemed a foreign sanctions evader and will be banned from all contacts with the United States, including conducting business in U.S. dollars. Also in 2012, President Obama signed into law the Iran Threat Reduction and Syria Human Rights Act of 2012, or the Iran Threat Reduction Act, which created new sanctions and strengthened existing sanctions. Among other things, the Iran Threat Reduction Act intensifies existing sanctions regarding the provision of goods, services, infrastructure or technology to Iran's petroleum or petrochemical sector. During 2014, several Executive Orders were signed which authorize and subsequently expand sanctions on individuals and entities responsible for violating the sovereignty and territorial integrity of Ukraine, or for stealing the assets of the Ukrainian people. These sanctions put in place restrictions on the travel of certain individuals and officials. Such a person could be subject to a variety of sanctions, including exclusion from U.S. capital markets, exclusion from financial transactions subject to U.S. jurisdiction, and exclusion of that person's vessels from U.S. ports for up to two years. In 2015, an Executive Order was issued against seven officials from Venezuela which blocks access to their assets and the use of U.S. financial systems. Declaring any country a threat to national security is the first step in starting a U.S. sanctions program.

Although we believe that we have been in compliance with all applicable sanctions and embargo laws and regulations, and intend to maintain such compliance, there can be no assurance that we will be in compliance in the future, particularly as the scope of certain laws may be unclear and may be subject to changing interpretations. Any such violation could result in fines, penalties or other sanctions that could severely impact our ability to access U.S. capital markets and conduct our business, and could result in some investors deciding, or being required, to divest their interest, or not to invest, in us. Moreover, our charterers may violate applicable sanctions and embargo laws and regulations as a result of actions that do not involve us or our vessels, and those violations could in turn negatively affect our reputation. In addition, our reputation and the market for our securities may be adversely affected if we engage in certain other activities, such as entering into permissible charters with individuals or entities in countries subject to U.S. sanctions and embargo laws that are not controlled by the governments of those countries, or engaging in permissible operations associated with those countries pursuant to contracts with third parties that are unrelated to those countries or entities controlled by their governments. Investor perception of the value of our common shares may be adversely affected by the consequences of war, the effects of terrorism, civil unrest and governmental actions in these and surrounding countries.

We are subject to international safety regulations and the failure to comply with these regulations may subject us to increased liability, may adversely affect our insurance coverage and may result in a denial of access to, or detention in, certain ports.

The operation of our vessels is affected by the requirements set forth in the United Nations’ International Maritime Organization’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or ISM Code. The ISM Code requires ship owners and ship managers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. The failure of a shipowner to comply with the ISM Code may subject it to increased liability, may invalidate existing insurance or decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. Each of the vessels that has been delivered to us is ISM Code-certified and we expect that each other vessel that we have agreed to purchase will be ISM Code-certified when delivered to us.

In addition, vessel classification societies also impose significant safety and other requirements on our vessels. In complying with current and future environmental requirements, vessel-owners and operators may also incur significant additional costs in meeting new maintenance and inspection requirements, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance.

The operation of our vessels is also affected by other government regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which the vessels operate, as well as in the country or countries of their registration. Because such conventions, laws, and regulations are often revised, we cannot predict the ultimate cost of complying with such conventions, laws and regulations or the impact thereof on the resale prices or useful lives of our vessels. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business and which may materially adversely affect our operations. We are required by various governmental and quasi-governmental agencies to obtain certain permits, licenses, certificates, and financial assurances with respect to our operations.

We are subject to complex laws and regulations, including environmental regulations that can adversely affect the cost, manner or feasibility of doing business.

Our operations are subject to numerous laws and regulations in the form of international conventions and treaties, national, state and local laws and national and international regulations in force in the jurisdictions in which our vessels operate or are registered, which can significantly affect the ownership and operation of our vessels. These requirements include, but are not limited to, European Union Regulations, the International Convention for the Prevention of Pollution from Ships of 1975, the International Maritime Organization, or IMO, International Convention for the Prevention of Marine Pollution of 1973, the IMO International Convention for the Safety of Life at Sea of 1974, the International Convention on Load Lines of 1966, the U.S. Oil Pollution Act of 1990, or OPA, the U.S. Comprehensive Environmental Response, Compensation and Liability Act of 1980, or CERCLA, the U.S. Clean Air Act, U.S. Clean Water Act and the U.S. Marine Transportation Security Act of 2002.

Compliance with such laws, regulations and standards, where applicable, may require installation of costly equipment or operational changes and may affect the resale value or useful lives of our vessels. We may also incur additional costs in order to comply with other existing and future regulatory obligations, including, but not limited to, costs relating to air emissions including greenhouse gases, the management of ballast waters, maintenance and inspection, development and implementation of emergency procedures and insurance coverage or other financial assurance of our ability to address pollution incidents. These costs could have a material adverse effect on our business, results of operations, cash flows and financial condition. A failure to comply with applicable laws and regulations may result in administrative and civil penalties, criminal sanctions or the suspension or termination of our operations. Environmental laws often impose strict liability for remediation of spills and releases of oil and hazardous substances, which could subject us to liability without regard to whether we were negligent or at fault.

We are required to satisfy insurance and financial responsibility requirements for potential oil (including marine fuel) spills and other pollution incidents. Although we have arranged insurance to cover certain environmental risks, there can be no assurance that such insurance will be sufficient to cover all such risks or that any claims will not have a material adverse effect on our business, results of operations, cash flows and financial condition and our ability to pay dividends.

Increased inspection procedures and tighter import and export controls could increase costs and disrupt our business.

International shipping is subject to various security and customs inspections and related procedures in countries of origin and destination and at trans-shipment points. Inspection procedures may result in the seizure of the contents of our vessels, delays in the loading, offloading or delivery of our vessels and the levying of customs duties, fines or other penalties against us.

It is possible that changes to inspection procedures could impose additional financial and legal obligations on us. Changes to inspection procedures could also impose additional costs and obligations on our customers and may, in certain cases, render the shipment of certain types of cargo uneconomical or impractical. Any such changes or developments may have a material adverse effect on our business, financial condition and results of operations.

Maritime claimants could arrest one or more of our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against a vessel for unsatisfied debts, claims or damages. In many jurisdictions, a claimant may seek to obtain security for its claim by arresting a vessel through foreclosure proceedings. The arrest or attachment of one or more of our vessels could interrupt our cash flow and require us to pay large sums of money to have the arrest or attachment lifted. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel which is subject to the claimant's maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could attempt to assert “sister ship” liability against a vessel in our fleet for claims relating to another of our vessels.

Governments could requisition our vessels during a period of war or emergency, resulting in a loss of earnings.

A government could requisition one or more of our vessels for title or for hire. Requisition for title occurs when a government takes control of a vessel and becomes her owner, while requisition for hire occurs when a government takes control of a vessel and effectively becomes her charterer at dictated charter rates. Generally, requisitions occur during periods of war or emergency, although governments may elect to requisition vessels in other circumstances. Although we would be entitled to compensation in the event of a requisition of one or more of our vessels, the amount and timing of payment would be uncertain. Government requisition of one or more of our vessels may negatively impact our revenues and reduce the amount of dividends, if any, in the future.

Changes in fuel, or bunkers, prices may adversely affect profits.

Fuel, or bunkers, is typically the largest expense in our shipping operations for our vessels and changes in the price of fuel may adversely affect our profitability and is a significant factor in negotiating vessel employment and cargo carriage rates. When we operate vessels under COAs or voyage charters, we bear voyage costs, including bunkers. The price and supply of fuel is unpredictable and fluctuates based on events outside our control, including geopolitical developments, supply and demand for oil and gas, actions by the Organization of the Petroleum Exporting Countries, or OPEC, and other oil and gas producers, war and unrest in oil producing countries and regions, regional production patterns and environmental concerns. Further, fuel may become much more expensive in the future, which may reduce our profitability. We continually monitor the market volatility associated with bunker prices and seek to hedge our exposure to changes in the price of marine fuels with our bunker hedging program. However, falling fuel prices resulted in mark to market adjustments of open fuel swaps in the third and fourth quarters of 2014 and the market value of the open positions increased in the first and second quarters of 2015, resulting in further adjustment. Please see “ The Company’s Management and Discussion Analysis of Financial Condition and Results of Operations - Quantitative and Qualitative Disclosures about Market Risks - Fuel Swap Contracts .”

In the highly competitive international shipping industry, we may not be able to compete successfully for time-charter vessels or for vessel employment with new entrants or established companies with greater resources and, as a result, we may be unable to employ our vessels profitably or to charter-in vessels at reasonable rates.

We charter-in and employ our vessels in a highly competitive market that is capital intensive and highly fragmented. Competition arises primarily from other vessel owners and operators, some of whom have substantially greater resources than we do. Competition for seaborne transportation of drybulk cargo by sea is intense and depends on the charter or freight rate, location, size, age, condition and the acceptability of the vessel and its operators to their customers. Due in part to the highly fragmented market, competitors with greater resources than ours are able to operate larger fleets through consolidations or acquisitions and may be able to offer lower charter or freight rates and higher quality vessels than we are able to offer. If we are unable to successfully compete with other drybulk shipping operators, we may be unable to retain customers or attract new customers, which would have an adverse impact on our results of operations.

Labor interruptions could disrupt our business.

Our vessels are manned by masters, officers and crews that are contracted by our technical managers. If not resolved in a timely and cost-effective manner, industrial action or other labor unrest could prevent or hinder our operations from being carried out normally and could have a material adverse effect on our business, financial condition, results of operations and cash flows and ability to pay dividends.

Acts of piracy on ocean-going vessels have had and may continue to have an adverse effect on our industry.

Acts of piracy have historically affected ocean-going vessels trading in regions of the world such as the South China Sea, the Indian Ocean, Asia and in the Gulf of Aden off the coast of Somalia. Although the frequency of sea piracy continued to decrease during 2014, sea piracy incidents continue to occur, predominantly in Asia, with dry bulk vessels and small tankers particularly vulnerable to such attacks. If these piracy attacks result in regions in which our vessels are deployed being characterized as “war risk” zones by insurers, as the Gulf of Aden temporarily was in May 2008, or Joint War Committee “listed areas,” premiums payable for such coverage could increase significantly and such insurance coverage may be more difficult to obtain. In addition, crew costs, including costs to employ onboard security guards, could increase in such circumstances. Furthermore, the obligations for charter hire payments and determination of on-hire days is unclear with respect to piracy. We may not be adequately insured to cover losses from these incidents, which could have a material adverse effect on us. In addition, any detention hijacking as a result of an act of piracy against our vessels, or an increase in cost, or unavailability, of insurance for our vessels, could have a material adverse impact on our business, financial condition and results of operations.

Political instability, terrorist attacks and international hostilities can affect the seaborne transportation industry, which could adversely affect our business.

We conduct most of our operations outside of the United States, and our business, results of operations, cash flows, financial condition and ability to pay dividends, if any, in the future may be adversely affected by changing economic, political and government conditions in the countries and regions where our vessels are employed or registered. Moreover, we operate in a sector of the economy that is likely to be adversely impacted by the effects of political conflicts, including the current political instability in the Middle East, Ukraine, North Africa, North Korea and other geographic countries and areas, terrorist or other attacks, war or international hostilities. Terrorist attacks such as those in New York on September 11, 2001, in London on July 7, 2005, and in Mumbai on November 26, 2008, and the continuing response of the United States and others to these attacks, as well as the threat of future terrorist attacks around the world, continues to cause uncertainty in the world's financial markets and may affect our business, operating results and financial condition. Continuing conflicts and recent developments in the Middle East, Ukraine and North Africa, and the presence of U.S. or other armed forces in Iraq, Afghanistan and various other regions, may lead to additional acts of terrorism and armed conflict around the world, which may contribute to further economic instability in the global financial markets. These uncertainties could also adversely affect our ability to obtain additional financing on terms acceptable to us or at all. In the past, political conflicts have also resulted in attacks on vessels, such as the attack on the MT Limburg , a vessel unaffiliated with us, in October 2002, mining of waterways and other efforts to disrupt international shipping, particularly in the Arabian Gulf region. Acts of terrorism and piracy have also affected vessels trading in regions such as the South China Sea and the Gulf of Aden off the coast of Somalia. Any of these occurrences could have a material adverse impact on our operating results, revenues and costs.

Our insurance may not be adequate to cover our losses that may result from our operations due to the inherent operational risks of the seaborne transportation industry.

We carry insurance to protect us against most of the accident-related risks involved in the conduct of our business, including marine hull and machinery insurance, protection and indemnity insurance, which include pollution risks, crew insurance and war risks insurance. However, we may not be adequately insured to cover all of our potential losses, which could have a material adverse effect on us. Additionally, our insurers may refuse to pay particular claims, and our insurance may be voidable by the insurers if we take, or fail to take, certain action, such as failing to maintain certification of our vessels with the applicable maritime regulatory organizations. Any significant uninsured or under-insured loss or liability could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay dividends. In addition, we may not be able to obtain adequate insurance coverage at reasonable rates in the future during adverse insurance market conditions.

In addition, we do not carry loss-of-hire insurance, which covers the loss of revenues during extended vessel off-hire periods, such as those that occur during an unscheduled drydocking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could have a material adverse effect on our business, financial condition, results of operations and our ability to pay dividends.

Risks Relating to Our Company

Our business strategy includes chartering-in vessels, and we may not be able to charter-in suitable vessels.

Our business strategy depends, in large part, on our ability to charter-in vessels. If we are not able to find suitable vessels to charter-in, or to charter-in vessels at what we deem to be a reasonable rate, we may not be able to operate profitably or perform our contractual obligations. As a result, we may need to adjust our business strategy, and we may experience material adverse effects on our business, financial condition and results of operations. In addition, if we charter in a vessel and shipping rates were to subsequently decrease or we were unable to secure employment for that vessel, our obligation under the charter to pay above-market rates may adversely affect our financial condition and results of operations.

We depend upon a few significant customers for a large part of our revenues and cash flow, and the loss of one or more of these customers could adversely affect our financial performance.

We expect to derive a significant part of our revenue and cash flow from a small number of repeat customers. For the year ended December 31, 2014, our top two customers accounted for 15% of our revenues and for the year ended December 31, 2013, three customers accounted for 23% of our revenues.

For the fiscal years ended December 31, 2014 and 2013, our top 10 customers accounted for 41% and 42% of our revenues, respectively. If one or more of our significant customers is unable to perform under one or more charters or COAs with us and we are not able to find a replacement charter or COA, or if a customer exercises certain rights to terminate the charter or COA, we could suffer a loss of revenues that could materially adversely affect our business, financial condition, results of operations and cash available for distribution as dividends to our shareholders.

We could lose a customer or the benefits of a charter or COA if, among other things:

•	the customer fails to make charter payments because of its financial inability, disagreements with us or otherwise; or

•	the customer terminates the charter because we do not perform in accordance with such charter and do not cure such failures within a specified period.

If we lose a key customer, we may be unable to obtain charters or COAs on comparable terms or at all. The loss of any of our customers, COAs, charters or vessels, or a decline in payments under our agreements, could have a material adverse effect on our business, results of operations and financial condition and our ability to pay dividends to our shareholders.

We are a holding company, and depend on the ability of our subsidiaries, through which we operate our business, to distribute funds to us in order to satisfy our financial obligations or to make dividend payments.

We are a holding company, and our subsidiaries conduct all of our operations and own all of our operating assets. Our equity interests in our vessel-owning subsidiaries represent a significant portion of our operating assets. As a result, our ability to satisfy our financial obligations and to pay dividends to our shareholders depends on the ability of our subsidiaries to generate profits available for distribution to us and, to the extent that they are unable to generate profits, we will be unable to pay dividends to our shareholders.

We are subject to certain risks with counterparties on contracts and the failure of such counterparties to meet their obligations could cause us to suffer losses or otherwise adversely affect our business and ability to comply with covenants in our loan agreements.

We enter into various contracts that are material to the operation of our business, including COAs, time charters and voyage charters under which we employ our vessels, and charter agreements under which we charter-in our vessels. We also enter into loan agreements and hedging agreements, such as interest rate swap agreements, bunker swap agreements, and forward freight agreements, or FFAs. Such agreements subject us to counterparty risks. The ability and willingness of each of our counterparties to perform its obligations under a contract with us will depend on a number of factors that are beyond our control, including, among other things, general economic conditions, the condition of the drybulk shipping industry, the overall financial condition of our counterparty, prevailing prices for drybulk cargoes, rates received for specific types of vessels and voyages, and various expenses. In addition, in depressed market conditions, our customers may no longer need us to carry a cargo that is currently under contract or may be able to obtain carriage at a lower rate. If our customers fail to meet their obligations to us or attempt to renegotiate our employment agreements it may be difficult to secure substitute suitable employment for such vessel, and any new charter arrangements we secure may be at lower rates, and further, if our counterparties fail to deliver a vessel we have agreed to charter-in, or if a counterparty otherwise fails to honor its obligations to us under a contract, we could sustain significant losses which could have a material adverse effect on our business, financial condition, results of operations, cash flows, ability to pay dividends to holders of our common shares in the amounts anticipated or at all and compliance with covenants in our secured loan agreements.

Additionally, we are subject to certain risks as a result of using our vessels as collateral. If we are in breach of financial covenants contained in our loan agreements, we may not be successful in obtaining waivers and amendments. If our indebtedness is accelerated, it may be difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels if our lenders foreclose on their liens. Please see “-  We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us .”

We may be unable to comply with covenants in our credit facilities or any future financial obligations that impose operating and financial restrictions on us.

Certain of our credit facilities, which are secured by mortgages on our vessels, will impose certain operating and financial restrictions on us, mainly to ensure that the market value of the mortgaged vessel under the applicable credit facility does not fall below a certain percentage of the outstanding amount of the loan, which we refer to as the asset coverage ratio. In addition, certain of our credit facilities will require us to satisfy certain other financial covenants, which require us to, among other things, maintain:

•a consolidated leverage ratio of not more than 200%;

•a consolidated debt service ratio of not less than 125%;

•minimum consolidated net worth of $45 million;

•consolidated minimum liquidity of not less than $16 million plus $1 million for each additional vessel we acquire

In general, the operating restrictions that are contained in our credit facilities may prohibit or otherwise limit our ability to, among other things:

•effect changes in management of our vessels;

•sell or dispose of any of our assets, including our vessels;

•declare and pay dividends;

•incur additional indebtedness;

•mortgage our vessels; and

•incur and pay management fees or commissions.

A violation of any of our financial covenants or operating restrictions contained in our credit facilities may constitute an event of default under our credit facilities, which, unless cured within the grace period set forth under the applicable credit facility, if applicable, or waived or modified by our lenders, provides our lenders with the right to, among other things, require us to post additional collateral, enhance our equity and liquidity, increase our interest payments, pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, reclassify our indebtedness as current liabilities and accelerate our indebtedness and foreclose their liens on our vessels and the other assets securing the credit facilities, which would impair our ability to continue to conduct our business.

As of June 30, 2015 and December 31, 2014, we were not in compliance with all of the covenants contained in our debt agreements. Please read “ Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Borrowing Activities .”

Furthermore, certain of our credit facilities contain a cross-default provision that may be triggered by a default under one of our other credit facilities. A cross-default provision means that a default on one loan would result in a default on certain other loans. Because of the presence of cross-default provisions in certain of our credit facilities, the refusal of any one lender under our credit facilities to grant or extend a waiver could result in certain of our indebtedness being accelerated. If our secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for us to refinance our debt or obtain additional financing and we could lose our vessels and other assets securing our credit facilities if our lenders foreclose their liens, which would adversely affect our ability to conduct our business.

Moreover, in connection with any waivers of or amendments to our credit facilities that we may obtain, our lenders may impose additional operating and financial restrictions on us or modify the terms of our existing credit facilities. These restrictions may further restrict our ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, our lenders may require the payment of additional fees, require prepayment of a portion of our indebtedness to them, accelerate the amortization schedule for our indebtedness and increase the interest rates they charge us on our outstanding indebtedness.

For more information, please read “ Management’s Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources - Borrowing Activities .”

We may be unable to effectively manage our growth strategy.

One of our principal business strategies is to continue to expand capacity and flexibility by increasing our owned fleet as we secure additional demand for our services. Our growth strategy will depend upon a number of factors, some of which may not be within our control. These factors include our ability to:

•enter into new contracts for the transportation of cargoes;

•locate and acquire suitable vessels for acquisitions at attractive prices;

•obtain required financing for our existing and new operations;

•	integrate any acquired vessels successfully with our existing operations, including obtaining any approvals and qualifications necessary to operate vessels that we acquire;

•	enhance our customer base;

•	hire, train and retain qualified personnel and crew to manage and operate our growing business and fleet;

•	identify additional new markets; and

•	improve our operating, financial and accounting systems and controls.

Our failure to effectively identify, purchase, develop and integrate any vessels could adversely affect our business, financial condition and results of operations. The number of employees that perform services for us and our current operating and financial systems may not be adequate as we implement our plan to expand the size of our fleet, and we may not be able to effectively hire more employees or adequately improve those systems. Finally, acquisitions may require additional equity issuances or debt issuances (with amortization payments), both of which could lower our available cash. If any such events occur, our financial condition may be adversely affected.

Growing any business presents numerous risks such as difficulty in obtaining additional qualified personnel and managing relationships with customers and suppliers. The expansion of our fleet may impose significant additional responsibilities on our management and staff, and may necessitate that we increase the number of personnel. We cannot give any assurance that we will be successful in executing our growth plans or that we will not incur significant expenses and losses in connection with our future growth.

Investment in Forward Freight Agreements and other derivative instruments could result in losses.

We manage our market exposure using Forward Freight Agreements, or FFAs, and other derivative instruments, such as bunker hedging contracts and interest rate swap agreements. FFAs are cash-settled derivative contracts based on future freight delivery rates and other derivative instruments. FFAs may be used to hedge exposure to the charter markets by providing for the purchase or sale of a contracted charter rate along a specified route or combination of routes and over a specified period of time. Upon settlement, if the contracted charter rate is less than the settlement rate, the seller of the FFA is required to pay the buyer an amount equal to the difference between the contracted rate and the settlement rate, multiplied by the number of days in the specified period. Conversely, if the contracted rate is greater than the settlement rate, the buyer is required to pay the seller the settlement sum. If we take positions in FFAs and do not correctly anticipate rate movements for the specified vessel route or routes and relevant time period or our assumptions regarding the relative relationships of certain vessels’ earnings, routes and other factors relevant to the FFA markets are incorrect, we could suffer losses in settling or terminating our FFAs. In addition, we cannot guarantee that such hedges will qualify for special hedge accounting and, as such, our use of such derivatives may lead to material fluctuations in our results of operations.

We also seek to manage our exposure to volatility in the market price of bunkers and interest rate fluctuations by entering into bunker hedging contracts and interest rate swap agreements. There can be no assurance that we will be able to successfully limit our risks, leaving us exposed to unprofitable contracts and we may suffer significant losses from these hedging activities.

Our long-term COAs, single charter bookings and time-charter agreements may result in significant fluctuations in our quarterly results, which may adversely affect our liquidity, as well as our ability to satisfy our financial obligations.

As part of our business strategy, we enter into long-term COAs, single charter bookings and time-charter agreements. We evaluate entering into long-term positions based on the expected return over the full term of the contract. However, long-term contracts that we believe provide attractive returns over their full term may produce losses over portions of the contract period. We may be required to provide additional margin collateral in connection with FFA positions that are settled through clearinghouses, depending upon movements in the FFA markets. These interim losses, fluctuations in our quarterly results or incremental collateral requirements may adversely affect our financial liquidity, as well as our ability to satisfy our financial obligations.

We depend on COAs, which could require us to operate at unfavorable rates for a certain amount of time or subject us to other operating risks.

A significant portion of our revenues are derived from COAs. While COAs provide a relatively stable and predictable source of revenue, they typically fix the rate we are paid for our drybulk shipping services. Once we have entered into a COA, if we have not correctly anticipated vessel rates, location and availability for our owned or chartered-in fleet to fulfill the COA, we could suffer losses. Moreover, factors beyond our control may cause the rates we are paid under that COA to become unprofitable. Nevertheless, we would be obligated to continue to perform at these rates for the term of the COA. In addition, factors beyond our control, such as vessel availability, port delays or congestion, changes in government or industry rules or regulation, industrial actions or acts of terrorism or war, could affect our ability to perform our obligations under our COAs, which could result in breach of contract or other claims by our COA counterparties. Any of these occurrences could have a material adverse effect on our business, financial condition and results of operations and financial condition.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, or Sarbanes-Oxley, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. Such exemptions may be available until the last day of 2018, provided no other disqualifying provisions of the JOBS Act have been triggered at an earlier date. Investors may find our common shares and the price of our common shares less attractive because we rely, or may rely, on these exemptions. If some investors find our common shares less attractive as a result, there may be a less active trading market for our common shares and the price of our common shares may be more volatile.

In addition, under the JOBS Act, “emerging growth companies” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to avail ourselves of this exemption from new or revised accounting standards and, therefore, we will be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies.”

We could remain an “emerging growth company” until the last day of 2018, although a variety of circumstances could cause us to lose that status earlier. For as long as we take advantage of the reduced reporting obligations, the information that we provide shareholders may be different from information provided by other public companies.

Obligations associated with being a public company require significant company resources and management attention, and we will incur increased costs as a result of being a public company.

We will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the other rules and regulations of the SEC, including, over time, Sarbanes-Oxley, and requirements of the NASDAQ Global Select Market. These requirements and rules may place a strain on our systems and resources. For example, the Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition and Sarbanes-Oxley requires that we maintain effective disclosure controls and procedures and internal control over financial reporting. These reporting and other obligations will place significant demands on our management, administrative, operational and accounting resources and will cause us to incur significant legal, accounting and other expenses that we had not previously incurred. The expenses incurred by public companies, generally, for reporting and corporate governance purposes have been increasing and the costs we will incur for such purposes may strain our resources. We expect these rules and regulations to increase our legal and financial compliance costs, divert management's attention to ensure compliance and to make some activities more time-consuming and costly. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. In addition, our limited management resources may exacerbate the difficulties in complying with these reporting and other requirements while focusing on executing our business strategy. Our incremental general and administrative expenses as a publicly traded corporation will include costs associated with reports to shareholders, tax returns, investor relations, registrar and transfer agent’s fees, incremental director and officer liability insurance costs and director compensation. We cannot predict or estimate the amount of the additional costs we may incur, the timing of such costs or the degree of impact that our management’s attention to these matters will have on our business. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common shares, fines, sanctions and other regulatory action.

We are required to comply with certain provisions of Section 404 of Sarbanes-Oxley, although as an “emerging growth company” we will be exempt from certain of its requirements for so long as we remain as such. For example, Section 404 of Sarbanes-Oxley requires that we and our independent auditors report annually on the effectiveness of our internal control over financial reporting, however, as an “emerging growth company” we may take advantage of an exemption from the auditor attestation requirement. Once we are no longer an “emerging growth company” or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting. Management, however, is not exempt from this requirement, and will be required to, among other things, maintain and periodically evaluate our internal control over financial reporting and disclosure controls and procedures. In particular, we will need to perform system and process evaluation and testing of our internal control over financial reporting to allow us to report on the effectiveness of our internal control over financial reporting, as required.

As an “emerging growth company,” we also intend to continue to take advantage of certain other exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We intend to take advantage of these reporting exemptions until we are no longer an “emerging growth company,” at which time, we expect to incur significant additional expenses and devote substantial management effort toward ensuring compliance with these additional requirements, including Section 404 of the Sarbanes-Oxley Act.

A failure to pass inspection by classification societies could result in one or more vessels being unemployable unless and until they pass inspection, resulting in a loss of revenues from such vessels for that period and a corresponding decrease in earnings.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the United Nations Safety of Life at Sea Convention. Our owned fleet is currently enrolled with Bureau Veritas (BV), De Norske Veritas (DNV), and Nippon Kaiji Kyokai (NK).

A vessel must undergo annual surveys, intermediate surveys and special surveys. In lieu of a special survey, a vessel’s machinery may be on a continuous survey cycle, under which the machinery would be surveyed periodically over a five-year period. Our vessels are on special survey cycles for hull inspection and continuous survey cycles for machinery inspection. Every vessel must undergo regulatory inspection of its underwater parts every 30 to 60 months.

If any vessel fails any annual survey, intermediate survey or special survey, the vessel may be unable to trade between ports and, therefore, would be unemployable, potentially causing a negative impact on our revenues due to the loss of revenues from such vessel until it was able to trade again.

If we purchase and operate secondhand vessels, we will be exposed to increased operating costs which could adversely affect our earnings and, as our fleet ages, the risks associated with older vessels could adversely affect our ability to obtain profitable charters.

As part of our current business strategy to increase our owned fleet, we may acquire new and secondhand vessels. While we typically inspect secondhand vessels prior to purchase, this does not provide us with the same knowledge about their condition that we would have had if these vessels had been built for and operated exclusively by us. Even if we do physically inspect a secondhand vessel, an inspection does not provide us with the same knowledge about its condition that we would have if the vessel had been built for and operated exclusively by us. Accordingly, we may not discover defects or other problems with secondhand vessels prior to purchase or charter, or may incur costs to terminate a purchase agreement. Any such hidden defects or problems, when detected, may be expensive to repair, and if not detected, may result in accidents or other incidents for which we may become liable to third parties. Generally, we do not receive the benefit of warranties from the builders for the secondhand vessels that we acquire. In addition, to the extent we charter-in vessels that are not in good repair or do not meet our expected specifications, we may be unable to profitably perform under the related COA.

In general, the costs to maintain a vessel in good operating condition increase with the age of the vessel. Older vessels are typically less fuel-efficient than more recently constructed vessels due to improvements in engine technology. Cargo insurance rates increase with the age of a vessel, making older vessels less desirable to charterers.

Furthermore, governmental regulations, safety or other equipment standards related to the age of vessels may require expenditures for alterations, or the addition of new equipment, to our vessels and may restrict the type of activities in which the vessels may engage. As our vessels age, market conditions may not justify those expenditures or enable us to operate our vessels profitably during the remainder of their useful lives.

Unless we set aside reserves or are able to borrow funds for vessel replacement, we will be unable to replace the vessels in our fleet at the end of their useful lives.

Unless we maintain reserves or are able to borrow or raise funds for vessel replacement, we will be unable to replace the vessels in our fleet upon the expiration of their remaining useful lives. We estimate the useful life of most of our vessels to be 25 years to 30 years from the date of initial delivery from the shipyard. The remaining estimated useful lives of our fleet range from 4 to 25 years, depending on the type of vessel and market conditions. The average age of our owned drybulk carriers at the time of this filing is approximately 11 years. A portion of our cash flows and income are dependent on the revenues earned by employing our vessels. If we are unable to replace the vessels in our fleet upon the expiration of their useful lives, our business, results of operations, financial condition and ability to pay dividends could be materially and adversely affected. We currently do not maintain cash reserves for vessel replacements. We intend to finance vessel replacements from internally generated cash flow, borrowings under our credit facilities or additional equity or debt offerings.

Our ability to obtain additional debt financing, or refinance any existing indebtedness, may be dependent on the performance and length of our COAs and charters and the creditworthiness of our contract counterparties.

The performance and length of our COAs and charters and the actual or perceived credit quality of our contract counterparties, and any defaults by them, may materially affect our ability to obtain the capital resources required to purchase additional vessels or may significantly increase our costs of obtaining such capital. Our inability to obtain additional financing at favorable rates or at all may materially affect our results of operations and our ability to implement our business strategy.

We intend to partially finance acquisitions of vessels with borrowings drawn under credit facilities. While we may refinance amounts drawn under our credit facilities with the net proceeds of future debt and equity offerings, we cannot assure you that we will be able to do so at interest rates and on terms that are acceptable to us or at all. If we are not able to refinance these amounts with the net proceeds of debt and equity offerings at an interest rate or on terms acceptable to us or at all, we will have to dedicate a larger portion of our cash flow from operations to pay the principal and interest of this indebtedness. If we are not able to satisfy these obligations, we may have to undertake alternative financing plans. The actual or perceived credit quality of our contract counterparties, any defaults by them and the market value of our fleet, among other things, may materially affect our ability to obtain alternative financing. In addition, debt service payments under our credit facilities or alternative financing may limit funds otherwise available for working capital, capital expenditures, the payment of dividends and other purposes. If we are unable to meet our debt obligations, or if we otherwise default under our credit facilities or alternative financing arrangements, our lenders could declare the debt, together with accrued interest and fees, to be immediately due and payable and foreclose on our fleet, which could result in the acceleration of other indebtedness that we may have at such time and the commencement of similar foreclosure proceedings by other lenders.

We depend on our Chief Executive Officer, our Chief Financial Officer and other key employees, and the loss of their services would have a material adverse effect on our business, results and financial condition.

We depend on the efforts, knowledge, skill, reputations and business contacts of our Chief Executive Officer, Edward Coll, and our Chief Financial Officer, Anthony Laura, and other key employees including Claus Boggild, Mads Boye Petersen, Peter Koken, Robert Seward, Fotis Doussopoulos, and Gianni Del Signore. Accordingly, our success will depend on the continued service of these individuals. We do not have employment agreements with our executive officers. We may experience departures of senior executive officers and other key employees, and we cannot predict the impact that any of their departures would have on our ability to achieve our financial objectives. The loss of the services of any of them could have a material adverse effect on our business, results of operations and financial condition.

We may be subject to litigation, arbitration and other proceedings that could have an adverse effect on our business

We may be, from time to time, involved in various litigation matters arising in the ordinary course of business, or otherwise. These matters may include, among other things, contract disputes, personal injury claims, environmental matters, governmental claims for taxes or duties, securities, or maritime matters. The potential costs to resolve any claim or other litigation matter, or a combination of these, may have a material adverse effect on us because of potential negative outcomes, the costs associated with asserting our claims or defending such lawsuits, and the diversion of management's attention to these matters.

United States tax authorities could treat us as a “passive foreign investment company,” which could have adverse United States federal income tax consequences to U.S. holders

A foreign corporation will be treated as a “passive foreign investment company,” or PFIC, for United States federal income tax purposes if either (1) at least 75% of its gross income for any taxable year consists of certain types of “passive income” or (2) at least 50% of the average value of the corporation's assets produce or are held for the production of those types of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, and gains from the sale or exchange of investment property and rents and royalties other than rents and royalties which are received from unrelated parties in connection with the active conduct of a trade or business. For purposes of these tests, income derived from the performance of services does not constitute “passive income.” United States shareholders of a PFIC are subject to a disadvantageous United States federal income tax regime with respect to the income derived by the PFIC, the distributions they receive from the PFIC and the gain, if any, they derive from the sale or other disposition of their shares in the PFIC.

Based on our proposed method of operation, we do not believe that we will be a PFIC with respect to any taxable year. In this regard, we intend to treat the gross income we derive or are deemed to derive from our time chartering activities as services income, rather than rental income. Accordingly, we believe that our income from our time chartering activities does not constitute “passive income,” and the assets that we own and operate in connection with the production of that income do not constitute passive assets.

There is, however, no direct legal authority under the PFIC rules addressing our proposed method of operation. Accordingly, no assurance can be given that the United States Internal Revenue Service, or IRS, or a court of law will accept our position, and there is a risk that the IRS or a court of law could determine that we are a PFIC. Moreover, no assurance can be given that we would not constitute a PFIC for any future taxable year if there were to be changes in the nature and extent of our operations.

If the IRS were to find that we are or have been a PFIC for any taxable year, our United States shareholders will face adverse United States tax consequences. Under the PFIC rules, unless those shareholders make an election available under the Code (which election could itself have adverse consequences for such shareholders), such shareholders would be liable to pay United States federal income tax at the then prevailing income tax rates on ordinary income plus interest upon excess distributions and upon any gain from the disposition of our common shares, as if the excess distribution or gain had been recognized ratably over the shareholder’s holding period of our common shares.

We may have to pay tax on United States source income, which would reduce our earnings

Under sections 863(c)(3) and 887(a) of the United States Internal Revenue Code of 1986, as amended, or the “Code,” 50% of the gross shipping income of a vessel owning or chartering corporation, such as ourselves and our subsidiaries, that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States may be subject to a 4% United States federal income tax without allowance for deduction, unless that corporation qualifies for exemption from tax under section 883 of the Code and the applicable Treasury Regulations recently promulgated thereunder.

We expect that we and each of our subsidiaries qualify for this statutory tax exemption and we will take this position for United States federal income tax return reporting purposes. However, there are factual circumstances beyond our control that could cause us to lose the benefit of this tax exemption and thereby become subject to United States federal income tax on our United States source income. Due to the factual nature of the issues involved, we can give no assurances on our tax-exempt status or that of any of our subsidiaries.

If we or our subsidiaries are not entitled to exemption under Code section 883 for any taxable year, we or our subsidiaries could be subject for those years to an effective 2% United States federal income tax on the shipping income these companies derive during the year that are attributable to the transport of cargoes to or from the United States. The imposition of this taxation would have a negative effect on our business and would result in decreased earnings available for distribution to our shareholders.

We have identified material weaknesses in our internal control over financial reporting and may identify additional material weaknesses in the future that may cause us to fail to meet our reporting obligations or result in material misstatements of our financial statements

Our management team is responsible for establishing and maintaining adequate internal control over financial reporting. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with U.S. generally accepted accounting principles. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of annual or interim financial statements will not be prevented or detected on a timely basis.

Our management team determined that we had material weaknesses in our controls over financial reporting. The material weaknesses are as follows:

•
our controls and procedures over the financial statement close process were not effectively designed to assess whether financial statements are in compliance with GAAP due to lack of sufficient resources. This matter was specifically identified in relation to the accounting for and reporting of complex accounting matters, evaluation of balance sheet classifications and period-end cut-off, and the appropriate preparation of the underlying accounting records,

•
we did not have adequate controls in place in our finance and accounting functions to ensure appropriate segregation of duties.  The lack of segregation of duties exists in key areas such as review and approval of journal entries, information systems administration, and cash disbursements, and

•	we did not establish controls around the review of key assumptions used in the analysis of long-lived asset impairment for consistency with other assumptions in the financial statements.

Historically, we have not had sufficient accounting and supervisory personnel or adequate, formally documented accounting policies and procedures to support effective internal controls and appropriate segregation of duties. We have commenced the process of formally documenting, reviewing and improving our internal control over financial reporting. We have made efforts to improve our internal control and accounting policies and procedures. These efforts included hiring new accounting personnel. In addition, our Audit Committee includes two members with experience as chief financial officers of publicly traded companies. However, we may identify additional deficiencies including material weaknesses or fail to remediate the identified deficiencies in our internal controls. If material weaknesses or deficiencies in our internal controls exist and go undetected, our financial statements could contain material misstatements that, when discovered in the future, could cause us to fail to meet our future reporting obligations and cause the price of our common shares to decline.

We cannot assure you that we will not continue to have material weaknesses in our internal control over financial reporting. If we are unable to successfully remediate any material in our internal control over financial reporting, or identify any material weaknesses that may exist, the accuracy and timing of our financial reporting may be adversely affected, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, and our stock price may decline materially as a result.

Risks Related To Our Common Stock

Future sales of our common shares could cause the market price of our common shares to decline.

The market price of our common shares could decline due to sales of a large number of shares in the market, including sales of shares by our large shareholders, or the perception that these sales could occur.  These sales could also make it more difficult or impossible for us to sell equity securities in the future at a time and price that we deem appropriate to raise funds through future offerings of common shares.

We may need to raise additional capital in the future, which may not be available on favorable terms or at all or which may dilute our common shares or adversely affect its market price.

We may require additional capital to expand our business and increase revenues, add liquidity in response to negative economic conditions, meet unexpected liquidity needs caused by industry volatility or uncertainty and reduce our outstanding indebtedness under our existing facilities. To the extent that our existing capital and borrowing capabilities are insufficient to meet these requirements and cover any losses, we will need to raise additional funds through debt or equity financings, including offerings of our common shares, securities convertible into our common shares, or rights to acquire our common shares or curtail our growth and reduce our assets or restructure arrangements with existing security holders. Any equity or debt financing, or additional borrowings, if available at all, may be on terms that are not favorable to us. Equity financings could result in dilution to our shareholders, as described further below, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our common shares. If our need for capital arises because of significant losses, the occurrence of these losses may make it more difficult for us to raise the necessary capital. If we cannot raise funds on acceptable terms if and when needed, we may not be able to take advantage of future opportunities, grow our business or respond to competitive pressures or unanticipated requirements.

Future issuances of our common shares could dilute our shareholders’ interests in our company.

We may, from time to time, issue additional common shares to support our growth strategy, reduce debt or provide us with capital for other purposes that our Board of Directors believes to be in our best interest.  To the extent that an existing shareholder does not purchase additional shares that we may issue, that shareholder’s interest in our company will be diluted, which means that its percentage of ownership in our company will be reduced.  Following such a reduction, that shareholder’s common shares would represent a smaller percentage of the vote in our Board of Directors’ elections and other shareholder decisions.

Volatility in the market price and trading volume of our common shares could adversely impact the trading price of our common shares.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies like us. These broad market factors may materially reduce the market price of our common shares, regardless of our operating performance. The market price of our common shares, which has experienced significant price and volume fluctuations in recent months, could continue to fluctuate significantly for many reasons, including in response to the risks described herein or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our common shares would adversely impact the value of your shares of common shares.

Classified Board of Directors.

Our Board of Directors are divided into three classes, with only one class being elected each year and each serving staggered, three-year terms. This classified board provision could discourage a third party from making a tender offer for our shares or attempting to obtain control of us.  It could also delay shareholders who do not agree with the policies of our Board of Directors from removing a majority of our Board of Directors for up to two years.

Our senior executive officers and directors may not be able to successfully organize and manage a publicly traded company.

Not all of our senior executive officers or directors have previously organized and managed a publicly traded company, and they may not be successful in doing so. The demands of organizing and managing a publicly traded company, like ours, is much greater as compared to those of a private company, and some of our senior executive officers and directors may not be able to successfully meet those increased demands.

We are incorporated in Bermuda and it may not be possible for our investors to enforce U.S. judgments against us.

We are incorporated in Bermuda and substantially all of our assets are located outside the United States. In addition, one of our directors is a non-resident of the United States, and all or a substantial portion of such director’s assets are located outside the United States. As a result, it may be difficult or impossible for U.S. investors to serve process within the United States. upon us or our directors and executive officers, or to enforce a judgment against us for civil liabilities in United States courts.

In addition, you should not assume that courts in the countries in which we are incorporated or where our assets are located would enforce judgments of United States. courts obtained in actions against us based upon the civil liability provisions of applicable United States federal and state securities laws or would enforce, in original actions, liabilities against us based on those laws.

Because we are a foreign corporation, you may not have the same rights that a shareholder in a U.S. corporation may have.

We are a Bermuda exempted company. Our memorandum of association and bye-laws and the Companies Act, 1981 of Bermuda, or the Companies Act, govern our affairs. The Companies Act does not as clearly establish your rights and the fiduciary responsibilities of our directors as do statutes and judicial precedent in some United States. jurisdictions. Therefore, you may have more difficulty in protecting your interests as a shareholder in the face of actions by the management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction. There is a statutory remedy under Section 111 of the Companies Act which provides that a shareholder may seek redress in the courts as long as such shareholder can establish that our affairs are being conducted, or have been conducted, in a manner oppressive or prejudicial to the interests of some part of the shareholders, including such shareholder. However, you may not have the same rights that a shareholder in a United States. corporation may have.

THE OFFERING

Offering Summary

Issuer	Pangaea Logistics Solutions Ltd.

Securities Offered	Up to 291,953 common shares.

Use of Proceeds	We will not receive any cash proceeds from the selling shareholders’ sale of common shares covered by this Prospectus. See “Description of Business” and “Use of Proceeds”.

NASDAQ Trading Symbol	Our common shares are traded on the NASDAQ Capital Market under the symbol “PANL”.

Risk Factors
Ownership of the common shares offered hereby involves a high degree of risk and should not be purchased by investors who cannot afford the loss of their entire investment. See “Risk Factors” beginning on page 1.

USE OF PROCEEDS

We will not receive any cash proceeds from the selling shareholders’ sale of common shares covered by this Prospectus.

DETERMINATION OF OFFERING PRICE

The offering price of the securities offered by the selling shareholders will be determined by the prevailing market price for the common shares at the time of sale or negotiated transactions.

DIVIDEND POLICY

Under our Bye-laws, our board of directors may declare dividends or distributions out of contributed surplus and may also pay interim dividends to be paid in cash, shares of the Company’s stock or any combination thereof. Our board of directors’ objective is to generate competitive returns for our shareholders. Any dividends declared will be in the sole discretion of the board of directors and will depend upon earnings, restrictions in our debt agreements described later in this prospectus, market prospects, current capital expenditure programs and investment opportunities, the provisions of Bermuda Law affecting the payment of distributions to shareholders and other factors. Under Bermuda law, the board of directors has no discretion to declare or pay a dividend if there are reasonable grounds for believing that the Company is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the Company’s assets would thereby be less than its liabilities.

In addition, since we are a holding company with no material assets other than the shares of our subsidiaries through which we conduct our operations, our ability to pay dividends will depend on our subsidiaries’ distributing to us their earnings and cash flows.

During the years ended December 31, 2012 and 2013, we declared $15.1 million and $12.7 million dividends respectively, on our common shares. No dividends were declared in the year ended December 31, 2014 or the six-month periods ended June 30, 2015 and 2014. During the year ended December 31, 2012, $8.2 million of the $15.1 million declared dividend was paid in the form of 8,201.425 shares of convertible redeemable preferred stock at $1,000 per share. All convertible redeemable preferred stock was converted to common stock in conjunction with the Mergers.

We cannot assure you that we will be able to pay regular quarterly dividends, and our ability to pay dividends will be subject to the limitations set forth above and in the section of this prospectus titled “Risk Factors.”

SELLING SHAREHOLDERS

We are registering the offer and sale of common shares in order to permit the Selling Shareholders to offer the common shares for resale from time to time. None of the selling shareholders or any of their affiliates has held a position or office, or had any other material relationship, with us within the past three years.

The following table sets forth information with respect to the Selling Shareholders and the number of common shares beneficially owned by each Selling Shareholder that may be offered for sale under this prospectus. The percentage of common shares beneficially owned before the offering is based on 35,484,993 aggregate common shares outstanding as of June 30, 2015. In addition, a Selling Shareholder may have sold, transferred or otherwise disposed of all or a portion of that shareholder’s common shares since the date on which they provided information for this table. We are relying on the selling shareholders to notify us of any changes in their beneficial ownership after the date they originally provided this information.

Name of Selling Shareholder	Common Shares Beneficially Owned (1)	Percentage of Common Shares Beneficially Owned	Maximum Common Shares that may be sold in the Offering
EBC	176,664	0.50%	176,664
Jefferies	85,868	0.24%	85,868
Dinan	29,441	0.08%	29,441
 _______________________

(1)
The beneficial ownership of the common shares by the Selling Shareholders set forth in the table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any common shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any common shares that the Selling Shareholder has the right to acquire within 60 days. The percentage of beneficial ownership is calculated based on 35,484,993 outstanding common shares, which does not take into account the shares that may be issued to the Former Pangaea Holders upon achievement of certain net income targets. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them.

PLAN OF DISTRIBUTION

We are registering the offer and sale of common shares covered by this prospectus to permit Selling Shareholders to conduct public secondary trading of these common shares from time to time after the date of this prospectus. We will not receive any of the proceeds of the sale of the common shares offered by this prospectus. The aggregate proceeds to the Selling Shareholders from the sale of the common shares will be the purchase price of the common shares less any discounts and commissions. A Selling Shareholder reserves the right to accept and, together with their agents, to reject, any proposed purchases of common shares to be made directly or through agents.

The common shares offered by this prospectus may be sold from time to time to purchasers:

•	directly by the Selling Shareholders and their successors, which include their donees, pledgees or transferees or their successors-in-interest, or

•
through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or agent’s commissions from the Selling Shareholders or the purchasers of the common shares. These discounts, concessions or commissions may be in excess of those customary in the types of transactions involved.

Each of the Selling Shareholders and any underwriters, broker-dealers or agents who participate in the sale or distribution of the common shares may be deemed to be “underwriters” within the meaning of the Securities Act. Each of the Selling Shareholders identified in the Selling Shareholders table above is affiliated with a registered broker-dealer and as such may be deemed to be an underwriter with respect to securities sold by such Selling Shareholders pursuant to this prospectus. As a result, any profits on the sale of the common shares by such Selling Shareholders and any discounts, commissions or agent’s commissions or concessions received by any such broker-dealer or agents may be deemed to be underwriting discounts and commissions under the Securities Act. Selling Shareholders who are deemed to be “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to prospectus delivery requirements of the Securities Act. Underwriters are subject to certain statutory liabilities, including, but not limited to, Sections 11, 12 and 17 of the Securities Act. The common shares may be sold by the Selling Shareholders, pursuant to Rule 415 of the Securities Act, in one or more transactions at prevailing market prices at the time of such sale.

The common shares may be sold by the Selling Shareholders in one or more transactions at:

•	fixed prices;

•	prevailing market prices at the time of sale;

•	prices related to such prevailing market prices;

•	varying prices determined at the time of sale; or

•	negotiated prices.

These sales may be effected in one or more transactions:

•	on any national securities exchange or quotation on which the common shares may be listed or quoted at the time of the sale;

•	in the over-the-counter market;

•	in transactions other than on such exchanges or services or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the common shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	through the settlement of short sales;

•	sales pursuant to Rule 144 or Rule 144A;

•	broker-dealers may agree with the Selling Shareholder to sell a specified number of common shares at a stipulated price per share;

•	through any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

These transactions may include block transactions or crosses. Crosses are transactions in which the same broker acts as an agent on both sides of the trade.

In connection with the sales of the common shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions which in turn may:

•	engage in short sales of the common shares in the course of hedging their positions;

•	sell the common shares short and deliver the common shares to close out short positions;

•	loan or pledge the common shares to broker-dealers or other financial institutions that in turn may sell the common shares;

•
enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to the broker-dealer or other financial institution of the common shares, which the broker-dealer or other financial institution may resell under the prospectus; or

•	enter into transactions in which a broker-dealer makes purchases as a principal for resale for its own account or through other types of transactions.

The common shares may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more of such firms. The obligations of underwriters or dealers to purchase the common shares offered will be subject to certain conditions precedent and the terms of any agreement entered into with the underwriters. Any public offering price and any discount or concession allowed or reallowed or paid by underwriters or dealers to other dealers may be changed from time to time.

To our knowledge, there are currently no plans, arrangements or understandings between any Selling Shareholders and any underwriter, broker-dealer or agent regarding the sale of the common shares by the Selling Shareholders.

In order to comply with the securities laws of certain states, if applicable, the common shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the common shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with. Brokers, dealers, underwriters, or agents participating in the distribution of the common shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the common shares for whom the broker-dealers may act as agent. The compensation paid to a particular broker-dealer may be less than or in excess of customary commissions.

None of the Company or any of the Selling Shareholders can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between the Selling Shareholders, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the common shares offered by this Prospectus. At the time a particular offer of shares is made, a Prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the Selling Stockholder, and any other required information.

Our common stock is listed on the Nasdaq Capital Market under the symbol “PANL.”

We will pay all of the expenses incident to the registration, offering, and sale of the common shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents.

There can be no assurance that any Selling Shareholder will sell any or all of the common shares under this prospectus. Further, we cannot determine whether any such Selling Shareholder will transfer, devise or gift the common shares by other means not described in this prospectus. In addition, any common shares covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. The common shares covered by this prospectus may also be sold to non-U.S. persons outside the U.S. in accordance with Regulation S under the Securities Act rather than under this prospectus. The common shares may be sold in some states only through registered or licensed brokers or dealers. In addition, in some states the common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification is available and complied with.

The Selling Shareholders and any other person participating in the sale of the common shares will be subject to the Exchange Act. The Exchange Act rules include, without limitation, Regulation M. While the Selling Shareholders are engaged in a distribution of the common shares included in this Prospectus, they are required to comply with Regulation M promulgated under the Exchange Act, and are aware of their compliance obligations pursuant to Regulation M. With certain exceptions, Regulation M precludes the Selling Shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete.

Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the common shares offered pursuant to this Prospectus. This offering will terminate on the date that all shares offered by this Prospectus have been sold by the Selling Shareholders or may be resold by the Selling Shareholders without restriction under Rule 144(b)(1)(i) under the Securities Act.

DESCRIPTION OF SHARE CAPITAL

The following is a description of the material terms of our common shares and includes a summary of specified provisions of our bye-laws. This description is qualified by reference to our bye-laws, copies of which are attached to this Prospectus and are incorporated in this Prospectus by reference.

General

Our constitutional documents provide for the issuance of 100,000,000 common shares, par value $.0001, and 1,000,000 preferred shares, par value $.0001.

Common Shares

The holders of our common shares will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Holders of our common shares will not have any conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common shares.

As of June 30, 2015, we have approximately 416 holders of our common shares.

Preferred Shares

The Company’s memorandum of association and amended and restated bye-laws authorized the issuance of 1,000,000 blank check preferred shares with such designations, rights and preferences as may be determined from time to time by the Board. Accordingly, the Board is empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of common shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of the Company.

Dividends

It is the present intention of the Board to pay an annual cash dividend of $0.10 per share. Notwithstanding the foregoing, the payment of dividends is entirely within the discretion of the Board and is contingent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent.

Transfer Agent

Our transfer agent for our common shares is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Registration Rights

On October 1, 2014, we entered into the registration rights agreement with the Former Pangaea Holders. See “Certain Relationships and Related Party Transactions — Related Person Transactions — Registration Rights Agreement.”

Market Listing

Our common shares are listed on Nasdaq under the symbol “PANL”.

Market Information
The following table sets forth the high and low sales prices for our common shares for the periods indicated since our common shares began public trading (as PANL) on October 3, 2014.

Fiscal 2014 or 2015, as applicable	High	Low
Fourth Quarter 2014	10.09	4.51
First Quarter 2015	4.70	2.70
Second Quarter 2015	3.77	2.22

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2015.

You should read this table in conjunction with the sections of this prospectus entitled “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus.

June 30, 2015
($ in thousands, except per share amounts)
Cash and cash equivalents	$34,155
Restricted cash	1,000

Total Cash	$35,155

Equity
Common shares, $0.0001 par value per share (1)	$4
Additional paid-in capital	134,261
Accumulated deficit	(24,483)
Total Pangaea Logistics Solution Ltd. equity	109,782
Non-controlling interest	5,459
Total capitalization	$115,241

(1)	100,000,000 shares authorized and 35,484,993 shares issued and outstanding at June 30, 2015.

EXPERTS

The consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in convertible redeemable preferred stock and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014, included in this prospectus and elsewhere in the registration statement have been so included in reliance upon the reports of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing.

The audited financial statements of Nordic Bulk Holding ApS, not separately presented in this Prospectus, have been audited by PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab, an independent registered public accounting firm, whose report thereon appears herein. The audited financial statements of Bulk Partners (Bermuda) Ltd, to the extent they relate to Nordic Bulk Holding ApS, have been so included in reliance on the report of such independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting.

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in this prospectus pertaining to our operations, cash flows and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “may,” “should” and similar expressions are forward-looking statements.

All statements in this prospectus that are not statements of either historical or current facts are forward-looking statements. Forward-looking statements include, but are not limited to, such matters as:

•	our future operating or financial results;

•	our ability to charter-in vessels and to enter into COAs, voyage charters, time charters and forward freight agreements and the performance of our counterparties in such contracts;

•	our financial condition and liquidity, including our ability to obtain financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	our expectations of the availability of vessels to purchase, the time it may take to construct new vessels, and vessels’ useful lives;

•	competition in the drybulk shipping industry;

•	our business strategy and expected capital spending or operating expenses, including drydocking and insurance costs;

•	global and regional economic and political conditions, including piracy; and

•	statements about shipping market trends, including charter rates and factors affecting supply and demand.

Many of these statements are based on our assumptions about factors that are beyond our ability to control or predict and are subject to risks and uncertainties that are described more fully under the “Risk Factors” section of this prospectus. Any of these factors or a combination of these factors could materially affect our future results of operations and the ultimate accuracy of the forward-looking statements. Factors that might cause future results to differ include, but are not limited to, the following:

•	changes in governmental rules and regulations or actions taken by regulatory authorities;

•	changes in economic and competitive conditions affecting our business, including market fluctuations in charter rates and charterers’ abilities to perform under existing time charters;

•	potential liability from future litigation and potential costs due to environmental damage and vessel collisions;

•	the length and number of off-hire periods; and

•	other factors discussed under the “Risk Factors” section of this prospectus.

You should not place undue reliance on forward-looking statements contained in this prospectus, because they are statements about events that are not certain to occur as described or at all. All forward-looking statements in this prospectus are qualified in their entirety by the cautionary statements contained in this prospectus. These forward-looking statements are not guarantees of our future performance, and actual results and future developments may vary materially from those projected in the forward-looking statements.

Except to the extent required by applicable law or regulation, we undertake no obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated event.

BUSINESS OF PANGAEA

Overview

On April 30, 2014 the Company (formerly known as “Quartet Holdco Ltd.”) entered into an Agreement and Plan of Reorganization (the “ Merger Agreement ”) with Quartet, Quartet Merger Sub Ltd. (“ Merger Sub ”), Bulk Partners (Bermuda), Ltd. (at the time, Pangaea Logistics Solutions Ltd., now known as “ Bulk Partners ” or “ Former Pangaea ”), and the securityholders of Bulk Partners (“ Former Pangaea Holders ”), which contemplated (i) Quartet merging with and into the Company, with the Company surviving such merger as the publicly-traded entity and (ii) Merger Sub merging with and into Bulk Partners with Bulk Partners surviving such merger as a wholly-owned subsidiary of the Company (collectively, the “ Mergers ”). On September 26, 2014, Bulk Partners’ Board of Directors, acting by unanimous written consent, approved the Merger Agreement and the Mergers. On September 29, 2014, Quartet held a special meeting in lieu of annual meeting of stockholders, at which the Quartet stockholders considered and adopted, among other matters, the Merger Agreement and the Mergers. On October 1, 2014, the parties consummated the Mergers.

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk Partners, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services.

Pangaea derives its revenue from (i) contracts of affreightment (“COAs”), which are contracts to transport multiple shipments of cargo during the term of the contract between specified load and discharge ports, at a fixed or variable price per metric ton of cargo, (ii) voyage charters, under which a vessel carries a shipment of cargo for a customer on a specified route for a fixed price per metric ton of cargo, and (iii) time charters, during which the vessel is dedicated solely to the charterer for the term of the agreement. A majority of Pangaea’s revenue is from COA’s and voyage charters, as Pangaea’s focus is on transporting cargo for its customers. Pangaea’s COAs typically extend for a period of one to five years, although some extend for longer periods. A time charter may vary from a single trip to longer-term charters, whenever Pangaea deems such use to be in its commercial interest. The length of a voyage depends on the number of load and discharge ports, the time spent in such ports and the distance between the ports. Pangaea attempts, through selecting COAs and voyage contracts on what would normally be backhaul or “ballast” legs, to enhance vessel utilization and its profitability because these contracts and charters position vessels at or near loading areas where spot cargoes are typically obtained. This reduces ballast time and expense as a percentage of the vessel’s total revenue and increases expected earnings for the vessel.

Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. Pangaea addresses the transportation needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, voyage planning, and technical vessel management. In particular, Pangaea has historically focused on providing such services for backhaul routes. In addition, Pangaea has developed customized shipping routes, which Pangaea believes create value for its customers and its shareholders by both reducing the time and cost of transportation between ports and increasing cargo carried per voyage. For example, in 2010, Pangaea was the first non-Russian vessel operator to carry drybulk cargoes from Europe to Asia via the Northern Sea Route. Similarly, in 2013, Pangaea was the first vessel operator to carry drybulk cargo from the West Coast of Canada to Europe via the Northwest Passage. Pangaea is the leading transporter of bauxite from Jamaica to the United States, carrying on average more than 3.5 million tons per year. Pangaea believes that its experience in carrying a wide range of cargoes, pioneering new routes, and serving less common ports increases its opportunities to secure higher margins than in more commoditized cargoes and routes. Pangaea believes that providing such specialized drybulk transportation logistics services together with its long-term commercial and contractual relationships makes Pangaea less vulnerable to industrial and economic cycles as compared to other bulk-shipping operators. Finally, Pangaea believes that it can create value by serving and focusing on customer needs rather than depending on its correct anticipation of future charter rates.

Pangaea uses a mix of owned and chartered-in vessels to transport more than 19.5 million dwt of cargo to more than 190 ports around the world, averaging over 48 vessels in service daily during 2014. The majority of its fleet is chartered-in on short-term charters of less than 9 months. Pangaea believes that these shorter-term charters afford it more flexibility to match its variable costs to its customers’ service requirements, allowing it to respond to changes in market demand and limiting its exposure to changes in prevailing charter rates. In addition to its chartered-in fleet, Pangaea has interests in 13 vessels and has placed orders for the construction of five additional vessels, all at prices that Pangaea believes will permit it to operate profitably through a range of cargo rate environments. These vessels are and will be used to serve its customers’ cargo transportation needs. Included in the vessels currently owned or on order are six Ice-Class 1A Panamax vessels that are currently the only drybulk vessels of their size rated to operate on the Northern Sea Route and the severe ice conditions of the Baltics in winter. Pangaea believes that a combination of owned and chartered-in vessels help it to more efficiently match its customer demand than it could with an entirely owned fleet or an entirely chartered-in fleet.

The Company’s Ice-Class 1A vessels are under contract to be technically managed by a third-party manager with extensive expertise managing these vessel types and ice pilotage. The technical management of the remainder of the Company’s owned fleet will continue to be performed in-house. The Company believes its in-house management provides exceptional service and pricing for these vessel types, reduces time out of service, and best enhances the service value of this fleet. The technical management for the Company’s chartered-in vessels is performed by each respective ship owner.

Active risk management is an important part of its business model. Pangaea believes its active risk management allows it to reduce the sensitivity of its earnings to market fluctuations and helps it to secure its long-term profitability. Pangaea manages its market risk primarily through chartering in vessels for periods of less than 9 months. Pangaea further manages its market exposure through a portfolio approach based upon owned vessels, chartered-in vessels, COAs, voyage charters, and time charters. Pangaea tries to identify routes and ports for efficient bunkering to minimize its fuel expense. Pangaea also seeks to hedge a portion of its exposure to changes in the price of marine fuels, or bunkers. Pangaea has also entered into interest rate swap agreements to fix a portion of its interest rate exposure.

Our Competitive Strengths

Pangaea believes that it possesses a number of competitive strengths in its industry, including:

•
Expertise in niche markets and routes. Over the past five years, Pangaea has developed expertise and a major presence in selected niche markets and less commoditized routes, especially the Baltic Sea in winter, the Northern Sea Route between Europe and Asia in summer, and the trade route between Jamaica and the United States, as well as selected ports, particularly in Newfoundland, Venezuela, and Brazil. Pangaea believes that there is less competition to carry “minor,” as compared to traditional “major,” bulk cargoes, and, similarly, there is less competition on less commoditized routes. Pangaea believes that its experience in carrying a wide range of cargoes and transiting less common routes and ports increases its likelihood of securing higher rates and margins than those available for more commoditized cargoes and routes. Pangaea believes it operates assets well suited to certain of these routes, including five Japanese-built Ice-Class 1A Panamax vessels and two Korean built Ice-Class 1A Handymax vessels. The majority of its fleet is chartered in and Pangaea selects these vessels to match the cargo and port characteristics of their nominated voyages. Pangaea has experience operating in all regularly operating drybulk loading and discharge ports globally.

•
Enhanced vessel utilization and profitability through strategic backhaul and triangulation methods. Pangaea has enhanced vessel utilization and profitability through selecting COAs and other contracts to carry cargo on what would normally be backhaul or “ballast” legs. In contrast to the typical practice of incurring charter hire and bunker costs to position an empty vessel in a port or area where cargo is normally loaded, Pangaea instead actively works with its customers to secure cargoes for discharge in loading areas. Pangaea’s practice allows it to position vessels for loading at lower costs than Pangaea would bear if Pangaea positioned such vessels by traveling unladen or if Pangaea chartered in vessels in a loading area. Pangaea believes that this focus on backhaul cargoes permits them to benefit from ballast bonuses that are paid to position vessels for fronthaul cargoes or, alternatively, to collect a premium for delivering ships that are in position for fronthaul cargoes.

•
Strong relationships with major industrial customers. Pangaea has developed strong commercial relationships with a number of major industrial customers. These customer relationships are based upon Pangaea’s general industry reputation and specific history of service to the customer. Pangaea believes that these relationships help it generate recurring business with such customers which, in some cases, is formalized through contracts for repeat business. Pangaea also believes that these relationships can help create new opportunities. Although many of these relationships have extended over a period of years, there is no assurance that such relationships or business will continue in the future. Repeat customers, measured as having shipping days in three or more years of the trailing four years, represented nearly 54% of its total shipping days for the trailing four year period ended December 31, 2014, 59% of its total shipping days for the trailing four year period ended December 31, 2013, as compared to 56% and 46% of its total shipping days for comparable periods ended December 31, 2012 and 2011. In addition, Pangaea believes that its familiarity with local regulations and market conditions at its serviced ports, particularly in Venezuela, Newfoundland, and Jamaica, provides it with a strong competitive advantage and allows it to attract new customers and secure recurring business.

•
In-house commercial and technical management capability. Pangaea’s in-house vessel management team consists of experienced professionals who continuously monitor and oversee the maintenance of its vessels, including the superintendence of maintenance, repairs, improvements, drydocking and crewing. Pangaea believes this capability helps it to exercise better quality control over these vessels and reduce vessel operating costs and unscheduled off-hire days. Pangaea believes that its in-house expertise also enables it to evaluate and operate older vessels effectively.

•
Specialized Ice-Class technical management. Pangaea has assigned technical management of some of its Ice-Class vessels to a company that specializes in operation of these vessel types. The Company believes that the manager brings with it the expertise in servicing ports and routes subject to severe ice conditions, including the Baltic Sea and the Northern Sea Route. Pangaea believes this extensive experience in ice pilotage will result in lower costs of operation through quality control and minimal unscheduled off-hire days.

•
Strong alignment and transparency. Pangaea observes that many publicly traded shipping companies rely on service providers affiliated with senior management or dominant shareholders for fundamental activities. Beyond the operational benefits to its customers of integrated commercial and technical management, Pangaea believes that its shareholders are benefited by its strategy of performing those activities in-house. Related to these efforts to maximize alignment of interest, Pangaea believes that the associated transparency of ownership and authority will be attractive to current and prospective shareholders. Consistent with the foregoing, Pangaea’s only related party transactions with senior management are for principal and interest obligations for cash loaned to Pangaea by management, both on terms approved by third parties not affiliated with management.

•
Experienced management team. The day-to-day operations of a transportation logistics services company requires close coordination among customers, land based-transportation providers and port authorities around the world. Its efficient operation depends on the experience and expertise of management at all levels, from vessel acquisition and financing strategy to oversight of vessel technical operations and cargo loading and discharge. Pangaea has a management team of senior executive officers and key employees with extensive experience and relationships in the commercial, technical and financial areas of the drybulk shipping industry. Members of its management team and key employees have on average over 25 years of shipping experience.

•
Risk-management discipline. Pangaea believes its risk management allows it to reduce the sensitivity of its earnings to market changes and lower the risk of losses. Pangaea manages its risks primarily through short-term charter-in agreements of less than nine months, FFAs, fuel hedges and modest leverage. Pangaea believes that shorter-term charters permit it to adjust its variable costs to match demand more rapidly than if Pangaea chartered in those vessels for longer periods. Pangaea often seeks to manage the risks of higher rates for certain future voyages by purchasing and selling FFAs to limit the impact of changes in chartering rates. Similarly, Pangaea often seeks to manage the risks of more expensive bunkers through bunker hedging transactions. Finally, Pangaea believes that its expected income related to COAs is sufficient to satisfy obligations related to its owned fleet.

Our Business Strategy

Pangaea’s principal business objectives are to profitably grow its business and increase shareholder value. Pangaea expects to achieve these objectives through the following strategies:

•
Focus on increasing strategic COAs. Pangaea intends to increase its COA business, in particular, COAs for cargo discharge in traditional loading areas, by leveraging its relationships with existing customers and attracting new customers. Pangaea believes that its dedication to solving its customers’ transportation problems, reputation and experience in carrying a wide range of cargoes and transiting less common routes and ports increases its likelihood of securing strategic COAs.

•
Expand capacity and flexibility by increasing its owned fleet. Pangaea is continually looking to acquire additional high-quality vessels suited for its business strategy, the needs of its customers and the growth opportunities Pangaea has identified. Pangaea plans to increase its controlled fleet (the vessels that Pangaea owns or has an ownership interest in) from 14 (including the m/v Bulk Discovery, which is held for sale at its scrap value less costs to sell) to 17 by early 2017. Pangaea's shipbuilding contracts for the construction of three more ships, includes one Ice-Class 1A Panamax newbuilding, which Pangaea expects to take delivery of in the first quarter of 2017; and two Ice-Class 1C Ultramax newbuildings, which Pangaea expects to take delivery of in 2017. Pangaea believes that its experience as a reliable and serious counterparty in the purchase and sale market for second-hand vessels positions it as a candidate for acquisition of more high quality vessels in the future.

•
Expand operations in Southeast Asia and the Middle East. Pangaea intends to expand its operations and presence in Southeast Asia and the Middle East to better access customers in these high growth regions. Pangaea believes that expanding its network of offices will allow it to meet more regularly with existing and potential customers and increase its shipping days as a result. Pangaea opened an office in Singapore in 2013.

•
Increase backhaul focus and fleet efficiency. Pangaea intends to continue to focus on backhaul cargoes, including backhaul cargoes associated with COAs, to reduce ballast days and increase expected earnings for well-positioned vessels. In addition, Pangaea intends to continue to charter in vessels for periods of less than nine months to permit it to match its variable costs to demand. Pangaea believes that increased vessel utilization and positioning efficiency will enhance its profitability.

•
Maintain moderate balance sheet leverage. In the future, Pangaea expects to incur additional indebtedness to expand its fleet and operations. Pangaea expects to repay existing and future debt from time to time with cash flow from operations or from the net proceeds of asset sales and future security issuances. Pangaea intends to limit the amount of indebtedness that it has outstanding relative to its assets and cash flow and will seek to maintain indebtedness at levels lower than many publicly traded drybulk ship owning companies to reduce risks associated with high leverage.

Pangaea’s Customers

Pangaea provides its logistics services to a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. Pangaea’s clients are comprised of producers, consumers and traders of commodities. During the years ended December 31, 2014 and 2013 no single customer accounted for more than 10% of its revenues.

Management

Pangaea’s management team consists of senior executive officers and key employees with decades of experience in the commercial, technical, management and financial areas of the logistics and shipping industries. Its Co-Founder and Chief Executive Officer, Edward Coll, has over 35 years of experience in the drybulk shipping industry. Other members of its management team and key employees, Anthony Laura, Claus Boggild, Mads Boye Petersen, Peter Koken, Robert Seward, Fotis Doussopoulos, and Gianni Del Signore, have an average of more than 25 years of experience in the shipping industry. Pangaea believes its management team is well respected in the drybulk sector of the shipping industry and, over the years, has developed strong commercial relationships with industrial customers and lenders. Pangaea believes that the experience, reputation and background of its management team will continue to be key factors in its success.

Operations and Assets

Pangaea is a service business and its customers select the Company where they believe it adds and creates value for them. To add value, Pangaea works with its customers to provide a range of logistics services beyond the traditional loading, carriage and discharge of cargoes. For example, Pangaea works with certain customers to review their contractual delivery terms and conditions, permitting those customers to reduce costs and risks while accelerating payments. As another example, one of its customers is heavily dependent upon a port that was insufficiently supported by port pilots for the approach to port. To permit a large expansion of its services for this client, Pangaea formed a separate pilots association to increase the number of available pilots and improve access to the port. As a result of efforts such as these, in some cases Pangaea is the de facto transportation department for certain clients.

Its core offering is the safe, reliable, and timely loading, carriage, and discharge of cargoes for customers. This offering requires identifying customers, agreeing on the terms of service, selecting a vessel to undertake the voyage, working with port personnel to load and discharge cargo, and documenting the transfers of title upon loading or discharge of the cargo. As a result, Pangaea spends significant time and resources to identify and retain customers and source potential cargoes in its areas of operation. To further expand its customer base and potential cargoes, Pangaea has developed expertise in servicing ports and routes subject to severe ice conditions, including the Baltic Sea and the Northern Sea Route. Pangaea’s subsidiary, NBC, is an adviser to the European Commission on Arctic maritime issues.

To support its services, Pangaea operates a fleet of owned vessels which Pangaea technically manages with a dedicated in-house team based in Athens, Greece. As of June 30, 2015, these vessels are described in the table below:

Vessel Name	Type	DWT	Year Built	Yard	Rightship Stars	Type of Employment Charter
Newbuild 6*	Ultramax (Ice Class 1C)	59,000	2017	Oshima Shipbuilding	N/A	N/A
Newbuild 5*	Ultramax (Ice Class 1C)	59,000	2017	Oshima Shipbuilding	N/A	N/A
m/v Nordic Oasis	Panamax (Ice Class 1A)	74,000	2016	Oshima Shipbuilding	N/A	N/A
m/v Nordic Olympic	Panamax (Ice Class 1A)	74,000	2015	Oshima Shipbuilding	5 star	NBC (1)
m/v Nordic Odin	Panamax (Ice Class 1A)	74,000	2015	Oshima Shipbuilding	5 star	NBC (1)
m/v Nordic Oshima	Panamax (Ice Class 1A)	76,180	2014	Oshima Shipbuilding	5 star	NBC (1)
m/v Nordic Orion	Panamax (Ice Class 1A)	75,603	2011	Oshima Shipbuilding	5 star	NBC (1)
m/v Nordic Odyssey	Panamax (Ice Class 1A)	75,603	2010	Oshima Shipbuilding	5 star	NBC (1)
m/v Bulk Trident	Supramax	52,514	2006	Tsuneishi Heavy Industries (Cebu)	5 star	PBC (2)
m/v Bulk Newport	Supramax	52,587	2003	Shin Kurushima Toyohashi	5 star	PBC (2)
m/v Bulk Beothuk	Supramax	50,992	2002	Oshima Shipbuilding	4 star	PBC (2)
m/v Bulk Juliana	Supramax	52,510	2001	Shin Kurushima Toyohashi	5 star	PBC (2)
m/v Bulk Pangaea	Panamax	73,700	1999	Sumitomo Shipbuilding	4 star	PBC (2)
m/v Bulk Patriot	Panamax	70,165	1996	Sumitomo Shipbuilding	4 star	PBC (2)
m/v Nordic Bothnia	Handymax (Ice Class 1A)	43,706	1995	Daewoo	4 star	NBC (3)
m/v Nordic Barents	Handymax (Ice Class 1A)	43,702	1995	Daewoo	4 star	NBC (3)
m/v Bulk Discovery	Panamax	69,349	1989	Tsuneishi Shipbuilding	4 star	PBC (2)

*	Name to be determined as these vessels are currently under construction and with the expected delivery date listed in the build year column.

1.
This vessel is time-chartered to Nordic Bulk Carriers A/S (“NBC”), a wholly-owned subsidiary of Nordic Bulk Holding ApS (“NBH”), a corporation that was duly organized in March 2009 under the laws of Denmark. The primary purpose of NBC is to manage and operate vessels. NBC specializes in ice trading, as well as the carriage of a wide range of commodities, including cement clinker, steel scrap, fertilizers, and grains. Pangaea owns 98% of NBC through NBV and approximately 1% through NBH.

2.	This vessel is operated by Pangaea's wholly-owned subsidiary, Phoenix Bulk Carriers (BVI) Ltd. (“PBC”).

3.	This vessel is operated by NBC. The time-charter, renews on a yearly basis at renegotiated terms, and expires no sooner than December 2019.

Pangaea believes that in-house technical management of certain vessels in its fleet affords high quality service on attractive terms because of the strong alignment of its technical managers and its commercial and operational objectives. In addition, in-house technical management permits Pangaea to review potential vessel acquisitions quickly and with a clear understanding of its trading requirements as well as high sensitivity to the costs of owning and operating the vessel over time. The Company has contracted for technical management of two of its Ice-Class fleet by a third party specializing in the management of such vessels. The manager brings with it the expertise in servicing ports and routes subject to severe ice conditions, including the Baltic Sea and the Northern Sea Route.

Pangaea owns its vessels through separate wholly-owned subsidiaries and through joint venture entities with other owners, which Pangaea consolidates as variable interest entities in its consolidated financial statements. Pangaea’s five Ice-Class 1A Panamax vessels, the m/v Nordic

Orion, the m/v Nordic Odyssey, the m/v Nordic Oshima, the m/v Nordic Odin and the m/v Nordic Olympic, are owned by Nordic Bulk Holding Company Ltd., (“NBHC”), a corporation that was duly organized under the laws of Bermuda. NBHC was established in October 2012, together with a third-party, for the purpose of owning vessels through wholly-owned subsidiaries. At June 30, 2015, Pangaea had a one-third ownership interest in NBHC, the remainder of which is owned by third-parties. These vessels are chartered to NBC at a fixed rate, plus 75% of the profit in excess of the fixed rate. NBHC has contracted for the construction of one additional Ice-Class 1A Panamax vessel from a Japanese shipyard. Pangaea expects to take delivery of this vessel in 2016.

Pangaea owns 50% of Nordic Bulk Ventures Holding Company Ltd., (“BVH”), a corporation that was duly organized under the laws of Bermuda. BVH was established in August 2013, together with a third-party, for the purpose of owning Bulk Nordic Five Ltd. (“Five”) and Bulk Nordic Six Ltd. (“Six”). Five and Six are corporations that were duly organized under the laws of Bermuda in November 2013 for the purpose of owning new ultramax newbuildings to be delivered in 2017.

In addition to its owned fleet, Pangaea operates chartered-in Panamax, Supramax, Handymax and Handysize drybulk carriers. On average, over the past three years, Pangaea has owned or employed a fleet of approximately 35 – 50 vessels at any one time. In 2011, Pangaea owned interests in 6 vessels and chartered in an additional 199 for one or more voyages. In 2012, Pangaea owned interests in 8 vessels and chartered in an additional 237 for one or more voyages. In 2013, Pangaea owned interests in 12 vessels and chartered in an additional 215 for one or more voyages. Pangaea currently owns interests in 13 vessels and chartered in an additional 205 during the year ended December 31, 2014. Pangaea generally charters in third-party vessels for periods of less than nine months. Chartered-in contracts are negotiated through brokers, who are paid commission on a percentage basis. Pangaea believes that shorter-term charters afford it flexibility to match its variable costs to its customers’ service requirements. Pangaea also believes that this combination of owned and chartered-in vessels helps it to more efficiently match its customer demand than Pangaea could with only owned vessels or an entirely chartered-in fleet. Pangaea does not charter-in any vessels under speculative arrangements.

Corporate Structure

Pangaea is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the Mergers. Bulk, which following the Mergers is wholly owned by Pangaea, is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, the subsidiaries of which provide seaborne drybulk transportation services. Pangaea owns its vessels through separate wholly-owned subsidiaries and through joint venture entities, which Pangaea consolidates as variable interest entities, incorporated in Bermuda and Denmark. Furthermore, certain of its wholly-owned subsidiaries that are organized in Bermuda, British Virgin Islands, Panama, and Delaware provide it with office space, vessel management services and administrative support.

Pangaea’s principal executive headquarters is located at 109 Long Wharf, Newport, Rhode Island 02840, and its phone number at that address is (401) 846-7790. Pangaea also has offices in Copenhagen, Denmark, Athens, Greece, Rio de Janeiro, Brazil and Singapore. Pangaea’s corporate website address is http://www.pangaeals.com . The information contained on or accessible from its corporate website is not part of this prospectus.

Pangaea’s consolidated subsidiaries are as follows:

Company Name	Country of Organization	Proportion of Ownership Interest
Phoenix Bulk Carriers (BVI) Limited (“PBC”)	British Virgin Islands	100	% (A)
Phoenix Bulk Management Bermuda Limited	Bermuda	100	% (B)
Americas Bulk Transport (BVI) Limited	British Virgin Islands	100	% (C)
Bulk Ocean Shipping (Bermuda) Ltd.	Bermuda	100	% (D)
Phoenix Bulk Carriers (US) LLC	Delaware	100	% (E)
Allseas Logistics Bermuda Ltd.	Bermuda	100	% (F)
Bulk Pangaea Limited (“Bulk Pangaea”)	Bermuda	100	% (G)
Bulk Discovery (Bermuda) Ltd. (“Bulk Discovery”)	Bermuda	100	% (G)
Bulk Patriot Ltd. (“Bulk Patriot”)	Bermuda	100	% (G)
Bulk Juliana Ltd. (“Bulk Juliana”)	Bermuda	100	% (G)
Bulk Trident Ltd. (“Bulk Trident”)	Bermuda	100	% (G)
Bulk Atlantic Ltd. (“Bulk Beothuk”)	Bermuda	100	% (G)
Bulk Phoenix Ltd. (“Bulk Newport”)	Bermuda	100	% (G)
Nordic Bulk Barents Ltd. (“Bulk Barents”)	Bermuda	100	% (G)
Nordic Bulk Bothnia Ltd. (“Bulk Bothnia”)	Bermuda	100	% (G)
N.B.V. Nordic Bulk Ventures (Cyprus) Limited ("NBV")	Cyprus	100	% (H)
Nordic Bulk Carriers A/S (“NBC”)	Denmark	99	% (H)
Nordic Bulk Holding ApS (“NBH”)	Denmark	76	% (H)
109 Long Wharf LLC (“Long Wharf”)	Delaware	100	% (I)
Bulk Nordic Odyssey Ltd. (“Odyssey”)	Bermuda	33	% (G)
Bulk Nordic Orion Ltd. (“Orion”)	Bermuda	33	% (G)
Bulk Nordic Oshima Ltd. (“Oshima”)	Bermuda	33	% (G)
Bulk Nordic Odin Ltd. (“Odin”)	Bermuda	33	% (G)
Bulk Nordic Olympic Ltd. (“Olympic”)	Bermuda	33	% (G)
Bulk Nordic Oasis Ltd. (“Oasis”)	Bermuda	33	% (G)
Nordic Bulk Holding Company Ltd. (“NBHC”)	Bermuda	33	% (J)
Bulk Nordic Five Ltd. (“Five”)	Bermuda	50	% (G)
Bulk Nordic Six Ltd. (“Six”)	Bermuda	50	% (G)
Nordic Bulk Ventures Holding Company Ltd. (“BVH”)	Bermuda	50	% (K)

(A)	The primary purpose of this corporation is to manage and operate ocean-going vessels.

(B)	The primary purpose of this entity is to perform certain administrative management functions that have been assigned by PBC.

(C)	The primary purpose of this corporation is to provide logistics services to customers by chartering, managing and operating ships.

(D)	The primary purpose of this corporation is to manage the fuel procurement of the chartered vessels.

(E)	The primary purpose of this corporation is to act as the U.S. administrative agent for Pangaea.

(F)	The primary purpose of this corporation is to act as the Treasury Agent for Pangaea.

(G)	The primary purpose of these entities is owning bulk carriers.

(H)
The primary purpose of NBC is to provide logistics services to customers by chartering, managing and operating ships. NBV owns 98% of NBC. NBH is the holding company of the remaining 2% of NBC. NBV owns 75.5% of NBH. The Company's total ownership of NBC is therefore 99%.

(I)
109 Long Wharf LLC is a limited liability company previously owned by the Pangaea securityholders that was duly organized under the laws of Delaware for the objective and purpose of holding real estate located in Newport, Rhode Island. Ownership of 109 Long Wharf LLC was transferred to Pangaea on October 1, 2014.

(J)	The primary purpose of this entity is owning bulk carriers through wholly-owned subsidiaries. Pangaea’s interest in Odyssey and Orion is through NBHC.

(K)	The primary purpose of this entity is owning bulk carriers through wholly-owned subsidiaries. Pangaea’s interest in Five and Six is through BVH.

Summary Risk Factors

An investment in our stock involves substantial risks and uncertainties. Some of the more significant challenges and risks include the cyclicality and volatility of the seaborne transportation industry, the historically high charter rates for vessels in the drybulk shipping sector, the possibility of an oversupply of drybulk carrier capacity in the coming years and potential losses that could result from defaults by our contract counterparties.

You should carefully consider all of the information included in this prospectus, including matters set forth under the headings “Risk Factors” and “Forward-Looking Statements,” before deciding to invest in our common shares.

Implications of Being an Emerging Growth Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As an emerging growth company, we have elected to take advantage of the reduced disclosure requirements available to emerging growth companies under the JOBS Act about our executive compensation arrangements and the presentation of selected financial data for periods prior to the earliest audited period presented in this prospectus and an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting pursuant to the Sarbanes-Oxley Act of 2002.

As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common shares less attractive as a result of our elections, which may result in a less active trading market for our common shares and more volatility in our share price.

We may take advantage of these provisions until we are no longer an emerging growth company. We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the consummation of the Mergers, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common shares which are held by non-affiliates exceeds $700 million as of the prior September 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Crewing and Employees

Each of its vessels is crewed with approximately 25 independently contracted officers and crew members and directly contracted officers on certain vessels. Its technical managers are responsible for locating, contracting and retaining qualified officers for its vessels. The crewing agencies handle each crew member’s training, travel and payroll, and ensure that all the crew members on its vessels have the qualifications and licenses required to comply with international regulations and shipping conventions. Pangaea typically crews its vessels with more crew members than are required by the country of the vessel’s flag in order to allow for the performance of routine maintenance duties.

As of December 31, 2014, Pangaea employed 62 shore-based personnel and have approximately 325 independently contracted seagoing personnel on its owned vessels. Of the 62 personnel, 21 are employed in the United States, 22 are employed in Athens, 14 are employed in Copenhagen, 5 are employed in Brazil and 3 are employed in Singapore.

Competition

Pangaea operates in markets that are highly competitive and based primarily on supply and demand for ocean transport of drybulk commodities. Pangaea competes for COAs on the basis of service, price, route history, size, age and condition of the vessel and for charters on the basis of service, price, vessel availability, size, age and condition of the vessel, as well as on its reputation as an owner and operator. Pangaea principally competes with owners and operators of Panamax, Supramax, Handymax and Handysize vessels.

Seasonality

Demand for vessel capacity has historically exhibited seasonal variations and, as a result, fluctuations in charter rates. This seasonality may result in quarter-to-quarter volatility in its operating results. The drybulk carrier market is typically stronger in the fall and winter months in anticipation of increased consumption of coal and other raw materials in the northern hemisphere during the winter months. In addition, unpredictable weather patterns in these months tend to disrupt vessel scheduling and supplies of certain commodities.

Permits and Authorizations

Pangaea is required by various governmental and quasi-governmental agencies to obtain certain permits and certificates with respect to its vessels. The kinds of permits and certificates required depend upon several factors, including the commodity transported, the waters in which the vessel operates, the nationality of the vessel’s crew and the age of the vessel. Pangaea has been able to obtain all permits and certificates currently required to permit its vessels to operate. Additional laws and regulations, environmental or otherwise, may be adopted which could limit its ability to do business or increase the cost of doing business.

Environmental and Other Regulations

Government regulation significantly affects the ownership and operation of its vessels. Pangaea is subject to international conventions and treaties, national, state and local laws and regulations in force in the countries in which its vessels may operate or are registered relating to safety and health and environmental protection including the storage, handling, emission, transportation and discharge of hazardous and non-hazardous materials, and the remediation of contamination and liability for damage to natural resources. Compliance with such laws, regulations and other requirements entails significant expense, including vessel modifications and implementation of certain operating procedures.

A variety of government and private entities subject Pangaea’s vessels to both scheduled and unscheduled inspections. These entities include the local port authorities (such as the U.S. Coast Guard, harbor master or equivalent), classification societies, flag state administrations (countries of registry) and charterers, particularly terminal operators. Certain of these entities require it to obtain permits, certificates or approvals for the operation of its vessels. Failure to maintain necessary permits, certificates or approvals could require it to incur substantial costs or temporarily suspend the operation of one or more of its vessels.

Pangaea believes that the heightened level of environmental and quality concerns among insurance underwriters, regulators and charterers is leading to greater inspection and safety requirements on all vessels and may accelerate the scrapping of older vessels throughout the drybulk shipping industry. Increasing environmental concerns have created a demand for vessels that conform to the stricter environmental standards. Pangaea is required to maintain operating standards for all of its vessels that emphasize operational safety, quality maintenance, continuous training of its officers and crews and compliance with United States and international regulations. Pangaea believes that the operation of its vessels is in substantial compliance with applicable environmental laws and regulations and that its vessels have all material permits, certificates or other approvals necessary for the conduct of its operations as of the date of this prospectus. However, because such laws and regulations are frequently changed and may impose increasingly strict requirements, Pangaea cannot predict the ultimate cost of complying with these requirements, or the impact of these requirements on the resale value or useful lives of its vessels. In addition, a future serious marine incident, such as the 2010 Deepwater Horizon oil spill, that results in significant oil pollution or otherwise causes significant adverse environmental impact could result in additional legislation or regulation that could negatively affect Pangaea’s profitability.

The laws and regulations discussed below may not constitute a comprehensive list of all such laws and regulations that are applicable to the operation of its vessels.International Maritime Organization

The United Nations’ International Maritime Organization, or the IMO, has adopted the International Convention for the Prevention of Marine Pollution from Ships, 1973, as modified by the Protocol of 1978 relating thereto (collectively referred to as MARPOL 73/78 and herein as “MARPOL”). MARPOL entered into force on October 2, 1983. It has been adopted by over 150 nations, including many of the jurisdictions in which its vessels operate. MARPOL sets forth pollution-prevention requirements applicable to drybulk carriers, among other vessels, and is broken into six Annexes, each of which regulates a different source of pollution. Annex I relates to oil leakage or spilling; Annexes II and III relate to harmful substances carried, in bulk, in liquid or packaged form, respectively; and Annexes IV and V relate to sewage and garbage management, respectively. Annex VI, separately adopted by the IMO in September of 1997, relates to air emissions.

Air Emissions

In September of 1997, the IMO adopted Annex VI to MARPOL to address air pollution. Effective May 2005, Annex VI sets limits on nitrogen oxide emissions from ships whose diesel engines were constructed (or underwent major conversions) on or after January 1, 2000. It also prohibits “deliberate emissions” of “ozone depleting substances,” defined to include certain halons and chlorofluorocarbons. “Deliberate emissions” are not limited to times when the ship is at sea; they can for example include discharges occurring in the course of the ship’s repair and maintenance. Emissions of “volatile organic compounds” from certain tankers, and the shipboard incineration (from incinerators installed after January 1, 2000) of certain substances (such as polychlorinated biphenyls (PCBs)) are also prohibited. Annex VI also includes a global cap on the sulfur content of fuel oil (see below).

The IMO’s Marine Environment Protection Committee, or MEPC, adopted amendments to Annex VI on October 10, 2008, which amendments were entered into force on July 1, 2010. The Amended Annex VI seeks to further reduce air pollution by, among other things, implementing a progressive reduction of the amount of sulphur contained in any fuel oil used onboard ships. As of January 1, 2012, the Amended Annex VI required that fuel oil contain no more than 3.50% sulfur (from the current cap of 4.50%). By January 1, 2020, sulfur content must not exceed 0.50%, subject to a feasibility review to be completed no later than 2018.

Sulfur content standards are even stricter within certain “Emission Control Areas”, or ECAs. On July 1, 2015, ships operating within an ECA were not permitted to use fuel with sulfur content in excess of .1% (from 1.0%) Amended Annex VI established procedures for designating new ECAs. Currently, the Baltic Sea and the North Sea have been so designated. Effective August 1, 2012, certain coastal areas of North America were designated ECAs, and effective January 1, 2014, applicable areas of the United States Caribbean Sea adjacent to Puerto Rico and the U.S. Virgin Islands were designated ECAs. Ocean-going vessels in these areas are subject to stringent emissions controls which will cause the Company to incur additional costs. If other ECAs are approved by the IMO or other new or more stringent requirements relating to emissions from marine diesel engines or port operations by vessels are adopted by the EPA or the states where the Company operates, compliance with these regulations could entail significant capital expenditures or otherwise increase the costs of the Company’s operations.

As of January 1, 2013, MARPOL made mandatory certain measures relating to energy efficiency for ships. It makes the Energy Efficiency Design Index, or EEDI, for new ships mandatory and the Ship Energy Efficiency Management Plan, or SEEMP, apply to all ships.

Amended Annex VI also establishes new tiers of stringent nitrogen oxide emissions standards for new marine engines, depending on their date of installation. The U.S. Environmental Protection Agency promulgated equivalent (and in some senses stricter) emissions standards in late 2009.

Safety Management System Requirements

The IMO also adopted the International Convention for the Safety of Life at Sea, or SOLAS, and the International Convention on Load Lines, or the LL Convention, which impose a variety of standards that regulate the design and operational features of ships. The IMO periodically revises the SOLAS and LL Convention standards. May 2012 SOLAS amendments entered into force as of January 1, 2014. The Convention on Limitation of Liability for Maritime Claims, or LLMC, was recently amended and the amendments are expected to go into effect on June 8, 2015. The amendments alter the limits of liability for loss of life or personal injury claims and property claims against ship owners.

The operation of Pangaea’s ships is also affected by the requirements set forth in Chapter IX of SOLAS, which sets forth the IMO’s International Management Code for the Safe Operation of Ships and Pollution Prevention, or the ISM Code. The ISM Code requires ship owners and ship managers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. Pangaea relies upon the safety management system that Pangaea and its technical manager have developed for compliance with the ISM Code. The failure of a ship owner to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. As of the date of this filing, each of its vessels is ISM code-certified.

The ISM Code requires that vessel operators obtain a safety management certificate, or SMC, for each vessel they operate. This certificate evidences compliance by a vessel’s operators with the ISM Code requirements for a safety management system, or SMS. No vessel can obtain an SMC under the ISM Code unless its manager has been awarded a document of compliance, or DOC, issued in most instances by the vessel's flag state. Pangaea’s appointed ship managers have obtained documents of compliance for their offices and safety management certificates for all of its vessels for which the certificates are required by the IMO. The document of compliance, or the DOC, and safety management certificate, or the SMC, are renewed as required.

International Labor Organization

The International Labor Organization (ILO) is a specialized agency of the UN with headquarters in Geneva, Switzerland. The ILO has adopted the Maritime Labor Convention 2006, or MLC 2006. A Maritime Labor Certificate and a Declaration of Maritime Labor Compliance is required to ensure compliance with the MLC 2006 for all ships above 500 gross tons in international trade. The MLC 2006 entered into force on August 20, 2013 at which time all of Pangaea’s vessels were in full compliance with its requirements.

Pollution Control and Liability Requirements

The IMO has negotiated international conventions that impose liability for pollution in international waters and the territorial waters of the signatories to such conventions. For example, the IMO adopted the International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, in February 2004. The BWM Convention's implementing regulations call for a phased introduction of mandatory ballast water exchange requirements, to be replaced in time with mandatory concentration limits. The BWM Convention will not enter into force until 12 months after it has been adopted by 30 states, the combined merchant fleets of which represent not less than 35% of the gross tonnage of the world’s merchant shipping tonnage. To date, there has not been sufficient adoption of this standard for it to take force. However, Panama may adopt this standard in the relatively near future, which would be sufficient for it to take force. Upon entry into force of the BWM Convention, mid-ocean ballast exchange would be mandatory for its vessels. The cost of compliance could increase for ocean carriers, and these costs may be material. Pangaea’s vessels would be required to be equipped with a ballast water treatment system that meets mandatory concentration limits not later than the first intermediate or renewal survey, whichever occurs first, after the anniversary date of delivery of the vessel in 2014, for vessels with ballast water capacity of 1500 – 5000 cubic meters, or after such date in 2016, for vessels with ballast water capacity of greater than 5000 cubic meters. If mid-ocean ballast exchange or ballast water treatment requirements become mandatory, the cost of compliance could increase for ocean carriers. Although Pangaea does not believe the costs of compliance with mandatory mid-ocean ballast exchange would be material, it is difficult to predict the overall impact of such a requirement on its operations.

The IMO adopted the International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, to impose strict liability on ship owners for pollution damage in jurisdictional waters of ratifying states caused by discharges of bunker fuel. The Bunker Convention requires registered owners of ships over 1,000 gross tons to maintain insurance for pollution damage in an amount equal to the limits of liability under the applicable national or international limitation regime (but not exceeding the amount calculated in accordance with the Convention on Limitation of Liability for Maritime Claims of 1976, as amended). With respect to non-ratifying states, liability for spills or releases of oil carried as fuel in ships’ bunkers typically is determined by the national or other domestic laws in the jurisdiction where the events or damages occur.

In March 2006, the IMO amended Annex I to MARPOL, including a new regulation relating to oil fuel tank protection, which became effective August 1, 2007. The new regulation applies to various ships delivered on or after August 1, 2010. It includes requirements for the protected location of the fuel tanks, performance standards for accidental oil fuel outflow, a tank capacity limit and certain other maintenance, inspection and engineering standards.

Noncompliance with the ISM Code or other IMO regulations may subject Pangaea to increased liability, lead to decreases in available insurance coverage for affected vessels or result in the denial of access to, or detention in, some ports. As of the date of this report, each of Pangaea’s vessels is ISM Code certified. However, there can be no assurance that such certificate will be maintained.

The IMO continues to review and introduce new regulations. It is impossible to predict what additional regulations, if any, may be passed by the IMO and what effect, if any, such regulations might have on Pangaea’s operations.

The U.S. Oil Pollution Act of 1990 and Comprehensive Environmental Response, Compensation and Liability Act

OPA established an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. OPA affects all “owners and operators” whose vessels trade with the United States, its territories and possessions or whose vessels operate in United States waters, which includes the United States’ territorial sea and its 200 nautical mile exclusive economic zone around the United States. The United States has also enacted the Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, which applies to the discharge of hazardous substances other than oil, whether on land or at sea. OPA and CERCLA both define “owner and operator” in the case of a vessel as any person owning, operating or chartering by demise, the vessel. Both OPA and CERCLA impact Pangaea’s operations.

Under OPA, vessel owners and operators are “responsible parties” and are jointly, severally and strictly liable (unless the spill results solely from the act or omission of a third party, an act of God or an act of war) for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil from their vessels. OPA defines these other damages broadly to include:

•	injury to, destruction or loss of, or loss of use of, natural resources and related assessment costs;

•	injury to, or economic losses resulting from, the destruction of real and personal property;

•	net loss of taxes, royalties, rents, fees or net profit revenues resulting from injury, destruction or loss of real or personal property, or natural resources;

•	loss of subsistence use of natural resources that are injured, destroyed or lost;

•	lost profits or impairment of earning capacity due to injury, destruction or loss of real or personal property or natural resources; and

•
net cost of increased or additional public services necessitated by removal activities following a discharge of oil, such as protection from fire, safety or health hazards, and loss of subsistence use of natural resources.

OPA contains statutory caps on liability and damages; such caps do not apply to direct cleanup costs. Effective July 31, 2009, the U.S. Coast Guard adjusted the limits of OPA liability for non-tank vessels (e.g. drybulk) to the greater of $1,000 per gross ton or $854,400 (subject to periodic adjustment for inflation). These limits of liability do not apply if an incident was proximately caused by the violation of an applicable U.S. federal safety, construction or operating regulation by a responsible party (or its agent, employee or a person acting pursuant to a contractual relationship), or a responsible party’s gross negligence or willful misconduct. The limitation on liability similarly does not apply if the responsible party fails or refuses to (i) report the incident where the responsibility party knows or has reason to know of the incident; (ii) reasonably cooperate and assist as requested in connection with oil removal activities; or (iii) without sufficient cause, comply with an order issued under the Federal Water Pollution Act (Section 311 (c), (e)) or the Intervention on the High Seas Act.

CERCLA contains a similar liability regime whereby owners and operators of vessels are liable for cleanup, removal and remedial costs, as well as damages for injury to, or destruction or loss of, natural resources, including the reasonable costs associated with assessing same, and health assessments or health effects studies. There is no liability if the discharge of a hazardous substance results solely from the act or omission of a third party, an act of God or an act of war. Liability under CERCLA is limited to the greater of $300 per gross ton or $5.0 million for vessels carrying a hazardous substance as cargo and the greater of $300 per gross ton or $500,000 for any other vessel. These limits do not apply (rendering the responsible person liable for the total cost of response and damages) if the release or threat of release of a hazardous substance resulted from willful misconduct or negligence, or the primary cause of the release was a violation of applicable safety, construction or operating standards or regulations. The limitation on liability also does not apply if the responsible person fails or refused to provide all reasonable cooperation and assistance as requested in connection with response activities where the vessel is subject to OPA.

OPA and CERCLA both require owners and operators of vessels to establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet the maximum amount of liability to which the particular responsible person may be subject. Vessel owners and operators may satisfy their financial responsibility obligations by providing a proof of insurance, a surety bond, qualification as a self-insurer or a guarantee.

The 2010 Deepwater Horizon oil spill in the Gulf of Mexico may also result in additional regulatory initiatives or statutes, including the raising of liability caps under OPA. Compliance with any new requirements of OPA may substantially impact Pangaea’s cost of operations or require it to incur additional expenses to comply with any new regulatory initiatives or statutes. Additional legislation or regulations applicable to the operation of its vessels that may be implemented in the future could adversely affect its business.

Pangaea currently maintains pollution liability coverage insurance in the amount of $1.0 billion per incident for each of Pangaea’s vessels. If the damages from a catastrophic spill were to exceed Pangaea’s insurance coverage it could have an adverse effect on its business and results of operation.

OPA specifically permits individual states to impose their own liability regimes with regard to oil pollution incidents occurring within their boundaries, provided they accept, at a minimum, the levels of liability established under OPA and some states have enacted legislation providing for unlimited liability for oil spills. In some cases, states which have enacted such legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. Pangaea intends to comply with all applicable state regulations in the ports where its vessels call. Pangaea believes that it is in substantial compliance with all applicable existing state requirements. In addition, Pangaea intends to comply with all future applicable state regulations in the ports where its vessels call.

International Code for Ships Operating in Polar Waters

The IMO in November 2014 adopted the International Code for Ships Operating in Polar Waters (the “Polar Code”), and related amendments to the International Convention for the Safety of Life at Sea (“SOLAS”) to make it mandatory.

The expected date of entry into force of the SOLAS amendments is January 1, 2017, under the tacit acceptance procedure. It will apply to new ships constructed after that date. Ships constructed before January 1, 2017 will be required to meet the relevant requirements of the Polar Code by the first intermediate or renewal survey, whichever occurs first, after January 1, 2018.

The Polar Code will be mandatory under both SOLAS and MARPOL because it contains both safety and environment related provisions. In October 2014, IMO’s Marine Environment Protection Committee (“MEPC”) approved the necessary draft amendments to make the environmental provisions in the Polar Code mandatory under MARPOL. The MEPC adopted the Code and associated MARPOL amendments at its session in May 2015, with an entry-into-force date to be aligned with the SOLAS amendments.

 Other Environmental Initiatives

The U.S. Clean Water Act, or CWA, prohibits the discharge of oil, hazardous substances and ballast water in U.S. navigable waters unless authorized by a duly-issued permit or exemption, and imposes strict liability in the form of penalties for any unauthorized discharges. The CWA also imposes substantial liability for the costs of removal, remediation and damages and complements the remedies available under OPA and CERCLA. Furthermore, many U.S. states that border a navigable waterway have enacted environmental pollution laws that impose strict liability on a person for removal costs and damages resulting from a discharge of oil or a release of a hazardous substance. These laws may be more stringent than U.S. federal law.

The EPA regulates the discharge of ballast water and other substances in U.S. waters under the CWA. EPA regulations require vessels 79 feet in length or longer (other than commercial fishing and recreational vessels) to comply with a Vessel General Permit, or VGP, authorizing ballast water discharges and other discharges incidental to the operation of vessels. The VGP imposes technology and water-quality based effluent limits for certain types of discharges and establishes specific inspection, monitoring, recordkeeping and reporting requirements to ensure the effluent limits are met. On March 28, 2013, the EPA re-issued the VGP for another five years, which took effect December 19, 2013. The 2013 VGP contains numeric ballast water discharge limits for most vessels to reduce the risk of invasive species in US waters, more stringent requirements for exhaust gas scrubbers and the use of environmentally acceptable lubricants.

U.S. Coast Guard regulations adopted under the U.S. National Invasive Species Act, or NISA, also impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering or operating in U.S. waters. As of June 21, 2012, the U.S. Coast Guard implemented revised regulations on ballast water management by establishing standards on the allowable concentration of living organisms in ballast water discharged from ships in U.S. waters. The revised ballast water standards are consistent with those adopted by the IMO in 2004. Compliance with the EPA and the U.S. Coast Guard regulations could require the installation of certain engineering equipment and water treatment systems to treat ballast water before it is discharged or the implementation of other port facility disposal arrangements or procedures at potentially substantial cost, or may otherwise restrict its vessels from entering U.S. waters.

European Union Regulations

In October 2009, the European Union amended a directive to impose criminal sanctions for illicit ship-source discharges of polluting substances, including minor discharges, if committed with intent, recklessly or with serious negligence and the discharges, individually or in the aggregate result in deterioration of the quality of water. Aiding and abetting the discharge of a polluting substance may also lead to criminal penalties. Member States were required to enact laws or regulations to comply with the directive by the end of 2010. Criminal liability for pollution may result in substantial penalties or fines and increased civil liability claims. The directive applies to all types of vessels, irrespective of their flag, but certain exceptions apply to warships or where human safety or that of the ship is in danger.

The European Union has adopted several regulations and directives requiring, among other things, more frequent inspections of high-risk ships, as determined by type, age, and flag as well as the number of times the ship has been detained. The European Union also adopted and then extended a ban on substandard ships and enacted a minimum ban period and a definitive ban for repeated offenses. The regulation also provided the European Union with greater authority and control over classification societies, by imposing more requirements on classification societies and providing for fines or penalty payments for organizations that failed to comply.

With effect from January 1, 2010, Directive 2005/33/EC of the European Parliament and of the Council of July 6, 2005, amending Directive 1999/32/EC came into force. The objective of the directive is to reduce emission of sulfur dioxide and particulate matter caused by the combustion of certain petroleum derived fuels.

The directive imposes limits on the sulfur content of such fuels as a condition of their use within a Member State territory. The maximum sulfur content for marine fuels used by inland waterway vessels and ships at berth in ports in EU countries after January 1, 2010, is 0.10% by mass. As of January 1, 2015, all vessels operating within Emissions Control Areas, or ECAs, worldwide must comply with 0.1% sulfur requirements. Currently, the only grade of fuel meeting 0.1% sulfur content requirement is low sulfur marine gas oil, or LSMGO. As of July 1, 2010, the reduction of applicable sulfur content limits in the North Sea, the Baltic Sea and the English Channel Sulfur Control Areas will be 0.1%. Pangaea does not expect that it will be required to modify any of its vessels to meet any of the foregoing low sulfur fuel requirements. On July 15, 2011, the European Commission also adopted a proposal for an amendment to Directive 1999/32/EC which would align requirements with those imposed by the revised MARPOL Annex VI which introduced stricter sulfur limits.

Greenhouse Gas Regulation

Currently, the emissions of greenhouse gases from international shipping are not subject to the Kyoto Protocol to the United Nations Framework Convention on Climate Change, which entered into force in 2005 and pursuant to which adopting countries have been required to implement national programs to reduce greenhouse gas emissions. However, in July 2011, MEPC adopted two new sets of mandatory requirements to address greenhouse gas emissions from ships that entered into force in January 2013. Currently operating ships will be required to develop Ship Energy Efficiency Management Plans, and minimum energy efficiency levels per capacity mile, outlined in the Energy Efficiency Design Index, will apply to new ships. These requirements could cause Pangaea to incur additional compliance costs. The IMO is also planning to implement market-based mechanisms to reduce greenhouse gas emissions from ships at an upcoming MEPC session. The European Union has indicated that it intends to propose an expansion of the existing European Union emissions trading scheme to include emissions of greenhouse gases from marine vessels, and in January 2012 the European Commission launched a public consultation on possible measures to reduce greenhouse gas emissions from ships. In the United States, the EPA has issued a finding that greenhouse gases endanger the public health and safety and has adopted regulations to limit greenhouse gas emissions from certain mobile sources and large stationary sources. Although the mobile source emissions regulations do not apply to greenhouse gas emissions from vessels, such regulation of vessels is foreseeable, and the EPA has in recent years received petitions from the California Attorney General and various environmental groups seeking such regulation. Any passage of climate control legislation or other regulatory initiatives by the IMO, European Union, the U.S. or other countries where Pangaea operates, or any treaty adopted at the international level to succeed the Kyoto Protocol, that restricts emissions of greenhouse gases could require Pangaea to make significant financial expenditures which Pangaea cannot predict with certainty at this time.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001 in the United States, there have been a variety of initiatives intended to enhance vessel security such as the Maritime Transportation Security Act of 2002, or MTSA. To implement certain portions of the MTSA, in July 2003, the U.S. Coast Guard issued regulations requiring the implementation of certain security requirements aboard vessels operating in waters subject to the jurisdiction of the United States. The regulations also impose requirements on certain ports and facilities, some of which are regulated by the U.S. Environmental Protection Agency, or the EPA.

Similarly, in December 2002, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security. The new Chapter V became effective in July 2004 and imposes various detailed security obligations on vessels and port authorities, and mandates compliance with the International Ship and Port Facilities Security Code, or the ISPS Code. The ISPS Code is designed to enhance the security of ports and ships against terrorism. To trade internationally, a vessel must attain an International Ship Security Certificate, or ISSC, from a recognized security organization approved by the vessel’s flag state. Among the various requirements are:

•
on-board installation of automatic identification systems to provide a means for the automatic transmission of safety-related information from among similarly equipped ships and shore stations, including information on a ship’s identity, position, course, speed and navigational status;

•	on-board installation of ship security alert systems, which do not sound on the vessel but only alert the authorities on shore;

•	the development of vessel security plans;

•	ship identification number to be permanently marked on a vessel’s hull;

•
a continuous synopsis record kept onboard showing a vessel’s history including the name of the ship, the state whose flag the ship is entitled to fly, the date on which the ship was registered with that state, the ship’s identification number, the port at which the ship is registered and the name of the registered owner(s) and their registered address; and

•	compliance with flag state security certification requirements.

Ships operating without a valid certificate may be detained at port until they obtain an ISSC, or they may be expelled from port, or refused entry at port.

Furthermore, additional security measures could be required in the future which could have a significant financial impact on Pangaea. The U.S. Coast Guard regulations, intended to be aligned with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures, provided such vessels have on board a valid ISSC that attests to the vessel's compliance with SOLAS security requirements and the ISPS Code.

Pangaea intends to implement the various security measures addressed by MTSA, SOLAS and the ISPS Code, and Pangaea intends that its fleet will comply with applicable security requirements. Pangaea has implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Inspection by Classification Societies

Every oceangoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel's country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake them on application or by official order, acting on behalf of the authorities concerned.

The classification society also undertakes on request other surveys and checks that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case and/or to the regulations of the country concerned.

For maintenance of the class certification, regular and extraordinary surveys of hull, machinery, including the electrical plant, and any special equipment classed are required to be performed as follows:

•
Annual Surveys:   For seagoing ships, annual surveys are conducted for the hull and the machinery, including the electrical plant, and where applicable for special equipment classed, within three months before or after each anniversary date of the date of commencement of the class period indicated in the certificate.

•
Intermediate Surveys:   Extended annual surveys are referred to as intermediate surveys and typically are conducted two and one-half years after commissioning and each class renewal. Intermediate surveys are to be carried out at or between the occasion of the second or third annual survey.

•
Class Renewal Surveys:   Class renewal surveys, also known as special surveys, are carried out for the ship’s hull, machinery, including the electrical plant, and for any special equipment classed, at the intervals indicated by the character of classification for the hull. At the special survey, the vessel is thoroughly examined, including audio-gauging to determine the thickness of the steel structures. Should the thickness be found to be less than class requirements, the classification society would prescribe steel renewals. The classification society may grant a one-year grace period for completion of the special survey. Substantial amounts of money may have to be spent for steel renewals to pass a special survey if the vessel experiences excessive wear and tear. In lieu of the special survey every four or five years, depending on whether a grace period was granted, a shipowner has the option of arranging with the classification society for the vessel’s hull or machinery to be on a continuous survey cycle, in which every part of the vessel would be surveyed within a five-year cycle. Upon a shipowner’s request, the surveys required for class renewal may be split according to an agreed schedule to extend over the entire period of class. All areas subject to survey as defined by the classification society are required to be surveyed at least once per class period, unless shorter intervals between surveys are prescribed elsewhere. The period between two subsequent surveys of each area must not exceed five years.

Most vessels are also drydocked every 30 to 36 months for inspection of the underwater parts and for repairs related to inspections. If any defects are found, the classification surveyor will issue a recommendation which must be rectified by the ship owner within prescribed time limits. Pangaea expects to drydock 6 vessels in 2015 and and 3 vessels in 2016, at an aggregate anticipated cost of $4.6 million and $2.3 million, respectively, not including any unanticipated repairs made while the vessel is offhire. Pangaea estimates that drydocking a vessel is typically for a period of 2 to 15 days, depending on the size and condition of the vessel.

Most insurance underwriters make it a condition for insurance coverage that a vessel be certified as “in class” by a classification society which is a member of the International Association of Classification Societies. All of Pangaea’s vessels are certified as being “in class” either by Det Norske Veritas, Nippon Kaiji Kiokai or Bureau Veritas. All new and secondhand vessels that Pangaea purchases must be certified prior to their delivery under its standard purchase contracts and memorandum of agreement. For the secondhand vessels, the same is verified by a Class Maintenance Certificate issued within 72 hours prior to delivery. If the vessel is not certified on the date of closing, Pangaea has the option to cancel the agreement due to Seller’s default and not take delivery of the vessel.

Risk of Loss and Insurance

General

The operation of any drybulk vessel includes risks such as mechanical failure, collision, property loss, cargo loss or damage and business interruption due to political circumstances in foreign countries, hostilities and labor strikes. In addition, there is always an inherent possibility of marine disaster, including oil spills (e.g. fuel oil) and other environmental mishaps, and the liabilities arising from owning and operating vessels in international trade. OPA, which imposes virtually unlimited liability upon owners, operators and demise charterers of vessels trading in the United States exclusive economic zone for certain oil pollution accidents in the United States, has made liability insurance more expensive for ship owners and operators trading in the U.S. market.

While Pangaea maintains hull and machinery insurance, war risks insurance, protection and indemnity cover and freight, demurrage and defense cover for its operating fleet in amounts that Pangaea believes to be prudent to cover normal risks in its operations, Pangaea may not be able to achieve or maintain this level of coverage throughout a vessel’s useful life. Furthermore, while Pangaea believes that its current insurance coverage is adequate, not all risks can be insured, and there can be no guarantee that any specific claim will be paid, or that Pangaea will always be able to obtain adequate insurance coverage at reasonable rates.

Hull & Machinery and War Risks Insurance

Pangaea maintains marine hull and machinery and war risks insurances, which cover the risk of actual or constructive total loss for all of its vessels. Its vessels are each covered up to at least their fair market value with a deductible of $100,000 per vessel per incident.

Protection and Indemnity Insurance

Protection and indemnity insurance is a form of mutual indemnity insurance and is provided by mutual protection and indemnity associations, or P&I Associations, which insure Pangaea’s third party liabilities in connection with its shipping activities. This includes third-party liability and other related expenses resulting from the injury, illness or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Subject to the “capping” discussed below, Pangaea’s coverage, except for pollution, is unlimited.

Pangaea’s current protection and indemnity insurance coverage for pollution is $1.0 billion per vessel per incident. The 13 P&I Associations that comprise the International Group insure approximately 90% of the world’s commercial tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a P&I Association, which is a member of the International Group, Pangaea is subject to calls payable to the associations based on the group’s claim records as well as the claim records of all other members of the individual associations and members of the pool of P&I Associations comprising the International Group.

Properties

Pangaea owns office space at 109 Long Wharf, Newport, Rhode Island 02840 and leases office space in Copenhagen, Athens, Rio de Janeiro and Singapore.

Legal Proceedings

Pangaea is not and has not been involved in any legal proceedings which may have, or have had, a significant effect on its business, financial position and results of operations or liquidity, nor is Pangaea aware of any proceedings that are pending or threatened which may have a significant effect on its business, financial position, results of operations, or liquidity. From time to time, Pangaea may be subject to legal proceedings and claims in the ordinary course of business, principally personal injury and property casualty claims. Pangaea expects that these claims would be covered by insurance, subject to customary deductibles. Any such claims, even if lacking merit, could result in the expenditure of managerial resources and materially adversely affect its business, financial condition and results of operations.

Exchange Controls

The Bermuda Monetary Authority, or the BMA, must give permission for all issuances and transfers of securities of a Bermuda exempted company like Pangaea, unless the proposed transaction is exempted by the BMA’s written general permissions. Pangaea intends to apply for general permission from the BMA to issue any unissued common shares and for the free transferability of its common shares as long as its common shares are listed on an “appointed stock exchange.” Pangaea’s common shares are listed on the NASDAQ Global Select Market, which is an “appointed stock exchange.” A general permission issued by the BMA results in its common shares being freely transferable among persons who are residents and non-residents of Bermuda.

Although Pangaea is incorporated in Bermuda, Pangaea is classified as a non-resident of Bermuda for exchange control purposes by the BMA. Other than transferring Bermuda Dollars out of Bermuda, there are no restrictions on its ability to transfer funds into and out of Bermuda or to pay dividends in currency other than Bermuda Dollars to U.S. residents (or other non-residents of Bermuda) who are holders of its common shares.

In accordance with Bermuda law, share certificates may be issued only in the names of corporations, individuals or legal persons. In the case of an applicant acting in a special capacity (for example, as an executor or trustee), certificates may, at the request of the applicant, record the capacity in which the applicant is acting. Notwithstanding the recording of any such special capacity, Pangaea is not bound to investigate or incur any responsibility in respect of the proper administration of any such estate or trust.

Pangaea will take no notice of any trust applicable to any of its shares or other securities whether or not Pangaea had notice of such trust.

Tax Considerations

The following is a discussion of the material Bermuda and United States federal income tax considerations relevant to a U.S. Holder and a Non-U.S. Holder, each as defined below, with respect to the ownership of our common shares. This discussion does not purport to deal with the tax consequences of owning common shares to all categories of investors, some of which, such as financial institutions, regulated investment companies, real estate investment trusts, insurance companies, U.S. expatriates, persons holding our ordinary shares as part of a hedging, integrated, conversion or constructive sale treatment or a straddle, traders in securities that have elected the mark-to-market method of accounting for their securities, persons liable for alternative minimum tax, pass-through entities and investors therein, dealers in securities, investors whose functional currency is not the United States dollar and investors that own, actually or under applicable constructive ownership rules, 10% or more of our common shares, may be subject to special rules. This discussion deals only with holders who acquire their common shares in connection with the mergers and hold the common shares as a capital asset. You are encouraged to consult your own tax advisors concerning the overall tax consequences arising in your own particular situation under United States federal, state, local or foreign law of the ownership of our common shares.

Bermuda Tax Considerations

At the present time, in the opinion of Appleby there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966, as amended, that in the event any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 31, 2035, be applicable to it to any of its operations or to its shares, debentures, or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or is payable by us in respect of real property owned or leased by us in Bermuda.

Material United States Federal Income Tax Considerations

In the opinion of Willkie Farr & Gallagher LLP, our United States counsel, the following are the material United States federal income tax consequences to us of our activities and to United States Holders, as defined below, of our common shares following consummation of the business combination. The following discussion of United States federal income tax matters is based on the Code, judicial decisions, administrative pronouncements, and existing and proposed regulations issued by the United States Department of the Treasury, all of which are subject to change, possibly with retroactive effect. The discussion below is based, in part, on the description of Pangaea’s business as described above and assumes that it conducts its business as described in this section.

United States Federal Income Taxation of Pangaea

Taxation of Operating Income: In General

Unless exempt from United States federal income taxation under the rules discussed below, a foreign corporation is subject to United States federal income taxation in respect of any income that is derived from the use of vessels, from the hiring or leasing of vessels for use on a time, voyage or bareboat charter basis, from the participation in a pool, partnership, strategic alliance, joint operating agreement, code sharing arrangements or other joint venture it directly or indirectly owns or participates in that generates such income, or from the performance of services directly related to those uses, which we refer to as “shipping income,” to the extent that the shipping income is derived from sources within the United States. For these purposes, 50% of shipping income that is attributable to transportation that begins or ends, but that does not both begin and end, in the United States constitutes income from sources within the United States, which we refer to as “U.S.-source shipping income.”

Shipping income attributable to transportation that both begins and ends in the United States is considered to be 100% from sources within the United States. We are not permitted to engage in transportation that produces income which is considered to be 100% from sources within the United States.

Shipping income attributable to transportation exclusively between non-United States ports will be considered to be 100% derived from sources outside the United States. Shipping income derived from sources outside the United States will not be subject to any United States federal income tax.

In the absence of exemption from tax under Section 883, our gross U.S.-source shipping income would be subject to a 4% tax imposed without allowance for deductions as described below.

Exemption of Operating Income from United States Federal Income Taxation

Under Section 883 of the Code, we will be exempt from United States federal income taxation on our U.S.-source shipping income if:

•	we are organized in a foreign country (our “country of organization”) that grants an “equivalent exemption” to corporations organized in the United States; and

either

•
more than 50% of the value of our stock is owned, directly or indirectly, by individuals who are “residents” of our country of organization or of another foreign country that grants an “equivalent exemption” to corporations organized in the United States, which we refer to as the “50% Ownership Test,” or

•
our stock is “primarily and regularly traded on an established securities market” in our country of organization, in another country that grants an “equivalent exemption” to United States corporations, or in the United States, which we refer to as the “Publicly-Traded Test.”

Bermuda, the jurisdiction where we and our ship-owning subsidiaries are incorporated, grants an “equivalent exemption” to United States corporations. Therefore, we will be exempt from United States federal income taxation with respect to our U.S.-source shipping income if we satisfy either the 50% Ownership Test or the Publicly-Traded Test.

The regulations provide, in pertinent part, that stock of a foreign corporation will be considered to be “primarily traded” on an established securities market if the number of shares of each class of stock that are traded during any taxable year on all established securities markets in that country exceeds the number of shares in each such class that are traded during that year on established securities markets in any other single country. Our common shares are primarily traded on Nasdaq and satisfy the listing requirement thereof.

It is further required that with respect to each class of stock relied upon to meet the listing threshold (i) such class of the stock is traded on the market, other than in minimal quantities, on at least 60 days during the taxable year or 1/6th of the number of days in a short taxable year; and (ii) the aggregate number of shares of such class of stock traded on such market is at least 10% of the average number of shares of such class of stock outstanding during such year or as appropriately adjusted in the case of a short taxable year. If we failed to continue to satisfy the trading frequency and trading volume tests, the regulations provide that the trading frequency and trading volume tests will be deemed satisfied by a class of stock if such class of stock is traded on an established market in the United States and such class of stock is regularly quoted by dealers making a market in such stock.

Notwithstanding the foregoing, the regulations provide, in pertinent part, that our common shares will not be considered to be “regularly traded” on an established securities market for any taxable year in which 50% or more of the outstanding common shares are owned, actually or constructively under specified stock attribution rules, on more than half the days during the taxable year by persons who each own 5% or more of our common shares, which we refer to as the “5 Percent Override Rule.”

For purposes of being able to determine the persons who own 5% or more of our stock, or “5% Stockholders,” the regulations permit us to rely on Schedule 13G and Schedule 13D filings with the SEC to identify persons who have a 5% or more beneficial interest in our common shares. The regulations further provide that an investment company which is registered under the Investment Company Act of 1940, as amended, will not be treated as a 5% Stockholder for such purposes.

If our 5% Stockholders own more than 50% or more of our common shares, we would be subject to the 5% Override Rule unless we can establish that among the closely-held group of 5% Stockholders, there are sufficient 5% Stockholders that are qualified stockholders for purposes of Section 883 of the Code to preclude non-qualified 5% Stockholders in the closely-held group from owning 50% or more of each class of our stock for more than half the number of days during the taxable year. In order to establish this, sufficient 5% Stockholders that are qualified stockholders would have to comply with certain documentation and certification requirements designed to substantiate their identity as qualified stockholders. These requirements are onerous and there is no assurance that we will be able to satisfy them.

Taxation In Absence of Exemption

To the extent the benefits of Section 883 are unavailable, our U.S.-source shipping income, to the extent not considered to be “effectively connected” with the conduct of a United States trade or business, as described below, would be subject to a 4% tax imposed by Section 887 of the Code on a gross basis, without the benefit of deductions. Since under the sourcing rules described above, no more than 50% of our shipping income would be treated as being derived from United States sources, the maximum effective rate of United States federal income tax on our shipping income would never exceed 2% under the 4% gross basis tax regime.

To the extent the benefits of the Section 883 exemption are unavailable and our U.S.-source shipping income is considered to be “effectively connected” with the conduct of a United States trade or business, as described below, any such “effectively connected” U.S.-source shipping income, net of applicable deductions, would be subject to the United States federal corporate income tax currently imposed at rates of up to 35%. In addition, we may be subject to the 30% “branch profits” taxes on earnings effectively connected with the conduct of such trade or business, as determined after allowance for certain adjustments, and on certain interest paid or deemed paid attributable to the conduct of its United States trade or business.

Our U.S.-source shipping income would be considered “effectively connected” with the conduct of a United States trade or business only if:

•	We have, or are considered to have, a fixed place of business in the United States involved in the earning of shipping income; and

•
substantially all of our U.S.-source shipping income is attributable to regularly scheduled transportation, such as the operation of a vessel that follows a published schedule with repeated sailings at regular intervals between the same points for voyages that begin or end in the United States.

We do not intend to have, or permit circumstances that would result in having any vessel operating to the United States on a regularly scheduled basis. Based on the foregoing and on the expected mode of our shipping operations and other activities, we believe that none of our U.S.-source shipping income will be “effectively connected” with the conduct of a United States trade or business.

United States Taxation of Gain on Sale of Vessels

If we qualify for exemption from tax under Section 883 in respect of the shipping income derived from the international operation of our vessels, then we believe that it is likely that gain from the sale of any such vessel should likewise be exempt from tax under Section 883. If, however, our shipping income from such vessels does not for whatever reason qualify for exemption under Section 883 and assuming that any decision on a vessel sale is made from and attributable to an office that we maintain in the United States, as we believe might likely to be the case as we are currently structured, then we believe that it is likely that any gain derived from the sale of any such vessel will be treated as derived from United States sources and subject to United States federal income tax as “effectively connected” income (determined under rules different from those discussed above) under the above described net income tax regime.

United States Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of common shares that is a United States citizen or resident, United States corporation or other United States entity taxable as a corporation, an estate the income of which is subject to United States federal income taxation regardless of its source, or a trust if a court within the United States is able to exercise primary jurisdiction over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

If a partnership holds our common shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner in a partnership holding our common shares, you are encouraged to consult your tax advisor.

Distributions

Subject to the discussion of passive foreign investment companies below, any distributions made by us with respect to our common shares to a U.S. Holder will generally constitute dividends, which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of our earnings and profits will be treated first as a nontaxable return of capital to the extent of the U.S. Holder's tax basis in his common shares on a dollar-for-dollar basis and thereafter as capital gain. Because we are not a United States corporation, U.S. Holders that are corporations will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. Dividends paid with respect to our common shares will generally be treated as “passive category income” or, in the case of certain types of U.S. Holders, “general category income” for purposes of computing allowable foreign tax credits for United States foreign tax credit purposes.

Dividends paid on our common shares to a U.S. Holder who is an individual, trust or estate (a “U.S. Individual Holder”) will generally be treated as “qualified dividend income” that is taxable to such U.S. Individual Holders at preferential tax rates provided that (1) the common shares are readily tradable on an established securities market in the United States (such as the NASDAQ Stock Market, on which our common shares will be listed); (2) we are not a passive foreign investment company for the taxable year during which the dividend is paid or the immediately preceding taxable year (which we do not believe we are, have been or will be); and (3) the U.S. Individual Holder has owned the common shares for more than 60 days in the 121-day period beginning 60 days before the date on which the common shares becomes ex-dividend. So long as our stock is considered readily tradable on an established securities market in the United States, dividends received by U.S. Individual Holders should, subject to applicable limitations, qualify as “qualified dividend income” eligible for preferential rates. Any dividends paid by us which are not eligible for these preferential rates will be taxed as ordinary income to a U.S. Holder.

Special rules may apply to any “extraordinary dividend” generally, a dividend in an amount which is equal to or in excess of ten percent of a stockholder's adjusted basis (or fair market value in certain circumstances) in common shares paid by us. If we pay an “extraordinary dividend” on our common shares that is treated as “qualified dividend income,” then any loss derived by a U.S. Individual Holder from the sale or exchange of such common shares will be treated as long-term capital loss to the extent of such dividend.

Sale, Exchange or other Disposition of Common Shares

Assuming we do not constitute a passive foreign investment company for any taxable year, a U.S. Holder generally will recognize taxable gain or loss upon a sale, exchange or other disposition of our common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder's tax basis in such stock. Such gain or loss will be treated as long-term capital gain or loss if the U.S. Holder's holding period is greater than one year at the time of the sale, exchange or other disposition. Such capital gain or loss will generally be treated as United States-source income or loss, as applicable, for United States foreign tax credit purposes. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Passive Foreign Investment Company Status and Significant Tax Consequences

Special United States federal income tax rules apply to a U.S. Holder that holds stock in a foreign corporation classified as a passive foreign investment company for United States federal income tax purposes. In general, we will be treated as a passive foreign investment company with respect to a U.S. Holder if, for any taxable year in which such holder held our common shares, either:

•	at least 75% of our gross income for such taxable year consists of passive income (e.g., dividends, interest, capital gains and rents derived other than in the active conduct of a rental business); or

•	at least 50% of the average value of the assets held by the corporation during such taxable year produce, or are held for the production of, passive income.

For purposes of determining whether we are a passive foreign investment company, we will be treated as earning and owning our proportionate share of the income and assets, respectively, of any of our subsidiary corporations in which we own at least 25% of the value of the subsidiary's stock. Income earned, or deemed earned, by us in connection with the performance of services would not constitute passive income. By contrast, rental income would generally constitute “passive income” unless we were treated under specific rules as deriving our rental income in the active conduct of a trade or business.

Based on Pangaea’s current operations, income and assets, we do not believe that we are a passive foreign investment company with respect to the present or any prior taxable years. Although there is no legal authority directly on point, for purposes of determining whether we are a passive foreign investment company, we believe that the gross income we derive or are deemed to derive from the time chartering and voyage chartering activities of our wholly-owned subsidiaries should constitute services income, rather than rental income. Correspondingly, such income should not constitute passive income, and the assets that we or our wholly-owned subsidiaries own and operate in connection with the production of such income should not constitute passive assets for purposes of determining whether we are a passive foreign investment company. However, in the absence of any legal authority specifically relating to the statutory provisions governing passive foreign investment companies, the Internal Revenue Service or a court could disagree with our position. In addition, although we intend to conduct our affairs in a manner to avoid being classified as a passive foreign investment company with respect to any taxable year, we cannot assure you that the nature of our operations will not change in the future.

As discussed more fully below, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether the U.S. Holder makes an election to treat us as a “Qualified Electing Fund,” which election we refer to as a “QEF election.” As an alternative to making a QEF election, a U.S. Holder should be able to make a “mark-to-market” election with respect to our common shares, as discussed below. A U.S. Holder of shares in a PFIC will be required to file an annual information return containing information regarding the PFIC as required by applicable Treasury Regulations.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election, which U.S. Holder we refer to as an “Electing Holder,” the Electing Holder must report each year for United States federal income tax purposes his pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the taxable year of the Electing Holder, regardless of whether or not distributions were received from us by the Electing Holder. The Electing Holder's adjusted tax basis in the common shares will be increased to reflect taxed but undistributed earnings and profits. Distributions of earnings and profits that had been previously taxed will result in a corresponding reduction in the adjusted tax basis in the common shares and will not be taxed again once distributed. An Electing Holder would generally recognize capital gain or loss on the sale, exchange or other disposition of our common shares. A U.S. Holder would make a QEF election with respect to any year that our company is a passive foreign investment company by filing IRS Form 8621 with his United States federal income tax return. If we were aware that we were to be treated as a passive foreign investment company for any taxable year, we would provide each U.S. Holder with all necessary information in order to make the QEF election described above.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a passive foreign investment company for any taxable year and, as we anticipate, our stock is treated as “marketable stock,” a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury Regulations. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the common shares at the end of the taxable year over such holder's adjusted tax basis in the common shares. The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder's adjusted tax basis in the common shares over its fair market value at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. A U.S. Holder's tax basis in his common shares would be adjusted to reflect any such income or loss amount. Gain realized on the sale, exchange or other disposition of our common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of the common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included by the U.S. Holder.

Taxation of U.S. Holders Not Making a Timely QEF or Mark-to-Market Election

Finally, if we were to be treated as a passive foreign investment company for any taxable year, a U.S. Holder who does not make either a QEF election or a “mark-to-market” election for that year, whom we refer to as a “Non-Electing Holder,” would be subject to special rules with respect to (1) any excess distribution (i.e., the portion of any distributions received by the Non-Electing Holder on our common shares in a taxable year in excess of 125 percent of the average annual distributions received by the Non-Electing Holder in the three preceding taxable years, or, if shorter, the Non-Electing Holder's holding period for the common shares), and (2) any gain realized on the sale, exchange or other disposition of our common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the Non-Electing Holders' aggregate holding period for the common shares;

•	the amount allocated to the current taxable year and any taxable year before we became a passive foreign investment company would be taxed as ordinary income; and

•
the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

These penalties would not apply to a pension or profit sharing trust or other tax-exempt organization that did not borrow funds or otherwise utilize leverage in connection with its acquisition of our common shares. If a Non-Electing Holder who is an individual dies while owning our common shares, such holder's successor generally would not receive a step-up in tax basis with respect to such stock.

United States Federal Income Taxation of “Non-U.S. Holders”

A beneficial owner of our common shares that is not a U.S. Holder is referred to herein as a “Non-U.S. Holder.”

Dividends on Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on dividends received from us with respect to our common shares, unless that income is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is  entitled to the benefits of a United States income tax treaty with respect to those dividends, that income is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States.

Sale, Exchange or Other Disposition of Common Shares

Non-U.S. Holders generally will not be subject to United States federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our common shares, unless:

•
the gain is effectively connected with the Non-U.S. Holder's conduct of a trade or business in the United States. If the Non-U.S. Holder is entitled to the benefits of an income tax treaty with respect to that gain, that gain is taxable only if it is attributable to a permanent establishment maintained by the Non-U.S. Holder in the United States; or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition and other conditions are met.

If the Non-U.S. Holder is engaged in a United States trade or business for United States federal income tax purposes, the income from the common shares, including dividends and the gain from the sale, exchange or other disposition of the stock that is effectively connected with the conduct of that trade or business will generally be subject to regular United States federal income tax in the same manner as discussed in the previous section relating to the taxation of U.S. Holders. In addition, if a Non-U.S. Holder is a corporation, its earnings and profits that are attributable to the effectively connected income, which are subject to certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.

Backup Withholding and Information Reporting

In general, dividend payments, or other taxable distributions, made within the United States to you will be subject to information reporting requirements. Such payments will also be subject to backup withholding tax if you are a non-corporate U.S. Holder and you:

•	fail to provide an accurate taxpayer identification number;

•	are notified by the Internal Revenue Service that you have failed to report all interest or dividends required to be shown on your federal income tax returns; or

•	in certain circumstances, fail to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding by certifying their status on IRS Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY, as applicable.

If you sell your common shares to or through a United States office or broker, the payment of the proceeds is subject to both United States backup withholding and information reporting unless you certify that you are a non-United States person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common shares through a non-United States office of a non-United States broker and the sales proceeds are paid to you outside the United States then information reporting and backup withholding generally will not apply to that payment. However, United States information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common shares through a non-United States office of a broker that is a United States person or has some other contacts with the United States.

Backup withholding tax is not an additional tax. Rather, you generally may obtain a refund of any amounts withheld under backup withholding rules that exceed your income tax liability by filing a refund claim with the IRS.

Pursuant to recently enacted legislation, individuals who are U.S. Holders (and to the extent specified in applicable Treasury regulations, certain individuals who are Non-U.S. Holders and certain United States entities) who hold “specified foreign financial assets” (as defined in Section 6038D of the Code) are required to file IRS Form 8938 with information relating to the asset for each taxable year in which the aggregate value of all such assets exceeds $75,000 at any time during the taxable year or $50,000 on the last day of the taxable year (or such higher dollar amount as prescribed by applicable Treasury regulations). Specified foreign financial assets would include, among other assets, our common shares, unless the common shares are held through an account maintained with a United States financial institution. Substantial penalties apply to any failure to timely file IRS Form 8938, unless the failure is shown to be due to reasonable cause and not due to willful neglect. Additionally, in the event an individual U.S. Holder (and to the extent specified in applicable Treasury regulations, an individual Non-U.S. Holder or a United States entity) that is required to file IRS Form 8938 does not file such form, the statute of limitations on the assessment and collection of United States federal income taxes of such holder for the related tax year may not close until three years after the date that the required information is filed. U.S. Holders (including United States entities) and Non-U.S. Holders are encouraged consult their own tax advisors regarding their reporting obligations under this legislation.

SELECTED FINANCIAL AND OPERATING DATA

The following tables set forth our selected consolidated statements of operations and selected consolidated balance sheets data. The selected consolidated statements of operations for the years ended December 31, 2014 and 2013 and the selected consolidated balance sheets data as of December 31, 2014 and 2013 have been derived from our audited consolidated financial statements and the notes thereto included elsewhere in this prospectus. The consolidated statements of operations for the six months ended June 30, 2015 and 2014, and the consolidated balance sheet data as of June 30, 2015 have been derived from our unaudited consolidated financial statements appearing elsewhere in this prospectus. Our historical operating results are not necessarily indicative of future operating results, and our interim results are not necessarily indicative of the results to be expected for the full year or any other period.

The following data should be read together with our consolidated financial statements and the related notes thereto, as well as the section entitled “ Management’s Discussion and Analysis of Financial Condition and Results of Operations ”, included elsewhere in this prospectus.

	As of and for the six months ended June 30,		As of and for the years ended December 31,
	2015	2014	2014	2013
Income Statement Data:
Voyage revenue	151,482	$171,481	345,236	336,160
Charter revenue	8,737	32,511	53,040	56,311
Total revenue	160,219	203,992	398,276	392,471
Expenses:
Voyage expense	73,453	90,026	149,654	130,880
Charter expense	39,855	77,956	189,475	196,036
Vessel operating expenses	14,902	14,652	29,583	22,958
General and administrative	8,235	4,929	12,831	11,599
Depreciation and amortization	6,262	5,296	11,668	9,615
Loss on impairment of vessels	—	—	11,507	—
Gain on sale of vessels	567	(2,286)	(3,948)	—
Total expenses	143,274	190,573	400,770	371,088
Income from operations	16,945	13,419	(2,494)	21,383
Total other expense, net	(1,586)	(5,024)	(11,153)	(5,869)
Net income	15,359	8,395	(13,647)	15,514
Income attributable to noncontrolling interests	(569)	(572)	1,519	(62)
Net income attributable to Pangaea Logistics Solutions Ltd.	$14,790	$7,823	$(12.128)	$15.452

Balance Sheet Data:	June 30, 2015	June 30, 2014	December 31, 2014	December 31, 2013
Cash	$34,155	$21,502	$29,818	$18,928
Total assets	$359,611	$316,945	$332,463	$330,373
Total third-party debt (current and long-term)	$140,251	$100,086	$108,238	$102,368
Total preferred equity and shareholders' equity	$115,241	$106,272	$101,198	$117,874

		For the six months ended		For the years ended
	Cash Flow Data:	June 30, 2015	June 30, 2014	December 31, 2014	December 31, 2013
	Net cash provided by operating activities	$12,811	$9,750	$24,595	$21,117
	Net cash used in investing activities	$(40,635)	$(6,629)	$(39,177)	$(83,980)
	Net cash provided by financing activities	$32,161	$(546)	$25,472	$62,095
	Adjusted EBITDA(1)	$23,207	$18,715	$20,681	$30,998

	Shipping Days(2)
	Voyage days	6,501	6,270	13,056	11,965
	Time charter days	1,040	2,087	3,897	3,947
	Total shipping days	7,541	8,357	16,953	15,912

	TCE Rates ($/day)(3)	$11,505	$13,637	$12,317	$12,345

(1)
Adjusted EBITDA represents operating earnings before interest expense, income taxes, depreciation and amortization, loss on impairment of vessels and other non-operating income and/or expense, if any. Adjusted EBITDA is included because it is used by management and certain investors to measure Bulk Partners’ operating performance. Adjusted EBITDA was used by management in its determination of the fair value of its preferred and common stock and is also reviewed periodically as a measure of financial performance by Pangaea's Board of Directors. Adjusted EBITDA is not an item recognized by the generally accepted accounting principles in the United States of America, or U.S. GAAP, and should not be considered as an alternative to net income, operating income, or any other indicator of a company's operating performance required by U.S. GAAP. Pangaea’s definition of Adjusted EBITDA used here may not be comparable to the definition of EBITDA used by other companies. A reconciliation of income from operations to Adjusted EBITDA is as follows:

	Income from operations	$16,945	$13,419	$(2,494)	$21,383
	Depreciation and amortization	6,262	5,296	11,668	9,615
	Loss on impairment of vessels	—	—	11,507	—
	Adjusted EBITDA	$23,207	$18,715	$20,681	$30,998

(2)
Shipping days. Pangaea defines shipping days as the aggregate number of days in a period during which its owned or chartered-in vessels are performing either a voyage charter (voyage days) or time charter (time charter days).

(3)
Time Charter Equivalent, or “TCE,” rates. Pangaea defines TCE rates as total revenues less voyage expenses divided by the length of the voyage, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in such amounts.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the 2014 annual consolidated financial statements and notes thereto contained elsewhere in this Form S-1/A . The following discussion contains forward-looking statements that reflect Pangaea's future plans, estimates, beliefs and expected performance. The forward-looking statements are dependent upon events, risks and uncertainties that may be outside Pangaea’ s control. Pangaea’s actual results could differ materially from those discussed in these forward-looking statements. Please read “Risk Factors” and “Forward-Looking Statements” contained elsewhere in this Form S-1/A. In light of these risks, uncertainties and assumptions, the forward-looking events discussed may not occur.

Forward Looking Statements

All statements other than statements of historical fact included in this Form S-1/A including, without limitation, statements under “Management’s Discussion and Analysis of Financial Condition and Results of Operations ” regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward looking statements. When used in this Form S-1/A, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to us or our management, identify forward looking statements. Such forward looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those contemplated by the forward looking statements as a result of the risk factors and other factors detailed in our filings with the Securities and Exchange Commission, including the risk factors set forth in Part I, Item 1A, above. All subsequent written or oral forward looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.

Overview

Critical Accounting Policies

The discussion and analysis of the Company’s financial condition and results of operations is based upon the Company’s consolidated financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of those financial statements requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues, expenses and related disclosure of contingent assets and liabilities at the date of its financial statements. Actual results may differ from these estimates under different assumptions and conditions. Significant estimates include the establishment of the allowance for doubtful accounts, the fair value of convertible redeemable preferred stock and the estimate of salvage value used in determining vessel depreciation expense.

Critical accounting policies are those that reflect significant judgments or uncertainties and potentially result in materially different results under different assumptions and conditions. The critical accounting policies are revenue recognition, deferred revenue, allowance for doubtful accounts, vessels and depreciation, long-lived assets impairment considerations, and the fair value of convertible redeemable preferred stock transactions.

Revenue Recognition. Voyage revenues represent revenues earned by the Company, principally from voyage charters. A voyage charter involves the carriage of a specific amount and type of cargo on a load port to discharge port basis, subject to various cargo handling terms. Under a voyage charter, the revenues are earned and recognized ratably over the duration of the voyage. Estimated losses under a voyage charter are provided for in full at the time such losses become probable. Demurrage, which is included in voyage revenues, represents payments by the charterer to the vessel owner when loading and discharging time exceed the stipulated time in the voyage charter. Demurrage is measured in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage revenues arise, and is also earned and recognized ratably over the duration of the voyage to which it pertains. Voyage revenue recognized is presented net of address commissions. Charter revenues relate to a time charter arrangement under which the Company is paid charter hire on a per day basis for a specified period of time. Revenues from time charters are earned and recognized on a straight-line basis over the term of the charter, as the vessel operates under the charter.

Deferred Revenue. Billings for services for which revenue is not recognized in the current period are recorded as deferred revenue. All deferred revenue recognized in the accompanying consolidated balance sheets is expected to be realized within 12 months of the balance sheet date.

Allowance for Doubtful Accounts. The Company provides a specific reserve for significant outstanding accounts that are considered potentially uncollectible in whole or in part. In addition, the Company establishes a reserve equal to approximately 25% of accounts receivable balances that are 30 − 180 days past due and approximately 50% of accounts receivable balances that are 180 or more days past due, and which are not otherwise reserved. The reserve estimates are adjusted as additional information becomes available, or as payments are made.

Vessels and Depreciation. Vessels are stated at cost, which includes contract price and acquisition costs. Significant betterments to vessels are capitalized; maintenance and repairs that do not improve or extend the lives of the vessels are expensed as incurred. Depreciation is provided using the straight-line method over the remaining estimated useful lives of the vessels based on cost less salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and an estimated scrap rate of $375 per lightweight ton which was determined by reference to quoted rates and is reviewed annually. The Company estimates the useful life of its vessels to be 25 years to 30 years from the date of initial delivery from the shipyard. The remaining estimated useful lives of the current fleet are approximately 4 − 25 years. The Company does not incur depreciation expense when vessels are taken out of service for drydocking.

Drydocking Expenses and Amortization. Significant upgrades made to the vessels during drydocking are capitalized when incurred and amortized on a straight-line basis over the five year period until the next drydocking. Costs capitalized as part of the drydocking include direct costs incurred to meet regulatory requirements that add economic life to the vessel, that increase the vessel’s earnings capacity or which improve the vessel’s efficiency. Direct costs include the shipyard costs, parts, inspection fees, steel, blasting and painting. Expenditures for normal maintenance and repairs, whether incurred as part of the drydocking or not, are expensed as incurred. Unamortized drydocking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss on sale.

Long-lived Assets Impairment Considerations. The carrying values of the Company’s vessels may not represent their fair market value or the amount that could be obtained by selling the vessel at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the pricing of new vessels. Historically, both charter rates and vessel values tend to be cyclical. The carrying value of each group of vessels (allocated by size, age and major characteristic or trade), which are classified as held and used by the Company, are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying value of a particular group may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the group and its eventual disposition is less than its carrying value. This assessment is made at the group level, which represents the lowest level for which identifiable cash flows are largely independent of other groups of assets. The asset groups established by the Company are defined by vessel size and major characteristic or trade.

The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis include the Company’s estimate of future TCE rates based on current rates under existing charters and contracts or an index TCE rate applicable to the size of the ship. When existing contracts expire, the Company uses the latest index rate available and extends these rates out to the end of the vessel’s useful life. TCE rates can be highly volatile, may affect the fair value of the Company’s vessels and may have a significant impact on the Company’s ability to recover the carrying amount of its fleet. Accordingly, the volatility is contemplated in the undiscounted projected net operating cash flow analysis by using a sensitivity analysis based on percent changes in the TCE rates. The Company prepares a series of scenarios in an attempt to capture the range of possible trends and outcomes. For example, in the event that TCE rates over the estimated useful lives of the entire fleet are 10% lower than expected, the impact on the total undiscounted projected net operating cash flow would be a decrease of 40%. Projected net operating cash flows are net of brokerage and address commissions and assume no revenue on scheduled offhire days. The Company uses the current vessel operating expense budget, estimated costs of drydocking and historical general and administrative expenses as the basis for its expected outflows, and applies an inflation factor it considers appropriate. The net of these inflows and outflows, plus an estimated salvage value, constitutes the projected undiscounted future cash flows. If these projected cash flows do not exceed the carrying value of the asset group, an impairment charge would be recognized.

At June 30, 2015 and December 31, 2014, the Company identified potential impairment indicators by reference to industry-wide estimated market values of its vessel groups. As a result, the Company evaluated each group for impairment by estimating the total undiscounted cash flows expected to result from the use of the group and its eventual disposal. At December 31, 2014, the carrying amount of the m/v Bulk Discovery was determined to be higher than its estimated undiscounted future cash flows because of the higher than expected estimate of upcoming drydocking costs. At December 31, 2014, the carrying amount of the m/v Nordic Barents and m/v Nordic Bothnia were determined to be higher than their estimated undiscounted future cash flows because the TCE rates anticipated in the Company’s annual budget for 2015, which were used to calculate such cash flows, were lower than the rates forecasted as of the third quarter due to deteriorated market conditions in the fourth quarter. The Company therefore recorded a loss on impairment of approximately $10.0 million to reduce the carrying amounts of these three vessels to fair value. The aggregate estimated fair value of approximately $17.7 million became the new aggregate carrying amount. In addition, the Company sold the m/v Bulk Cajun in February 2015. A loss on impairment of approximately $1.5 million is included in the consolidated statements of operations for the year ended December 31, 2014 because the vessel was sold for its scrap value, which was less than its carrying amount. There was no additional loss on impairment at June 30, 2015.

The table set forth below indicates the purchase price of the Company’s vessels and the carrying value of each vessel as of June 30, 2015 and December 31, 2014.

(In thousands of U.S. dollars)

	June 30,	December 31,
Vessel	2015	2014
	(unaudited)
m/v BULK PANGAEA	$20,368,405	$21,176,498
m/v BULK CAJUN (1)	—	4,523,804
m/v BULK DISCOVERY (1)	3,486,254	3,741,375
m/v BULK PATRIOT	14,361,607	14,988,585
m/v BULK JULIANA	13,615,793	14,023,118
m/v NORDIC ODYSSEY	28,539,097	29,125,309
m/v NORDIC ORION	29,057,542	29,627,397
m/v BULK TRIDENT	16,063,979	16,430,154
m/v BULK BEOTHUK	12,940,876	13,228,238
m/v BULK NEWPORT	14,421,584	14,733,879
m/v NORDIC BARENTS	6,691,807	7,000,000
m/v NORDIC BOTHNIA	6,685,204	7,000,000
m/v NORDIC OSHIMA	33,132,711	33,615,314
m/v NORDIC OLYMPIC (2)	33,359,775	—
m/v NORDIC ODIN (2)	33,555,872	—
	266,280,506	209,213,671
Other fixed assets, net	2,919,635	2,977,746
Less: vessel held for sale (1)	$(3,486,254)	$(4,523,804)
Total fixed assets, net	$265,713,887	$207,667,613

(1)
In February 2015, the Company sold the m/v Bulk Cajun for its scrap value of approximately $4,524,000. On July 6, 2015, the Company entered into an agreement to sell the m/v Bulk Discovery. Accordingly, the net carrying value is included in current assets as vessels held for sale.

(2)	The m/v Nordic Olympic was delivered to the Company on February 6, 2015 and the m/v Nordic Odin was delivered to the Company on February 13, 2015.

The table set forth below indicates the total cost of the Company’s newbuildings on order and the carrying value of each vessel as of December 31, 2014 and June 30, 2015. As of December 31, 2014, the Company made deposit payments of $38.5 million for the purchase of these newbuildings.

(In thousands of U.S. dollars)

Vessel Name	Date Acquired	Size	Purchase Price	Carrying Value
m/v Nordic Oasis	Q1 2016	PMX-1A	32,600	N/A
Newbuild 5 (1)	Q1 2017	UMX-1C	28,950	N/A
Newbuild 6 (1)	Q1 2017	UMX-1C	28,950	N/A
Total			$90,500	N/A

(1)	The name of the vessel will be determined at the delivery date.

Convertible Redeemable Preferred Stock. The Company classified its convertible redeemable preferred stock, which was converted to shares of common stock in the Mergers, as a separate item from permanent equity because it was redeemable outside of the Company’s control (at the option of the preferred stockholders). The Company recorded the convertible redeemable preferred stock at fair value upon issuance, net of any issuance costs. The value of the convertible redeemable preferred stock was determined based on a lattice model, which includes the use of various assumptions, such as cash flow projections, the equity value of peer group companies and volatility rates. Any beneficial conversion features were recognized as convertible redeemable preferred stock discounts and the discount was accreted to additional paid-in-capital through the earliest possible redemption date.

Use of Estimates The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates.

Recent Accounting Pronouncements

In April 2014, the FASB issued an update Accounting Standards Update for Reporting Discontinued Operations and Disclosures of Disposals and Components of an Entity, Presentation of Financial Statements, and Property Plant and Equipment. Under this new guidance, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the new guidance expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. The Company does not expect a material impact on its consolidated financial statements as a result of the adoption of this standard.

In May 2014, the FASB issued an update Accounting Standards Update for Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. The Company is evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on its consolidated financial statements.

In August 2014, the FASB issued an Accounting Standards Update for Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Under this new guidance, if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, but the substantial doubt is alleviated as a result of consideration of management’s plans, the entity should disclose information that enables users of the financial statements to understand all of the following:

a.	Principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans)

b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations

c.	Management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern.

The new standard is effective for annual periods ending after December 15, 2016. The Company does not expect a material impact on its consolidated financial statements as a result of the adoption of this standard.

Important Financial and Operational Terms and Concepts

The Company uses a variety of financial and operational terms and concepts when analyzing its performance.

These include revenue recognition, deferred revenue, allowance for doubtful accounts, vessels and depreciation, long-lived assets impairment considerations, and the fair value of convertible redeemable preferred stock transactions, as defined above as well as the following:

Voyage Expenses. The Company incurs expenses for voyage charters, including bunkers (fuel), port charges, canal tolls, broker commissions and cargo handling operations, which are expensed as incurred.

Charter Expenses. The Company relies on a combination of owned and chartered-in vessels to support its operations. The Company hires vessels under time charters, and recognizes the charter hire payments as an expense on a straight-line basis over the term of the charter. Charter hire payments are typically made in advance, and the unrecognized portion is reflected as advance hire in the accompanying consolidated balance sheets. Under the time charters, the vessel owner is responsible for the vessel operating costs such as crews, maintenance and repairs, insurance, and stores.

Vessel Operating Expenses. Vessel operating expenses represent the cost to operate the Company’s owned vessels. Vessel operating expenses include crew hire and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees. These expenses are recognized as incurred. The Company entered into technical management agreements for each of its owned vessels with an equity method investee. Technical management services include day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, arranging the hire of crew, and purchasing stores, supplies, and spare parts.

Fleet Data. The Company believes that the measures for analyzing future trends in its results of operations consist of the following:

Shipping days. The Company defines shipping days as the aggregate number of days in a period during which its vessels are performing either a voyage charter (voyage days) or a time charter (time charter days).

Daily vessel operating expenses. The Company defines daily vessel operating expenses as vessel operating expenses divided by ownership days for the period. Vessel operating expenses include crew hire and related costs, the cost of insurance, expenses relating to repairs and maintenance, the costs of spares and consumable stores, tonnage taxes, other miscellaneous expenses, and technical management fees.

Chartered in days. The Company defines chartered in days as the aggregate number of days in a period during which it chartered in vessels.

Time Charter Equivalent ‘‘TCE’’ rates. The Company defines TCE rates as total revenues less voyage expenses divided by the length of the voyage, which is consistent with industry standards. TCE rate is a common shipping industry performance measure used primarily to compare daily earnings generated by vessels on time charters with daily earnings generated by vessels on voyage charters, because charter hire rates for vessels on voyage charters are generally not expressed in per-day amounts while charter hire rates for vessels on time charters generally are expressed in per-day amounts.

Overview

The overall dry bulk rate environment continued to drop from its fourth quarter 2013 high through the first quarter of 2015. Supply continued to weigh on the market, as did revised world economic growth prospects, especially for China. This environment negatively affected our performance but also highlighted the differentiation of our business model. Reduced rates mean reduced fronthaul margins, and given our strategy to charter in vessels to serve only contracted business, we deemed it best to reduce our carried volume of chartered-in vessels. This shielded us from excessive losses as compared to a long-term charter-in strategy.

Moreover, consistent with our approach to continually optimize our fleet, we took advantage of the strong secondhand market in the first quarter of 2014 to sell two vessels that no longer fit our overall fleet profile. The net selling price of the m/v Bulk Providence , a 2007 built Handysize, was approximately $13.1 million and the net selling price of the m/v Bulk Liberty , a 1998 built Handymax, was approximately $12.4 million. The Company also sold the 30 year old m/v Bulk Cajun for its scrap value of approximately $4.7 million on February 26, 2015 and committed to sell the 1989 built m/v Bulk Discovery .

Results of Operations

Three Months Ended June 30, 2015 Compared to Three Months Ended June 30, 2014

Revenues

Pangaea’s revenues are derived predominately from voyage and time charters, which are discussed below. Total revenue for the three months ended June 30, 2015 was $65.1 million, compared to $89.8 million for the same period in 2014. The total number of shipping days decreased 13% to 3,477 in the three months ended June 30, 2015, compared to 4,000 for the same period in 2014, which is due to Pangaea’s continued focus on optimizing the number of days a vessel is chartered in to match existing cargo commitments or to provide excess available days, as the market permits. In a weak market, the Company hires vessels only as necessary to perform voyages under contract and therefore does not have excess ship days on which to earn revenue. The average TCE rate was $10,633 per day for the three months ended June 30, 2015, compared to $11,973 per day for same period in 2014, further reducing reported revenues, and which reflects the overall weak shipping market.

Components of revenue are as follows:

Voyage revenues for the three months ended June 30, 2015 decreased by 24% to $60.9 million compared to $79.9 million for the same period in 2014. The decrease in voyage revenues was primarily driven by the weaker cargo rates in the overall shipping market. The Baltic Dry Index (“BDI”), a measure of dry bulk market performance, was at its historical low in the first quarter of 2015 and did not improve significantly during the three months ended June 30, 2015; however, the Company’s exposure to lower rates in the market was tempered by voyages performed under existing COAs with fixed rates. The number of voyage days decreased 11%, from 3,222 in the three months ended June 30, 2014, to 2,875 days for the same period in 2015. This decrease reflects the Company's strategy to reduce chartered-in days to meet contract demand in a weak market, limiting the days available for spot voyages.

Charter revenues decreased to $4.2 million from $9.9 million, or 57%, for the three months ended June 30, 2015 compared to the same period in 2014. The decrease in charter revenues was primarily driven by a 23% decrease in time charter days and to the weak market rates. The number of time charter days decreased to 602 days for the three months ended June 30, 2015 compared to 777 days for the same period in 2014. The Company continued to focus on limiting its exposure to decreasing rates by chartering in vessels only to meet the demands of specific COAs and voyage contracts, which reduces the days available to produce time-charter revenue but also reduces the risk that this additional capacity may result in operating losses in a turbulent market.

Voyage Expenses

Voyage expenses for the three months ended June 30, 2015 were $28.1 million, compared to $41.9 million for the same period in 2014, a decrease of approximately 33%. The decrease in voyage expenses was primarily due to a $14.6 million (44%) decrease in the aggregate cost of bunkers consumed in voyages during the three months ended June 30, 2015 compared to the three months ended June 30, 2014. The decrease in bunker consumption reflects the reduction in shipping days, but also the decline in bunker prices: bunker cost as a percentage of voyage expenses was 52% in the second quarter of 2015, down from 70% in the second quarter of 2014. Cargo relet expenses, incurred when the Company hires another owner or operator to perform its obligations under a spot contract, were approximately $4.1 million in the three months ended June 30, 2015. The current bulk shipping market and certain voyage business presented relet arbitrage opportunities that were not available in the three months ended June 30, 2014. Voyage expenses as a percentage of voyage revenue were 46% for the three months ended June 30, 2015 and 52% for the three months ended June 30, 2014, reflecting these changes.

Charter Hire Expenses

Charter hire expenses for the three months ended June 30, 2015 were $15.2 million, compared to $34.0 million for the same period in 2014. The 55% decrease in charter expenses was due in part to the 20% decrease in the number of chartered in days from 2,799 days in the three months ended June 30, 2014 to 2,240 days for the three months ended June 30, 2015. This reflects the Company’s strategy to charter in only for committed contracts, limiting its exposure while market conditions remain depressed. The weak market pushed average charter hire rates down 44% for the three months ended June 30, 2015 as compared to the same period of 2014, which also contributed to the decrease in charter hire expenses.

Vessel Operating Expenses

Vessel operating expenses for the three months ended June 30, 2015 were $7.1 million, compared to $7.7 million in the comparable period in 2014, a decrease of approximately 8%. The decrease in vessel operating expenses was primarily due to the sale of three of the Company's older vessels in 2014 and 2015. Older vessels require more maintenance than newbuilding vessels and therefore incur higher operating expenses. Ownership days increased slightly from 1,230 for the three months ended June 30, 2014 to 1,274 for the three months ended June 30, 2015. The Company took delivery of one new vessel in the third quarter of 2014 and two new vessels in the first quarter of 2015. The resulting increases in ships and in owned days was offset by the sale of two vessels in the second quarter of 2014 and one during the first quarter of 2015. The vessel operating expense expressed on a per day basis decreased to $5,586 for the three months ended June 30, 2015 from $6,286 for the same period in 2014, or 11%.

General and Administrative

Pangaea’s general and administrative expenses include legal and professional fees, rent, payroll and related expenses for its corporate offices. General and administrative expenses for the three months ended June 30, 2015 and 2014 were $3.9 million and $2.4 million, respectively, an increase of approximately 66%. The increase in general and administrative expenses was primarily attributable to an increase in employee incentive compensation of approximately $0.7 million. In addition, the following increases are due to the fact that the Company was a public entity in the three months ended June 30, 2015, but was not public in the three months ended June 30, 2014: $0.1 million of salary and related expenses for additional personnel, $0.1 million of professional fees, director fees of $0.2 million and $0.1 million and $0.3 million of accounting and legal fees, respectively.

Depreciation and Amortization

For the three months ended June 30, 2015 and 2014, total depreciation and amortization expense was $3.3 million and $2.7 million, respectively. The increase in depreciation and amortization expense was attributable to the acquisition of three newbuildings in 2014 and early 2015 for which depreciation expenses are higher than the vessels they replaced in the fleet. This was slightly offset by a reduction due to the sale of older vessels that were acquired second hand and therefore had lower annual depreciation expense.

Loss (gain) on sale of vessels

The Company entered into an agreement to sell the m/v Bulk Discovery in July 2015 which resulted in a loss on impairment. In 2014, the Company sold the m/v Bulk Providence and the m/v Bulk Liberty for a gain.

Income from Operations

Income from operations increased from $3.4 million for the three months ended June 30, 2014 to $7.0 million for the three months ended June 30, 2015. This increase is due to the fact that voyage expenses as a percentage of voyage revenue decreased from 52% to 46% and because charter hire expense as a percentage of total revenue decreased from 38% to 23%.

Despite the decline in total revenues and increased general and administrative expense, the Company’s profit margin increased substantially due to: lower costs for chartered in vessels from a weak dry bulk shipping market; optimization of vessel days to minimize positioning cost and risk of losses in a weak market; decreased bunker costs; performing under fixed price COA’s at average rates higher than the present market; and operating cost reductions.

Unrealized gain (loss) on derivative instruments

During the three months ended June 30, 2015, the Company had a gain on fuel swaps of $0.4 million. The Company incurred losses of $1.6 million on forward freight agreements ("FFAs") in the three months ended June 30, 2014, which was net of a gain on fuel swaps of $0.4 million.

Income (loss) attributable to noncontrolling interest

The increase in income attributable to noncontrolling interest is due to net income of NBV of $0.3 million in the three months ended June 30, 2015 as compared to a loss of $2.1 million in the same period of 2014. The amount attributable to noncontrolling interest increased $1.0 million as a result. In addition, NBHC had income of $0.7 million in the three months ended June 30, 2015 as compared to $0.8 million in the three months ended June 30, 2014. This resulted in an increase in income attributable to noncontrolling interest of $0.1 million.

Six Months Ended June 30, 2015 Compared to Six Months Ended June 30, 2014

Revenues

Total revenue for the six months ended June 30, 2015 was $160.2 million, compared to $204.0 million for the same period in 2014. The total number of shipping days decreased 10% to 7,541 in the six months ended June 30, 2015, compared to 8,357 for the same period in 2014, which is due to Pangaea’s continued focus on optimizing the number of days a vessel is chartered in to match existing cargo commitments or provide excess available days, as the market permits. In a weak market, the Company hires vessels only as necessary to perform voyages under contract and therefore does not have excess ship days on which to earn revenue. The revenue decrease was due to the aforementioned decrease in shipping days combined with a 16% decrease in the average TCE rate, which was $11,505 per day for the six months ended June 30, 2015, compared to $13,637 per day for same period in 2014. Average TCE rates reflect the overall weak shipping market.

Components of revenue are as follows:

Voyage revenues for the six months ended June 30, 2015 decreased by 12% to $151.5 million compared to $171.5 million for the same period in 2014. The decrease in voyage revenues was primarily driven by the weaker cargo rates in the overall shipping market. The Baltic Dry Index (“BDI”), a measure of dry bulk market performance, was at its historical low in the first quarter of 2015 and did not improve significantly in the second quarter, however, the Company’s exposure to the lower rates was limited due to the existing COAs with fixed rates. There was an increase in the number of voyage days, from 6,270 in the six months ended June 30, 2014, to 6,501 days for the same period in 2015, which partially offset the impact of weak market rates. The increase of 578 days in the first quarter was the result of several voyages that were extended in various ports, an increase in the number of vessels operating under one of the Company’s COAs, and additional business with existing customers. This was offset by a decrease of 347 days in the second quarter for a net increase of 231 days for the six months ended June 30, 2015 versus the six months ended June 30, 2014. The decrease in voyage days reflects the Company's strategy to minimize risk in the weak market by chartering vessels exclusively to meet cargo demand.

Charter revenues decreased to $8.7 million from $32.5 million, or 73%, for the six months ended June 30, 2015 compared to the same period in 2014. The decrease in charter revenues was primarily driven by the 50% decrease in time charter days and to the weak market rates. The number of time charter days decreased to 1,040 days for the six months ended June 30, 2015 compared to 2,087 days for the same period in 2014. The Company continued to focus on limiting its exposure to decreasing rates by chartering in vessels only to meet the demands of specific COAs and voyage contracts, which reduces the ship days available to produce time-charter revenue.

Voyage Expenses

Voyage expenses for the six months ended June 30, 2015 were $73.5 million, compared to $90.0 million for the same period in 2014, a decrease of approximately 18%. The decrease in voyage expenses was primarily due to a $25.6 million (42%) decrease in the aggregate cost of bunkers consumed in voyages during the six months ended June 30, 2015 compared to the six months ended June 30, 2014. Bunker cost as a percentage of voyage expenses was 48% in the six months ended June 30, 2015, down from 68% in the six months ended June 30, 2014. Cargo relet expenses were approximately $10.6 million in the six months ended June 30, 2015. The bulk shipping market and certain voyage business presented arbitrage opportunities that were not available in the six months ended June 30, 2014. Voyage expenses as a percentage of voyage revenue were 48% for the six months ended June 30, 2015 and 52% for the six months ended June 30, 2014, reflecting these changes.

Charter Hire Expenses

Charter hire expenses for the six months ended June 30, 2015 were $39.9 million, compared to $78.0 million for the same period in 2014. The 49% decrease in charter expenses was predominantly due to the weak market, which pushed average charter hire rates down 40% for the six months ended June 30, 2015 as compared to the same period of 2014. There was also a 15% decrease in the number of chartered in days from 6,037 days in the six months ended June 30, 2014 to 5,128 days for the six months ended June 30, 2015. This reflects the Company’s strategy to charter in only for committed contracts, limiting its exposure while market conditions remain depressed.

General and Administrative

Pangaea’s general and administrative expenses include legal and professional fees, rent, payroll and related expenses for its corporate offices. General and administrative expenses for the six months ended June 30, 2015 and 2014 were $8.2 million and $4.9 million, respectively, an increase of approximately 67%. The increase in general and administrative expenses was attributable to an increase in employee incentive compensation of approximately $1.5 million. In addition, the following increases are due to the fact that the Company was a public entity in the six months ended June 30, 2015, but was not public in the six months ended June 30, 2014: $0.6 million of director fees, $0.1 of public company filing and related expenses $0.3 million of accounting fees, $0.6 million of legal fees and $0.2 million of professional fees.

Depreciation and Amortization

For the six months ended June 30, 2015 and 2014, total depreciation and amortization expense was $6.3 million and $5.3 million, respectively. The increase in depreciation and amortization expense was attributable to the acquisition of three newbuildings in 2014 and early 2015. This was slightly offset by a reduction due to the sale of older vessels with lower carrying amounts.

Loss (gain) on sale of vessels

The Company sold the m/v Bulk Cajun in February 2015 and entered into an agreement to sell the m/v Bulk Discovery in July 2015. In 2014, the Company sold the m/v Bulk Providence and the m/v Bulk Liberty for a gain.

Income from Operations

For the six months ended June 30, 2015, income from operations increased $3.5 million to $16.9 million as compared to $13.4 million for the same period in 2014. The increase is due to the dramatic drop in the cost of bunker fuel, which accounted for 35% of voyage revenue in 2014 but only 22% of total revenue in 2015.

Despite the decline in total revenues and increased general and administrative expense, the Company’s profit margin increased substantially due to: lower costs for chartered-in vessels from a weak dry bulk shipping market; optimization of vessel days to minimize positioning cost and risk of losses in a weak market; decreased bunker costs; performing under fixed price COA’s at average rates higher than the present market; and operating cost reductions.

Unrealized gain (loss) on derivative instruments

During the six months ended June 30, 2015, the Company had a gain on fuel swaps of $1.2 million. The Company incurred losses of $1.9 million on FFAs in the six months ended June 30, 2014, which was net of a gain on fuel swaps of $0.4 million.

Income (loss) attributable to noncontrolling interest

The increase in income attributable to noncontrolling interest is due to net income of NBV of $1.9 million in the six months ended June 30, 2015 as compared to a loss of $0.3 million in the same period of 2014. The amount attributable to noncontrolling interest increased $0.9 million as a result. In addition, NBHC had income of $2.4 million in the six months ended June 30, 2015 as compared to $1.0 million in six months ended June 30, 2014. This resulted in an increase in income attributable to noncontrolling interest of $0.9 million. This was offset by losses incurred by the m/v/ Bulk Cajun.

Fiscal Year Ended December 31, 2014 Compared to Fiscal Year Ended December 31, 2013

Revenues

Pangaea’s revenues are derived predominantly from voyage charters and time charters. Total revenue for the fiscal year ended December 31, 2014, was $398.3 million, compared to $392.5 million for the same period in 2013. The number of shipping days increased 7% from 15,912 in the fiscal year ended December 31, 2013, to 16,953 for the same period in 2014 due to Pangaea’s continued focus on expanding its fleet of panamax Ice Class 1A vessels, leveraging its relationships with existing cargo customers and attracting new cargo customers. The revenue increase was predominantly due to this increase in shipping days, as the average TCE rate remained almost flat at $12,317 per day as compared to $12,345 per day for the fiscal year ended December 31, 2013. The average TCE rates increased significantly in the fourth quarter of 2013 and remained at this level through most of the first quarter of 2014. Rates declined in the second and third quarters of 2014 and then improved modestly in the fourth quarter.

Voyage revenues for the fiscal year ended December 31, 2014, increased 3% to $345.2 million from $336.2 million for the same period in 2013. The increase in voyage revenues was primarily driven by the 9% increase in voyage days from 11,965 days for the fiscal year ended December 31, 2013, to 13,056 days for the same period in 2014. This was tempered by falling market rates after the first quarter.

Charter revenues decreased 6%, from $56.3 million for the year ended December 31, 2013, to $53.0 million for the year ended December 31, 2014. The decrease in charter revenues was driven by the 1% decrease in time charter days and falling market rates. The number of time charter days decreased to 3,897 days for the fiscal year ended December 31, 2014, compared to 3,947 days for the same period in 2013. Time charter revenue was impacted by declining market rates which were strong in the first quarter but deteriorated significantly in the second quarter and remained near or at that level until the fourth quarter, when rates began to rise.

Voyage Expenses

Voyage expenses for the fiscal year ended December 31, 2014 were $189.5 million, compared to $196.0 million for the same period in 2013, a decrease of approximately 3%. The decrease in voyage expenses was primarily due to the $10.7 million decrease in cargo sublets during 2014 resulting from a change in the Company’s strategy relative to relets. In addition, there was a $2.1 million (2%) decrease in bunker expenses due to declining fuel prices. As previously discussed, fuel prices (which represent approximately 65% of total voyage expenses) fell from the middle through the end of 2014. These decreases were offset by the 9% increase in the number of voyage days as discussed above.

Charter Expenses

Charter expenses paid to other shipowners increased to $149.7 million for the fiscal year ended December 31, 2014 from $130.9 million for the year ended December 31, 2013. The 14% increase in charter expenses was predominantly due to higher market rates in the first quarter. The Company chartered in ships under longer charters during this time, anticipating a continued increase in market rates. As the market declined in the second quarter, some of these positions remained open. The Company responded to the falling rates by decreasing the length of its future charters to align with committed cargo days. The impact of this shift was felt mostly in the fourth quarter, at which time TCE rates showed improvement.

Vessel Operating Expenses

Vessel operating expenses for the year ended December 31, 2014 were $29.6 million, compared to $23.0 million in the comparable period in 2013, an increase of approximately 29%.The increase in vessel operating expenses was due to the increase in ownership days. Ownership days are the aggregate number of days in a period the Company has owned each vessel. The increase in ownership days was due to the acquisition of interests in three vessels during 2014, net of the impact of selling two vessels, and to the acquisition of four vessels in 2013.

Ownership days increased 26% from 3,728 in 2013 to 4,713 in 2014. The vessel operating expense expressed on a per day basis increased to $6,277 for the year ended December 31, 2014 from $6,172 for the same period in 2013, or 2%.

General and Administrative

Pangaea’s general and administrative expenses include accounting, legal and professional fees, payroll, rent and related expenses for its corporate offices. General and administrative expenses for the years ended December 31, 2014 and 2013 were $12.8 million and $11.6 million, respectively, an increase of approximately 10%. The increase in general and administrative expenses is attributable to an increase in costs incurred in conjunction with the Mergers and to the resulting public company listing expenses. Legal fees increased approximately $0.4 million, accounting and audit fees increased approximately $0.2 million, travel expenses increased $0.1 million and salary and related expenses increased approximately $0.3 million due to the increase in staff required as a public company. We also incurred approximately $0.1 million in Board of Director fees and approximately $0.1 million for Director and Officer insurance expense.

Depreciation and Amortization

For the years ended December 31, 2014 and 2013, total depreciation and amortization expense was $11.7 million and $9.6 million, respectively. During 2014, total depreciation and amortization includes approximately $10.4 million of vessel and other fixed assets depreciation, and approximately $1.3 million relating to the amortization of deferred drydocking costs. During 2013, total depreciation and amortization includes $8.8 million of vessel and other fixed assets depreciation, and $0.8 million relating to the amortization of deferred drydocking costs. The increase in depreciation and amortization expense was attributable to the acquisition of three vessels in 2014, which added approximately $1.7 million and to the full year of depreciation for two of the vessels acquired in 2013, which added approximately $0.5 million. Three vessels were drydocked in 2014 resulting in a $0.3 million increase in amortization of drydocking expenses. The other two vessels acquired in 2013 were sold in 2014. Accordingly, the Company did not incur depreciation expense in 2014, which offset the increase discussed above by approximately $0.4 million.

Loss on Impairment

The Company determined that there was an impairment indicator and performed an analysis of estimated undiscounted cash flows for each of its asset groups (vessels by size, age and special classification). See “ Long-lived Assets Impairment Considerations,” above for details regarding the Company’s accounting for impairment. As a result, a loss on impairment of these vessels totaling approximately $10.0 million is included in the consolidated statements of operations. In addition, the Company recorded a loss on impairment of the m/v Bulk Cajun of approximately $1.5 million, because the vessel was sold in February 2015 for its scrap value.

Gain on Sale of Vessels

Consistent with our approach to continually optimize our fleet, we took advantage of the strong secondhand market in the first quarter of 2014 to sell two vessels that no longer fit our overall fleet profile. The sale of m/v Bulk Providence resulted in a gain of approximately $2.2 million and the sale of the m/v Bulk Liberty resulted in a gain of approximately $1.7 million.

At December 31, 2014, the carrying amount of the m/v Bulk Discovery was determined to be higher than its estimated undiscounted future cash flows because of the higher than expected estimate of upcoming drydocking costs. At December 31, 2014, the carrying amount of the m/v Nordic Barents and m/v Nordic Bothnia were determined to be higher than their estimated undiscounted future cash flows because the TCE rates anticipated in the Company’s annual budget for 2015, which were used to calculate such cash flows, were lower than the rates forecasted as of the third quarter due to deteriorated market conditions in the fourth quarter.

Income from Operations

Income from operations was $21.4 million for the year ended December 31, 2013 compared to losses from operations of $2.5 million for the fiscal year ended December 31, 2014. The decrease is predominantly due to the loss on impairment of $11.5 million and to the increase in charter expense of $18.8 million. Charter expense as a percentage of total revenue increased from 33% in 2013 to 38% in 2014. Income from operations was also impacted by offhire of owned vessels, during which time the Company does not earn revenue, but continues to pay operating expenses. There were 250 offhire days in 2014 as compared to 61 in 2013. Most of these offhire days relate to scheduled drydockings. These increases were offset by the decrease in voyage expenses, as discussed above.

Imputed Interest on Related Party Long-Term Debt

During 2013, each of NBHC’s shareholders provided funding for the deposits on newbuildings under construction in the form of non-interest bearing long-term debt payable on January 9, 2023. The loans were carried at the present value of the future cash flows utilizing an imputed interest rate of 7.5% (which was determined by reference to rates of comparable companies on similar subordinated debt instruments). The discount of $17.8 million was being amortized over the term of the loan using the interest method. The amortization of this discount

(imputed interest) was $1.1 million for the year ended December 31, 2013. In 2014, the terms of these loans were changed to on-demand. Accordingly, the unamortized discount was recorded as a reduction in noncontrolling interest and imputed interest was not recorded after that date. The Company has an agreement in principle with the shareholders of NBHC to reclassify the related party debt to equity.

Unrealized (loss) gain on derivative instruments

The unrealized loss on derivative instruments represents the decrease in fair value of the forward freight agreements and bunker swaps. The decline in value is the result of the decrease in market TCE rates in the second and third quarters and to falling bunker prices from the end of the second quarter to the end of the year. The Company had unrealized gain on derivatives at December 31, 2013 due to improvement in the market during the 4 th quarter of the year.

Other (expense) income

The increase in other (expense) income is due to losses of approximately $2.1 million incurred in connection with the bankruptcy of the counterparty to certain of the Company’s bunker fuel swaps for positions that had not settled at the time of the bankruptcy filing. In addition, the Company recorded approximately $1.5 million of expenses resulting from legal actions.

Income Attributable to Non-controlling Interests

This amount represents the net income attributable to non-controlling interest in NBH, NBHC, BVH, and Bulk Cajun. Net income attributable to non-controlling interest for the year ended December 31, 2014 and 2013 was a loss of $1.5 million and income of $0.06 million, respectively. The decrease was predominantly due to the fact that NBH had losses of $3.2 million in 2014 as compared to $1.8 million of income, for the year ended December 31, 2013.

Liquidity and Capital Resources

Liquidity and Cash Needs

The Company has historically financed its capital requirements with cash flow from operations, the issuance of convertible redeemable preferred stock, proceeds from related party debt, and proceeds from long-term debt; and, in 2014, through the Mergers. The Company has used its funds primarily to fund its operations, vessel acquisitions, and the repayment of debt and the associated interest expense. The Company may consider debt or equity financing alternatives from time to time. However, if market conditions are negative, the Company may be unable to raise additional debt or equity financing on acceptable terms or at all. As a result, the Company may be unable to pursue opportunities to expand its business.

NBHC, a 33% owned subsidiary of the Company, has made all of its newbuilding deposits required to date by using funds from related party loans from its shareholders, the Company, ST Shipping and Transport Ltd. (“ST Shipping”) and ASO 2020 Maritime S.A. (“ASO2020”) (see the Related Party Transactions section below). The Company believes that each of NBHC’s joint venture partners, ST Shipping and ASO2020, will continue to meet the deposit schedule for the final newbuilding by making additional related party loans, and will not call any existing related party loans. However, if NBHC’s shareholders do not provide required funds, NBHC would likely need to seek replacement financing, which may not be available on acceptable terms. In such case, the Company may not be able to pursue opportunities to expand its business or meet its other commitments.

BVH, a 50% owned subsidiary of the Company, has made all of its newbuilding deposits required to date by using funds from related party loans from its shareholders, the Company and ST Shipping (see the Related Party Transactions section below). The Company believes that ST Shipping will continue to meet the deposit schedule for the newbuildings by making additional related party loans, and will not call any existing related party loans. However, if BVH’s shareholders do not provide required funds, they would likely need to seek replacement financing, which may not be available on acceptable terms. In such case, the Company may not be able to pursue opportunities to expand its business or meet its other commitments.

At June 30, 2015 and December 31, 2014 the Company has working capital deficits of $48.7 million and $59.8 million, respectively. These working capital deficits are predominantly due to the related party loans of $51.9 million and $49.4 million, respectively at June 30, 2015 and December 31, 2014 and to loans payable to the Founders and their affiliated entities of approximately $8.7 million and $9.7 million, respectively at June 30, 2015 and December 31, 2014.

In order to address any going concern issues related to the issues noted above, certain of the Company’s common shareholders have provided written agreements whereby they have committed to providing financial support in the form of loans. At June 30, 2015, the Company also had an agreement in principle with the shareholders of NBHC to convert the related party debt to equity. Additional considerations made by management in assessing the Company’s ability to continue as a going concern are: its ability to generate net income of approximately $13.1 million in the first half of 2015 during a historically low market; its ability to generate positive cash flows from operations, which were approximately $12.8 million and $9.7 million for the six months ended June 30, 2015 and 2014, respectively, and $25.0 million for the year ended December 31, 2014; its ability to adapt to changing market conditions by changing the chartered-in profile to meet its cargo commitments; its significant contract employment (COAs); and the excess of the fair value of its vessels over the current and long-term debt secured by these vessels.

Capital Expenditures

The Company’s capital expenditures relate to the purchase of interests in vessels, and capital improvements to its vessels which are expected to enhance the revenue earning capabilities and safety of these vessels. The Company’s owned fleet includes eight Panamax drybulk carriers (five of which are Ice-Class 1A), four Supramax drybulk carriers and two Handymax drybulk carriers (both of which are Ice-Class 1A).

In addition to vessel acquisitions that the Company may undertake in future periods, its other major capital expenditures include funding its program of regularly scheduled drydockings necessary to make improvements to its vessels, as well as to comply with international shipping standards and environmental laws and regulations. Although the Company has some flexibility regarding the timing of drydocking, the costs are relatively predictable. Funding of these requirements is anticipated to be met with cash from operations. The Company anticipates that this process of recertification will require it to reposition these vessels from a discharge port to shipyard facilities, which will reduce the Company’s available days and operating days during that period. The Company expects to drydock six vessels during 2015 and one vessel during 2016, at an aggregate anticipated cost of $3.4 million and $1.5 million, respectively, not including any unanticipated repairs.

Off-Balance Sheet Arrangements

The Company does not have off-balance sheet arrangements at June 30, 2015 or December 31, 2014.

Cash flows

The following table summarizes Pangaea’s net cash flows from operating, investing and financing activities for the fiscal years ended December 31, 2014 and 2013:

(In millions of U.S. dollars)	2014	2013
Net cash provided by operating activities	24.6	21.1

Net cash used in investing activities	(39.2)	(84)

Net cash provided by financing activities	25.5	62.1

Net Cash Provided by Operating Activities.   Net cash provided by operating activities during the year ended December 31, 2014 was $24.6 million, compared to net cash provided by operating activities of $21.1 million during the year ended December 31, 2013. The increase is due to changes in operating assets and liabilities, predominantly accounts receivable, which fluctuate significantly depending on the timing of voyages and the days outstanding, inventory, which varies with the number of voyages in process and bunker fuel prices, and accounts payable, accrued expenses and other current liabilities, of which the predominant fluctuation is from the timing of bunker fuel payments and the number of vessels chartered in and the related charter hire expense payments.

Net Cash Used in Investing Activities.   Net cash used in investing activities during the year ended December 31, 2013 was $39.2 million, compared to $84.0 million for the year ended December 31, 2013. The Company invested $43.9 in new vessels in 2014 and deposits on newbuildings increased by $13.1 million net of the delivery of one newbuilding in September 2014. This was offset by the sale of two vessels for $23.3 million. The Company used approximately $4.9 million for drydocking of four vessels in 2014. The Company used $81.6 million on new vessels and deposits on newbuildings in 2013 and approximately $0.7 million to upgrade vessels in 2013. Pangaea also used $1.5 million as deposits toward the purchase of interests in two vessels in 2013. Both of these ships were delivered in the first quarter of 2014.

Net Cash Provided by Financing Activities.   Net cash provided by financing activities during the year ended December 31, 2014 was $25.5 million, compared to $62.1 million for the year ended December 31, 2013. The Mergers provided cash of $8.4 million less transactions costs of $5.1 million. Related parties provided net financing of $17.4 million in 2014 as compared to $24.3 million in 2013, predominantly for vessel acquisitions and deposits on newbuildings. During the year ended December 31, 2014, cash provided through long-term debt was $5.2 million, net of payments and financing fees. In 2013, long-term debt increased $16.0 million on a net basis, and cash provided through the issuance of convertible redeemable preferred stock was $21.9 million.

Borrowing Activities

Long-term debt consists of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Bulk Pangaea Secured Note (1)	$2,428,125	$3,121,875
Bulk Discovery Secured Note (2)	3,068,000	3,780,000
Bulk Patriot Secured Note (1)	3,537,500	4,762,500
Bulk Cajun Secured Note (3)	—	853,125
Bulk Trident Secured Note (1)	7,012,501	7,650,000
Bulk Juliana Secured Note (1)	4,394,270	5,070,312
Bulk Nordic Odyssey, Bulk Nordic Orion and Bulk Nordic Oshima Loan Agreement (4)	48,375,000	51,125,000
Bulk Atlantic Secured Note (2)	7,505,000	7,890,000
Bulk Phoenix Secured Note (1)	8,483,331	8,916,665
Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)	11,369,550	12,021,730
Long Wharf Construction to Term Loan	988,606	998,148
Senior Secured Term Loan Facility of $45,000,000 (Bulk Nordic Odin Ltd. and Bulk Nordic Olympic Ltd.) (4)	44,250,000	—

Total	141,411,883	106,189,355
Less: current portion	(22,204,172)	(17,807,674)
Less: unamortized bank fees	(1,160,626)	(951,265)
Secured long-term debt	$118,047,085	$87,430,416

(1)
The Bulk Pangaea Secured Note, the Bulk Patriot Secured Note, the Bulk Juliana Secured Note, the Bulk Trident Secured Note and the Bulk Phoenix Secured Note are cross-collateralized by the vessels Bulk Pangaea, Bulk Patriot, Bulk Juliana, Bulk Trident and Bulk Newport and are guaranteed by the Company.

(2)
The Bulk Discovery Secured Note and the Bulk Atlantic Secured Note are cross-collateralized by the vessels m/v Bulk Discovery and m/v Bulk Beothuk and are guaranteed by the Company. The Bulk Discovery Secured Note was repaid on July 1, 2015.

(3)	The Bulk Cajun Secured Note was repaid on February 12, 2015 in conjunction with the sale of the m/v Bulk Cajun.

(4)
These facilities are to NBHC, of which each of the Company and its joint venture partners ST Shipping and Transport Ltd. (“STST”) and ASO 2020 Maritime S.A. ("ASO2020") own one-third. NBHC is consolidated in accordance with ASC 810-10 and as such, amounts pertaining to the non-controlling ownership held by these third parties in the financial position of NBHC are reported as non-controlling interest in the accompanying balance sheets.

(1)
The Senior Secured Post-Delivery Term Loan Facility

On April 15, 2013, the Company, through its wholly owned subsidiaries, Bulk Pangaea, Bulk Patriot, Bulk Juliana and Bulk Trident, entered into a $30.3 million Senior Secured Post-Delivery Term Loan Facility (the “Post-Delivery Facility”) to refinance the Bulk Pangaea Secured Term Loan Facility dated December 15, 2009, the Bulk Patriot Secured Term Loan Facility dated September 29, 2011, the Bulk Juliana Secured Term Loan Facility dated April 18, 2012, and the Bulk Trident Secured Term Loan Facility dated August 28, 2012, the proceeds of which were used to finance the acquisitions of the m/v Bulk Pangaea, the m/v Bulk Patriot, the m/v Bulk Juliana and the m/v Bulk Trident, respectively. The Post-Delivery Facility was subsequently amended on May 16, 2013 by the First Amendatory Agreement, to increase the facility by $8.0 million to finance the acquisition of the m/v Bulk Providence and again on August 28, 2013, by the Second Amendatory Facility, to increase the facility by $10.0 million to finance the acquisition of the m/v Bulk Newport. The m/v Bulk Providence was sold on May 27, 2014 on which date this tranche of the Post-Delivery Facility was repaid.

The Post-Delivery Facility contains financial covenants that require the Company to maintain a minimum consolidated net worth, and require the Company to maintain a minimum EBITDA to fixed charges ratio tested annually, as defined. In addition, the facility contains other Company and vessel related covenants that, among other things, restrict changes in management and ownership of the vessel, declaration of dividends, further indebtedness and mortgaging of a vessel without the bank’s prior consent. It also requires minimum collateral maintenance, which is tested at the discretion of the lender. As of June 30, 2015 and December 31, 2014, the Company was not in compliance with the consolidated debt service coverage ratio. Accordingly, the Company obtained a waiver from the Facility Agent.

The Post-Delivery Facility is divided into six tranches, as follows:

Bulk Pangaea Secured Note

Initial amount of $12,250,000, entered into in December 2009, for the acquisition of m/v Bulk Pangaea. The interest rate was fixed at 3.96% in April 2013, in conjunction with the post-delivery amendment discussed above. The amendment also modified the repayment schedule to 15 equal quarterly payments of $346,875 ending in January 2017.

Bulk Patriot Secured Note

Initial amount of $12,000,000, entered into in September 2011, for the acquisition of the m/v Bulk Patriot. Loan requires repayment in 24 equal quarterly installments of $500,000 beginning in January 2012. The interest rate was fixed at 4.01% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Trident Secured Note

Initial amount of $10,200,000, entered into in April 2012, for the acquisition of the m/v Bulk Trident. Loan requires repayment in 24 equal quarterly installments of $318,750 beginning in December 2012 with a balloon payment of $2,550,000 together with the last quarterly installment. Interest was fixed at 4.29% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Juliana Secured Note

Initial amount of $8,112,500, entered into in April 2012, for the acquisition of the m/v Bulk Juliana. Loan requires repayment in 24 equal quarterly installments of $338,021 beginning in October 2012. Interest was fixed at 4.38% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Phoenix Secured Note

Initial amount of $10,000,000, entered into in May 2013, for the acquisition of m/v Bulk Newport. Loan requires repayment in 7 equal quarterly installments of $216,667 and 16 equal quarterly installments of $416,667 with a balloon payment of $1,816,659 due in July 2019. Interest is fixed at 5.09%.

Other secured debt:

Bulk Cajun Secured Note

Initial amount of $4,550,000, entered into in October 2011, for the acquisition of the m/v Bulk Cajun. Loan requires repayment in 16 equal quarterly installments of $284,375 beginning in January 2012 with a balloon payment of $2,000,000 together with the last quarterly installment. Interest is fixed at 6.51%. This note was repaid on February 12, 2015 in conjunction with the sale of the m/v Bulk Cajun on February 26, 2015.

Bulk Discovery Secured Note

Initial amount of $9,120,000, entered into in February 2011, for the acquisition of the m/v Bulk Discovery. Loan requires repayment in 20 equal quarterly installments of $356,000 beginning in June 2011 with a balloon payment of $2,356,000 due in March 2016. Interest is fixed at a rate of 8.16%. This note was repaid on July 1, 2015.

Bulk Atlantic Secured Note

Initial amount of $8,520,000, entered into on February 18, 2013, for the acquisition of m/v Bulk Beothuk. Loan requires repayment in 8 equal quarterly installments of $90,000 beginning in May 2013, 12 equal quarterly installments of $295,000 and a balloon payment of $4,260,000 due in February 2018. Interest is fixed at 6.46%.

The other secured notes, as outlined above, also contain collateral maintenance ratio clauses. If the Company encountered a change in financial condition which, in the opinion of the lender, is likely to affect the Company’s ability to perform its obligations under the loan facility, the Company’s credit agreement could be cancelled at the lender’s sole discretion. The lender could then elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing such indebtedness. As of June 30, 2015 and December 31, 2014, the Company was not in compliance with the minimum EBIDTA to fixed charges ratio. Accordingly, the Company obtained a waiver from the Facility Agent.

Bulk Nordic Odyssey Ltd., Bulk Nordic Orion Ltd. And Bulk Nordic Oshima Ltd. – Dated September 17, 2014 Amended and Restated Loan Agreement

Initial amount of $40,000,000, entered into on August 6, 2012, for the acquisition of the m/v Nordic Odyssey and the m/v Nordic Orion. The agreement requires repayment in 20 quarterly installments of $1,000,000 beginning in October 2012, with an additional $1,000,000 installment payable on the 5th, 9th and 17th installment dates and a balloon payment of $17,000,000 due with the final installment. The amended agreement was entered into on September 17, 2014, to finance the purchase of the m/v Nordic Oshima, which was delivered to the Company on September 25, 2014. The amended agreement advanced $22,500,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 and a balloon payment of $12,000,000 due with the final installment. Interest on the advance related to m/v Nordic Odyssey and m/v Nordic Orion is floating at LIBOR plus 3.00% (3.27% at June 30, 2015). Interest on the advance related to m/v Nordic Oshima is floating at LIBOR plus 2.25% (2.52% at June 30, 2015). The amended loan is secured by first preferred mortgages on the m/v Nordic Odyssey, the m/v Nordic Orion and m/v Nordic Oshima, the assignment of earnings, insurances and requisite compensation of the three entities, and by guarantees of their shareholders. The amended agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of June 30, 2015 and December 31, 2014, the Company was in compliance with this covenant.

Term Loan Facility of USD 13,100,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)

Bulk Barents and Bulk Bothnia entered into a secured Term Loan Facility of $13,000,000 in two tranches of $6,500,000 which were drawn in conjunction with the delivery of the m/v Bulk Bothnia on January 23, 2014 and the m/v Bulk Barents on March 7, 2014. The loan is secured by mortgages on the m/v Nordic Bulk Barents and m/v Nordic Bulk Bothnia.

The facility bears interest at LIBOR plus 2.5% (2.77% at June 30, 2015). The loan requires repayment in 22 equal quarterly installments of $163,045 (per borrower) beginning in June 2014, one installment of $163,010 (per borrower) and a balloon payment of $2,750,000 (per borrower) due in December 2019. In addition, any cash in excess of $750,000 per borrower on any repayment date shall be applied toward prepayment of the relevant loan in inverse order, so the balloon payment is prepaid first. The agreement also contains a profit split in respect of the proceeds from the sale of either vessel and a minimum value clause of not less than 100% of the outstanding indebtedness. As of June 30, 2015, the Company was not in compliance with the minimum value clause. Accordingly, the Company deposited additional cash collateral of approximately $300,000 for each vessel on August 4, 2015. At December 31, 2014, the Company was in compliance with the minimum value clause.

Senior Secured Term Loan Facility of USD 45,000,000 (Bulk Nordic Odin Ltd. and Bulk Nordic Olympic Ltd.)

In January 2015, the Company entered into a loan agreement to finance the purchase of the m/v Nordic Odin and the m/v Nordic Olympic, which were delivered to the Company in February 2015. The agreement advanced $45,000,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 per borrower and a balloon payment of $12,000,000 per borrower due with the final installment. Interest on the facility is floating at LIBOR plus 2.0% (2.27% at June 30, 2015). The loan is secured by first preferred mortgages on the m/v Nordic Odin and the m/v Nordic Olympic, the assignment of earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. The agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of June 30, 2015 the Company was in compliance with this covenant.

Long Wharf Construction to Term Loan

Initial amount of $1,048,000 entered into in January 2011. The loan is payable in monthly installments based on a 25 year amortization schedule with a final balloon payment of all unpaid principal and accrued interest due January 2021. Interest is floating at LIBOR plus 2.85%. The Company entered into an interest rate swap which matures January 2021 and fixes the interest rate at 6.63%. The loan is collateralized by all real estate located at 109 Long Wharf, Newport, RI, as well as personal guarantees from the Founders and a corporate guarantee of the Company. The loan contains one financial covenant that requires the Company to maintain a minimum debt service coverage ratio, calculated on an annual basis. At December 31, 2014, the Company was not in compliance with this covenant and obtained a waiver of compliance from the lender.

The future minimum annual payments (excluding unamortized bank fees) under the debt agreements are as follows:

Years ending June 30,
(unaudited)
2015	$22,204,172
2016	18,428,050
2017	33,266,539
2018	12,838,205
2019	10,678,753
Thereafter	43,996,164
$141,411,883

Covenants

With the exception of the Company’s related party loans, certain of its debt agreements generally contain financial covenants, which require it, among other things, to maintain:

•	a consolidated leverage ratio of at least 200%;

•	a consolidated debt service ratio of at least 125%;

•	a minimum consolidated net worth of $45 million; plus 25% of the purchase price or (finance) lease amount of such vessels;

•	a consolidated minimum liquidity of not less than $16.0 million plus $1 million for each additional vessel the Company acquires.

Certain of the Company’s debt agreements also contain restrictive covenants, which may limit it and its subsidiaries’ ability to, among other things:

•	effect changes in management of the Company’s vessels;

•	sell or dispose of any of the Company’s assets, including its vessels;

•	declare and pay dividends;

•	incur additional indebtedness;

•	mortgage the Company’s vessels; and

•	incur and pay management fees or commissions.

A violation of any of the Company’s financial covenants or operating restrictions contained in its credit facilities may constitute an event of default under its credit facilities, which, unless cured within the grace period set forth under the applicable credit facility, if applicable, or waived or modified by the Company’s lenders, provides its lenders with the right to, among other things, require the Company to post additional collateral, enhance its equity and liquidity, increase its interest payments, pay down its indebtedness to a level where it is in compliance with its loan covenants, sell vessels in its fleet, reclassify its indebtedness as current liabilities and accelerate its indebtedness and foreclose their liens on its vessels and the other assets securing the credit facilities, which would impair the Company’s ability to continue to conduct its business.

Certain of the Company’s credit facilities contain a cross-default provision that may be triggered by a default under one of its other credit facilities. A cross-default provision means that a default on one loan would result in a default on certain other loans. Because of the presence of cross-default provisions in certain of the Company’s credit facilities, the refusal of any one lender under its credit facilities to grant or extend a waiver could result in certain of the Company’s indebtedness being accelerated, even if its other lenders under the Company’s credit facilities have waived covenant defaults under the respective credit facilities. If the Company’s secured indebtedness is accelerated in full or in part, it would be very difficult in the current financing environment for the Company to refinance its debt or obtain additional financing and the Company could lose its vessels and other assets securing its credit facilities if the Company’s lenders foreclose their liens, which would adversely affect the Company’s ability to conduct its business.

In connection with any waivers of or amendments to the Company’s credit facilities that it may obtain, its lenders may impose additional operating and financial restrictions on the Company or modify the terms of its existing credit facilities. These restrictions may further restrict the Company’s ability to, among other things, pay dividends, make capital expenditures or incur additional indebtedness, including through the issuance of guarantees. In addition, the Company’s lenders may require the payment of additional fees, require prepayment of a portion of its indebtedness to them, accelerate the amortization schedule for the Company’s indebtedness and increase the interest rates they charge the Company on its outstanding indebtedness.

Contractual Obligations

The following table sets forth the Company’s contractual obligations and their maturity dates as of June 30, 2015. Purchase obligations reflect the Company’s agreements for:

•
The construction of one Ice-Class 1A Panamax vessel from a Japanese shipyard through NBHC, a joint venture in which the Company owns a one-third interest. NBHC expects to take delivery of the this vessel in 2016;

•
The construction of two Ice-Class 1C Ultramax vessels from a Japanese shipyard through BVH, a joint venture which the Company owns a 50% interest. BVH expects to take delivery of these vessels in 2017.

	Total	Less than One Year	One to Three Years	Three to Five Years	More than Five Years
	(US dollars in millions)
Long-Term Debt	$109.2	$20.8	$48	$24.9	$15.5
Purchase Obligations	75.3	31.9	43.4	0	0
	$185.5	$27.3	$116.8	$24.9	$15.5

Effect of Inflation

We do not believe that inflation has had a material effect on our business, results of operations or financial condition in the past two years.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

(a)
NBH, dismissed its independent registered public accounting firm, PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab (“PwC”), effective June 3, 2015. Grant Thornton LLP has expressed reliance in its reports on the audits and reviews of the financial statements of NBH by PwC.

(b)
Grant Thornton LLP will continue to serve as the Company's independent registered public accounting firm and does not expect to express reliance on another firm in any future reports on the Company’s financial statements.

The dismissal of PwC was recommended by the Company’s audit committee.

The reports of PwC on NBH’s consolidated financial statements as of and for the years ended December 31, 2014 and 2013 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the years ended December 31, 2014 and 2013, and through the date of this Registration Statement, there were no (a) disagreements with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to PwC’s satisfaction, would have caused PwC to make reference to the subject matter thereof in connection with its reports for such years; or (b) reportable events, as described under Item 304(a)(1)(v) of Regulation S-K.

The Company provided PwC with a copy of the disclosures before its filing with the SEC and requested from PwC a letter addressed to the SEC indicating whether it agrees with such disclosures. A copy of PwC's letter dated 1 July 2015 was filed on July 2, 2015 as Exhibit 16.1 to Amendment No. 2 to Form S-1.

Quantitative and Qualitative Disclosures about Market Risks

Interest Rate Risk

The international shipping industry is capital intensive, requiring significant amounts of investment provided in the form of long-term debt. Certain of the Company’s outstanding debt contain floating interest rates that fluctuate with changes in the financial markets and in particular changes in LIBOR. Increasing interest rates could increase the Company’s interest expense and adversely impact its future earnings. In the past, the Company has managed this risk by entering into interest rate swap agreements in which the Company exchanged fixed and variable interest rates based on agreed upon notional amounts. The Company has used such derivative financial instruments as risk management tools and not for speculative or trading purposes. In addition, the counterparties to the Company’s derivative financial instruments have been major financial institutions, which helped it to manage its exposure to nonperformance of its counterparties under the Company’s debt agreements. As of June 30, 2015 and December 31, 2014, the Company was a party to one interest rate swap agreement, which had an approximate fair value of $0.1 million liability at both dates. The Company’s net effective exposure to floating interest rate fluctuations on its outstanding debt was $105.0 million and $63.1 million, respectively, at June 30, 2015 and December 31, 2014.

The Company’s interest expense is affected by changes in the general level of interest rates, particularly LIBOR. As an indication of the extent of the Company’s sensitivity to interest rate changes, an increase in LIBOR of 1% would have decreased the Company’s net income and cash flows during the six months ended June 30, 2015 and 2014 by approximately $0.5 million and $0.3 million, respectively, based on the debt levels for the beginning and ending balances of each period. The Company expects its sensitivity to interest rate changes to increase in the future if the Company enters into additional debt agreements in connection with its acquisition of additional vessels.

Forward Freight Agreements

The Company assesses risk associated with fluctuating future freight rates and, when appropriate, hedges identified economic risk with appropriate derivative instruments, specifically forward freight agreements (FFAs). Such economic hedges do not always qualify for hedge accounting under ASC 815 and as such, the usage of such derivatives can lead to fluctuations in the Company’s reported results from operations on a period-to-period basis. The aggregate fair value of these FFAs was a liability of $31,500 at June 30, 2015. There were no open FFAs at December 31, 2014.

Fuel Swap Contracts

The Company continuously monitors the market volatility associated with bunker prices and seeks to reduce the risk of such volatility through a bunker hedging program. During the six months ended June 30, 2015 and the year ended December 31, 2014, the Company entered into various fuel swap contracts that were not designated for hedge accounting. The aggregate fair value of these fuel swaps at June 30, 2015 and December 31, 2014 are liabilities of approximately $180,000 and $1,391,000, which are included in other current liabilities on the consolidated balance sheets.

DIRECTORS AND EXECUTIVE OFFICERS

The board of directors of the Company (the “Board”) is currently comprised of eight directors, six of whom were nominated by Pangaea and two of whom were nominated by Quartet. Pangaea nominated Edward Coll, Carl Claus Boggild, Peter M. Yu, Paul Hong, Richard T. du Moulin and Mark L. Filanowski. Quartet nominated Eric S. Rosenfeld and David D. Sgro. If approved at the 2015 annual meeting, our Board will consist of nine members. Each director has held office since we became a publicly traded company and will hold office until his or her term expires or until his or her death, resignation, removal or the earlier termination of his or her term of office. Messrs. Eric Rosenfeld, Richard du Moulin and Mark Filanowski serve as Class I directors, whose term expires at the Company’s 2015 annual meeting. Anthony Laura is a Class I nominee and, if elected, will be the ninth member of the Board.
Messrs. Paul Hong, Claus Boggild and David Sgro serve as Class II directors, whose term expires at the Company’s 2016 annual meeting and Messrs. Peter Yu and Edward Coll serve as Class III directors, whose term expires at the Company’s 2017 annual meeting. Messrs. Filanowski, Hong and Sgro were appointed to serve on the Company’s audit committee. Messrs. du Moulin, Rosenfeld and Yu were appointed to serve on the Company’s compensation committee and nominating committee.

Edward Coll is the Chairman of the Board and Chief Executive Officer, Carl Claus Boggild is the President and Anthony Laura is the Chief Financial Officer and Secretary, as set forth in the table below.

Name	Age	Position
Edward Coll	58	Chairman of the Board and Chief Executive Officer
Carl Claus Boggild	58	President (Brazil) and Director
Peter M. Yu	53	Director
Paul Hong	45	Director
Richard T. du Moulin	68	Director
Mark L. Filanowski	61	Director
Eric S. Rosenfeld	58	Director
David D. Sgro	39	Director
Anthony Laura	63	Chief Financial Officer and Class I Director Nominee

Biographical information concerning the directors and nominee listed above is set forth below.

Class I Directors with Terms Expiring in 2015

Eric S. Rosenfeld. Eric S. Rosenfeld serves as a director of the Company. Mr. Rosenfeld served as Quartet Merger Corp. ("Quartet") chairman of the board and chief executive officer from its inception through consummation of the merger between Quartet and the Company (the "Mergers"). Mr. Rosenfeld has been the president and chief executive officer of Crescendo Partners, L.P. (“Crescendo”), a New York-based investment firm, since its formation in November 1998. Mr. Rosenfeld has formed and served as CEO and as a director of three prior special purpose acquisition companies, Arpeggio Acquisition Corporation (“Arpeggio”), Rhapsody Acquisition Corp. (“Rhapsody”) and Trio Merger Corp. (“Trio”). Mr. Rosenfeld presently serves or has served on the board of directors of Arpeggio, Rhapsody, Trio, CPI Aerostructures, Inc., Cott Corporation, Absolute Software Corporation, Primoris Services Corporation (“Primoris”), Hill International, Spar Aerospace Limited, Hip Interactive, AD OPT Technologies Inc., Pivotal Corporation, Sierra Systems Group, Inc., Geac Computer Corporation Limited, Emergis Inc., Matrikon Inc., Dalsa Corporation, Computer Horizons Corp. and SAExploration Holdings Inc. Prior to forming Crescendo Partners, Mr. Rosenfeld had been managing director at CIBC Oppenheimer and its predecessor company Oppenheimer & Co., Inc. since 1985. Mr. Rosenfeld is a regular guest lecturer at Columbia Business School and has served on numerous panels at Queen’s University Business Law School Symposia, McGill Law School, the World Presidents’ Organization and the Value Investing Congress. He is a senior faculty member at the Director’s College. He has also been a regular guest host on CNBC. Mr. Rosenfeld received an A.B. in economics from Brown University and an M.B.A. from the Harvard Business School. We believe that Mr. Rosenfeld is qualified to serve on our Board based on his public company experience and operational experience.

Richard T. du Moulin. Mr. Richard T. du Moulin serves as a director of the Company. Mr. du Moulin is currently the President of Intrepid Shipping LLC, a position he has held since he founded Intrepid in 2002. From 1974, he spent 15 years with OMI Corporation, where he served as Executive Vice President, Chief Operating Officer, and as a member of the company's Board of Directors. From 1998 to 2002, Mr. du Moulin served as Chairman and Chief Executive Officer of Marine Transport Corporation. From 1989 to 1998, Mr. du Moulin served as Chairman and CEO of Marine Transport Lines. Mr. du Moulin is a member of the Board of Trustees and Chairman of the Seamens Church Institute of New York and New Jersey. He currently serves as a Director of Teekay Tankers and, Tidewater Inc. Mr. du Moulin served as Chairman of Intertanko, the leading trade organization for the tanker industry, from 1996 to 1999. Mr. du Moulin served in the US Navy and is a recipient of the US Coast Guard's Distinguished Service Medal. He received a BA from Dartmouth College and an MBA from Harvard University. Mr. du Moulin’s qualifications to sit on our board include his operational experience and deep knowledge of the shipping industry.

Mark L. Filanowski. Mr. Mark L. Filanowski serves as a director of the Company. Mr. Filanowski formed Intrepid Shipping LLC with Richard du Moulin in 2002. He started his career at Ernst & Young from 1976 to 1984. Subsequently, Mr. Filanowski spent 4 years at Armtek Corporation, where he served as Vice President and Controller. From 1989 to 2002, he served as Chief Financial Officer and Senior Vice President at Marine Transport Corporation, which he helped take private from NASDAQ. Mr. Filanowski is a Director of ETRE REIT, LLC and is a member of the American Bureau of Shipping. Previously, he has served as the Chairman of the Board at Arvak and at Shoreline Mutual (Bermuda) Ltd., an insurance company. Mr. Filanowski was formerly a Certified Public Accountant. He earned a BS from University of Connecticut and an MBA from New York University. Mr. Filanowski’s qualifications to sit on our board include his operational experience and deep knowledge of the shipping industry include his financial experience as a CPA with Ernst & Young as well as his positions as Controller at Armtek and as CFO at Marine Transport.

Anthony Laura. Mr. Laura is the Chief Financial Officer of the Company. Mr. Laura is a founder of Pangaea and has served as its Chief Financial Officer since its inception. Prior to co-founding Bulk Partners Ltd., the predecessor to Pangaea, in 1996, Mr. Laura spent 10 years as CFO of Commodity Ocean Transport Corporation (COTCO). Mr. Laura also served as Chief Financial Officer at Navinvest Marine Services from 1986 to 2002. Mr. Laura is a graduate of Fordham University.

Class II Directors with Terms Expiring in 2016

Paul Hong. Mr. Paul Hong serves as a director of the Company. Mr. Hong is a Senior Managing Director at Cartesian Capital Group. Prior to joining Cartesian, Paul served as Senior Vice President and General Counsel of AIG Capital Partners. Paul was previously an attorney in the corporate and tax departments of Kirkland & Ellis where he specialized in private equity transactions. Paul holds an AB in Economics from Columbia College, a JD from Columbia Law School, and an LLM in Taxation from New York University Law School. Mr. Hong’s qualifications to sit on our board include his substantial experience in the areas of business management and financial and investment expertise.

Carl Claus Boggild. Mr. Boggild is the President (Brazil) of the Company. Mr. Boggild is a founder of Pangaea and has served as its President (Brazil) since its inception. Prior to co-founding Bulk Partners Ltd., the predecessor company to Pangaea, in 1996, Mr. Boggild was Director of Chartering and Operations at the Korf Group of Germany. He also was a partner at Trasafra Ltd, a Brazilian agent for the largest independent grain parcel operator from Argentina and Brazil to Europe. He worked for Hudson Trading and Chartering where he was responsible for Brazilian related transportation services. As President of COTCO, he was responsible for the operations of its affiliate Handy Bulk Carriers Corporation. Prior to becoming President of COTCO, Mr. Boggild was an Executive Vice President and was responsible for its Latin American operations. Mr. Boggild holds a diploma in International Maritime Law. Mr. Boggild’s qualifications to sit on our board include his operational experience and deep knowledge of the shipping industry.

David D. Sgro, CFA, age 39, has been a member of our Board of Directors since March 2011, and served as our Chief Financial Officer and Secretary from our inception until consummation of the Merger. In July 2015, Mr. Sgro was appointed as the Chairman of the Audit Committee of our Board of Directors. He is currently a Senior Managing Director of Crescendo Partners, L.P. and has held various positions at Crescendo Partners since May 2005. Mr. Sgro also currently serves as a board member and as the Audit Committee Chairman of SAExploration Holdings, a NASDAQ listed provider of seismic data services to the oil and gas industries, and COM DEV International, a TSX listed designer and manufacturer of space hardware subsystems. He previously served on the Board of Directors and Audit Committee of Bridgewater Systems, Inc., a TSX listed telecommunications software company, from June 2008 to August 2011, and Primoris Services Corporation, from July 2008 to May 2011. Mr. Sgro also served as the Chief Financial Officer, Secretary and Director for Trio Merger Corp. from March 2011 until its merger with SAExploration Holdings in June 2013. Prior to joining Crescendo Partners, Mr. Sgro held analyst positions with Management Planning, Inc. and MPI Securities, Inc. Mr. Sgro is a Chartered Financial Analyst (CFA) Charterholder and holds a B.S. in Finance from The College of New Jersey and an M.B.A. from Columbia Business School. We believe that Mr. Sgro is qualified to serve on our Board based on his public company experience, operational experience and financial expertise.

Class III Directors with Terms Expiring in 2017

Edward Coll. Mr. Coll is the Chairman of the Board and Chief Executive Officer. Mr. Coll is a founder of Pangaea and has served as its Chief Executive Officer since its inception. Prior to co-founding Bulk Partners Ltd., the predecessor company to Pangaea, in 1996, Mr. Coll spent 10 years at Continental Grain Company with assignments in New York, New Orleans, Rome and Rotterdam. He joined COTCO in 1989 and became president of the company in 1993. In this position, Mr. Coll was responsible for the overall activities and businesses of three U.S public shipping companies. Mr. Coll is an elected member of the American Bureau of Shipping and has considerable expertise in the worldwide shipping and commodities markets and lectures regularly on these topics. He holds a B.S. in nautical science from the United States Merchant Marine Academy at Kings Point and a master's degree in international business from Pace University. Mr. Coll’s qualifications to sit on our board include his operational experience and deep knowledge of the shipping industry.

Peter M. Yu. Mr. Peter M. Yu serves as a director of the Company. Mr. Yu will continue to serve as a director of Pangaea, a position he has held since 2008. Mr. Yu founded Cartesian Capital Group, LLC, a global private equity firm with more than $2 billion in commitments under management and the responsibility for more than 19 investments in a variety of fields and industries, in 2006. Prior to founding Cartesian, Mr. Yu founded AIGCP in 1996 and served as President and Chief Executive Officer. Under his leadership, AIGCP became a leading international private equity firm, with more than $4.5 billion in committed capital. Prior to founding AIGCP in 1996, Mr. Yu served President Clinton as Director to the National Economic Council, the White House office responsible for developing and coordinating economic policy. A graduate of Harvard Law School, Mr. Yu served as President of the Harvard Law Review and as a law clerk on the U.S. Supreme Court. Mr. Yu received a B.A. degree from Princeton University’s Woodrow Wilson School. Mr. Yu is a director of Banco Daycoval, S.A., a publicly traded bank headquartered in Brazil. Mr. Yu is also a director of a number of private entities partly or wholly-owned by funds sponsored by Cartesian Capital Group. Mr. Yu’s qualifications to sit on our board include his substantial experience in the areas of business management and financial and investment expertise.

Each of the Company's directors (other than Mr. Laura) have been members of the Board since inception of the Company.

Director Independence

We adhere to the rules of Nasdaq in determining whether a director is independent. Our Board of Directors consults with our counsel to ensure that the Board’s determinations are consistent with those rules and all relevant securities and other laws and regulations regarding the independence of directors. The Nasdaq listing standards define an “independent director” as a person, other than an executive officer of a company or any other individual having a relationship which, in the opinion of the issuer’s Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The Nasdaq also requires the majority of the Board to be independent. Consistent with these considerations, our Board of Directors has affirmatively determined that Messrs. Yu, du Moulin, Filanowski, Hong, Rosenfeld and Sgro are independent directors. These independent directors meet in executive session at least twice a year.

Meetings and Committees of our Board of Directors

During the period from October 1, 2014 through December 31, 2014, Pangaea's Board of Directors held three meetings. We expect our directors to attend all Board and any meetings of committees of the Board of which they are members and to spend the time needed and meet as frequently as necessary to properly discharge their responsibilities. Each of our current directors attended all of the meetings of the Board and meetings of committees of the Board of which he was a member in fiscal year 2014. Although we do not have any formal policy regarding director attendance at shareholder meetings, we will attempt to schedule our meetings so that all of our directors can attend.

Our Board of Directors has a standing Audit Committee, consisting of Messrs. Sgro, Hong and Rosenfeld (whose appointment was made on July 14, 2015 by unanimous consent of the Board of Directors following the resignation of Mr. Filanowski from the Audit Committee on June 30, 2015). Our Board of Directors also has a standing Nominating Committee, consisting of Messrs. du Moulin, Rosenfeld and Yu, and a standing Compensation Committee, consisting of Messrs. du Moulin, Rosenfeld and Yu.

Board Leadership Structure and Role in Risk Oversight

The Chairman of the Board is our Chief Executive Officer, we do not have a lead independent director. Our Board of Directors’ primary function is one of oversight. The Board as a whole has responsibility for risk oversight and reviews management’s risk assessment and risk management policies and procedures. We believe our board structure provides effective independent oversight of management due to the fact that six of the nine directors will be independent. Its Audit Committee discusses with management our major financial risk exposures and the committee reports findings to our Board of Directors in connection with its risk oversight review.

Audit Committee Information

Effective October 2014, we established an audit committee of the board of directors, which was comprised of Mark Filanowski, Paul Hong and David Sgro, each of whom is an independent director. Mr. Filanowski resigned from his position on the Audit Committee on June 30, 2015 and has been replaced by Mr. Eric Rosenfeld. The Audit Committee held one meeting during 2014. The Audit Committee’s duties are specified in our Audit Committee Charter, which is posted on the Company's website at www.pangaeals.com. Such duties include, but are not limited to:

•	appoint and retain the independent auditor and approve the independent auditor’s compensation. The Committee shall have the sole authority to terminate the independent auditor;

•
pre-approve all audit services and permitted non-audit services to be performed for the Company by the independent auditor. The Committee may delegate authority to pre-approve audit services, other than the audit of the Company’s annual financial statements, and permitted non-audit services to one or more members, provided that decisions made pursuant to such delegated authority shall be presented to the full Committee at its next scheduled meeting;

•	evaluate the independent auditor’s qualification, performance and independence on an annual basis;

•	review with management and the independent auditor the audited financial statements to be included in the Company’s Annual Report on Form 10-K to be filed with the Securities and Exchange Commission;

•
review with the independent auditor any difficulties the auditor encountered in the course of the audit work, including any restrictions on the scope of the independent auditor’s activities and any significant disagreements with management and management’s response;

•	recommend to the full Board, based on the Committee’s review and discussion with management and the independent auditor, that the audited financial statements be included in the Company’s Form 10-K;

•	review the interim financial statements with management and the independent auditor prior to the filing of the Company’s Quarterly Report on Form 10 Q;

•	discuss with management the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

•
prior to the filing of each quarterly report, the Committee shall discuss with management and the independent auditor the quality and adequacy of the Company’s (1) internal controls for financial reporting, including any audit steps adopted in light of internal control deficiencies and (2) disclosure controls and procedures;

•
discuss with the independent auditor the auditor’s judgment about the quality, not just the acceptability, of the Company’s accounting principles, as applied in its financial statements and as selected by management;

•
monitor the Company’s assessment and plan to manage any key enterprise risks assigned to the Committee by the Board from time to time and discuss the Company’s major financial risk exposures and the steps that management has taken to monitor and control such exposures;

•
establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•
review no less than annually management’s programs governing codes of business conduct and ethics, conflicts of interest, legal, and environmental compliance and obtain reports from management regarding compliance with law and the Company’s code of business conduct and ethics;

•	discuss earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies;

•
review analyses prepared by management setting forth significant financial reporting issues and judgments made in connection with the preparation of financial statements, including the effects of alternative GAAP measures and off-balance sheet structures, if any, on the Company’s financial statements;

•
review and approve all changes in the selection or application of accounting principles other than those changes in accounting principles mandated by newly-adopted authoritative accounting pronouncements;

Financial Experts on Audit Committee

The Audit Committee is composed exclusively of “independent directors” who are “financially literate” as defined under the Nasdaq listing standards. The Nasdaq listing standards define “financially literate” as being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, we must certify to Nasdaq that the committee has, and will continue to have, at least one member who has past employment experience in finance or accounting, requisite professional certification in accounting, or other comparable experience or background that results in the individual’s financial sophistication. The board of directors has determined that David Sgro qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating Committee Information

Effective October 2014, we established a nominating committee of the board of directors, which consists of Richard du Moulin, Eric Rosenfeld and Peter Yu, each of whom is an independent director. The nominating committee held one meeting in 2014. The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on our board of directors. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.

Guidelines for Selecting Director Nominees

The guidelines for selecting nominees, which are specified in our Nominating Committee Charter, generally provide that persons to be nominated:

•	should have demonstrated notable or significant achievements in business, education or public service;

•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of our shareholders.

The Nominating Committee will consider a number of qualifications relating to management and leadership experience, background, integrity and professionalism in evaluating a person’s candidacy for membership on the Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.

There have been no material changes to the procedures by which security holders may recommend nominees to our board of directors. The Nominating Committee Charter is available on the Company's website at www.pangaeals.com.

Compensation Committee Information

Effective October 2014, we established a Compensation Committee which is comprised of Richard du Moulin, Eric Rosenfeld and Peter Yu. The Compensation Committee held two meetings in 2014. The Compensation Committee reviews and approves compensation paid to the Company’s officers and directors and administers the Company’s incentive compensation plans, including authority to make and modify awards under such plans. The Compensation Committee Charter is available on the Company’s website at www.pangaeals.com .

Compensation committee interlocks and insider participations

As of the date of this filing, none of the members of our Compensation Committee will be, or will have at any time during the past year been, one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or Compensation Committee of any entity that has one or more executive officers serving on our board of directors or Compensation Committee.

 Compensation committee interlocks and insider participations

As of the date of this filing, none of the members of our compensation committee will be, or will have at any time during the past year been, one of our officers or employees. None of our executive officers currently serves or in the past year has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

EXECUTIVE AND DIRECTOR COMPENSATION

The Company qualifies as an “emerging growth company,” as defined in the Jumpstart our Business Startups Act of 2012, or JOBS Act, and the following is intended to comply with the scaled-back disclosure requirements applicable to emerging growth companies.

Summary Compensation Table of The Company’s Named Executive Officers

The following Summary Compensation Table sets forth the total compensation of the Company’s “named executive officers” for the fiscal years ended December 31, 2014 and 2013, who consist of (i) the Company’s Chief Executive Officer, (ii) each of the Company’s next two most highly compensation executive officers, other than its Chief Executive Officer, who served as an executive officer at December 31, 2014 and whose total compensation exceeded $100,000, and (iii) two individuals for whom disclosure would have been required but who were not serving as executive officers of the Company at December 31, 2014.

Name and Principal Position	Year	Salary	Discretionary Bonus	All Other Compensation (1)	Total
Edward Coll	2014	$200,000	$425,000	$5,750	$630,750
Chief Executive Officer (Principal Executive Officer)	2013	$200,000	$432,500	$2,300	$634,800

Carl Claus Boggild	2014	$200,000	$200,000	$—	$400,000
President – Brazil	2013	$200,000	$—	$—	$200,000

Anthony Laura	2014	$200,000	$200,000	$5,750	$405,750
Chief Financial Officer (Principal Financial Officer)	2013	$200,000	$135,000	$2,300	$337,300

(1)	All other compensation includes employer matching contribution to the Phoenix Bulk Carriers (US) LLC 401(k) plan.

Narrative Disclosure to Summary Compensation Table

The Company does not have employment agreements with any of its senior executives, including its named executive officers, and has not previously granted its named executive officers any share or share-based awards. The Company’s compensation philosophy is to pay for performance, rewarding our executives, including our named executive officers, for their historic contributions to our performance subject to our overall performance. For the Company’s senior executives, including out named executive officers, merit increases and discretionary annual bonus awards are generally awarded in December of each year, following completion of the annual performance review cycle.

Employee Benefits and other Perquisites

The Company maintains, and its named executive officers (other than Mr. Boggild) participate in the Phoenix Bulk Carriers (US) LLC 401(k) Plan, a 401(k) retirement savings plan. Each participant who is a United States employee may contribute to the 401(k) plan, through payroll deductions, up to 90% of his or her salary limited to the maximum allowed by the Internal Revenue Service regulations. All amounts contributed by employee participants and earnings on these contributions are fully vested at all times and are not taxable to participants until withdrawn. Employee participants may elect to invest their contributions in various established funds. The Company also makes contributions to the accounts of plan participants.

Except as set forth above, the Company’s named executive officers generally participate in the same employee benefit programs as its other employees.

Outstanding Equity Awards

As of the date of this filing, none of the Company’s senior executives, including its named executive officers, held any outstanding equity- or equity-based awards in respect of the Company.

Retirement Benefits, Termination and Severance; Change in Control Payments

As of the date of this filing, none of the Company’s senior executives, including its named executive officers, have any retirement benefits (other than their right to participate in Pangaea’s 401(k) retirement plan, as described above) or have any rights to severance or other payments in connection with a termination of their employment or upon a change in control of the Company.

Compensation of Non-Employee Directors

The following table sets forth compensation expected to be earned by our non-employee directors for the period from October 1, 2014 through September 30, 2015:

Name	Fees Earned or Paid in Cash	Restricted Stock Awards	Option Awards	Non-equity incentive plan compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total

Mark Filanowski	$25,000	$69,100	$—	$—	$—	$—	$94,100

Richard DuMoulin	$25,000	$69,100	$—	$—	$—	$—	$94,100

Peter Yu	$25,000	$69,100	$—	$—	$—	$—	$94,100

Paul Hong	$25,000	$69,100	$—	$—	$—	$—	$94,100

Eric Rosenfeld	$25,000	$69,100	$—	$—	$—	$—	$94,100

David Sgro	$25,000	$69,100	$—	$—	$—	$—	$94,100

During the fiscal year ending December 31, 2014, our board of directors established a compensation program for our non-employee directors. Under the plan, these non-employee directors will receive a combination of cash compensation and restricted shares of our common stock as payment for services rendered as such members. Members of our board of directors who are not our employees received 10,000 restricted shares of our common stock pursuant to the 2014 Long-Term Incentive Plan on December 30, 2014 and on May 8, 2015 and received $25,000 cash as payment for services rendered for the annual period ending September 30, 2015. Restricted shares vest at the rate of 50% after one year and the remaining 50% after two years. All restricted shares granted on December 30, 2014 and May 8, 2015 will be forfeited if the non-employee director does not serve until the Company’s 2015 annual meeting of shareholders, except in the event of death of the non-employee director.

We also reimburse our directors for reasonable and necessary out-of-pocket expenses incurred in attending Board and committee meetings or performing other services for us in their capacities as directors.

Equity Compensation Plan Information

During 2014, the Company adopted the 2014 Share Incentive Plan (the “2014 Plan”). The purpose of the 2014 Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its affiliates and promoting the creation of long-term value for our shareholders by closely aligning the interests of such individuals with those of such shareholders. The 2014 Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants, as described below, to expend maximum effort in the creation of shareholder value.

Summary of the Pangaea Logistics Solutions Ltd. 2014 Share Incentive Plan (as amended and restated by the Board of Directors on August 7, 2015)

Overview
We are asking our shareholders to approve an amendment and restatement of the Pangaea Logistics Solutions Ltd. 2014 Long-Term Incentive Plan (the “2014 Plan”). The Board unanimously adopted the amended and restated 2014 Plan (the “Amended Plan”), subject to shareholder approval at the 2015 Annual Meeting. If approved by shareholders, the Amended Plan will become effective upon the approval of the Company’s shareholders.

Background
The 2014 Plan is currently the only share incentive plan maintained by the Company for the purpose of granting long-term incentive awards to the Company’s key employees, officers, directors and consultants. If approved by our shareholders, the Amended Plan would limit the value of awards that may be granted to non-employee directors in any calendar year at $150,000 (calculating the value of any award based in shares to be determined based on the grant date fair value of such awards for financial reporting purposes), which limitation under the 2014 Plan is 10,000 shares.

As of August 7, 2015, there were 711,987 shares available for issuance under the 2014 Plan. No additional shares are being requested for future issuance under the Amended Plan pursuant to this proposal. There are currently no stock options outstanding under the 2014 Plan and the closing price of our common shares on the Nasdaq Capital Market as of August 7, 2015 was $3.25 per share. If approved by our shareholders at the 2015 Annual Meeting, the Amended Plan will become effective upon such approval. If our shareholders do not approve the Amended Plan, the 2014 Plan will remain in full force and effect in accordance with its terms and conditions until September 30, 2024. The Company believes the revised annual limitation on the value of awards that may be granted to our non-employee directors in any calendar year sets forth a meaningful restriction on the number of awards that the Board (or a committee thereof) could potentially grant to its members in any given calendar year. The Board believes it is appropriate for this restriction to be denominated in dollars as opposed to the value of our shares.

In addition, we are seeking shareholder approval of the Amended Plan to ensure that the Company may grant long-term incentive awards that qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), to the extent applicable to the Company. To the extent our shareholders approve the Amended Plan, if, and to the extent we are subject to U.S. federal income tax, we will have the ability to grant incentive compensation that qualifies as “performance-based compensation” and will retain the corporate tax deductibility of such payments. We urge our shareholders to approve the Amended Plan.

Amended Plan Summary
The following is a summary of the material features of the Amended Plan, the complete text of which is attached to this proxy statement as Exhibit A.

Plan Administration. The Amended Plan is administered by the Board or such other committee consisting of two or more individuals appointed by the Board to administer the Amended Plan (the “Committee”). The Committee has the authority, among other things, to select participants, determine types of awards and terms and conditions of awards for participants, prescribe rules and regulations for the administration of the Amended Plan and make all decisions and determinations as deemed necessary or advisable for the administration of the Amended Plan. The Committee may delegate certain of its authority as it deems appropriate, pursuant to the terms of the Amended Plan, to officers or employees of the Company or its affiliates. The Committee’s actions will be final, conclusive and binding.
 Authorized Shares. A total of 1,500,000 common shares are reserved and available for delivery under the Amended Plan. The number of common shares reserved and available for delivery under the Amended Plan is subject to adjustment, as described below. The maximum number of common shares reserved and available for delivery under the Amended Plan may be issued in respect of incentive stock options. Common shares issued under the Amended Plan may consist of authorized but unissued common shares or previously issued common shares. Common shares underlying awards that are settled in cash, canceled, forfeited, or otherwise terminated without delivery to a participant will again be available for issuance under the Amended Plan. Common shares withheld or surrendered in connection with the payment of an exercise price of an award or to satisfy tax withholding will again become available for issuance under the Amended Plan.
Individual Limits. The maximum value of awards that may be granted to any non-employee directors of the Company in any one calendar year will not exceed $150,000 (calculating the value of any award based in shares base don the grant date fair value of such awards for financial reporting purposes and excluding, for this purpose, the value of any dividend equivalent payment paid pursuant to any award granted in a previous year. Previously, the limitation was 10,000 shares.
During any time that the Company is subject to Section 162(m) of the Code, the maximum number of shares of common stock subject to options, share appreciation rights or performance awards, in each case, that may be granted to any individual in any one calendar year may not exceed 200,000 common shares. Similarly, the maximum value of a performance award that is valued in dollars and that is intended to qualify as performance-based compensation under Section 162(m) of the Code that may be granted to any individual in any one year may not exceed $1,000,000.
Types of Awards. The types of awards that may be available under the Amended Plan are described below. All of the awards described below will be subject to the terms and conditions determined by the Committee in its sole discretion, subject to certain limitations provided in the Amended Plan. Each award granted under the Amended Plan will be evidenced by an award agreement, which will govern that award’s terms and conditions.

Non-qualified Stock Options. A non-qualified stock option is an option that is not intended to meet the qualifications of an incentive stock option, as described below. An award of a non-qualified stock option grants a participant the right to purchase a certain number of our common shares during a specified term in the future, or upon the achievement of performance or other conditions, at an exercise price set by the Committee on the grant date. The term of a non-qualified stock option will be set by the Committee but may not exceed 10 years from the grant date. The exercise price may be paid using cash, or by certified or bank cashier’s check, and if approved by the Committee (i) by delivery of common shares previously owned by the participant, (ii) by a broker-assisted, cashless exercise in accordance with procedures approved by the Committee, or (iii) by any other means approved by the Committee.
Incentive Stock Options.  An incentive stock option is an option that meets the requirements of Section 422 of the Code. Incentive stock options may be granted only to our employees or employees of certain of our subsidiaries and must have an exercise price of no less than 100% of the fair market value (or 110% with respect to a ten-percent shareholder) of a common share on the grant date and a term of no more than 10 years (or 5 years with respect to a ten-percent shareholder).
Share Appreciation Rights.  A share appreciation right entitles the participant to receive an amount equal to the difference between the fair market value of our common shares on the exercise date and the base price of the share appreciation right that is set by the Committee on the grant date, multiplied by the number of shares subject to the share appreciation right. The term of a share appreciation right will be set by the Committee but may not exceed 10 years from the grant date. Payment to a participant upon the exercise of a share appreciation right may be either in cash, common shares, or specified property as determined by the Committee.
Restricted Shares.  A restricted share award is an award of restricted common shares that does not vest until a specified period of time has elapsed, and/or upon the achievement of performance or other conditions determined by the Committee, and which will be forfeited if the conditions to vesting are not met. During the period that any restrictions apply, transfer of the restricted common shares is generally prohibited. Unless otherwise specified in their award agreement, participants generally have all of the rights of a shareholder as to the restricted common shares, including the right to vote such shares, provided, that any cash or share dividends with respect to the restricted common shares will be withheld by the Company and will be subject to forfeiture to the same degree as the restricted common shares to which such dividends relate.
Restricted Share Units.  A restricted share unit is an unfunded and unsecured obligation to issue a common share (or an equivalent cash amount) to the participant in the future. Restricted share units become payable on terms and conditions determined by the Committee and will vest and be settled at such times in cash, common shares, or other specified property, as determined by the Committee.
Other Share-Based or Cash-Based Awards.  Under the Amended Plan, the Committee may grant other types of equity-based or cash-based awards subject to such terms and conditions that the Committee may determine. Such awards may include the grant of dividend equivalents, which generally entitle the participant to receive amounts equal to the dividends that are paid on the shares underlying the award. The Committee may also grant common shares as a bonus, and may grant other awards in lieu of obligations of the Company or its affiliates to pay cash or deliver other property under the Amended Plan or under other plans or compensatory arrangements, subject to such terms and conditions as the Committee may determine.
Performance Awards.  A performance award is an award of common shares or units subject (in whole or in part) to the achievement of pre-determined performance objectives specified by the Committee. Earned performance awards may be settled in cash, common shares, or other awards (or in a combination thereof), at the discretion of the Committee. The Committee will be responsible for setting the applicable performance objectives, which will be limited to specific levels of or increases in one or more of the following business criteria: (i) earnings, including net earnings, total earnings, operating earnings, earnings growth, operating income, earnings before or after taxes, earnings before or after interest, depreciation, amortization, or extraordinary or special items or book value per share (which may exclude nonrecurring items); (ii) pre-tax income or after-tax income; (iii) earnings per share (basic or diluted); (iv) operating profit; (v) revenue, revenue growth, or rate of revenue growth; (vi) return on assets (gross or net), return on investment, return on capital, return on equity, financial return ratios, or internal rates of return; (vii) returns on sales or revenues; (viii) operating expenses; (ix) share price appreciation; (x) cash flow (including, but not limited to, operating cash flow and free cash flow), cash flow return on investment (discounted or otherwise), net cash provided by operations or cash flow in excess of cost of capital, working capital turnover; (xi) implementation or completion of critical projects or processes; (xii) economic value created; (xiii) balance sheet measurements (including, but not limited to, receivable turnover); (xiv) cumulative earnings per share growth; (xv) operating margin, profit margin, or gross margin; (xvi) share price or total shareholder return; (xvii) cost or expense targets, reductions and savings, productivity and efficiencies; (xviii) sales or sales growth; (xix) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration, market share, geographic business expansion, customer satisfaction, employee satisfaction, human resources management, supervision of litigation, information technology, and goals relating to acquisitions, divestitures, joint ventures, and similar transactions, and budget comparisons; and (xx) personal professional objectives, including any of the foregoing performance goals, the implementation of policies and plans, the negotiation of transactions, the development of long term business goals, the formation of joint ventures, research or development collaborations, and the completion of other corporate transactions.

Performance objectives may be described in terms of Company-wide objectives or objectives that are related to the performance of an individual participant, a specific division, department or function of the Company or one of its subsidiaries or affiliates. Performance objectives may be expressed in absolute terms or on a relative basis. Relative performance may be measured by a comparison to a group of peer companies or to a financial market index. The Committee may adjust any performance objective and the related minimum acceptable level of achievement if, in the sole judgment of the Committee, events or transactions have occurred after the award’s grant date that are unrelated to the performance of the Company or the participant and result in a distortion of the performance objectives or the related minimum acceptable level of achievement. However, in no event will any adjustment be made if the performance award is intended to qualify for the performance-based compensation exception under Section 162(m) and such adjustment would cause the award to fail to so qualify.
Adjustments.  The aggregate number of common shares reserved and available for delivery under the Amended Plan, the individual limitations, the number of common shares covered by each outstanding award, and the price per common share underlying each outstanding award will be equitably and proportionally adjusted or substituted, as determined by the Committee, as to the number, price or kind of share or other consideration subject to such awards in connection with share dividends, extraordinary cash dividends, share splits, reverse share splits, recapitalizations, reorganizations, mergers, amalgamations, consolidations, combinations, exchanges, or other relevant changes in our capitalization affecting our common shares or our capital structure, or in the event of any change in applicable law or circumstances that results in or could result in, as determined by the Committee in its sole discretion, any substantial dilution or enlargement of the rights intended to be granted to, or available for, participants in the Amended Plan.
Corporate Events.  In the event of a merger, amalgamation, or consolidation involving the Company in which the Company is not the surviving corporation or in which the Company is the surviving corporation but the holders of its common shares receive securities of another corporation or other property or cash, a “change in control” (as defined in the Amended Plan), or a reorganization, dissolution, or liquidation of the Company, the Committee may, in its discretion, provide for the assumption or substitution of outstanding awards, accelerate the vesting of outstanding awards, cash-out outstanding awards, or replace outstanding awards with a cash incentive program that preserves the value of the awards so replaced.
Transferability.  Awards under the Amended Plan may not be sold, transferred, pledged, or assigned other than by the will or by the applicable laws of descent and distribution, unless (for awards other than incentive stock options) otherwise provided in an award agreement or determined by the Committee.
Amendment.  The Board or the Committee may amend the Amended Plan or outstanding awards at any time. The Company’s shareholders must approve any amendment if their approval is required pursuant to applicable law or the applicable rules of each national securities exchange on which the Company’s common shares are traded. No amendment to the Amended Plan or outstanding awards which materially impairs the right of a participant is permitted unless the participant consents in writing. Shareholder approval will be required for any amendment that reduces the exercise price or base price of any outstanding award or that would be treated as a repricing under generally accepted accounting principles. Shareholder approval will also be required for the repurchase for cash or cancellation of an award at a time when its exercise price or base price, as applicable, exceeds the fair market value of a common share on the date of such repurchase or cancellation.
Termination.  The Amended Plan will terminate on the day before the tenth anniversary of the Amended Plan’s effective date. In addition, the Board or the Committee may suspend or terminate the Amended Plan at any time. Following any such suspension or termination, the Amended Plan will remain in effect to govern any then outstanding awards until such awards are forfeited, terminated or otherwise canceled or earned, exercised, settled or otherwise paid out, in accordance with their terms.
Clawback.  All awards under the Amended Plan will be subject to any incentive compensation clawback or recoupment policy currently in effect, or as may be adopted by our board of directors or any committee thereof from time to time.
Certain U.S. Federal Income Tax Consequences
The following is a brief discussion of the U.S. federal income tax consequences for stock options granted under the Amended Plan. The Amended Plan is not subject to the requirements of the Employee Retirement Income Security Act of 1974, as amended, and it is not, nor is it intended to be, qualified under Section 401(a) of the Code. This discussion is based on current law, is not intended to constitute tax advice, and does not address all aspects of U.S. federal income taxation that may be relevant to a particular participant in light of his or her personal circumstances and does not describe foreign, state, or local tax consequences, which may be substantially different. Holders of stock options under the Amended Plan are encouraged to consult with their own tax advisors.
Non-Qualified Stock Options. With respect to non-qualified stock options, (i) no income is realized by a participant at the time the stock option is granted; (ii) generally, at exercise, ordinary income is realized by the participant in an amount equal to the difference between the exercise paid for the shares and the fair market value of the shares on the date of exercise; and (iii) upon a subsequent sale of the stock received on exercise, appreciation (or depreciation) after the date of exercise is treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held, and no deduction will be allowed to such participant’s employer.

Incentive Stock Options. No income is realized by a participant upon the grant or exercise of an incentive stock option, however, such participant will generally be required to include the excess of the fair market value of the shares at exercise over the exercise price in his or her alternative minimum taxable income. If shares are issued to a participant pursuant to the exercise of an incentive stock option, and if no disqualifying disposition of such shares is made by such participant within two years after the date of grant or within one year after the transfer of such shares to such participant, then upon sale of such shares, any amount realized in excess of the exercise price will be taxed to such participant as a long-term capital gain, and any loss sustained will be a long-term capital loss.
If shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of either holding period described above, generally the participant will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of such shares at exercise (or, if less, the amount realized on the disposition of such shares) over the exercise price paid for such shares. Any further gain (or loss) realized by the participant will be taxed as short-term or long-term capital gain (or loss), as the case may be, and will not result in any deduction by the employer.
Subject to certain exceptions for disability or death, if an incentive stock option is exercised more than three months following termination of employment, the exercise of the stock option will generally be taxed as the exercise of a non-qualified stock option.
New Plan Benefits
Because awards to be granted in the future under the Amended Plan are at the discretion of the Committee and/or the Board (including awards to non-employee directors of the Company), it is not possible to determine the benefits or the amounts received or that will be received under the Amended Plan by eligible participants.
Equity Compensation Plan Information
The following table provides information as of June 30, 2015 with respect to compensation plans under which shares of the Company are authorized for issuance.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	---	---	771,987
Equity compensation plans not approved by shareholders	--	--	--
Total	---	---	771,987

During 2014, the Company adopted, and our shareholders approved, the 2014 Plan. The 2014 Plan is currently our only equity compensation plan. If approved by our shareholders at the 2015 Annual Meeting, the Amended Plan will become effective upon such approval. If our shareholders do not approve the Amended Plan, the 2014 Plan will remain in full force and effect in accordance with its terms and conditions.

Restricted Share Award

On May 1, 2015, the Company awarded certain employees a total of 668,013 restricted shares of its common stock pursuant to the 2014 Plan. These restricted shares vest at the rate of one-third on the third, fourth and fifth anniversaries of the Vesting Commencement Date, except in the event of death, disability or retirement of the employee, at which time all unvested shares will immediately vest. The Vesting Commencement Date is May 1, 2015.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

All ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms believed by us to be no less favorable to us than are available from unaffiliated third parties. Such transactions will require prior approval by our audit committee and a majority of our uninterested independent directors, in either case who had access, at our expense, to our attorneys or independent legal counsel. We will not enter into any such transaction unless our audit committee and a majority of our disinterested independent directors determine that the terms of such transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Related Party Policy

Our Code of Ethics requires us to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interests, except under guidelines approved by the board of directors (or the audit committee). Related-party transactions are defined as transactions in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5% beneficial owner of our shares of common stock, or (c) immediate family member, of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10% beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

We also require each of our directors and executive officers to complete a directors’ and officers’ questionnaire that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, officers and persons owning more than 10% of our common stock to file reports of ownership and changes of ownership with the SEC. Based on our review of the copies of such reports furnished to us, or representations from certain reporting persons that no other reports were required, we believe that all applicable filing requirements were complied with through the date of this filing.

Related Party Transactions

Escrow Agreement

The Company is a party to an Escrow Agreement, dated as of October 1, 2014, by and among Continental Stock Transfer & Trust Company, as escrow agent, the stockholders listed thereto (the “ Stockholders ”) and a representative of Quartet (the “ Escrow Agreement ”). Upon consummation of the transactions contemplated by the Merger Agreement (the “ Transactions ”), of the common shares issued to the Stockholders as consideration for the Transactions an aggregate of 1,100,000 such shares (“ Escrow Shares ”) were placed in escrow pursuant to the Escrow Agreement. Of the 1,100,000 common shares held in escrow, 550,000 shall be released on October 1, 2015 and the remaining shares will be released on October 1, 2016, in each case subject to reduction based on shares canceled for claims ultimately resolved and those still pending resolution at the time of the release. The foregoing description of the Escrow Agreement is qualified in its entirety by the terms of the Escrow Agreement, a copy of which is filed hereto as an attached hereto as Exhibit 10.1 .

Registration Rights Agreement

The Company is party to a registration rights agreement, dated October 1, 2014, by and among the Company and the Stockholders (the “ Registration Rights Agreement ”), which provides the Stockholders with certain rights to cause the Company to register under the Securities Act, the common shares issued pursuant to the Merger Agreement and any securities issued by the Company in connection with the foregoing by way of a stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or reorganization or otherwise (the foregoing, collectively, “ Registrable Securities ”). The Stockholders are entitled to certain demand and “piggy back” registration rights with respect to the Registrable Securities. The foregoing description of the Registration Rights Agreement is qualified in its entirety by the terms of the Registration Rights Agreement, a copy of which is attached hereto as Exhibit 10.2.

Lock-up Agreements

The Company has also entered into a lock-up agreement with each of the Stockholders (the “ Lock-up Agreement ”) pursuant to which they have agreed not to transfer common shares that they received upon consummation of the Mergers until (A) with respect to 50% of such shares, the earlier of (i) the date on which the closing price of the common shares exceeds $12.50 per share for any 20 trading days within a 30-trading day period and (ii) October 1, 2015 and (B) with respect to the remaining 50% of such shares, September 30, 2015, in each case subject to certain exceptions, provided, that the lock-up period shall terminate immediately prior to the consummation of a liquidation, merger, stock exchange or other similar transaction that results in any of the Company’s shareholders having the right to exchange the Company’s common shares for cash, securities or other property. The foregoing description of the Lock-up Agreement is qualified in its entirety by the terms of the Lock-up Agreement, a copy of which is attached hereto as Exhibit 10.3.

Consulting Agreement

On July 1, 2015, the Company entered into a consulting agreement with Mark Filanowski, a member of the Board, under which Mr. Filanowski will be paid $120,000 per annum.

Related party liabilities	December 31, 2014	Activity		June 30, 2015
				(unaudited)
Included in accounts payable, accrued expenses and other current liabilities on the consolidated balance sheets:
To Founders	$203,050	$—		$203,050
Affiliated companies (trade payables)	4,037,850	(3,098,241)		939,609
	$4,240,900	$(3,098,241)		$1,142,659

Included in current related party debt on the consolidated balance sheets:
Loan payable – 2011 Founders Note	4,325,000	—	i	$4,325,000
Interest payable in-kind	334,605	9,480		344,085
Loan payable to Founders	5,000,000	(1,000,000)		4,000,000
Loan payable – BVH shareholder (STST)	4,442,500	—	ii	4,442,500
Loan payable to NBHC shareholder (STST)	22,500,000	1,253,334	ii	23,753,334
Loan payable to NBHC shareholder (ASO2020)	22,499,972	1,253,334	ii	23,753,306
Total current related party debt	$59,102,077	$1,516,148		$60,618,225

i.    Payable in cash
ii    Shareholder loans provided for purposes of funding the newbuilding projects

In November 2014, the Company entered in to a $5 million Promissory Note (the “Note”) with Bulk Invest, Ltd., a company controlled by Founders. The Note is payable on demand and no later than January 1, 2016. Interest on the Note is 5%. The Company repaid $1,000,000 of the Note on May 22, 2015.

During 2013, NBHC entered into contracts to purchase four 1A ice-class newbuildings. Shareholder loans totaling approximately $47,500,000 and $45,000,000 were made as of June 30, 2015 and December 31, 2014, respectively, to fund the deposits on these vessels. On April 1, 2014, the non-interest bearing loans were amended to be payable on demand.

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. Shareholder loans totaling $4,447,500 at June 30, 2015 and December 31, 2014 were provided in order to make deposits on these contracts. The loans are payable on demand and do not bear interest.

On October 1, 2011, the Company entered into a $10,000,000 loan agreement with the Founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 the Company issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note the balance of which was $4,325,000 at June 30, 2015 and December 31, 2014.

Under the terms of a technical management agreement between the Company and Seamar Management S.A. (“Seamar”), an equity method investee, Seamar is responsible for the day-to-day operations for certain of the Company’s owned vessels. During the three month periods ended June 30, 2015 and 2014, the Company incurred technical management fees of approximately $655,000 and $615,000, respectively under this arrangement. These fees are included in vessel operating expenses in the consolidated statements of income.

On June 22, 2015, N.B.V. Nordic Bulk Ventures (Cyprus) Limited ("NBV"), a wholly-owned subsidiary of Pangaea Logistics Solutions Ltd. (the “Company"), acquired 24.5% of Nordic Bulk Holdings ApS (“NBH”) for $250,000. Prior to the transaction, NBV owned 51% of NBH. This transaction follows the conversion of $4.0 million of intercompany debt held by NBV to additional share capital of Nordic Bulk Carriers AS ("NBC"). Prior to this transaction, NBC was a wholly-owned subsidiary of NBH. Following this transaction, NBV and NBH own 98% and 2% of NBC, respectively, and the Company's combined ownership of NBC is 99.5%. NBV is an entity that is consolidated pursuant to ASC 810-10 as a wholly-owned subsidiary. NBH and NBC are entities consolidated pursuant to ASC 810-10, but which are not wholly-owned.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS, MANAGEMENT AND SELLING SHAREHOLDERS

The following table sets forth the beneficial ownership of our common shares as of most recent practicable date prior to filing by (1) each person, or group of affiliated persons, known by us to be the beneficial owner of 5% or more of our outstanding common shares, (2) each of our directors, (3) each of our named executive officers, (4) all of our directors and executive officers as a group and (5) each selling shareholder.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages reflect beneficial ownership prior to this offering as determined in accordance with Rule 13d-3 under the Exchange Act and assumes there are 35,484,993 common shares outstanding.

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Beneficial Ownership (2)
Directors and Executive Officers:
Edward Coll(3)	7,507,077	21.16%
Carl Claus Boggild(4)	7,417,105	20.90%
Richard T. du Moulin	20,000	0.06%
Mark L. Filanowski	25,500	0.07%
Eric S. Rosenfeld	376,576	1.06%
David D. Sgro	99,042	0.28%
Peter Yu (5)	13,962,926	39.35%
Anthony Laura	2,335,382	6.58%
Paul Hong*	-	* %
All Directors and Officers as a Group	31,743,608	89.46%

Name and Address of Beneficial Owner (1)	Amount and Nature of Beneficial Ownership	Approximate Percentage of Beneficial Ownership (2)
Three Percent Holders:
Edward Coll(3)	7,495,173	21.16%
Lagoa Investments(4)	7,417,105	20.90%
Leggonly, L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	1,555,334	4.38%
Malemod, L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	1,669,492	4.70
Imfinno, L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	1,099,304	3.10
Nypsun, L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	1,658,620	4.67
Pangaea One (Cayman), L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	3,297,254	9.29%
Pangaea One Parallel Fund, L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	3,081,156	8.68%
Anthony Laura	2,335,382	6.58%
Pangaea One Parallel Fund (b), L.P. c/o Cartesian Capital Group, LLC 505 Fifth Avenue, 15th Floor New York, NY 10017	1,555,307	4.38%

*Less than 1%.

(1)	Unless otherwise indicated, the business address of each of the individuals is c/o Pangaea Logistics Solutions Ltd., 109 Long Wharf, Newport, Rhode Island 02840.

(2)
The beneficial ownership of the common shares by the selling shareholders set forth in the table is determined in accordance with Rule 13d-3 under the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any common shares as to which the Selling Shareholder has sole or shared voting power or investment power and also any common shares that the Selling Shareholder has the right to acquire within 60 days. The percentage of beneficial ownership is calculated based on 35,484,993 outstanding common shares, which does not take into account the shares that may be issued to the Former Pangaea Holders upon achievement of certain net income targets. Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all common shares beneficially owned by them upon consummation of the Mergers.

(3)
Shares owned by Edward Coll include 120,000 common shares held by three irrevocable trusts for the benefit of his children as well as 25,204 open market purchases, all as to which Mr. Coll has sole or shared voting power or investment power. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Exchange Act, Mr. Coll may be deemed to be the beneficial owner of these shares.

(4)
Shares owned by Lagoa Investments. Mr. Boggild is the Managing Director of Lagoa Investments and solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Exchange Act, Mr. Boggild may be deemed to be the beneficial owner of the shares held by Lagoa Investments.

(5)
Mr. Yu is a principal officer or director of the entity directly or indirectly controlling the general partner of each of Leggonly L.P., Malemod L.P., Imfinno L.P., Nypsun L.P., (which shares were transferred from Pangaea One, L.P. on June 3, 2015), Pangaea One (Cayman), L.P., Pangaea One Parallel Fund, L.P., Pangaea One Parallel Fund (B), L.P. and Pangaea One Acquisition Holdings XIV, LLC (which owns 40,000 shares as a result of transfer agreements dated August 28, 2015 and another 6,459 acquired in open market purchases). Collectively, these entities are referred to as the “Pangaea One Entities”. Accordingly, solely for purposes of reporting beneficial ownership of such shares pursuant to Section 13(d) of the Exchange Act, Mr. Yu may be deemed to be the beneficial owner of the shares held by the Pangaea One Entities.

SHARES ELIGIBLE FOR FUTURE SALE

Sales of substantial amounts of our common shares in the public market could adversely affect prevailing market prices of our common shares. Some of our common shares are not available for sale for a certain period of time following consummation of the Mergers because they are subject to contractual and legal restrictions on resale some of which are described below. Sales of substantial amounts of common shares in the public market after these restrictions lapse, or the perception that these sales could occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Sales of Restricted Securities

All of the common shares held by the Selling Shareholders will be freely tradable without restriction under the Securities Act, unless purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the remaining common shares that will be outstanding after this offering, 34,373,070 common shares are “restricted securities” within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below. Subject to any restrictions on unvested shares issued under our share incentive plans and the lock-up agreements described below, shares held by non-affiliates that are not restricted securities or that have been owned for more than one year may be sold without regard to the provisions of Rule 144.

Rule 144

In general, under Rule 144, beginning 90 days after the date of this prospectus, a person who is not our affiliate and has not been our affiliate at any time during the preceding three months will be entitled to sell any common shares that such person has beneficially owned for at least six months, including the holding period of any prior owner other than one of our affiliates, without regard to volume limitations. Sales of our common shares by any such person would be subject to the availability of current public information about us if the shares to be sold were beneficially owned by such person for less than one year.

In addition, under Rule 144, a person may sell our common shares acquired from us immediately upon the closing of this offering, without regard to volume limitations or the availability of public information about us, if:

•	the person is not our affiliate and has not been our affiliate at any time during the preceding three months; and

•	the person has beneficially owned the shares to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates.

Beginning 90 days after the date of this prospectus, our affiliates who have beneficially owned our common shares for at least six months, including the holding period of any prior owner other than one of our affiliates, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

•	1% of the number of our common shares then outstanding, which will equal approximately 347,570 shares immediately after this offering; and

•
the average weekly trading volume in our common shares on the Nasdaq during the four calendar weeks preceding the date of filing of a Notice of Proposed Sale of Securities Pursuant to Rule 144 with respect to the sale.

Sales under Rule 144 by our affiliates are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

Equity Incentive Plans

Our Board, and our shareholders have approved, the Pangaea Logistics Solutions 2014 Share Incentive Plan (as amended and restated by the Board of Directors on August 7, 2015) (the "2014 Plan"). For additional information regarding the 2014 Plan, including the number of shares reserved for issuance, see “Executive Compensation — Stock and Retirement Plans” above.

Registration Rights

The holders of approximately 291,953 common shares, or their transferees, are entitled to certain rights with respect to the registration of the offer and sale of those shares under the Securities Act pursuant to the registration rights agreement. If these shares are registered, they will be freely tradable without restriction under the Securities Act. For a description of these registration rights, see “Certain Relationships and Related Party Transactions — Related Person Transactions — Registration Rights Agreement.”

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You may read and copy reports, proxy statements and other information filed by us with the SEC at the SEC public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549. You may access information on the Company at the SEC web site containing reports, proxy statements and other information at: http://www.sec.gov.

This Prospectus incorporates important business and financial information about us that is not included in or delivered with the Prospectus. Information and statements contained in this Prospectus or any annex to this Prospectus are qualified in all respects by reference to the copy of the relevant contract or other annex filed as an exhibit to the registration statement of which this Prospectus forms a part.

If you would like additional copies of this document or if you have questions about the Company, you should contact via phone or in writing:

Pangaea Logistics Solutions Ltd.
109 Long Wharf
Newport, Rhode Island 02840
(401) 846-7790

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$34,154,575	$29,817,507
Restricted cash	1,000,000	1,000,000
Accounts receivable (net of allowance of $4,542,781 at
June 30, 2015 and $4,029,669 at December 31, 2014)	21,004,625	27,362,216
Bunker inventory	12,611,371	15,601,659
Advance hire, prepaid expenses and other current assets	5,382,050	6,568,234
Vessels held for sale, net	3,486,254	4,523,804
Total current assets	77,638,875	84,873,420

Fixed assets, net	265,713,887	207,667,613
Investments in newbuildings in-process	15,381,477	38,471,430
Other noncurrent assets	876,964	1,450,802
Total assets	$359,611,203	$332,463,265

Liabilities and stockholders' equity
Current liabilities
Accounts payable, accrued expenses and other current liabilities	$24,918,504	$40,201,794
Related party debt	60,618,225	59,102,077
Deferred revenue	5,857,640	11,748,926
Current portion long-term debt	22,204,172	17,807,674
Line of credit	—	3,000,000
Dividend payable	12,724,825	12,824,825
Total current liabilities	126,323,366	144,685,296

Secured long-term debt, net	118,047,085	87,430,416

Commitments and contingencies	—	—

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 100,000,000 shares authorized 35,484,993 and 34,756,980 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	3,556	3,476
Additional paid-in capital	134,261,190	133,955,445
Accumulated deficit	(24,483,234)	(36,142,727)
Total Pangaea Logistics Solutions Ltd. equity	109,781,512	97,816,194
Non-controlling interests	5,459,240	2,531,359
Total stockholders' equity	115,240,752	100,347,553
Total liabilities and stockholders' equity	$359,611,203	$332,463,265

The accompanying notes are an integral part of these consolidated financial statements

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Income
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014

Revenues:
Voyage revenue	$60,902,796	$79,921,090	$151,481,738	$171,480,619
Charter revenue	4,199,976	9,858,151	8,736,822	32,511,500
	65,102,772	89,779,241	160,218,560	203,992,119
Expenses:
Voyage expense	28,129,297	41,891,955	73,453,416	90,026,561
Charter hire expense	15,195,199	33,984,808	39,854,594	77,955,869
Vessel operating expenses	7,116,502	7,732,252	14,901,830	14,651,749
General and administrative	3,916,119	2,352,591	8,234,811	4,928,876
Depreciation and amortization	3,271,238	2,744,576	6,261,832	5,296,201
Loss (gain) on sale of vessels	477,888	(2,286,232)	566,756	(2,286,232)
Total expenses	58,106,243	86,419,950	143,273,239	190,573,024

Income from operations	6,996,529	3,359,291	16,945,321	13,419,095

Other income (expense):
Interest expense, net	(1,279,933)	(1,474,773)	(2,690,704)	(2,990,652)
Interest expense related party debt	(110,763)	(20,234)	(225,729)	(62,362)
Imputed interest on related party long-term debt	—	—	—	(322,947)
Unrealized gain (loss) on derivative instruments	363,096	(1,200,334)	1,186,551	(1,571,892)
Other income (expense)	60,935	74,227	144,084	(75,773)
Total other expense, net	(966,665)	(2,621,114)	(1,585,798)	(5,023,626)

Net income	6,029,864	738,177	15,359,523	8,395,469
(Income) loss attributable to noncontrolling interests	(569,227)	491,748	(2,298,957)	(572,259)
Net income attributable to Pangaea Logistics Solutions Ltd.	$5,460,637	$1,229,925	$13,060,566	$7,823,210

Earnings (loss) per common share:
Basic	$0.15	$(0.04)	$0.37	$0.15
Diluted	$0.15	$(0.04)	$0.37	$0.15

Weighted average shares used to compute earnings
per common share (Note 8)
Basic and diluted	35,240,373	13,421,955	35,000,012	13,421,955

The accompanying notes are an integral part of these consolidated financial statements

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended June 30,
	2015	2014
Operating activities
Net income	$15,359,523	$8,395,469
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	6,261,832	5,296,201
Amortization of deferred financing costs	404,968	469,767
Unrealized (gain) loss on derivative instruments	(1,186,551)	1,571,892
Gain from equity method investee	(61,357)	—
Provision for doubtful accounts	513,112	(4,457)
Loss (gain) on sales of vessels	566,756	(2,286,232)
Write off unamortized financing costs of repaid debt	25,557	241,522
Amortization of discount on related party long-term debt	—	322,947
Share-based compensation	305,825	—
Change in operating assets and liabilities:
Accounts receivable	5,844,479	18,077,202
Bunker inventory	2,990,288	(757,527)
Advance hire, prepaid expenses and other current assets	1,821,996	1,158,809
Accounts payable, accrued expenses and other current liabilities	(14,144,360)	(13,346,491)
Deferred revenue	(5,891,286)	(9,389,418)
Net cash provided by operating activities	12,810,782	9,749,684

Investing activities
Purchase of vessels	(44,770,740)	(15,051,116)
Proceeds from sales of vessels	4,523,804	12,400,609
Deposits on newbuildings in-process	(85,000)	(3,462,453)
Drydocking costs	—	(287,416)
Purchase of building and equipment	(52,936)	(228,754)
Purchase of non-controlling interest	(250,000)	—
Net cash used in investing activities	(40,634,872)	(6,629,130)

Financing activities
Proceeds of related party debt	2,506,667	2,375,000
Payments on related party debt	(1,216,250)	(162,928)
Proceeds from long-term debt	45,000,000	13,000,000
Payments of financing and issuance costs	(729,866)	(137,579)
Payments on long-term debt	(9,777,473)	(15,520,818)
Payments on line of credit	(3,000,000)	—
Common stock dividends paid	(100,000)	(100,000)
Distribution to non-controlling interest	(521,920)	—
Net cash provided by (used in) financing activities	32,161,158	(546,325)

Net increase in cash and cash equivalents	4,337,068	2,574,229
Cash and cash equivalents at beginning of period	29,817,507	18,927,927
Cash and cash equivalents at end of period	$34,154,575	$21,502,156

Disclosure of noncash items
Dividends declared, not paid	$—	$3,564,554
Modification of shareholder loan to on demand	$—	$16,433,108
Imputed interest on related party long-term debt	$—	$322,947
Cash paid for interest	$2,407,348	$2,434,973
The accompanying notes are an integral part of these consolidated financial statements

Note 1. General Information

The accompanying consolidated financial statements include the accounts of Pangaea Logistics Solutions Ltd. and its wholly-owned subsidiaries (collectively, the “Company”, “we” or “our”). The Company is engaged in the ocean transportation of dry bulk cargoes worldwide through the ownership, chartering and operation of dry-bulk vessels. The Company's fleet is comprised of Panamax, Supramax and Handymax dry bulk carriers and the Company operates in one business segment.

The Company is a holding company, incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the mergers described below. Bulk Partners (Bermuda) Ltd. (“Bulk Partners”) a wholly owned subsidiary of the Company following the Mergers, is a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008 by three individuals who are collectively referred to as the Founders.

As of June 30, 2015, the Company owned a fleet of 14 drybulk vessels comprised of five Panamax Ice Class 1A, three Panamax, four Supramax and two Handymax Ice Class 1A vessels with an average age of approximately 11 years.

Note 2 – Completed Mergers

On April 30, 2014 the Company (formerly known as Quartet Holdco Ltd.) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Quartet Merger Corp. (“Quartet”), Quartet Merger Sub Ltd. (“Merger Sub”), Bulk Partners’ (at the time, Pangaea Logistics Solutions Ltd.), and the security holders of Bulk Partners (“Signing Holders”), which contemplated (i) Quartet merging with and into the Company, with the Company surviving such merger as the publicly-traded entity and (ii) Merger Sub merging with and into Bulk Partners with Bulk Partners surviving such merger as a wholly-owned subsidiary of the Company (collectively, the “Mergers”).

On September 26, 2014, Bulk Partners’ Board of Directors, acting by unanimous written consent, approved the Merger Agreement and the Mergers. On September 29, 2014, Quartet held a special meeting in lieu of its annual meeting of stockholders, at which time the Quartet stockholders considered and adopted, among other matters, the Merger Agreement and the Mergers.On October 1, 2014, the parties consummated the Mergers.

The Mergers were accounted for as a reverse acquisition in accordance with ASC 805-40-45-1. Under this method of accounting, Merger Sub was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Bulk Partners’ comprising the ongoing operations of the combined entity, Bulk Partners senior management comprising the senior management of the combined company, and the Bulk Partners common stockholders having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the Mergers were considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Mergers were treated as the equivalent of Bulk Partners issuing stock for the Company’s net assets, accompanied by a recapitalization. The Company’s assets were stated at their pre-combination carrying amounts, with no goodwill or other intangible assets recorded. Operations prior to the Mergers are those of Bulk Partners. The equity structure after the Mergers reflects the Company’s equity structure.

Note 3. Basis of Presentation

The accompanying consolidated balance sheets as of June 30, 2015, the consolidated statements of income for the three and six months ended June 30, 2015 and 2014 and cash flows for the six months ended June 30, 2015 and 2014 are unaudited. The unaudited interim consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position and results of operations and cash flows for the three and six months ended June 30, 2015 and 2014. The financial data and the other information disclosed in these notes to the consolidated financial statements related to these three and six month periods are unaudited. Certain information and disclosures included in the annual consolidated financial statements have been omitted for the interim periods disclosed pursuant to the rules and regulations of the SEC. The results of the three and six months ended June 30, 2015 are not necessarily indicative of the results to be expected for the year ending December 31, 2015 or for any other interim period or other future year.

 The preparation of consolidated financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The significant estimates and assumptions of the Company are the estimated salvage value used in determining depreciation expense, the allowances for doubtful accounts and the discount on interest free loans.

Advance hire, prepaid expenses and other current assets were comprised of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Advance hire	$3,851,954	$4,345,959
Prepaid expenses	1,335,877	427,889
Other current assets	194,219	1,794,386
	$5,382,050	$6,568,234

Accounts payable, accrued expenses and other current liabilities were comprised of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Accounts payable	$16,348,655	$33,538,153
Accrued voyage expenses	6,762,532	4,651,503
Accrued interest	1,220,073	540,862
Other accrued liabilities	587,244	1,471,276
	$24,918,504	$40,201,794

Note 4. Fixed Assets

At June 30, 2015, the Company’s operating fleet consisted of 14 dry bulk vessels. The carrying amount of these vessels is as follows:

	June 30,	December 31,
Vessel	2015	2014
	(unaudited)
m/v BULK PANGAEA	$20,368,405	$21,176,498
m/v BULK CAJUN (1)	—	4,523,804
m/v BULK DISCOVERY (1)	3,486,254	3,741,375
m/v BULK PATRIOT	14,361,607	14,988,585
m/v BULK JULIANA	13,615,793	14,023,118
m/v NORDIC ODYSSEY	28,539,097	29,125,309
m/v NORDIC ORION	29,057,542	29,627,397
m/v BULK TRIDENT	16,063,979	16,430,154
m/v BULK BEOTHUK	12,940,876	13,228,238
m/v BULK NEWPORT	14,421,584	14,733,879
m/v NORDIC BARENTS	6,691,807	7,000,000
m/v NORDIC BOTHNIA	6,685,204	7,000,000
m/v NORDIC OSHIMA	33,132,711	33,615,314
m/v NORDIC OLYMPIC (2)	33,359,775	—
m/v NORDIC ODIN (2)	33,555,872	—
	266,280,506	209,213,671
Other fixed assets, net	2,919,635	2,977,746
Less: vessel held for sale (1)	$(3,486,254)	$(4,523,804)
Total fixed assets, net	$265,713,887	$207,667,613

(1)In February 2015, the Company sold the m/v Bulk Cajun for its scrap value of approximately $4,524,000. On July 6, 2015, the Company entered into an agreement to sell the m/v Bulk Discovery. Accordingly, the net carrying value is included in current assets as vessels held for sale.
(2)The m/v Nordic Olympic was delivered to the Company on February 6, 2015 and the m/v Nordic Odin was delivered to the Company on February 13, 2015.

Note 5. Debt

 Long-term debt consists of the following:

	June 30, 2015	December 31, 2014
	(unaudited)
Bulk Pangaea Secured Note (1)	$2,428,125	$3,121,875
Bulk Discovery Secured Note (2)	3,068,000	3,780,000
Bulk Patriot Secured Note (1)	3,537,500	4,762,500
Bulk Cajun Secured Note (3)	—	853,125
Bulk Trident Secured Note (1)	7,012,501	7,650,000
Bulk Juliana Secured Note (1)	4,394,270	5,070,312
Bulk Nordic Odyssey, Bulk Nordic Orion and Bulk Nordic Oshima Loan Agreement (4)	48,375,000	51,125,000
Bulk Atlantic Secured Note (2)	7,505,000	7,890,000
Bulk Phoenix Secured Note (1)	8,483,331	8,916,665
Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)	11,369,550	12,021,730
Long Wharf Construction to Term Loan	988,606	998,148
Senior Secured Term Loan Facility of $45,000,000 (Bulk Nordic Odin Ltd. and Bulk Nordic Olympic Ltd.) (4)	44,250,000	—

Total	141,411,883	106,189,355
Less: current portion	(22,204,172)	(17,807,674)
Less: unamortized bank fees	(1,160,626)	(951,265)
Secured long-term debt	$118,047,085	$87,430,416

(1)
The Bulk Pangaea Secured Note, the Bulk Patriot Secured Note, the Bulk Juliana Secured Note, the Bulk Trident Secured Note and the Bulk Phoenix Secured Note are cross-collateralized by the vessels Bulk Pangaea, Bulk Patriot, Bulk Juliana, Bulk Trident and Bulk Newport and are guaranteed by the Company.

(2)
The Bulk Discovery Secured Note and the Bulk Atlantic Secured Note are cross-collateralized by the vessels m/v Bulk Discovery and m/v Bulk Beothuk and are guaranteed by the Company. The Bulk Discovery Secured Note was repaid on July 1, 2015.

(3)	The Bulk Cajun Secured Note was repaid on February 12, 2015 in conjunction with the sale of the m/v Bulk Cajun.

(4)
These facilities are to NBHC, of which each of the Company and its joint venture partners ST Shipping and Transport Ltd. (“STST”) and ASO 2020 Maritime S.A. ("ASO2020") own one-third. NBHC is consolidated in accordance with ASC 810-10 and as such, amounts pertaining to the non-controlling ownership held by these third parties in the financial position of NBHC are reported as non-controlling interest in the accompanying balance sheets.

The Senior Secured Post-Delivery Term Loan Facility

On April 15, 2013, the Company, through its wholly owned subsidiaries, Bulk Pangaea, Bulk Patriot, Bulk Juliana and Bulk Trident, entered into a $30.3 million Senior Secured Post-Delivery Term Loan Facility (the “Post-Delivery Facility”) to refinance the Bulk Pangaea Secured Term Loan Facility dated December 15, 2009, the Bulk Patriot Secured Term Loan Facility dated September 29, 2011, the Bulk Juliana Secured Term Loan Facility dated April 18, 2012, and the Bulk Trident Secured Term Loan Facility dated August 28, 2012, the proceeds of which were used to finance the acquisitions of the m/v Bulk Pangaea, the m/v Bulk Patriot, the m/v Bulk Juliana and the m/v Bulk Trident, respectively. The Post-Delivery Facility was subsequently amended on May 16, 2013 by the First Amendatory Agreement, to increase the facility by $8.0 million to finance the acquisition of the m/v Bulk Providence and again on August 28, 2013, by the Second Amendatory Facility, to increase the facility by $10.0 million to finance the acquisition of the m/v Bulk Newport. The m/v Bulk Providence was sold on May 27, 2014 on which date this tranche of the Post-Delivery Facility was repaid.

The Post-Delivery Facility contains financial covenants that require the Company to maintain a minimum consolidated net worth, and require the Company to maintain a minimum EBITDA to fixed charges ratio tested annually, as defined. In addition, the facility contains other Company and vessel related covenants that, among other things, restrict changes in management and ownership of the vessel, declaration of dividends, further indebtedness and mortgaging of a vessel without the bank’s prior consent. It also requires minimum collateral maintenance, which is tested at the discretion of the lender. As of June 30, 2015 and December 31, 2014, the Company was not in compliance with the consolidated debt service coverage ratio. Accordingly, the Company obtained a waiver from the Facility Agent.

The Post-Delivery Facility is divided into six tranches, as follows:

Bulk Pangaea Secured Note

Initial amount of $12,250,000, entered into in December 2009, for the acquisition of m/v Bulk Pangaea. The interest rate was fixed at 3.96% in April 2013, in conjunction with the post-delivery amendment discussed above. The amendment also modified the repayment schedule to 15 equal quarterly payments of $346,875 ending in January 2017.

Bulk Patriot Secured Note

Initial amount of $12,000,000, entered into in September 2011, for the acquisition of the m/v Bulk Patriot. Loan requires repayment in 24 equal quarterly installments of $500,000 beginning in January 2012. The interest rate was fixed at 4.01% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Trident Secured Note

Initial amount of $10,200,000, entered into in April 2012, for the acquisition of the m/v Bulk Trident. Loan requires repayment in 24 equal quarterly installments of $318,750 beginning in December 2012 with a balloon payment of $2,550,000 together with the last quarterly installment. Interest was fixed at 4.29% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Juliana Secured Note

Initial amount of $8,112,500, entered into in April 2012, for the acquisition of the m/v Bulk Juliana. Loan requires repayment in 24 equal quarterly installments of $338,021 beginning in October 2012. Interest was fixed at 4.38% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Phoenix Secured Note

Initial amount of $10,000,000, entered into in May 2013, for the acquisition of m/v Bulk Newport. Loan requires repayment in 7 equal quarterly installments of $216,667 and 16 equal quarterly installments of $416,667 with a balloon payment of $1,816,659 due in July 2019. Interest is fixed at 5.09%.

Other secured debt:

Bulk Cajun Secured Note

Initial amount of $4,550,000, entered into in October 2011, for the acquisition of the m/v Bulk Cajun. Loan requires repayment in 16 equal quarterly installments of $284,375 beginning in January 2012 with a balloon payment of $2,000,000 together with the last quarterly installment. Interest is fixed at 6.51%. This note was repaid on February 12, 2015 in conjunction with the sale of the m/v Bulk Cajun on February 26, 2015.

Bulk Discovery Secured Note

Initial amount of $9,120,000, entered into in February 2011, for the acquisition of the m/v Bulk Discovery. Loan requires repayment in 20 equal quarterly installments of $356,000 beginning in June 2011 with a balloon payment of $2,356,000 due in March 2016. Interest is fixed at a rate of 8.16%. This note was repaid on July 1, 2015.

Bulk Atlantic Secured Note

Initial amount of $8,520,000, entered into on February 18, 2013, for the acquisition of m/v Bulk Beothuk. Loan requires repayment in 8 equal quarterly installments of $90,000 beginning in May 2013, 12 equal quarterly installments of $295,000 and a balloon payment of $4,260,000 due in February 2018. Interest is fixed at 6.46%.

The other secured notes, as outlined above, also contain collateral maintenance ratio clauses. If the Company encountered a change in financial condition which, in the opinion of the lender, is likely to affect the Company’s ability to perform its obligations under the loan facility, the Company’s credit agreement could be cancelled at the lender’s sole discretion. The lender could then elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing such indebtedness. As of June 30, 2015 and December 31, 2014, the Company was not in compliance with the minimum EBIDTA to fixed charges ratio. Accordingly, the Company obtained a waiver from the Facility Agent.

Bulk Nordic Odyssey Ltd., Bulk Nordic Orion Ltd. And Bulk Nordic Oshima Ltd. – Dated September 17, 2014 Amended and Restated Loan Agreement

Initial amount of $40,000,000, entered into on August 6, 2012, for the acquisition of the m/v Nordic Odyssey and the m/v Nordic Orion. The agreement requires repayment in 20 quarterly installments of $1,000,000 beginning in October 2012, with an additional $1,000,000 installment payable on the 5th, 9th and 17th installment dates and a balloon payment of $17,000,000 due with the final installment. The amended agreement was entered into on September 17, 2014, to finance the purchase of the m/v Nordic Oshima, which was delivered to the Company on September 25, 2014. The amended agreement advanced $22,500,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 and a balloon payment of $12,000,000 due with the final installment. Interest on the advance related to m/v Nordic Odyssey and m/v Nordic Orion is floating at LIBOR plus 3.00% (3.27% at June 30, 2015). Interest on the advance related to m/v Nordic Oshima is floating at LIBOR plus 2.25% (2.52% at June 30, 2015). The amended loan is secured by first preferred mortgages on the m/v Nordic Odyssey, the m/v Nordic Orion and m/v Nordic Oshima, the assignment of earnings, insurances and requisite compensation of the three entities, and by guarantees of their shareholders. The amended agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of June 30, 2015 and December 31, 2014, the Company was in compliance with this covenant.

Term Loan Facility of USD 13,100,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)

Bulk Barents and Bulk Bothnia entered into a secured Term Loan Facility of $13,000,000 in two tranches of $6,500,000 which were drawn in conjunction with the delivery of the m/v Bulk Bothnia on January 23, 2014 and the m/v Bulk Barents on March 7, 2014. The loan is secured by mortgages on the m/v Nordic Bulk Barents and m/v Nordic Bulk Bothnia.

The facility bears interest at LIBOR plus 2.5% (2.77% at June 30, 2015). The loan requires repayment in 22 equal quarterly installments of $163,045 (per borrower) beginning in June 2014, one installment of $163,010 (per borrower) and a balloon payment of $2,750,000 (per borrower) due in December 2019. In addition, any cash in excess of $750,000 per borrower on any repayment date shall be applied toward prepayment of the relevant loan in inverse order, so the balloon payment is prepaid first. The agreement also contains a profit split in respect of the proceeds from the sale of either vessel and a minimum value clause of not less than 100% of the outstanding indebtedness. As of June 30, 2015, the Company was not in compliance with the minimum value clause. Accordingly, the Company deposited additional cash collateral of approximately $300,000 for each vessel on August 4, 2015. At December 31, 2014, the Company was in compliance with the minimum value clause.

Senior Secured Term Loan Facility of USD 45,000,000 (Bulk Nordic Odin Ltd. and Bulk Nordic Olympic Ltd.)

In January 2015, the Company entered into a loan agreement to finance the purchase of the m/v Nordic Odin and the m/v Nordic Olympic, which were delivered to the Company in February 2015. The agreement advanced $45,000,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 per borrower and a balloon payment of $12,000,000 per borrower due with the final installment. Interest on the facility is floating at LIBOR plus 2.0% (2.27% at June 30, 2015). The loan is secured by first preferred mortgages on the m/v Nordic Odin and the m/v Nordic Olympic, the assignment of earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. The agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of June 30, 2015 the Company was in compliance with this covenant.

Long Wharf Construction to Term Loan

Initial amount of $1,048,000 entered into in January 2011. The loan is payable in monthly installments based on a 25 year amortization schedule with a final balloon payment of all unpaid principal and accrued interest due January 2021. Interest is floating at LIBOR plus 2.85%. The Company entered into an interest rate swap which matures January 2021 and fixes the interest rate at 6.63%. The loan is collateralized by all real estate located at 109 Long Wharf, Newport, RI, as well as personal guarantees from the Founders and a corporate guarantee of the Company. The loan contains one financial covenant that requires the Company to maintain a minimum debt service coverage ratio, calculated on an annual basis. At December 31, 2014, the Company was not in compliance with this covenant and obtained a waiver of compliance from the lender.

The future minimum annual payments (excluding unamortized bank fees) under the debt agreements are as follows:

Years ending June 30,
(unaudited)
2015	$22,204,172
2016	18,428,050
2017	33,266,539
2018	12,838,205
2019	10,678,753
Thereafter	43,996,164
$141,411,883

Note 6. Derivative Instruments and Fair Value Measurements

Interest-Rate Swaps

From time to time, the Company enters into interest rate swap agreements to mitigate the risk of interest rate fluctuations on its variable rate debt. At June 30, 2015 and December 31, 2014, the Company was party to one interest rate swap, which was entered into in February 2011, as required by the 109 Long Wharf Construction Loan agreement. Under the terms of the swap agreement, the interest rate on this note is fixed at 6.63%.

The Company did not elect to designate the swap as a hedge at inception, pursuant to ASC 815, Derivatives and Hedging. Accordingly, changes in the fair value are recorded in current earnings in the accompanying consolidated statements of income.

The fair value of the interest rate swap agreements at June 30, 2015 and December 31, 2014 were liabilities of approximately $106,000 and $112,000, which are included in other current liabilities on the consolidated balance sheets based on the instrument’s maturity date. The aggregate change in the fair value of the interest rate swap agreements for the six months ended June 30, 2015 and 2014 were a gain of $6,000 and a loss of $17,000, respectively, which are reflected in the unrealized gain (loss) on derivative instruments in the accompanying consolidated statements of income.

Forward freight agreements

The Company assesses risk associated with fluctuating future freight rates and, when appropriate, hedges identified economic risk with appropriate derivative instruments, specifically forward freight agreements (FFAs). Such economic hedges do not always qualify for hedge accounting under ASC 815 and as such, the usage of such derivatives can lead to fluctuations in the Company’s reported results from operations on a period-to-period basis. The aggregate fair value of these FFAs was a liability of $31,500 at June 30, 2015. There were no open FFAs at December 31, 2014. The change in the aggregate fair value of the FFAs during the six months ended June 30, 2015 and 2014 resulted in losses of $31,500 and $1,934,000, respectively, which are included in unrealized gain (loss) on derivative instruments in the accompanying consolidated statements of income.

Fuel Swap Contracts

The Company continuously monitors the market volatility associated with bunker prices and seeks to reduce the risk of such volatility through a bunker hedging program. During the six months ended June 30, 2015 and the year ended December 31, 2014, the Company entered into various fuel swap contracts that were not designated for hedge accounting. The aggregate fair value of these fuel swaps at June 30, 2015 and December 31, 2014 are liabilities of approximately $180,000 and $1,391,000, which are included in other current liabilities on the consolidated balance sheets. The change in the aggregate fair value of the fuel swaps during the six months ended June 30, 2015 and 2014 are gains of approximately $1,211,000 and $378,000, respectively, which are included in unrealized gain (loss) on derivative instruments in the accompanying consolidated statements of income.

The three levels of the fair value hierarchy established by ASC 820, in order of priority are as follows:

Level 1 – Quoted prices in active markets for identical assets or liabilities. Our Level 1 non-derivatives include cash, money-market accounts, restricted cash accounts and investment.

Level 2 – Quoted prices for similar assets and liabilities in active markets or inputs that are observable. Our Level 2 non-derivatives include our term loan account.

Level 3 – Inputs that are unobservable (for example cash flow modeling inputs based on assumptions).

The following table summarizes assets and liabilities measured at fair value on a recurring basis at June 30, 2015 and December 31, 2014:

	Balance at June 30, 2015	Level 1	Level 2	Level 3
	(unaudited)
Margin accounts	$100,675	$100,675	$—	$—
Interest rate swaps	$(105,539)	$—	$(105,539)	$—
Fuel swap contracts	$(179,902)	$—	$(179,902)	$—
Freight forward agreements	$(31,500)		$(31,500)

	Balance at December 31, 2014	Level 1	Level 2	Level 3
Margin accounts	$439,578	$439,578	$—	$—
Interest rate swaps	$(112,124)	$—	$(112,124)	$—
Fuel swap contracts	$(1,391,195)	$—	$(1,391,195)	$—

The estimated fair values of the Company’s interest rate swap instruments, forward freight agreements and fuel swap contracts are based on market prices obtained from an independent third-party valuation specialist. Such quotes represent the estimated amounts the Company would receive to terminate the contracts.

Note 7. Related Party Transactions

	December 31, 2014	Activity		June 30, 2015
				(unaudited)
Included in accounts payable, accrued expenses and other current liabilities on the consolidated balance sheets:
To Founders	$203,050	$—		$203,050
Affiliated companies (trade payables)	4,037,850	(3,098,241)		939,609
	$4,240,900	$(3,098,241)		$1,142,659

Included in current related party debt on the consolidated balance sheets:
Loan payable – 2011 Founders Note	4,325,000	—	i	$4,325,000
Interest payable in-kind	334,605	9,480		344,085
Loan payable to Founders	5,000,000	(1,000,000)		4,000,000
Loan payable – BVH shareholder (STST)	4,442,500	—	ii	4,442,500
Loan payable to NBHC shareholder (STST)	22,500,000	1,253,334	ii	23,753,334
Loan payable to NBHC shareholder (ASO2020)	22,499,972	1,253,334	ii	23,753,306
Total current related party debt	$59,102,077	$1,516,148		$60,618,225

i.    Payable in cash
ii    Shareholder loans provided for purposes of funding the newbuilding projects

In November 2014, the Company entered in to a $5 million Promissory Note (the “Note”) with Bulk Invest, Ltd., a company controlled by Founders. The Note is payable on demand and no later than January 1, 2016. Interest on the Note is 5%. The Company repaid $1,000,000 of the Note on May 22, 2015.

During 2013, NBHC entered into contracts to purchase four 1A ice-class newbuildings. Shareholder loans totaling approximately $47,500,000 and $45,000,000 were made as of June 30, 2015 and December 31, 2014, respectively, to fund the deposits on these vessels. On April 1, 2014, the non-interest bearing loans were amended to be payable on demand.

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. Shareholder loans totaling $4,447,500 at June 30, 2015 and December 31, 2014 were provided in order to make deposits on these contracts. The loans are payable on demand and do not bear interest.

On October 1, 2011, the Company entered into a $10,000,000 loan agreement with the Founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 the Company issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note the balance of which was $4,325,000 at June 30, 2015 and December 31, 2014.

Under the terms of a technical management agreement between the Company and Seamar Management S.A. (“Seamar”), an equity method investee, Seamar is responsible for the day-to-day operations for certain of the Company’s owned vessels. During the three month periods ended June 30, 2015 and 2014, the Company incurred technical management fees of approximately $655,000 and $615,000, respectively under this arrangement. These fees are included in vessel operating expenses in the consolidated statements of income.

On June 22, 2015, N.B.V. Nordic Bulk Ventures (Cyprus) Limited ("NBV"), a wholly-owned subsidiary of Pangaea Logistics Solutions Ltd. (the “Company"), acquired 24.5% of Nordic Bulk Holdings ApS (“NBH”) for $250,000. Prior to the transaction, NBV owned 51% of NBH. This transaction follows the conversion of $4.0 million of intercompany debt held by NBV to additional share capital of Nordic Bulk Carriers AS ("NBC"). Prior to this transaction, NBC was a wholly-owned subsidiary of NBH. Following this transaction, NBV and NBH own 98% and 2% of NBC, respectively, and the Company's combined ownership of NBC is 99.5%. NBV is an entity that is consolidated pursuant to ASC 810-10 as a wholly-owned subsidiary. NBH and NBC are entities consolidated pursuant to ASC 810-10, but which are not wholly-owned.

Note 8. Earnings (Loss) Per Common Share

	Three Months Ended June 30,			Six Months Ended June 30,
	2015	2014		2015	2014
	(unaudited)	(unaudited)		(unaudited)	(unaudited)
Numerator:
Net income attributable to Pangaea Logistics Solutions Ltd.	$5,460,637	$1,229,925		$13,060,566	$7,823,210
Less: dividends declared on convertible redeemable preferred stock	—	(1,782,277)		—	(3,564,554)
Less: allocation of earnings to preferred shareholders	—	—		—	(2,244,089)

Total earnings (loss) allocated to common stock	$5,460,637	$(552,352)		$13,060,566	$2,014,567
Denominator:
Weighted-average number of shares of common stock outstanding	35,240,373	13,421,955	(1)	35,000,012	13,421,955	(1)

Basic and Diluted EPS - common stock	$0.15	$(0.04)		$0.37	$0.15

(1) Bulk Partners historical weighted average number of shares outstanding multiplied by the exchange ratio established in the Merger Agreement.

Note 9. Commitments and Contingencies

Legal Proceedings

The Company is involved in legal proceedings and may become involved in other legal matters arising in the ordinary course of its business. The Company evaluates these legal matters on a case-by-case basis to make a determination as to the impact, if any, on its business, liquidity, results of operations, financial condition or cash flows.

Other

In January 2013, the Company signed a shipbuilding contract for the construction of four Ice Class 1A panamax vessels at $32,600,000 each. The Company had a total of $6,520,000 and $29,786,000 on deposit at June 30, 2015 and December 31, 2014, respectively. The first vessel was delivered on September 25, 2014. The second vessel was delivered on February 6, 2015 and the third vessel was delivered on February 13, 2015. The balance of payment due on these three vessels was financed with commercial facilities. The fourth vessel is expected to be delivered in 2016. The second installment on the last vessel, which is equal to 10% of the purchase price, becomes due and payable upon keel-laying of the vessel. The third installment of 10% is due and payable upon launching of the vessel and the balance is due upon delivery of the vessels. The Company expects to finance the final payment with a commercial facility.

In December 2013, the Company entered into shipbuilding contracts for the construction of two ultramax vessels for $28,950,000 each. At June 30, 2015 and December 31, 2014, the Company had $8,685,000 on deposit for these newbuildings. The third installments of 5% are due and payable upon keel laying of the vessels. The fourth installments of 10% are due and payable upon launching of the vessels and the balance is due upon delivery of the vessels. The Company expects to finance the final payments with commercial facilities.

The total purchase obligations under the shipbuilding contracts are approximately $27,527,000 for the twelve months ending June 30, 2016 and approximately $47,767,000 for the twelve months ending June 30, 2017.

The Company is subject to certain asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome of these matters could affect the results of operations of any one year, and while there can be no assurance with respect thereto, management believes that after final disposition, any financial impact to the Company would not be material to its consolidated financial position, results of operations, or cash flows.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Pangaea Logistics Solutions Ltd.

We have audited the accompanying consolidated balance sheets of Pangaea Logistics Solutions Ltd. (formerly Bulk Partners (Bermuda) Ltd.) and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in convertible redeemable preferred stock and stockholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Nordic Bulk Holding ApS and its subsidiary, a majority-owned subsidiary, which statements reflect total assets constituting $18,016,804 and $21,515,471, respectively, of consolidated total assets as of December 31, 2014 and 2013, and total revenues of $153,172,860 and $129,715,144, respectively, of consolidated total revenues for the years then ended. Those statements were audited by other auditors, whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for Nordic Bulk Holding ApS and its subsidiary, is based solely on the report of the other auditors.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of the other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pangaea Logistics Solutions Ltd. (formerly Bulk Partners (Bermuda) Ltd.) and subsidiaries as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Boston, Massachusetts
March 31, 2015

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Nordic Bulk Holding ApS

We have audited the accompanying consolidated balance sheets of Nordic Bulk Holding ApS (a Danish corporation) and its subsidiary (the “Company”) as of December 31, 2014 and 2013, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nordic Bulk Holding ApS and its subsidiary as of December 31, 2014 and 2013, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers

Statsautoriseret Revisionspartnerselskab

Copenhagen, Denmark
March 30, 2015

Pangaea Logistics Solutions Ltd.
Consolidated Balance Sheets
	December 31,	December 31,
	2014	2013
Assets
Current Assets
Cash and cash equivalents	$29,817,507	$18,927,927
Restricted cash	1,000,000	500,000
Accounts receivable (net of allowance of $4,029,669 and $1,662,593 at December 31, 2014 and 2013, respectively)	27,362,216	44,688,470
Bunker inventory	15,601,659	21,072,192
Advance hire, prepaid expenses and other current assets	6,568,234	12,877,771
Vessels held for sale, net	4,523,804	-
Total current assets	84,873,420	98,066,360

Fixed assets, net	207,667,613	197,153,889
Deposits on newbuildings in-process	38,471,430	31,900,000
Other noncurrent assets	1,450,802	3,253,022
Total assets	$332,463,265	$330,373,271

Liabilities, convertible redeemable preferred stock and stockholders' equity
Current liabilities
Accounts payable and accrued expenses	$40,201,794	$45,878,378
Related party debt	59,102,077	7,616,248
Deferred revenue	11,748,926	16,155,498
Current portion of secured long-term debt	17,807,674	16,065,483
Line of credit	3,000,000	3,000,000
Dividends payable	12,824,825	23,177,503
Total current liabilities	144,685,296	111,893,110

Secured long-term debt, net	87,430,416	83,302,421
Related party long-term debt, net	-	17,303,918

Commitments and contingencies (Note 15)

Convertible redeemable preferred stock of Bulk Partners (Bermuda) Ltd., net of issuance costs ($1,000 par value, 112,500 shares authorized, 0 and 89,114 shares issued and outstanding at December 31, 2014 and December 31, 2013, respectively)	-	103,236,399

Stockholders' equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized and no shares issued or outstanding	-	-
Common stock, $0.0001 par value, 100,000,000 shares authorized 34,756,980 shares issued and outstanding at December 31, 2014, 13,421,955 shares issued and outstanding at December 31, 2013	3,476	1,342
Additional paid-in capital	133,955,445	85,987
Accumulated deficit	(36,142,727)	(5,933,870)
Total Bulk Partners (Bermuda) Ltd. (deficit) equity	97,816,194	(5,846,541)
Non-controlling interests	2,531,359	20,483,964
Total stockholders' equity	100,347,553	14,637,423

Total liabilities, convertible redeemable preferred stock and stockholders' equity	$332,463,265	$330,373,271
 The accompanying notes are an integral part of these financial statements.

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Income

	Years ended December 31,
	2014	2013

Revenues:
Voyage revenue	$345,235,869	$336,160,290
Charter revenue	53,040,336	56,310,682
	398,276,205	392,470,972
Expenses:
Voyage expense	189,474,578	196,035,698
Charter expense	149,653,797	130,879,639
Vessel operating expenses	29,583,386	22,958,049
General and administrative	12,831,330	11,599,121
Depreciation and amortization	11,668,128	9,614,859
Loss on impairment of vessels	11,506,631	-
Gain on sale of vessels	(3,947,600)	-
Total expenses	400,770,250	371,087,366

(Loss) income from operations	(2,494,045)	21,383,606

Other income (expense)
Interest expense	(5,644,057)	(5,487,246)
Interest expense related party debt	(263,648)	(411,784)
Imputed interest on related party long-term debt	(322,946)	(1,117,231)
Unrealized (loss) gain on derivative instruments	(1,230,132)	1,101,239
Other (expense) income	(3,693,118)	45,937
Total other expense, net	(11,153,901)	(5,869,085)

Net (loss) income	(13,647,946)	15,514,521
(Loss) income attributable to non-controlling interests	1,519,497	(62,152)

Net (loss) income attributable to Pangaea Logistics Solutions Ltd.	$(12,128,449)	$15,452,369

(Loss) earnings per common share (Note 5):
Basic	$(1.61)	$(0.65)
Diluted	$(1.61)	$(0.65)

Weighted average shares used to compute (loss) earnings per common share (Note 5)
Basic and diluted	18,726,308	13,421,955

The accompanying notes are an integral part of these financial statements.

Pangaea Logistics Solutions Ltd. Consolidated Statements of Changes in Convertible Redeemable Preferred Stock and Stockholders' Equity

	Convertible Redeemable Preferred Stock		Common Stock		Additional Paid-in	Retained Earnings Accumulated	Total Pangaea Logistics Solutions Ltd.	Non- Controlling	Total Stockholders'
	Shares		Shares		Capital	Deficit	(Deficit) Equity	Interest	Equity
Balance at December 31, 2012	64,048	$69,450,675	87,329	$87,329	$197,035	$174,385	$458,749	$3,202,768	$3,661,517

Retroactive restatement to reflect common shares issued in the Mergers (Note 2)			13,334,626	(85,987)	85,987	—	—	—	—
Recognized beneficial conversion feature of convertible redeemable preferred stock at issuance date	—	—	—	—	4,927,423	(4,927,423)	—	—	—
Issuance of convertible redeemable preferred stock as settlement of accrued dividends	167	213,152	—	—	—	(45,843)	(45,843)	—	(45,843)
Issuance of convertible redeemable preferred stock as repayment of notes payable	3,000	4,429,217	—	—	(167,420)	(1,261,797)	(1,429,217)		(1,429,217)
Issuance of convertible redeemable preferred stock for cash, net of issuance costs of $273,740	21,899	29,143,355	—	—	(412,308)	(7,105,607)	(7,517,915)	—	(7,517,915)
Dividend on common stock and participating preferred dividend declared					(4,544,730)	(8,155,270)	(12,700,000)	—	(12,700,000)
Imputed interest on related party long term debt	—	—	—	—	—		—	17,873,285	17,873,285
Restructuring of NBHC (Note 1)	—	—	—	—	—	(64,684)	(64,684)	(654,241)	(718,925)
Net income	—	—	—	—	—	15,452,369	15,452,369	62,152	15,514,521
Balance at December 31, 2013	89,114	$103,236,399	13,421,955	$1,342	$85,987	$(5,933,870)	$(5,846,541)	$20,483,964	$14,637,423

Accrued convertible redeemable preferred stock dividends	—	—	—	—	—	(6,303,747)	(6,303,747)	—	(6,303,747)
Recognized beneficial conversion feature of convertible redeemable preferred stock at issuance date	—	—	—	—	11,776,661	(11,776,661)	—	—	—
Issuance of convertible redeemable preferred stock as settlement of accrued dividends	16,556	28,332,960	—	—	(11,776,661)	—	(11,776,661)	—	(11,776,661)
Imputed interest on related party long term debt	—	—	—	—	—	—	—	322,946	322,946
Shareholder loan modification	—	—	—	—	—	—	—	(16,756,054)	(16,756,054)
Conversion of preferred stock to common shares	(105,670)	(131,569,359)	115,352	12	131,569,347	—	131,569,359	—	131,569,359
Merger transaction	—	—	20,744,364	2,074	5,025,752	—	5,027,826	—	5,027,826
Merger costs	—	—	415,309	42	(2,727,451)	—	(2,727,409)	—	(2,727,409)
Issuance of restricted shares	—	—	60,000	6	1,810	—	1,816	—	1,816
Net loss	—	—	—	—	—	(12,128,449)	(12,128,449)	(1,519,497)	(13,647,946)
Balance at December 31, 2014	—	$—	34,756,980	$3,476	$133,955,445	$(36,142,727)	$97,816,194	$2,531,359	$100,347,553
The accompanying notes are an integral part of these consolidated financial statements

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2014	2013
Operating activities
Net (loss) income	$(13,647,946)	$15,514,521
Adjustments to reconcile net income to net cash provided by operations:
Depreciation and amortization expense	11,668,128	9,614,859
Amortization of deferred financing costs and bank fees	954,604	949,929
Unrealized loss (gain) on derivative instruments	1,230,132	(1,101,239)
Loss (income) from equity method investee	265,443	(10,224)
Provision for doubtful accounts	2,764,836	652,318
Gain on sales of vessels	(3,947,600)	-
Loss on impairment of vessels	11,506,631	-
Write off unamortized financing costs of repaid debt	471,834	-
Amortization of discount on related party long-term debt	322,946	1,117,231
Change in operating assets and liabilities:	1,816	-
Restricted cash	(500,000)	-
Accounts receivable	14,561,418	(15,445,496)
Bunker inventory	5,470,533	(7,215,740)
Advance hire, prepaid expenses and other current assets	4,291,713	(2,643,908)
Account payable, accrued expenses and other current liabilities	(6,413,198)	16,952,155
Deferred revenue	(4,406,572)	2,733,051
Net cash provided by operating activities	24,594,718	21,117,457

Investing activities
Purchase of vessels	(43,914,439)	(49,736,191)
Proceeds from sales of vessels	23,279,387	—
Deposits on newbuildings in-process	(13,101,430)	(31,900,000)
Drydocking costs	(4,880,041)	(731,285)
Purchase of building and equipment	(560,955)	(112,899)
Deposits on vessel purchase	—	(1,500,000)
Net cash used in investing activities	(39,177,478)	(83,980,375)

Financing activities
Proceeds from Mergers	5,035,636	-
Proceeds of related party debt	17,651,149	29,554,972
Payments on related party debt	(225,291)	(5,274,075)
Proceeds from long-term debt	35,500,000	32,205,000
Payments of financing and issuance costs	(484,380)	(1,799,314)
Payments on long-term debt	(30,051,021)	(14,401,426)
Merger costs	(1,853,753)	-
Proceeds from issuance of convertible redeemable preferred stock	-	21,899,180
Common stock dividends paid	(100,000)	(100,000)
Decrease in restricted cash	-	187,500
Distributions to non-controlling interest	-	(176,667)
Net cash provided by financing activities	25,472,340	62,095,170

Net (decrease) increase in cash and cash equivalents	10,889,580	(767,748)
Cash and Cash equivalents at beginning of period	18,927,927	19,695,675

Cash and Cash Equivalents at end of period	$29,817,507	$18,927,927

The accompanying notes are an integral part of these financial statements.

Pangaea Logistics Solutions Ltd.
Consolidated Statements of Cash Flows - Continued

	Year Ended December 31,
	2014	2013

Disclosure of noncash items
Dividends declared, not paid	$6,303,622	$12,700,000
Issuance of convertible redeemable preferred stock as settlement of accrued dividends	$28,332,960	$213,152
Issuance of convertible redeemable preferred stock in settlement of notes payable	$—	$4,429,217
Issuance of common stock in settlement of merger related costs	$4,234,015	$—
Issuance of convertible redeemable preferred stock in settlement of common stock dividend	$—	$—
Beneficial conversion feature of convertible redeemable preferred stock at issuance date	$11,776,661	$8,959,421
Modification of Shareholder loan to on Demand	$16,433,107	$—
Imputed interest on related party long-term debt	$322,946	$17,873,285
Transfer of ownership to noncontrolling interest	$—	$360,000
Cash paid for interest	$5,112,858	$4,059,340

The accompanying notes are an integral part of these financial statements.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements
Years Ended December 31, 2014 and 2013

NOTE 1 - GENERAL INFORMATION

Pangaea Logistics Solutions Ltd. and its subsidiaries (collectively, the “Company” or “Pangaea”) is a provider of seaborne drybulk transportation services. Pangaea utilizes its logistics expertise to service a broad base of industrial customers who require the transportation of a wide variety of drybulk cargoes, including grains, pig iron, hot briquetted iron, bauxite, alumina, cement clinker, dolomite and limestone. The Company addresses the transportation needs of its customers by undertaking a comprehensive set of services and activities, including cargo loading, cargo discharge, vessel chartering, voyage planning, and technical vessel management.

The Company is a holding company incorporated under the laws of Bermuda as an exempted company on April 29, 2014 in connection with the mergers described below. Bulk Partners (Bermuda) Ltd. (“Bulk Partners”), which following the mergers, is wholly owned by the Company, and which is also a holding company that was incorporated under the laws of Bermuda as an exempted company on June 17, 2008, by three individuals who are collectively referred to as the Founders.

NOTE 2 - COMPLETED MERGERS

On April 30, 2014 the Company (formerly known as Quartet Holdco Ltd.,) entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with Quartet Merger Corp. (“Quartet”), Quartet Merger Sub Ltd. (“Merger Sub”), Bulk Partners (at the time, Pangaea Logistics Solutions Ltd.), and the security holders of Bulk Partners (“Signing Holders”), which contemplated (i) Quartet merging with and into the Company, with the Company surviving such merger as the publicly-traded entity and (ii) Merger Sub merging with and into Bulk Partners with Bulk Partners surviving such merger as a wholly-owned subsidiary of the Company (collectively, the “Mergers”).

The Mergers were accounted for as a reverse acquisition in accordance with ASC 805-40-45-1. Under this method of accounting, Merger Sub was treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Bulk Partners comprising the ongoing operations of the combined entity, Bulk Partners’ senior management comprising the senior management of the combined company, and the Bulk Partners common stockholders having a majority of the voting power of the combined entity. In accordance with guidance applicable to these circumstances, the Mergers were considered to be a capital transaction in substance. Accordingly, for accounting purposes, the Mergers were treated as the equivalent of Bulk Partners issuing stock for the Company’s net assets, accompanied by a recapitalization. The Company’s assets were stated at their pre-combination carrying amounts, with no goodwill or other intangible assets recorded. Operations prior to the Mergers are those of Bulk Partners. The equity structure after the Mergers reflects the Company’s equity structure.

On September 29, 2014, Quartet held a special meeting in lieu of its annual meeting of stockholders, at which time the Quartet stockholders considered and adopted, among other matters, the Merger Agreement and the Mergers. On September 26, 2014, Bulk Partners’ Board of Directors, acting by unanimous written consent, approved the Merger Agreement and the Mergers. On October 1, 2014, the parties consummated the Mergers.

In the mergers, holders of 8,840,014 shares of Quartet common stock sold in its initial public offering (“public shares”) exercised their rights to convert those shares to cash at a conversion price of approximately $10.20 per share, or an aggregate of approximately $90.1 million. As a result of the number of public shares converted into cash, the Quartet initial stockholders forfeited 1,739,062 shares (the “Forfeited Shares”) of Quartet common stock immediately prior to the closing of the Mergers (the “Closing”).

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 2 - COMPLETED MERGERS - Continued

Upon the Closing, the former security holders of Quartet were issued an aggregate of 3,130,844 common shares of the Company, including 1,026,812 common shares of the Registrant issued in exchange for Quartet’s then outstanding rights.

In accordance with the terms of Bulk Partners’ convertible redeemable preferred stock, upon the Closing, 105,670 outstanding convertible redeemable preferred shares were converted into 115,352 Bulk Partners’ common shares.  The Signing Holders received 29,411,765 shares of the Company in exchange for these common shares and an additional 1,739,062 Forfeited Shares, or 31,150,827 shares in aggregate.

Further, in connection with the mergers, Quartet entered into agreements with certain third parties pursuant to which such parties agreed to accept payment for certain amounts owed to them for merger related services in shares of the Company, resulting in the issuance of an aggregate of 291,953 common shares.  Additionally, 420,000 unit purchase options of Quartet were converted into 123,356 common shares of the Company.  These shares of 415,309 in total, are denoted as “Advisors to the Mergers” shares.

At December 31, 2014, there are 34,756,980 common shares of the Company issued and outstanding of which the Signing Holders own approximately 89.7%.

NOTE 3 - NATURE OF ORGANIZATION

The consolidated financial statements include the operations of Pangaea Logistics Solutions Ltd. and its wholly-owned subsidiaries (collectively referred to as “the Company”), as well as other entities consolidated pursuant to Accounting Standards Codification (“ASC”) 810, Consolidation . A summary of the Company’s consolidation policy is provided in Note 4. A summary of the Company’s variable interest entities is provided at Note 6. At December 31, 2014 and 2013, entities that are consolidated pursuant to ASC 810-10 include the following wholly-owned subsidiaries:

·	Bulk Partners (Bermuda) Ltd. (“Bulk”) - a corporation that was duly organized under the laws of the Bermuda. The primary purpose of this corporation is a holding company.

·
Phoenix Bulk Carriers (BVI) Limited (“PBC”) - a corporation that was duly organized under the laws of the British Virgin Islands. The primary purpose of this corporation is to manage and operate ocean-going vessels.

·	Phoenix Bulk Management Bermuda Limited (“PBM”) - a corporation that was duly organized under the laws of Bermuda. Certain of the administrative management functions of PBC have been assigned to PBM.

·	Americas Bulk Transport (BVI) Limited - a corporation that was duly organized under the laws of the British Virgin Islands. The primary purpose of this corporation is to charter ships.

·
Bulk Ocean Shipping (Bermuda) Ltd. - a corporation that was duly organized under the laws of Bermuda. The primary purpose of this corporation is to manage the fuel procurement of the chartered vessels.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 3 - NATURE OF ORGANIZATION - Continued

·	Phoenix Bulk Carriers (US) LLC - a corporation that duly organized under the laws of Delaware. The primary purpose of this corporation is to act as the U.S. administrative agent for the Company.

·	Allseas Logistics Bermuda Ltd. - a corporation that was duly organized under the laws of Bermuda. The primary purpose of this corporation is the Treasury Agent for the group of Companies.

·
Bulk Pangaea Limited (“Bulk Pangaea”) - a corporation that was duly organized under the laws of Bermuda. Bulk Pangaea was established in September 2009 for the purpose of acquiring the motor vessel (“m/v”) Bulk Pangaea.

·
Bulk Discovery (Bermuda) Ltd. (“Bulk Discovery”) - a corporation that was duly organized under the laws of Bermuda. Bulk Discovery was established in February 2011 for the purpose of acquiring the m/v Bulk Discovery. In February 2015, the Company initiated a plan to sell the m/v Bulk Discovery.

·
Bulk Cajun Bermuda Ltd. (“Bulk Cajun”) - a corporation that was duly organized under the laws of Bermuda. Bulk Cajun was established in May 2011 for the purpose of acquiring the m/v Bulk Cajun. The Company sold 10% of Bulk Cajun to a third party during 2013. On January 29, 2015, the Company entered into an agreement to sell the m/v Bulk Cajun.

·	Bulk Patriot Ltd. (“Bulk Patriot”) - a corporation that was duly organized under the laws of Bermuda. Bulk Patriot was established in September 2011 for the purpose of acquiring the m/v Bulk Patriot.

·	Bulk Juliana Ltd. (“Bulk Juliana”) - a corporation that was duly organized under the laws of Bermuda. Bulk Juliana was established in March 2012 for the purpose of acquiring the m/v Bulk Juliana.

·	Bulk Trident Ltd. (“Bulk Trident”) - a corporation that was duly organized under the laws of Bermuda. Bulk Trident was established in August 2012 for the purpose of acquiring the m/v Bulk Trident.

·	Bulk Atlantic Ltd. (“Bulk Beothuk”) - a corporation that was duly organized under the laws of Bermuda. Bulk Atlantic was established in February 2013 for the purpose of acquiring the m/v Bulk Beothuk.

·
Bulk Providence Ltd. (“Bulk Providence”) - a corporation that was duly organized under the laws of Bermuda. Bulk Providence was established in May 2013 for the purpose of acquiring the m/v Bulk Providence. The m/v Bulk Providence was sold on May 27, 2014 and Bulk Providence was subsequently liquidated.

·
Bulk Liberty Ltd. (“Bulk Liberty”) - a corporation that was duly organized under the laws of Bermuda. Bulk Liberty was established in April 2013 for the purpose of acquiring the m/v Bulk Liberty. The m/v Bulk Liberty was sold on July 4, 2014 and Bulk Liberty was subsequently liquidated.

·	Bulk Phoenix Ltd. (“Bulk Phoenix”) - a corporation that was duly organized under the laws of Bermuda. Bulk Phoenix was established in July 2013 for the purpose of acquiring the m/v Bulk Newport.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 3 - NATURE OF ORGANIZATION - Continued

·
Nordic Bulk Barents Ltd. (“Bulk Barents”) - a corporation that was duly organized under the laws of Bermuda. Bulk Barents was established in November 2013 for the purpose of acquiring the m/v Nordic Barents.

·
Nordic Bulk Bothnia Ltd. (“Bulk Bothnia”) - a corporation that was duly organized under the laws of Bermuda. Bulk Bothnia was established in November 2013 for the purpose of acquiring the m/v Nordic Bothnia.

·
109 Long Wharf LLC (“Long Wharf”) - a corporation that was duly organized under the laws of Delaware for the objective and purpose of holding real estate located in Newport, Rhode Island. Long Wharf was owned by two of the Company’s Founders until September 1, 2014, at which time ownership was transferred to the Company. Prior to the transfer, Long Wharf was heavily dependent on the Company to fund its operations. Accordingly, the Company has consolidated 100% of Long Wharf for the years ended December 31, 2014 and 2013.

At December 31, 2014 and 2013, entities that are consolidated pursuant to ASC 810-10, but which are not wholly-owned, include the following:

·
Nordic Bulk Holding ApS (“NBH”) - a corporation that was duly organized in March 2009 under the laws of Denmark. The primary purpose of this corporation is to manage and operate vessels through its wholly owned subsidiary Nordic Bulk Carriers AS (“NBC”). NBC specializes in ice trading, as well as the carriage of a wide range of commodities, including cement clinker, steel scrap, fertilizers, and grains. The Company has a 51% ownership interest in NBH at December 31, 2014 and 2013. The accompanying consolidated financial statements include the operations of NBH for the years ended December 31, 2014 and 2013.

·
Bulk Nordic Odyssey Ltd. (“Odyssey”) and Bulk Nordic Orion Ltd. (“Orion”) - corporations that were duly organized under the laws of Bermuda. Odyssey and Orion were established in March 2012, for the purpose of acquiring the m/v Nordic Odyssey and the m/v Nordic Orion. At December 31, 2012 the Company had a 50% ownership interest in each, Odyssey and Orion, the remainder of which is owned by a third-party. The operating results of Odyssey and Orion are 100% dependent on transactions with related parties and affiliates. In January 2013, the Company entered into a share transfer restructuring agreement and the Odyssey and Orion were transferred to Nordic Bulk Holding Company Ltd.

·
Nordic Bulk Holding Company Ltd. (“NBHC”) - a corporation that was duly organized under the laws of Bermuda. NBHC was established in October 2012, together with a third-party, for the purpose of owning Odyssey and Orion and to invest in additional vessels, through its wholly-owned subsidiaries. In January 2013, the Company entered into a share transfer restructuring agreement (“the January 2013 transaction”), through which the shareholders of Odyssey and Orion transferred their share of those entities and their zero-interest subordinated shareholder loans to the entities, to NBHC in exchange for the shares of NBHC. The Company also entered into a subscription agreement which authorized the issuance of additional shares to be subscribed by a third party. As a result, at December 31, 2014 and 2013 the Company had one-third ownership interest in NBHC, the remainder of which is owned by third-parties. The operating results of NBHC are 100% dependent on transactions with related parties and affiliates. Accordingly, the Company has consolidated NBHC for the year ended December 31, 2013. Bulk Nordic Oshima Ltd. (“Oshima”), Bulk Nordic Olympic Ltd. (“Olympic”) and Bulk Nordic Odin Ltd. (“Odin”), corporations duly organized under the laws of Bermuda in 2014, are owned by NBHC. These entities were established for the purpose of owning m/v Nordic Oshima, m/v Nordic Olympic and m/v Nordic Odin, respectively.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 3 - NATURE OF ORGANIZATION - Continued

·
Nordic Bulk Ventures Holding Company Ltd. (“BVH”) - a corporation that was duly organized under the laws of Bermuda. BVH was established in August 2013, together with a third-party, for the purpose of owning Bulk Nordic Five Ltd. (“Five”) and Bulk Nordic Six Ltd. (“Six”). Five and Six are corporations that were duly organized under the laws of Bermuda in November 2013 for the purpose of owning new ultramax newbuildings to be delivered in 2016. At December 31, 2014 and 2013 the Company had a 50% ownership interest in BVH, the remainder of which is owned by a third-party. The operating results of BVH are 100% dependent on transactions with related parties and affiliates. Accordingly, the Company has consolidated BVH for the years ended December 31, 2014 and 2013.

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

This summary of significant accounting policies of the Company and its subsidiaries is presented to assist in understanding the Company’s consolidated financial statements. These accounting policies conform to accounting principles generally accepted in the United States, and have been applied in the preparation of the consolidated financial statements.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Significant estimates include the establishment of the allowance for doubtful accounts, the fair value of convertible redeemable preferred stock, the discount on interest free loans and the estimate of salvage value used in determining vessel depreciation expense.

Consolidation

The purpose of consolidated financial statements is to present the financial position and results of operations of a company and its subsidiaries as if the group were a single company. The first step in the Company’s consolidation policy is to determine whether an entity is to be evaluated for potential consolidation based on its outstanding voting interests or its variable interests. Accordingly, the Company first determines whether the entity is a Variable Interest Entity (“VIE”) pursuant to the provisions of ASC 810-10. If the entity is a VIE, consolidation is based on the entity’s variable interests and not its outstanding voting shares. If the entity is not determined to be a VIE, the Company evaluates the entity based on its outstanding voting interests.

Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of the Company’s subsidiaries and/or consolidated VIEs are reported as non-controlling interest in the accompanying consolidated balance sheets.

As previously indicated, certain of the entities within the Company’s consolidated financial statements are heavily dependent on financing and operating activities with and among affiliates and/or related parties. Accordingly, as part of the Company’s consolidation process, intercompany transactions are eliminated in the consolidated financial statements.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Business Combinations

On April 30, 2014 the Company entered into the Merger Agreement. The Mergers were accounted for as a capital transaction in accordance with ASC 805-40-45-1, as described in Note 2.

Prior to the January 2013 transaction, Odyssey and Orion were owned 50% by the Company and 50% by ST Shipping and Transport Ltd. (“STST”). These shareholders transferred their shares in Odyssey and Orion to NBHC in connection with the January 2013 transaction. On the same date, the net assets of Odyssey and Orion were transferred to NBHC. In accordance with ASC 805-50, this transaction was considered a combination between entities under common control; therefore, the net assets of Odyssey and Orion were transferred at their carrying values.

Revenue Recognition

Voyage revenues represent revenues earned by the Company, principally from voyage charters. A voyage charter involves the carriage of a specific amount and type of cargo on a load port-to-discharge port basis, subject to various cargo handling terms. Under a voyage charter, the revenues are earned and recognized ratably over the duration of the voyage. Estimated losses under a voyage charter are provided for in full at the time such losses become probable. Demurrage, which is included in voyage revenues, represents payments by the charterer to the vessel owner when loading and discharging time exceed the stipulated time in the voyage charter. Demurrage is measured in accordance with the provisions of the respective charter agreements and the circumstances under which demurrage revenues arise, and is also earned and recognized ratably over the duration of the voyage to which it pertains. Voyage revenue recognized is presented net of address commissions.

Charter revenues relate to a time charter arrangement under which the vessel owner is paid charter hire on a per-day basis for a specified period of time. Revenues from time charters are earned and recognized on a straight-line basis over the term of the charter, as the vessel operates under the charter.

Deferred Revenue

Billings for services for which revenue is not recognized in the current period are recorded as deferred revenue. Deferred revenue recognized in the accompanying consolidated balance sheets is expected to be realized within 12 months of the balance sheet date.

Voyage Expenses

The Company incurs expenses for voyage charters that include bunkers (fuel), port charges, canal tolls, broker commissions and cargo handling operations, which are expensed as incurred.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Charter Expenses

The Company relies on a combination of owned and chartered-in vessels to support its operations. The Company hires vessels under time charters, and recognizes the charter hire payments as expense on a straight-line basis over the term of the charter. Charter hire payments are typically made in advance, and the unrecognized portion is reflected as advance hire in the accompanying consolidated balance sheets. Under the time charters, the vessel owner is responsible for the vessel operating costs such as crews, maintenance and repairs, insurance, and stores.

Vessel Operating Expenses

Vessel operating expenses (“VOE”) represent the cost to operate the Company’s owned vessels. VOE include crew wages and related costs, the cost of insurance, expenses relating to repairs and maintenance, the cost of spares and consumables, other miscellaneous expenses, and technical management fees. Technical management services include day-to-day vessel operations, performing general vessel maintenance, ensuring regulatory and classification society compliance, arranging the hire of crew and purchasing stores, supplies and spare parts. These expenses are recognized as incurred. The Company had technical management agreements for certain vessels with an equity method investee.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk consist primarily of cash equivalents, trade receivables and derivative instruments. The Company maintains its cash accounts with various high-quality financial institutions in the United States, Germany, and Bermuda. The Company performs periodic evaluations of the relative credit standing of these financial institutions. The Company does not believe that significant concentration of credit risk exists with respect to these cash equivalents. Trade accounts receivable are recorded at the invoiced amount, and do not bear interest. Credit risk with respect to trade accounts receivable is limited due to the long-standing relationships with significant customers, and their relative financial stability. The Company performs ongoing credit evaluations of its customers’ financial condition, but does not require collateral. Derivative instruments are recorded at fair value. During the year ended December 31, 2014, the Company had losses relating to the bankruptcy of its counterparty to certain fuel swap contracts of approximately $2,146,000, which is included in other (expense) income in the consolidated statements of operations. The Company does not have any off-balance sheet credit exposure related to its customers.

At December 31, 2014, three customers accounted for 35% of the Company’s trade accounts receivable. At December 31, 2013, there were three customers that accounted for 49% of the Company’s trade accounts receivable.

At December 31, 2014, customers in each of the following countries accounted for at least 10% of the Company’s accounts receivable; Canada (33%), the United States (27%), and Brazil (11%). At December 31, 2013 customers in each of the following countries accounted for at least 10% of the Company’s accounts receivable; the United States (27%) and Switzerland (11%).

For the year ended December 31, 2014, revenue from customers in each of the following countries accounted for at least 10% of total revenue; the United States (21%), Switzerland (18%) and Canada (11%). For the year ended December 31, 2013 customers in each of the following countries accounted for at least 10% of total revenue; the United States (27%), Switzerland (11%), and Canada (10%).

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

For the years ended December 31, 2014 and 2013, no single customer accounted for 10% or more of total revenue.

Cash and Cash Equivalents

Cash and cash equivalents include short-term deposits with an original maturity of less than three months. Cash and cash equivalents by type were as follows:

	December 31,
	2014	2013

Money market accounts - cash equivalents	$24,238,756	$17,622,598

Cash (1)	5,578,751	1,305,329

Total	$29,817,507	$18,927,927

(1) Consists of cash deposits at various major banks.

Restricted Cash

Restricted cash at December 31, 2014 and 2013 consists of $500,000 held by a facility agent as required by the Bank of America Letter of Credit on behalf of PBC as security for a performance guarantee on a contract, and $500,000 held by a facility agent as required by the Bulk Atlantic Secured Note (NOTE 12).

Allowance for Doubtful Accounts

The Company provides a specific reserve for significant outstanding accounts that are considered potentially uncollectible in whole or in part. In addition, the Company’s policy based on experience is to establish a reserve equal to approximately 25% of accounts receivable balances that are 30-180 days past due and approximately 50% of accounts receivable balances that are 180 or more days past due, and which are not otherwise reserved. The reserve estimates are adjusted as additional information becomes available, or as payments are made. At December 31, 2014 and 2013, the Company has provided an allowance for doubtful accounts of $4,029,669 and $1,662,593 respectively, for amounts that are not expected to be fully collected. The provision for doubtful accounts was $2,764,836 in 2014 and $652,318 in 2013. The Company wrote off $397,760 and $341,316 during 2014 and 2013, respectively, which amounts were previously included in the allowance, because these amounts were determined to be uncollectible.

Bunker Inventory

Inventory is primarily comprised of fuel oil purchased and stored onboard a vessel. Inventory is measured at the lower of cost under the first-in, first-out method or net realizable value.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Advanced Hire, Prepaid Expenses and Other Current Assets

Advance hire represents payment to ship owners under time-charters for days subsequent to the balance sheet date. Hire is typically paid in advance for the following fifteen days, but intervals vary by time-charter party. Prepaid expenses include advance funding to the technical manager for vessel operating expenses, lubricating oils and stores kept on board owned vessels, voyage expenses paid in advance. Other assets include deposits held by counterparties to various derivative instruments and the fair value of derivative instruments when it exceeds the settlement price of the instrument.

At December 31, advance hire, prepaid expenses and other current assets were comprised of the following:

	2014	2013

Advance hire	$4,345,959	$8,788,882

Prepaid expenses	427,889	514,169

Other current assets	1,794,386	3,441,074

Total	$6,568,234	$12,744,125

Vessels and Depreciation

Vessels are stated at cost, which includes contract price and acquisition costs. Significant betterments to vessels are capitalized; maintenance and repairs that do not improve or extend the lives of the vessels are expensed as incurred. Depreciation is provided using the straight-line method over the remaining estimated useful lives of the vessels (excluding the time a vessel in is dry dock), based on cost less salvage value. Each vessel’s salvage value is equal to the product of its lightweight tonnage and an estimated scrap rate of $375 per ton, which was determined by reference to quoted rates and is reviewed annually. The Company estimates the useful life of its vessels to be 25 years to 30 years from the date of initial delivery from the shipyard. The remaining estimated useful lives of the current fleet are 4 - 25 years. The Company does not incur depreciation expense when vessels are taken out of service for dry docking.

Vessels held for sale are carried at estimated fair value less cost to sell and depreciation is discontinued. The Company committed to sell the 1984 built m/v Bulk Cajun in October 2014. Accordingly, the vessel was written down to its fair value less cost to sell and classified as held for sale at December 31, 2014. The difference between the carrying amount of the m/v Bulk Cajun and the fair value less cost to sell of approximately $1,531,000 is included as a loss on impairment of vessels in the consolidated statements of operations.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Dry Docking Expenses and Amortization

Significant upgrades made to the vessels during dry docking are capitalized when incurred and amortized on a straight-line basis over the five year period until the next dry docking. Costs capitalized as part of the dry docking include direct costs incurred to meet regulatory requirements that add economic life to the vessel, that increase the vessel’s earnings capacity or which improve the vessel’s efficiency. Direct costs include the shipyard costs, parts, inspection fees, steel, blasting and painting. Expenditures for normal maintenance and repairs, whether incurred as part of the dry docking or not, are expensed as incurred. Unamortized dry-docking costs of vessels that are sold are written off and included in the calculation of the resulting gain or loss on sale.

Long-lived Assets Impairment Considerations

The carrying values of the Company’s vessels may not represent their fair market value or the amount that could be obtained by selling the vessel at any point in time since the market prices of second-hand vessels tend to fluctuate with changes in charter rates and the cost of new vessels. Historically, both charter rates and vessel values tend to be cyclical. The carrying amounts of vessels held and used by the Company are reviewed for potential impairment whenever events or changes in circumstances indicate that the carrying amount of a particular vessel may not be fully recoverable. In such instances, an impairment charge would be recognized if the estimate of the undiscounted future cash flows expected to result from the use of the vessel and its eventual disposition is less than the vessel’s carrying amount. This assessment is made at the asset group level which represents the lowest level for which identifiable cash flows are largely independent of other groups of assets. The asset groups established by the Company are defined by vessel size, age and classification. At December 31, 2014 and 2013, the Company identified a potential impairment indicator based on the estimated market value of its vessels. As a result, the Company evaluated each asset group for impairment by estimating the total undiscounted cash flows expected to result from the use of the asset group and its eventual disposal.

The significant factors and assumptions used in the undiscounted projected net operating cash flow analysis include: the Company’s estimate of future time charter equivalent (“TCE”) rates based on current rates under existing charters and contracts, and an index of TCE rates applicable to the size of the ship, when available. The Company applies a multiple to account for expected growth or decline in TCE rates due to market conditions for periods beyond those for which an index rate is available. Projected net operating cash flows are net of brokerage and address commissions and exclude revenue on scheduled off-hire days. The Company uses the current vessel operating expense budget, estimated costs of drydocking and historical general and administrative expenses as the basis for its expected outflows, and applies an inflation factor it considers appropriate. The net of these inflows and outflows, plus an estimated salvage value, constitutes the projected undiscounted future cash flows.

Accordingly, a loss on impairment of approximately $9,976,000 million, which is equal to the excess of the carrying amount of the assets over their fair value less estimated cost to sell, is recorded in the consolidated statements of operations.

At December 31, 2013, the estimated undiscounted future cash flows exceeded the carrying amount of the asset groups in the consolidated balance sheets and therefore, the Company did not recognize a charge to impairment.

At December 31, 2014, the carrying amount of the m/v Bulk Discovery was determined to be higher than its estimated undiscounted future cash flows because of the higher than expected estimate of upcoming drydocking costs. At December 31, 2014, the carrying amount of the m/v Nordic Barents and m/v Nordic Bothnia were determined to be higher than their estimated undiscounted future cash flows because the TCE rates anticipated in the Company’s annual budget for 2015, which were used to calculate such cash flows, were lower than the rates forecasted as of the third quarter due to deteriorated market conditions in the fourth quarter.

 In addition, the Company sold the m/v Bulk Cajun in February 2015. A loss on impairment of approximately $1.5 million is included in the consolidated statements of operations for the year ended December 31, 2014 because the vessel was sold for its scrap value value, which was less than its carrying amount.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Deferred Financing Costs, Bank Fees and Amortization

Qualifying expenses associated with commercial financing are capitalized and are amortized over the terms of the respective financing arrangement using the effective interest method, generally ranging from four to six years.

In connection with the Company’s two secured term loans obtained in 2014, the Company capitalized financing costs of approximately $259,000. In connection with the Company’s four secured term loans obtained in 2013, the Company capitalized financing costs of approximately $654,000. In connection with the Senior Secured Post-Delivery Term Loan Facility executed in 2013, the Company capitalized an additional $238,000.

Amortization of the deferred financing costs is included as a component of interest expense in the consolidated statements of income. Deferred financing costs of Bulk Providence and Bulk Liberty totaling approximately $337,000 were written off in conjunction with the repayment of outstanding debt during 2014. Deferred financing costs of Bulk Cajun of approximately $172,000 were reclassified to other current assets in conjunction with the pending sale of this vessel.

The components of net deferred financing costs, which are included in other noncurrent assets on the consolidated balance sheets, are as follows:

	December 31,
	2014	2013

Deferred financing costs	$2,143,550	$2,393,517

Less: accumulated amortization	(1,339,285)	(1,050,808)

Net deferred financing costs	804,265	1,342,709

Amortization of deferred financing costs	$493,283	$485,684

Fees paid to financial institutions to obtain financing are carried as a reduction of the outstanding debt and amortized over the term of the arrangement using the effective interest method. The unamortized portion is included as a reduction of secured long-term debt on the consolidated balance sheets.

In connection with the Company’s four secured term loans obtained in 2014, the Company paid bank fees of $225,000. In connection with the Company’s four secured term loans obtained in 2013, the Company paid bank fees of approximately $577,000. In connection with the Senior Secured Post-Delivery Term Loan Facility executed in 2013, the Company paid an additional $199,000.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Amortization of the bank fees is included as a component of interest expense in the consolidated statements of income. Bank fees paid by Bulk Providence and Bulk Liberty totaling approximately $242,000 were written off in conjunction with the repayment of outstanding debt in 2014. Bank fees paid by Bulk Cajun of $45,500 have been reclassified to current portion of long-term debt as there is no long-term debt on this facility.

The components of net deferred financing costs, which are included in secured long-term debt on the consolidated balance sheets are as follows:

	December 31,
	2014	2013

Bank fees paid to financial institutions	$2,254,400	$2,316,750

Less: accumulated amortization	(1,303,135)	(925,591)

Unamortized bank fees	$951,265	$1,391,159

Amortization included in interest expense	$461,321	$464,245

Accounts Payable and Accrued Expenses

The components of accounts payable and accrued expenses are as follows:

	December 31,
	2014	2013

Accounts payable	$33,538,153	$39,201,642

Accrued expenses	4,651,503	3,839,531

Accrued interest	540,862	716,575

Other accrued liabilities	1,471,276	2,120,630

Total	$40,201,794	$45,878,378

Taxation

The Company is not subject to corporate income taxes on its profits in Bermuda because Bermuda does not impose an income tax.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

NBC, an affiliated company consolidated pursuant to ASC 810-10, is subject to a Danish tonnage tax. NBC is not taxed on the basis of their actual income derived from their business but on an alternative income determination based on the net tons carrying capability of their fleet. As the tax is not determined based on taxable income, NBC’s tax expense of approximately $364,000 and $263,000 is included within voyage expenses in the accompanying consolidated statements of operations as of December 31, 2014 and 2013, respectively.

Shipping income derived from sources outside the United States is not subject to any United States federal income tax. For periods prior to the Mergers, the Company was exempt from taxation on its U.S. source shipping income under Section 883 of the United States Internal Revenue Code of 1986, (the “Code”) or the related Treasury regulations because it was a Controlled Foreign Corporation, as defined in the Code. The Company is exempt from U.S. federal income taxation on its U.S. source shipping income if the Company’s Common Stock meets either the “Controlled Foreign Corporation Test” or the “Publicly-Traded Test” under Section 883 of the Code. To the extent the Company is unable to qualify for exemption from tax under Section 883, and the U.S. source shipping income is considered to be effectively connected with the conduct of a U.S. trade or business, as defined in the Code, the Company will be subject to U.S. federal income taxation of 4% of its U.S. source shipping income on a gross basis without the benefit of deductions. If certain other conditions are present, as defined in the Code, U.S. source shipping income, net of applicable deductions, may be subject to a U.S. federal corporate income tax of up to 35% and a 30% branch profits tax. The Company believes that none of its U.S. source shipping income will be effectively connected with the conduct of a U.S. trade or business.

Since earnings from shipping operations of the Company are not subject to U.S. or foreign income taxation, the Company has not recorded income tax expense, deferred tax assets or liabilities for the years ending December 31, 2014 and 2013.

Under ASC 740-10, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has determined that it has no uncertain tax positions as of December 31, 2014 and 2013. Additionally, the Company accrues interest and penalties, if any, related to unrecognized tax benefits as a component of income tax expense.

Where required, the Company complies with income tax filings in its various jurisdictions of operations. With few exceptions, as of December 31, 2014 and 2013, the Company is not subject to U.S. federal or foreign examinations by tax authorities for years before 2010.

Convertible Redeemable Preferred Stock

The Company classified its convertible redeemable preferred stock as a separate item from permanent equity because it was redeemable outside of the Company’s control (at the option of the preferred stockholders). The Company recorded such convertible redeemable preferred stock at fair value upon issuance, net of any issuance costs. The value of the convertible redeemable preferred stock was determined based on a Lattice model which included the use of various assumptions, such as cash flow projections, the equity value of peer group companies and volatility rates. Any beneficial conversion features were recognized as convertible redeemable preferred stock discounts and accreted to additional paid-in-capital through the earliest possible redemption date. All of the convertible redeemable preferred stock was converted to shares of common stock in conjunction with the Mergers.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Dividends

Dividends on common stock are recorded when declared by the Board of Directors. Dividends automatically accrued under the terms of the convertible redeemable preferred stock, were paid in cash, by issuance of additional convertible redeemable preferred shares or as a pro-rata share of common stock dividends declared. Refer to Note 13 for a discussion regarding common stock and convertible redeemable preferred stock dividends.

Loss per Common Share

(Loss) earnings per common share (“EPS”) is calculated using the two-class method, which is an earnings allocation formula that determines net (loss) income per common share for the holders of the Company’s common shares and participating securities. The Company does not allocate the undistributed earnings for the pre-and post-transaction periods.

Net loss per share is computed using the weighted-average number of common shares outstanding during the period. The weighted average number of common shares is calculated by adding the weighted average number of common shares of Bulk Partners from the beginning of the year to the date of the Mergers multiplied by the exchange ratio established in the Merger Agreement, to the actual number of common shares of the Company outstanding from the acquisition date to the end of the period. The basic EPS for the year ended December 31, 2013 is computed using Bulk Partners’ historical weighted average number of shares outstanding multiplied by the exchange ratio established in the Merger Agreement.

The convertible redeemable preferred stock contains participation rights in any dividend paid by the Company and are deemed to be participating securities. Adjustments to the carrying value of preferred stock that is classified as a separate item from permanent equity, inducement charges on preferred stock conversions, preferred stock extinguishment effects, and deemed dividends for beneficial conversion features affect income available to common shareholders. Net (loss) income is allocated to common and participating securities as if all of the (losses) earnings for the period had been distributed. The participating securities do not include a contractual obligation to share in losses of the Company or undistributed earnings in a loss position and are not included in the calculation of net loss per share.

Diluted EPS is computed using the more dilutive of (a) the two-class method, or (b) the if-converted method. The Company allocates net income first to convertible redeemable preferred stockholders based on dividend rights and then to common and convertible redeemable preferred stockholders based on ownership interests. The weighted-average number of common shares included in the computation of diluted net income gives effect to all potentially dilutive common equivalent shares, including the potential issuance of stock upon the conversion of the Company’s convertible redeemable preferred stock. Common equivalent shares are excluded from the computation of diluted net income per share if their effect is antidilutive.

Foreign Exchange

The Company conducts all of its business in U.S. dollars; accordingly, there are no foreign exchange transaction gains or losses reflected in the consolidated statements of income.

Derivatives and Hedging Activities

The Company accounts for derivatives in accordance with the provisions of ASC 815, Derivatives and Hedging . The Company uses interest rate swaps to reduce market risks associated with its operations, principally changes in variable interest rates on its bank debt. Additionally, the Company uses forward freight agreements to protect against changes in charter rates and bunker (fuel) swaps to protect against changes in fuel prices. Derivative instruments are recorded as assets or liabilities, and are measured at fair value.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

The Company is exposed to credit loss in the event of nonperformance by the counterparty to the interest rate swaps, forward freight agreements and bunker hedges. During the year ended December 31, 2014, the Company had losses relating to the bankruptcy of its counterparty to certain fuel swap contracts of approximately $2,146,000, which is included in other (expense) income in the consolidated statements of operations. See Note 9 for a description of the types of derivative instruments the Company utilizes.

Segment Reporting

Operating segments are components of a business that are evaluated regularly by the chief operating decision maker (CODM) for the purpose of assessing performance and allocating resources. Based on the information that the CODM uses, including consideration of whether discrete financial information is available for the business activities, the Company has identified multiple operating segments which have been aggregated based on considerations such as the nature of its services, customers and operations. The Company has determined that it operates under one reportable segment.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value due to the short-term maturities of these instruments. The carrying amount of a portion of the Company’s long-term debt approximates fair value due to the variable interest rates associated with the related credit facilities.

At December 31, 2014 and 2013, the Company has eight fixed rate debt facilities. The aggregate carrying amounts and fair values of the long-term debt associated with the fixed rate borrowing arrangements are as follows:

	December 31,
	2014	2013

Carrying amount of long-term debt	$42,044,477	$83,046,146
Fair value of long-term debt	45,960,663	85,855,343

Fair values of these debt obligations were estimated based on quoted market prices for the same or similar issues of debt with the same remaining maturities, which is considered Level 2 in the fair value hierarchy established by ASC 820.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year’s presentation. These reclassifications had no effect on the Company’s previously reported consolidated operations or shareholders’ equity.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 4 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - Continued

Recent Accounting Pronouncements

In April 2014, the FASB issued an update Accounting Standards Update for Reporting Discontinued Operations and Disclosures of Disposals and Components of an Entity, Presentation of Financial Statements, and Property Plant and Equipment. Under this new guidance, only disposals that represent a strategic shift that has (or will have) a major effect on the entity’s results and operations would qualify as discontinued operations. In addition, the new guidance expands the disclosure requirements for disposals that meet the definition of a discontinued operation and requires entities to disclose information about disposals of individually significant components that do not meet the definition of discontinued operations. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2014. The Company does not expect a material impact on its consolidated financial statements as a result of the adoption of this standard.

In May 2014, the FASB issued an update Accounting Standards Update for Revenue from Contracts with Customers. The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The new standard is effective for interim and annual reporting periods in fiscal years that begin after December 15, 2016. The Company is evaluating the impact of the adoption of this guidance to determine whether or not it has a material impact on its consolidated financial statements.

In August 2014, the FASB issued an Accounting Standards Update for Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern. Under this new guidance, if conditions or events raise substantial doubt about an entity’s ability to continue as a going concern, but the substantial doubt is alleviated as a result of consideration of management’s plans, the entity should disclose information that enables users of the financial statements to understand all of the following:

a.	Principal conditions or events that raised substantial doubt about the entity’s ability to continue as a going concern (before consideration of management’s plans)
b.	Management’s evaluation of the significance of those conditions or events in relation to the entity’s ability to meet its obligations
c.	Management’s plans that alleviated substantial doubt about the entity’s ability to continue as a going concern.

The new standard is effective for annual periods ending after December 15, 2016. The Company does not expect a material impact on its consolidated financial statements as a result of the adoption of this standard.

NOTE 5 - LOSS PER SHARE

The computation of basic earnings per common share and diluted earnings per common share was as follows:

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 5 - EARNINGS PER SHARE - Continued

	December 31, 2014	December 31, 2013
Numerator:
Net loss attributable to Pangaea Logistics Solutions Ltd.	$(12,128,449)	$—
Net income attributable to Bulk Partners (Bermuda) Ltd.	—	15,452,369
Less: dividends declared on convertible redeemable preferred stock	(6,303,747)	(6,288,456)
Less: modification of conversion price	—	—
Less: beneficial conversion	(11,776,661)	(8,959,421)	(i)
Less: settlement of accrued dividends	—	(45,843)
Less: settlement of notes	—	(1,429,217)
Less: fair value adjustment	—	(7,517,915)

Total (losses) allocated to common stock	$(30,208,857)	$(8,788,483)
Denominator:
Weighted-average number of shares of common stock outstanding	18,726,308	13,421,955

Basic and Diluted EPS - common stock	$(1.61)	$(0.65)

(i)
The full value of the beneficial conversion adjustment to net income for purposes of calculating EPS is $8,959,421, however retained earnings are reduced by $4,927,423, with the remaining amount as an offset to the increase in additional paid-in capital.

NOTE 6 - VARIABLE INTEREST ENTITIES

The Company has evaluated all of the wholly and partially-owned entities as well as entities with common ownership or other relationships, pursuant to ASC 810. A summary of the Company’s consolidation policy is provided at Note 4. The Company has concluded that Bulk Pangaea, Bulk Discovery, Bulk Cajun, Bulk Patriot, Bulk Juliana, Bulk Atlantic, Bulk Trident, Bulk Phoenix, Bulk Barents, Bulk Bothnia, NBH, Long Wharf, NBHC and NBVH should be consolidated as VIEs at December 31, 2014 and 2013. Bulk Providence and Bulk Liberty were consolidated at December 31, 2013 but were liquidated in 2014 after the vessels owned by each of these entities were sold.

Bulk Pangaea, Bulk Discovery, Bulk Patriot, Bulk Juliana, Bulk Liberty, Bulk Providence, Bulk Atlantic, Bulk Trident, Bulk Phoenix, Bulk Barents and Bulk Bothnia are wholly-owned subsidiaries that were established for the purpose of acquiring bulk carriers. The Bulk Cajun is a majority owned subsidiary established for the purpose of acquiring bulk carriers. The Company has concluded that Bulk Pangaea, Bulk Discovery, Bulk Patriot, Bulk Juliana, Bulk Liberty, Bulk Providence, Bulk Atlantic, Bulk Trident, Bulk Phoenix, Bulk Barents and Bulk Bothnia are VIEs due to the existence of guarantees and cross-collateralization on their outstanding debt, which is indicative of an inability to finance the entities’ activities without additional subordinated financial support. Accordingly, the Company has consolidated these wholly-owned subsidiaries for the years ended December 31, 2014 and 2013. The consolidation of all of these entities increased total assets by approximately $59,641,000 and increased total liabilities by approximately $58,710,000 at December 31, 2014. Total shareholders’ equity increased by approximately $931,000. The consolidation of all of these entities increased total assets by approximately $78,840,000 and increased total liabilities by approximately $67,460,000 at December 31, 2013. Total shareholders’ equity increased by approximately $10,840,000. The Company sold 10% of Bulk Cajun to a third party during 2013. The non-controlling interest in Bulk Cajun was $524,000 at December 31, 2014.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 6 - VARIABLE INTEREST ENTITIES - Continued

The non-controlling interest in Bulk Cajun was $540,000 at December 31, 2013, of which $360,000 was reclassified from other noncurrent liabilities.

The Company has a 51% interest in NBH. The Company determined that NBH is a VIE due to the fact that NBH’s total equity investment at risk is not sufficient to permit it to finance its activities without additional subordinated financial support. Furthermore, the Company determined that it is NBH’s primary beneficiary, as it has a controlling financial interest in NBH, and has the power to direct the activities of the entity. Accordingly, the Company has consolidated NBH for the years ended December 31, 2014 and 2013. The consolidation of NBH increased total assets by approximately $11,116,000 and increased total liabilities by approximately $14,816,000 at December 31, 2014. The consolidation of NBH increased total assets by approximately $16,825,000 and $14,280,000 at December 31, 2013. Total shareholders’ equity decreased by approximately $1,805,000 and increased by approximately $1,357,000 at December 31, 2014 and 2013, respectively. Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of NBH are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest attributable to NBH amounts to an accumulated deficit of approximately $1,895,000 as of December 31, 2014 and equity of approximately $1,189,000 as of December 31, 2013.

In September 2009, certain owners of the Company established a new realty company, Long Wharf, for the purpose of buying a new office building. Ownership of Long Wharf was transferred to the Company on October 1, 2014. The Company determined that Long Wharf is a VIE as Long Wharf’s total equity investment at risk is not sufficient to permit it to finance its activities without additional subordinated financial support. The Company determined that the entities/individuals that had a variable interest in Long Wharf prior to the transfer were also related parties, and that none of those entities individually met the criteria to be the primary beneficiary, as none had the obligation to absorb the entity’s losses; therefore, since the Company represented the party within the related party group that was most closely associated with the VIE, the Company concluded it was the primary beneficiary. Accordingly, the Company has consolidated Long Wharf for the years ended December 31, 2014 and 2013. The consolidation of Long Wharf increased total assets by approximately $925,000 and $984,000 and increased total liabilities by approximately $1,189,000 and $1,195,000 at December 31, 2014 and 2013, respectively. Total shareholders’ equity decreased by approximately $264,000 and $211,000 at December 31, 2014 and 2013, respectively. There is no non-controlling ownership interest related to Long Wharf.

Nordic Bulk Holding Company Ltd. (“NBHC”) was established in March 2012, for the purpose of acquiring the m/v Nordic Odyssey, the m/v Nordic Orion and to invest in additional vessels, all through wholly-owned subsidiaries. In January 2013, the Company entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero-interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

Each of the ship owning companies owned by NBHC entered into a Head Charterparty Agreement to charter the owned vessel to ST Shipping and Transport Ltd. (“STST”), which in turn, entered into a Sub-Charterparty Agreement with NBC under a five year, fixed price, time charter arrangement. The Company determined that NBHC is a VIE, as the total equity investment at risk is not sufficient to support operations. Furthermore, the Company determined that it is the primary beneficiary of NBHC, as it has the power to direct its activities. Accordingly, the Company has consolidated NBHC for the years ended December 31, 2014 and 2013. The consolidation of NBHC increased total assets by approximately $102,759,000 and $72,000,000 and increased total liabilities by approximately $97,612,000 and $52,810,000 at December 31, 2014 and 2013, respectively.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 6 - VARIABLE INTEREST ENTITIES - Continued

Total shareholders’ equity increased by approximately $1,227,000 and $430,000 at December 31, 2014 and 2013. Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of NBHC are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest attributable to NBHC amounts to approximately $3,920,000 and $18,760,000 at December 31, 2014 and 2013.

BVH was established in August 2013, together with a third-party, for the purpose of owning Bulk Nordic Five Ltd. (“Five”) and Bulk Nordic Six Ltd. (“Six”). Five and Six were established for the purpose of owning new ultramax newbuildings to be delivered in 2016. The operating results of BVH are 100% dependent on transactions with related parties and affiliates. The Company determined that BVH is a VIE and is the primary beneficiary of BVH, as it has the power to direct its activities. Accordingly, the Company has consolidated BVH and its wholly-owned subsidiaries for the years ended December 31, 2014 and 2013. The consolidation of BVH increased total assets by approximately $4,402,000 and $2,989,000 and increased total liabilities by approximately $4,443,000 and $3,008,000 at December 31, 2014 and 2013, respectively. Total shareholders’ equity decreased by approximately $23,000 and $12,000 at December 31, 2014 and 2013, respectively. Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of BVH are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest attributable to BVH amounts to accumulated deficits of approximately $18,000 at December 31, 2014 and approximately $7,000 at December 31, 2013.

NOTE 7 - FIXED ASSETS

At December 31, fixed assets consisted of the following:

	2014	2013

Vessels and vessel upgrades	$221,409,122	$211,458,792
Capitalized dry docking	5,963,331	4,716,844
	227,372,453	216,175,636
Accumulated depreciation and amortization	(22,682,586)	(21,579,365)
Vessels, vessel upgrades and capitalized dry docking, net	204,689,867	194,596,271

Land and building	2,541,085	2,541,085
Internal use software	268,313	268,313
Computers and equipment	846,910	306,953
	3,656,308	3,116,351
Accumulated depreciation	(678,562)	(558,733)
Other fixed assets, net	2,977,746	2,557,618

Total fixed assets, net	$207,667,613	$197,153,889

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 7 - FIXED ASSETS - Continued

The net carrying value of the Company’s fleet consists of the following:

	December 31,
Vessel	2014	2013

m/v BULK PANGAEA	$21,176,498	$20,879,837
m/v BULK DISCOVERY	3,741,375	13,583,813
m/v BULK CAJUN (1)	—	6,566,227
m/v BULK PATRIOT	14,988,585	13,573,298
m/v BULK JULIANA	14,023,118	14,614,596
m/v NORDIC ODYSSEY	29,125,309	30,252,396
m/v NORDIC ORION	29,627,397	30,449,503
m/v BULK TRIDENT	16,430,154	16,273,240
m/v BULK BEOTHUK	13,228,238	13,732,350
m/v BULK NEWPORT	14,733,879	15,339,224
m/v BULK PROVIDENCE (2)	—	10,114,377
m/v BULK LIBERTY (2)	—	9,217,410
m/v NORDIC BOTHNIA	7,000,000	—
m/v NORDIC BARENTS	7,000,000	—
m/v NORDIC OSHIMA	33,615,314	—
	204,689,867	194,596,271

(1)	The Company entered into an agreement to sell the m/v BULK CAJUN on January 29, 2015. Accordingly, the vessel was reclassified as held for sale at December 31, 2014
(2)	The Company sold the m/v Bulk Providence on May 27, 2014 and the m/v Bulk Liberty on July 4, 2014.

During the year ended December 31, 2014, the Company purchased two vessels through wholly owned subsidiaries. The total purchase price of the vessels (m/v Nordic Barents and m/v Nordic Bothnia) was approximately $16,500,000. During the year ended December 31, 2013, the Company purchased four vessels through wholly owned subsidiaries. The total purchase price of the vessels (m/v Bulk Beothuk, m/v Bulk Providence, m/v Bulk Liberty and m/v Bulk Newport), was approximately $49,482,000. In addition, NBHC took delivery of one newbuilding (m/v Nordic Oshima) for which it paid approximately $33,900,000 (including deposits made during construction). At December 31, 2014, NBHC had deposits on the three remaining 1A ice class panamax newbuildings of approximately $29,800,000. Two of these vessels were delivered in February 2015 and the balance due was financed with secured long-term debt. The fourth vessel will be delivered in 2016. At December 31, 2014, BVH had deposits of approximately $8,700,000 toward the construction of two ultramax vessels to be delivered in 2016. These deposits are included as deposits on newbuildings in-process on the consolidated balance sheets.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 7 - FIXED ASSETS - Continued

The Company completed dry-docking on four vessels in 2014 and one vessel in 2013. The five year amortization period of the capitalized dry docking costs is within the remaining useful life of the vessel.

NOTE 8 - MARGIN ACCOUNTS

During December 31, 2014 and 2013, the Company was party to forward freight agreements and fuel swap contracts to mitigate the risk associated with volatile freight rates and fuel prices. Under the terms of these contracts, the Company was required to deposit funds in margin accounts when market values of the hedged items declines. See Note 9 for a complete discussion of these and other derivatives. The Company had approximately $440,000 on deposit in one margin account at December 31, 2014 due to the decline in market values of fuel swaps. The Company had $1,062,000 on deposit in margin accounts at December 31, 2013, also due to the decline in the market values of the items being hedged. The deposit on freight forward agreements was approximately $962,000 and the deposit on fuel swap contracts was $100,000. This margin account was required to remain on deposit as collateral until such time as the market values of the items being hedged returned to a preset limit. The margin accounts and other receivables are included in advance hire, prepaid expenses and other current assets in the consolidated balance sheets at December 31, 2014 and 2013.

NOTE 9 - DERIVATIVES AND FAIR VALUE MEASUREMENT

Interest Rate Swaps
From time to time, the Company enters into interest rate swap agreements to mitigate the risk of interest rate fluctuations on its variable rate debt. At December 31, 2014 and 2013, the Company was party to one interest rate swap, which was entered into in February 2011, as required by the 109 Long Wharf Construction Loan agreement. Under the terms of the swap agreement, the interest rate on this note is fixed at 6.63%.

The Company did not elect to designate the swap as a hedge at inception, pursuant to ASC 815, Derivatives and Hedging. Accordingly, changes in the fair value are recorded in current earnings in the accompanying consolidated statements of income.

Derivative instruments are as follows:

	December 31,
	2014	2013

Interest rate swap agreement on:

Long Wharf Construction to Term Loan:

Notional amount	$996,600	$1,032,000

Effective dates	2/1/11-1/24/21	2/1/11-1/24/21

Fair value at year-end	(112,299)	(94,882)

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 9 - DERIVATIVES AND FAIR VALUE MEASUREMENT - Continued

The fair value of the interest rate swap agreements at December 31, 2014 and 2013 are liabilities of $112,299 and $94,882, which are included in other non-current liabilities on the consolidated balance sheets based on the instrument’s maturity date. The aggregate change in the fair value of the interest rate swap agreements for the years ended December 31, 2014 and 2013 was a loss of approximately $17,000 and a gain of approximately $86,500, respectively, which are reflected in the unrealized (loss) gain on derivative instruments in the accompanying consolidated statements of income.

Forward Freight Agreements
The Company assesses risk associated with fluctuating future freight rates and, when appropriate, actively hedges identified economic risk with appropriate derivative instruments, specifically forward freight agreements (FFAs). Such economic hedges do not always qualify for hedge accounting under ASC 815 and as such, the usage of such derivatives can lead to fluctuations in the Company’s reported results from operations on a period-to-period basis. During 2014 and 2013, the Company entered into various FFAs that did not qualify for hedge accounting. There were no open FFAs at December 31, 2014. The aggregate fair values of the FFAs at December 31, 2013 was an asset of approximately $944,200, which is included in advance hire, prepaid expenses and other current assets. The change in the aggregate fair value of the FFAs during the years ended December 31, 2014 and 2013 resulted in a loss of approximately $944,200 and a gain of approximately $776,500, respectively, which are included in unrealized (loss) gain on derivative instruments in the accompanying consolidated statements of income.

Fuel Swap Contracts
The Company continuously monitors the market volatility associated with bunker prices and seeks to reduce the risk of such volatility through a bunker hedging program. In 2014 and 2013, the Company entered into various fuel swap contracts that were not designated for hedge accounting. The aggregate fair value of these fuel swaps at December 31, 2014 and 2013 are liabilities of approximately $479,000 and $209,500, respectively, which are included in other current liabilities on the consolidated balance sheets. The change in the aggregate fair value of the fuel swaps during the years ended December 31, 2014 and 2013 resulted in a loss of approximately $269,000 and a gain of approximately $239,000, respectively, which are included in unrealized (loss) gain on derivative instruments in the accompanying consolidated statements of income.

Fair Value Hierarchy
The three levels of the fair value hierarchy established by ASC 820, in order of priority, are as follows:

Level 1 - quoted prices in active markets for identical assets or liabilities

Level 2 - observable inputs other than quoted prices in active markets for identical assets and liabilities

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 9 - DERIVATIVES AND FAIR VALUE MEASUREMENT - Continued

Level 3 - unobservable inputs in which there is little or no market data available, which require the reporting entity to develop its own assumptions

	Balance at December 31, 2014	Level 1	Level 2	Level 3

Margin accounts	$439,578	$439,578	$—	$—
Interest rate swaps	(112,299)	—	(112,299)	—
Fuel swap contracts	(478,705)	—	(478,705)	—

	Balance at December 31, 2013	Level 1	Level 2	Level 3

Margin accounts	$1,062,439	$1,062,439	$—	$—
Interest rate swaps	(94,882)	—	(94,882)	—
Forward freight agreements	944,225	—	944,225	—
Fuel swap contracts	(209,506)	—	(209,506)	—

The estimated fair values of the Company’s interest rate swap instruments, forward freight agreements and fuel swap contracts are based on market prices obtained from an independent third-party valuation specialist. Such quotes represent the estimated amounts the Company would receive to terminate the contracts.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 10 - RELATED PARTY TRANSACTIONS

Amounts and notes payable to related parties consist of the following:

	December 31,			December 31,			December 31,
	2012	Activity		2013	Activity		2014
Included in accounts payable and accrued expenses on the consolidated balance sheets:
To Founders	$203,050	$—		$203,050	$—		$203,050
Affiliated companies (trade payables)	91,284	(91,284)		—	—		—
	$294,334	$(91,284)		$203,050	$—		$203,050
Included in current related party debt on the consolidated balance sheets:
Loan payable - STST (m/v Orion)	$6,250,000	$(6,250,000)	i	$—	$—		$—
Loan payable - STST (m/v Odyssey)	6,250,000	(6,250,000)	i	—	—		—
Loan payable - 2011 Founders Note	4,325,000	—		4,325,000	—		4,325,000
Interest payable in-kind - 2011 Founders Note	341,916	(45,668)	ii	296,248	38,357		334,605
Loan payable - 2012 Founders Note	3,000,000	(3,000,000)	iii	—	—		—
Loan payable to Founders	—	—		—	5,000,000		5,000,000
Interest payable in-kind - 2012 Founders Note	228,407	(228,407)	ii	—	—		—
Loan payable - BVH shareholder (STST)	—	2,995,000	iv	2,995,000	1,447,500	iv	4,442,500
Loan payable to NBHC shareholder (STST)	$—	$—		—	$22,500,000	i	$22,500,000
Loan payable to NBHC shareholder (ASO2020)	—	—		—	22,499,972	v	22,499,972
Total current related party debt	$20,395,323	$(12,779,075)		$7,616,248	$51,485,829		$59,102,077

Included in related party long-term debt on the consolidated balance sheets:
Loan payable to NBHC shareholder (STST)	$—	$17,030,000		$17,030,000	$(17,030,000)	i	$—
Loan payable to NBHC shareholder (ASO2020)	—	17,029,972		17,029,972	(17,029,972)	v	—
Less unamortized discount	—	(16,756,054)		(16,756,054)	16,756,054	vi	—
Total related party long-term debt	$—	$17,303,918		$17,303,918	$(17,303,918)		$—

i.
Loans payable to STST were converted to long-term debt in conjunction with the restructuring of Odyssey and Orion in 2013 (see Note 1). In 2013, STST provided an additional $4,530,000 (to NBHC) for a total of $17,030,000, which was payable in January 2023. On April 1, 2014, the loans were amended to remove the maturity dates and have therefore been reclassified as current.

ii.	Paid in cash
iii.	Paid through issuance of convertible redeemable preferred stock
iv.	BVH shareholder contribution of $5,000 and loans of $2,995,000 and $1,447,500 entered into for purposes of providing cash deposits on ultramax newbuildings.
v.
In 2013, ASO 2020 Maritime S.A. ("ASO2020") provided $17,029,972 as funding for newbuildings under construction. On April 1, 2014, the loans were amended to remove the maturity dates and have therefore been reclassified to current.

vi.
The unamortized discount at December 31, 2103 was reduced by imputed interest of $322,946 in the first quarter, prior to the amendment of the loan. The net unamortized discount on April 1, 2014 of $16,433,108 has been recorded as a reduction of noncontrolling interest due to the debt modification.

In November 2014, the Company entered into a $5 million Promissory Note (the “Note”) with Bulk Invest Ltd., a company controlled by the Founders. The Note is payable on demand and no later than January 1, 2016. Interest on the Note is 5%.

In January 2013, the Company entered into a Share Transfer Restructuring Agreement through which the shareholders of Odyssey and Orion transferred their shares of those entities and their zero interest subordinated shareholder loans to these entities, to NBHC in exchange for the shares of NBHC.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 10 - RELATED PARTY TRANSACTIONS - Continued

Also during 2013, NBHC entered into contracts to purchase four 1A ice-class newbuildings and paid deposits of $26,100,000. ST Shipping provided an additional $4,530,000, thereby increasing its loan to $17,030,000. The newest shareholder, ASO2020, also provided $17,030,000 in loans and acquired one-third of the common stock of NBHC for approximately $13,000. These loans were payable on January 9, 2023 and did not bear interest. Accordingly, the loans were carried at the present value of the future cash flows utilizing an imputed interest rate of 7.5% (which was determined by reference to rates of comparable companies on similar subordinated debt instruments). The discount of $17,873,285 was being amortized over the term of the loan using the interest method. The amortization of the discount was $1,117,231 for the year ended December 31, 2013. The excess of cash received over the present value of the loans was recorded as an increase to non-controlling interest. On April 1, 2014, the loans were amended to remove the maturity date. The unamortized discount at April 1, 2014 of $16,433,108 has been recorded as a reduction to noncontrolling interest because the original discount was recorded as in increase in noncontrolling interest. The shareholders made additional loans of $5,470,000 in 2014 to fund deposits on the newbuildings under construction.

BVH entered into an agreement for the construction of two new ultramax newbuildings in 2013. ST Shipping provided a loan of $2,995,000 in 2013 and an additional $1,447,500 in 2014 to make deposits on the contracts. The loan is payable on demand and does not bear interest.

On October 1, 2011, the Company entered into a $10,000,000 loan agreement with the Founders, which was payable on demand at the request of the lenders (the 2011 Founders Note). The note bears interest at a rate of 5%. On January 1, 2012 the Company issued 5,675 shares of convertible redeemable preferred stock to the Founders, representing a partial repayment of the note (see Note 12). The outstanding balance of the note was $4,325,000 at December 31, 2014 and 2013.

On April 16, 2012, the Founders loaned the Company $11,057,500 (the 2012 Founders Note) under the same terms as the 2011 Founders Note in order for the Company to invest in Bulk Orion and Bulk Odyssey. During the year ended December 31, 2012 the Company repaid $8,057,500 of principal on this note. The remainder of the loan was repaid in 2013 through issuance of convertible redeemable preferred stock (see Note 12).

Under the terms of a technical management agreement between the Company and Seamar Management S.A. (Seamar), an equity method investee, Seamar is responsible for the day-to-day operations for all of the Company’s owned vessels. During the years ended December 31, 2014 and 2013, the Company incurred technical management fees of $2,356,500 and $1,864,000 under this arrangement, which is included in vessel operating expenses in the consolidated statements of income. The total amount payable to Seamar at December 31, 2014 and 2013 was $4,037,850 and $1,026,914, respectively.

NOTE 11 - LINE OF CREDIT

During the year ended December 2012, the Company entered into a revolving line of credit with a maximum capacity of $3,000,000. Borrowings under of the line of credit are due upon expiration of the line of credit. The expiration date was extended to August 19, 2015 from its original expiration date of November 19, 2013. The line of credit contains certain covenants including a liquidity covenant that may result in the acceleration of the payment of the borrowings. Borrowings under the line are secured by personal guarantees of the Founders, as well as collateralized against a personal account of one of the Founders held at the lending bank. Interest is payable at Prime + 1% (4.25% at December 31, 2014 and 2013). As of December 31, 2014 and 2013 the Company was in compliance with all required covenants.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 12 - SECURED LONG-TERM DEBT

Long-term debt consists of the following:

	December 31,	December 31,
	2014	2013

Bulk Pangaea Secured Note (1)	$3,121,875	$4,509,375
Bulk Discovery Secured Note (2)	3,780,000	5,204,000
Bulk Patriot Secured Note (1)	4,762,500	7,212,500
Bulk Cajun Secured Note (2)	853,125	1,990,625
Bulk Trident Secured Note (1)	7,650,000	8,925,000
Bulk Juliana Secured Note (1)	5,070,312	6,422,395
Bulk Nordic Odyssey, Bulk Nordic Orion and Bulk Nordic Oshima Loan Agreement (3)	51,125,000	34,000,000
Bulk Atlantic Secured Note (2)	7,890,000	8,250,000
Bulk Phoenix Secured Note (1)	8,916,665	9,783,334
Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)	12,021,730	—
Long Wharf Construction to Term Loan	998,148	1,016,834
Bulk Providence Secured Note (4)	—	7,760,000
Bulk Liberty Secured Note (5)	—	5,685,000

Total	106,189,355	100,759,063
Less: current portion	(17,807,674)	(16,065,483)
Less: unamortized bank fees	(951,265)	(1,391,159)
Secured long-term debt	$87,430,416	$83,302,421

1.
The Bulk Pangaea Secured Note, the Bulk Patriot Secured Note, the Bulk Trident Secured Note, the Bulk Juliana Secured Note, and the Bulk Phoenix Secured Note are cross-collateralized by the vessels m/v Bulk Juliana, m/v Bulk Patriot, m/v Bulk Trident, m/v Bulk Pangaea, and m/v Bulk Newport and are guaranteed by the Company.

2.
The Bulk Discovery Secured Note, the Bulk Cajun Secured Note, and the Bulk Atlantic Secured Note are cross-collateralized by the vessels m/v Bulk Discovery, m/v Bulk Cajun, and m/v Bulk Beothuk and are guaranteed by the Company.

3.	The Bulk Nordic Odyssey and the Bulk Nordic Orion Loan Agreement was amended on September 17, 2014, to provide for an additional advance to finance the acquisition of m/v Nordic Oshima.
4.	The Bulk Providence Secured Note was repaid in connection with the sale of the m/v Bulk Providence on May 27, 2014.
5.	The Bulk Liberty Secured Note was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 12 - SECURED LONG-TERM DEBT (Continued)

The Senior Secured Post-Delivery Term Loan Facility

On April 15, 2013, the Company, through its wholly-owned subsidiaries, Bulk Pangaea, Bulk Patriot, Bulk Juliana and Bulk Trident, entered into a $30.3 million Senior Secured Post-Delivery Term Loan Facility (the “Post-Delivery Facility”) to refinance the Bulk Pangaea Secured Term Loan Facility dated December 15, 2009, the Bulk Patriot Secured Term Loan Facility dated September 29, 2011, the Bulk Juliana Secured Term Loan Facility dated April 18, 2012, and the Bulk Trident Secured Term Loan Facility dated August 28, 2012, the proceeds of which were used to finance the acquisitions of the m/v Bulk Pangaea , the m/v Bulk Patriot , the m/v Bulk Juliana and the m/v Bulk Trident , respectively. The Post-Delivery Facility was subsequently amended on May 16, 2013 by the First Amendatory Agreement, to increase the facility by $8.0 million to finance the acquisition of the m/v Bulk Providence and again on August 28, 2013, by the Second Amendatory Facility, to increase the facility by $10.0 million to finance the acquisition of the m/v Bulk Newport. The Bulk Providence was sold on May 27, 2014 as discussed below.

The Post-Delivery Facility contains financial covenants that require the Company to maintain a minimum consolidated net worth, and requires the Company to maintain a consolidated debt service coverage ratio, tested annually, as defined. In addition, the facility contains other Company and vessel related covenants that, among other things, restricts changes in management and ownership of the vessel, declaration of dividends, further indebtedness and mortgaging of a vessel without the bank’s prior consent. It also requires minimum collateral maintenance, which is tested at the discretion of the lender. As of December 31, 2014, the Company was not in compliance with the consolidated debt service coverage ratio. Accordingly, the Company obtained a waiver from the Facility Agent. At December 31, 2013, the Company was in compliance with all required covenants.

The Post-Delivery Facility is divided into six tranches, as follows:

Bulk Pangaea Secured Note
Initial amount of $12,250,000, entered into in December 2009, for the acquisition of m/v Bulk Pangaea. The interest rate was fixed at 3.96% in April 2013, in conjunction with the post-delivery amendment discussed above. The amendment also modified the repayment schedule to 15 equal quarterly payments of $346,875 ending in January 2017.

Bulk Patriot Secured Note
Initial amount of $12,000,000, entered into in September 2011, for the acquisition of the m/v Bulk Patriot. Loan requires repayment in 24 equal quarterly installments of $500,000 beginning in January 2012. The interest rate was fixed at 4.01% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Trident Secured Note
Initial amount of $10,200,000, entered into in April 2012, for the acquisition of the m/v Bulk Trident. Loan requires repayment in 24 equal quarterly installments of $318,750 beginning in December 2012 with a balloon payment of $2,550,000 together with the last quarterly installment. Interest was fixed at 4.29% in April 2013 in conjunction with the post-delivery amendment discussed above.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 12 - SECURED LONG-TERM DEBT (Continued)

Bulk Juliana Secured Note
Initial amount of $8,112,500, entered into in April 2012, for the acquisition of the m/v Bulk Juliana. Loan requires repayment in 24 equal quarterly installments of $338,021 beginning in October 2012. Interest was fixed at 4.38% in April 2013 in conjunction with the post-delivery amendment discussed above.

Bulk Phoenix Secured Note
Initial amount of $10,000,000, entered into in May 2013, for the acquisition of m/v Bulk Newport. Loan requires repayment in 7 equal quarterly installments of $216,667 and 16 equal quarterly installments of $416,667 with a balloon payment of $1,816,659 due in July 2019. Interest is fixed at 5.09%.

Bulk Providence Secured Note
Initial amount of $8,000,000, entered into in May 2013, for the acquisition of m/v Bulk Providence. Loan requires repayment in 8 equal quarterly installments of $120,000, 16 equal quarterly installments of $190,000 and a balloon payment of $4,000,000 due in July 2019. Interest is fixed at 4.38%. The loan was repaid in conjunction with the sale of the m/v Bulk Providence on May 27, 2014.

Other secured debt:

Bulk Cajun Secured Note
Initial amount of $4,550,000, entered into in October 2011, for the acquisition of the m/v Bulk Cajun. Loan requires repayment in 16 equal quarterly installments of $284,375 beginning in January 2012 with a balloon payment of $2,000,000 together the last quarterly installment. Interest is fixed at 6.51%.

Bulk Discovery Secured Note
Initial amount of $9,120,000, entered into in February 2011, for the acquisition of the m/v Bulk Discovery. Loan requires repayment in 20 equal quarterly installments of $356,000 beginning in June 2011 with a balloon payment of $2,000,000 together with the last quarterly installment. Interest is fixed at a rate of 8.16%.

Bulk Atlantic Secured Note
Initial amount of $8,520,000, entered into on February 18, 2013, for the acquisition of m/v Bulk Beothuk. Loan requires repayment in 8 equal quarterly installments of $90,000 beginning in May 2013, 12 equal quarterly installments of $295,000 and a balloon payment of $4,260,000 due in February 2018. Interest is fixed at 6.46%.

Bulk Liberty Secured Note
Initial amount of $5,685,000, entered into on July 2013, for the acquisition of m/v Bulk Liberty. Loan requires repayment in 19 equal quarterly installments of $149,605 beginning in January 2014 and a balloon payment of $2,842,505 due in February 2018. Interest is fixed at 7.06%. The loan was repaid in connection with the sale of the m/v Bulk Liberty on July 4, 2014.

The other secured debt, as outlined above, contains a ratio of EBITDA to fixed charges clause and a collateral maintenance ratio clause. If the Company encountered a change in financial condition which, in the opinion of the lender, is likely to affect the Company’s ability to perform its obligations under the loan facility, the Company’s credit agreement could be cancelled at the lender’s sole discretion. The lender could then elect to declare the indebtedness, together with accrued interest and other fees, to be immediately due and payable, and proceed against any collateral securing such indebtedness.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 12 - SECURED LONG-TERM DEBT (Continued)

As of December 31, 2014, the Company was not in compliance with the EBITDA to fixed charges ratio. Accordingly, the Company obtained a waiver from the Facility Agent. At December 31, 2013, the Company was in compliance with all required covenants.

Bulk Nordic Odyssey and Bulk Nordic Orion Loan Agreement
Initial amount of $40,000,000, entered into on August 6, 2012, for the acquisition of the m/v Nordic Odyssey and the m/v Nordic Orion. The agreement requires repayment in 20 quarterly installments of $1,000,000 beginning in October 2012, with an additional $1,000,000 installment payable on the 5th, 9th and 17th installment dates and a balloon payment of $17,000,000 due with the final installment. Interest is floating at LIBOR plus 3.25% (3.48% at December 31, 2013). The loan is secured by first preferred mortgages on the m/v Nordic Orion and the m/v Nordic Odyssey, the assignment of the earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. The Agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral previously provided to remain above defined ratios. As of December 31, 2013, the Company was in compliance with this covenant.

The loan was amended on September 17, 2014 in conjunction with the delivery of the m/v Nordic Oshima (discussed below), whereby the margin was reduced to 3.00%.

Bulk Nordic Odyssey Ltd., Bulk Nordic Orion Ltd. And Bulk Nordic Oshima Ltd. - Dated September 17, 2014 Amended and Restated Loan Agreement
Entered into on September 17, 2014, to finance the purchase of the m/v Nordic Oshima, which was delivered to the Company on September 25, 2014. The amended agreement advanced $22,500,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 and a balloon payment of $12,000,000 due with the final installment. Interest on the advance related to m/v Nordic Oshima is floating at LIBOR plus 2.25% (2.48% at December 31, 2014). The amended loan is secured by first preferred mortgages on the m/v Nordic Odyssey, the m/v Nordic Orion and m/v Nordic Oshima, the assignment of earnings, insurances and requisite compensation of the three entities, and by guarantees of their shareholders. The amended agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of December 31, 2014, the Company was in compliance with this covenant.

Term Loan Facility of USD 13,000,000 (Nordic Bulk Barents Ltd. and Nordic Bulk Bothnia Ltd.)
Nordic Bulk Barents and Nordic Bulk Bothnia entered into a secured Term Loan Facility of $13,000,000 in two tranches of $6,500,000 which were drawn in conjunction with the delivery of the m/v Nordic Bothnia on January 23, 2014 and the m/v Nordic Barents on March 7, 2014. The loan is secured by mortgages on these two vessels.

The facility bears interest at LIBOR plus 2.5% (2.73% at September 30, 2014). The loan requires repayment in 22 equal quarterly installments of $163,045 (per borrower) beginning in September 2014, one installment of $163,010 (per borrower) and a balloon payment of $2,750,000 (per borrower) due in December 2019. In addition, any cash in excess of $750,000 per borrower on any repayment date shall be applied toward prepayment of the relevant loan in inverse order, so the balloon payment is prepaid first. The agreement also contains a profit split in respect of the proceeds from the sale of either vessel, a minimum value clause of not less than 100% of the indebtedness and a minimum liquidity clause. As of December 31, 2014, the Company was in compliance with all required covenants.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 12 - SECURED LONG-TERM DEBT (Continued)

Long Wharf Construction to Term Loan
Initial amount of $1,048,000 entered into in January 2011. The loan is payable monthly based on a 25 year amortization schedule with a final balloon payment of all unpaid principal and accrued interest due January 2021. Interest is floating at LIBOR plus 2.85%. The Company entered into an interest rate swap which matures January 2021 and fixes the interest rate at 6.63%. The loan is collateralized by all real estate located at 109 Long Wharf, Newport, RI, as well as personal guarantees from the Founders and a corporate guarantee of the Company. The loan contains one financial covenant that requires the Company to maintain a minimum debt service coverage ratio. As of December 31, 2014 the Company was not in compliance with this covenant. Accordingly, the Company obtained a waiver from the lender. At December 31, 2013, the Company was in compliance with this covenant.

The future minimum annual payments under the debt agreements are as follows:

Years ending December 31,

2015	$17,807,674
2016	19,355,261
2017	28,647,613
2018	13,889,294
2019	10,980,107
Thereafter	15,509,406

$106,189,355

NOTE 13 - FORMER BULK PARTNERS CONVERTIBLE REDEEMABLE PREFERRED STOCK

Convertible redeemable preferred stock
As of December 31, 2013, the Company had authorized 112,500 shares of convertible redeemable preferred stock ($1,000 par value) of which 89,114 shares shares were outstanding. The convertible redeemable preferred stock ranked senior to the common stock with respect to payment of dividends and amounts upon liquidation, dissolution, or winding up. Annual dividends declared were paid on a preferential basis to the holders of the convertible redeemable preferred stock. Dividends were cumulative and the convertible redeemable preferred stock participated in dividends with the common shareholders. The holders of the convertible redeemable preferred stock were entitled to vote on all matters submitted to the shareholders on a basis consistent with that of the common stock shareholders. As a result of the Mergers, the convertible redeemable preferred stock was converted to common shares at a predetermined conversion price of $916.07 per share including an additional 16,556.3 shares issued during 2014 in lieu of cash for accrued dividends.

At December 31, 2014, the Company has authorized 1,000,000 shares of preferred stock ($0.0001 par value), of which there were no shares outstanding.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 13 - FORMER BULK PARTNERS CONVERTIBLE REDEEMABLE PREFERRED STOCK - Continued

Convertible redeemable preferred stock transactions during the years ended December 31, 2014 and 2013 were as follows:

In October 2014, the Company issued 16,556.299 shares of convertible redeemable preferred stock as payment of certain accrued preferred stock dividends. The excess of the fair value of the accrued dividends over the carrying amount of the convertible redeemable preferred stock of $11,776,661 increased the Company’s accumulated deficit.

The beneficial conversion feature of the convertible redeemable preferred stock resulted in an increase in the Company’s accumulated deficit of $11,776,661 for the year ended December 31, 2014.

In January 2013, the Company issued 167.309 shares of convertible redeemable preferred stock as payment of certain accrued preferred stock dividends declared in 2012. The excess of the carrying amount of the accrued dividends over the fair value of the convertible redeemable preferred stock of approximately $45,843 was recorded as a decrease in retained earnings.

In January, April and October of 2013, the Company issued a total of 3,000.00 shares of convertible redeemable preferred stock as final repayment of the $11 million shareholder loan made in 2012. The excess of carrying value of the loan payable over the fair value of the convertible redeemable preferred stock was $1,429,217. Of this amount, $1,261,797 was recorded as a reduction in retained earnings and $167,420 was recorded as a decrease in additional paid-in capital.

At various dates during 2013, the Company issued 21,899.181 shares of convertible redeemable preferred stock for gross proceeds of $21,899,181, less issuance costs of approximately $274,000. The excess of the fair value of the convertible redeemable preferred stock over the issuance price was $7,517,915. Of this amount, $7,105,607 was recorded as a reduction in retained earnings and $412,308 was recorded as a decrease in additional paid-in capital.

The beneficial conversion feature of the convertible redeemable preferred stock resulted in an aggregate reduction in retained earnings totaling $4,927,423 for the year ended December 31, 2013.

NOTE 14 - COMMON STOCK AND NON-CONTROLLING INTEREST

Common stock
The Company has 100,000,000 shares of common stock ($0.0001 par value) authorized, of which 34,756,980 were issued at December 31, 2014. Amounts pertaining to 2013 have been retroactively adjusted to reflect the legal capital of the Company.

During 2014, the Company adopted the 2014 Share Incentive Plan (the “2014 Plan”). The purpose of the 2014 Plan is to assist in attracting, retaining, motivating, and rewarding certain key employees, officers, directors, and consultants of the Company and its affiliates and promoting the creation of long-term value for our shareholders by closely aligning the interests of such individuals with those of such shareholders. The 2014 Plan authorizes the award of share-based incentives to encourage eligible employees, officers, directors, and consultants to expend maximum effort in the creation of shareholder value.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 14 - COMMON STOCK AND NON-CONTROLLING INTEREST - Continued

During the fiscal year ending December 31, 2014, our board of directors established a compensation program for non-employee directors. Under this program, these non-employee directors will receive a combination of cash compensation and restricted shares of our common stock as payment for services rendered as such members. Members of our board of directors who are not our employees received 10,000 restricted shares of our common stock pursuant to the 2014 Plan on December 30, 2014 and will receive $25,000 cash as payment for services rendered for the annual period ending September 30, 2015. Restricted shares vest at the rate of 50% after one year and the remaining 50% after two years. All restricted shares granted on December 30, 2014 will be forfeited if the non-employee director does not serve until the Company’s 2015 annual meeting of shareholders, except in the event of death of the non-employee director.

Dividends on common stock are recorded when declared by the Board of Directors.

Dividends
On December 31, 2013, the Company declared a common stock dividend of $12,700,000 ($145.43 per share), of which $4,544,730 was recorded as a decrease in additional paid-in capital, reducing the balance to zero, and the remainder, $8,155,270 was recorded as a reduction in retained earnings. The preferred shareholders’ pro rata share of the dividend was more than 8% of the weighted average preferred shares outstanding. Accordingly, the preferred shareholders were entitled to their pro rata share of the common stock dividend, which amounted to approximately $6,288,000. The outstanding dividend was converted to preferred stock in connection with the Mergers.

Prior to the January 2013 Transaction, Odyssey and Orion declared dividends totaling $2,162,938 in order to distribute all retained earnings, of which $1,081,469 (50%) eliminates in consolidation. The remaining amount payable to noncontrolling interest of $904,803 is included as dividend payable in the consolidated balance sheets at December 31, 2013.

Dividends payable consist of the following:

	2008 common stock dividend	2012 common stock special dividend	2012 preferred stock catch- up dividend	2013 common stock dividend	2013 Odyssey and Orion dividend	2014 preferred stock dividend	Total
Balance at December 31, 2012	$2,774,125	$6,898,575	$167,305	$—	$—	$—	$9,840,005
Gross amount of dividend accrued	—	—	—	12,700,000	1,081,469	—	13,781,469
Paid in kind	—	—	(167,305)	—	—	—	(167,305)
Paid in cash	(100,000)	—	—	—	(176,666)	—	(276,666)
Balance at December 31, 2013	2,674,125	6,898,575	—	12,700,000	904,803	—	23,177,503
Gross amount of dividend accrued	—	—	—	—	—	6,303,747	6,303,747
Paid in kind	—	(3,964,218)	—	(6,288,460)	—	(6,303,747)	(16,556,425)
Paid in cash	(100,000)	—	—	—	—	—	(100,000)
Balance at December 31, 2014	$2,574,125	$2,934,357	$—	$6,411,540	$904,803	$—	$12,824,825

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 14 - COMMON STOCK AND NON-CONTROLLING INTEREST - Continued

Non-controlling interest
Amounts pertaining to the non-controlling ownership interest held by third parties in the financial position and operating results of the Company’s subsidiaries and/or consolidated VIEs are reported as non-controlling interest in the accompanying consolidated balance sheets. The non-controlling ownership interest attributable to NBH is an accumulated deficit of approximately $1,895,000 and stockholders’ equity of $2,101,000 as of December 31, 2014 and 2013, respectively. The non-controlling ownership interest attributable to NBHC and its wholly-owned shipowning subsidiaries amounts to approximately $3,920,000 and $18,760,000 at December 31, 2014 and 2013, respectively. The non-controlling interest attributable to Bulk Cajun was approximately $524,000 and $543,000 at December 31, 2014 and 2013, respectively.

Non-controlling interest attributable to BVH was approximately $18,000 and $(7,000), respectively at December 31, 2014 and 2013.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

In January 2013, the Company signed a shipbuilding contract for the construction of four Ice Class 1A panamax vessels at $32,600,000 each. The Company had a total of $29,786,000 and $26,110,000 on deposit at December 31, 2014 and 2013, respectively. The first vessel was delivered on September 25, 2014. The second vessel was delivered on February 6, 2015 and the third vessel was delivered on February 13, 2015. The balance of payment due on these three vessels was financed with commercial facilities. The fourth vessel is expected to be delivered in 2016. The second installment on the last vessel, which is equal to 10% of the purchase price, becomes due and payable upon keel-laying of the vessel. The third installment of 10% is due and payable upon launching of the vessel and the balance is due upon delivery of the vessels. The Company expects to finance the final payment with a commercial facility.

In December 2013, the Company entered into shipbuilding contracts for the construction of two ultramax vessels for $28,950,000 each, at which time deposits of $2,895,000 were placed by two wholly-owned subsidiaries of the newly formed Nordic Bulk Ventures Holding Company Ltd. (“BVH”). The second installments of 5% (totaling $2,895,000) were paid on December 2, 2014. The third installments of 5% are due and payable upon keel laying of the vessels. The fourth installments of 10% are due and payable upon launching of the vessels and the balance is due upon delivery of the vessels. The Company expects to finance the final payments with commercial facilities.

The total purchase obligations under the shipbuilding contracts discussed above are approximately $6,500,000 in 2015 and $68,800,000 in 2016.

The Company is subject to certain asserted claims arising in the ordinary course of business. The Company intends to vigorously assert its rights and defend itself in any litigation that may arise from such claims. While the ultimate outcome of these matters could affect the results of operations of any one year, and while there can be no assurance with respect thereto, management believes that after final disposition, any financial impact to the Company would not be material to its consolidated financial position, results of operations, or cash flows.

Pangaea Logistics Solutions Ltd.
(formerly Bulk Partners (Bermuda) Ltd.)
Notes to Consolidated Financial Statements - Continued
Years Ended December 31, 2014 and 2013

NOTE 16 - SUBSEQUENT EVENTS

In January 2015, the Company entered into a loan agreement to finance the purchase of the m/v Nordic Odin and the m/v Nordic Olympic, which were delivered to the Company in February 2015. The agreement advanced $45,000,000 and requires repayment of this advance in 28 equal quarterly installments of $375,000 per borrower and a balloon payment of $12,000,000 per borrower due with the final installment. Interest on the facility is floating at LIBOR plus 2.0% (2.23% at December 31, 2014). The loan is secured by first preferred mortgages on the m/v Nordic Odin and the m/v Nordic Olympic, the assignment of earnings, insurances and requisite compensation of the two entities, and by guarantees of their shareholders. The agreement contains one financial covenant that requires the Company to maintain minimum liquidity and a collateral maintenance ratio clause which requires the aggregate fair market value of the vessel plus the net realizable value of any additional collateral provided to remain above defined ratios. As of December 31, 2014, the Company was in compliance with this covenant.

On February 23, 2015, the Company sold the m/v Bulk Cajun for its scrap value of approximately $4,712,000. The excess of the carrying amount over the fair value less cost to sell of approximately $1,531,000 is recorded as loss on impairment of vessels in the consolidated statements of operations at December 31, 2014.

291,953 Common Shares

Pangaea Logistics Solutions Ltd.

PROSPECTUS

September 16, 2015

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PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses payable by our Company in connection with the sale of common shares being registered. All amounts are estimates except the SEC registration fee. No expenses will be borne by the Selling Shareholders.

SEC registration fee	$117.72
Legal fees and expenses	$59,000
Accounting fees and expenses	$17,500
Miscellaneous	$5,000
Total	$81,617.72

Item 14. Indemnification of Directors and Officers.

Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may in its bye-laws or in any contract or arrangement between the company and any officer, or any person employed by the company as auditor, exempt such officer or person from, or indemnify him in respect of , any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the officer or person may be guilty in relation to the company or any subsidiary thereof.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director.

Insurance. We maintain directors’ and officers’ liability insurance, which covers directors and officers of our Company against certain claims or liabilities arising out of the performance of their duties.

Indemnification Agreements. We intend to enter into agreements to indemnify our directors and officers. These agreements will provide for indemnification of our directors and officers to the fullest extent permitted by applicable Bermuda law against all expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by any such person in actions or proceedings, including actions by us or in our right, arising out of such person’s services as our director or officer, any of our subsidiaries or any other company or enterprise to which the person provided services at our Company’s request.

Item 15. Recent Sales of Unregistered Securities.

Pursuant to the Merger Agreement, the Former Pangaea Holders received, as consideration for all shares of Former Pangaea they held, an aggregate of 31,150,827 common shares.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits: The list of exhibits is set forth under “Exhibit Index” at the end of this registration statement.

(b) Financial Statement Schedules: All schedules have been omitted since the required information is included in the consolidated financial statements and the notes thereto, information therein is not applicable or the omitted schedules are not required.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

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i. To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

4. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Newport, Rhode Island on September 16, 2015.

Pangaea Logistics Solutions Ltd.

By:	/s/ Edward Coll
Name:	Edward Coll
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Edward Coll and Anthony Laura and each of them, as attorney-in-fact with full power of substitution and re-substitution, for him or her and in his or her name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward Coll	Chairman of the Board and	September 16, 2015
Edward Coll	Chief Executive Officer

*	President (Brazil) and Director	September 16, 2015
Carl Claus Boggild

/s/ Anthony Laura	Chief Financial Officer (principal financial officer, principal accounting officer)	September 16, 2015
Anthony Laura

*	Director	September 16, 2015
Peter M. Yu

*	Director	September 16, 2015
Paul Hong

*	Director	September 16, 2015
Richard T. du Moulin

*	Director	September 16, 2015
Mark L. Filanowski

*	Director	September 16, 2015
Eric S. Rosenfeld
September 16, 2015
*	Director
David D. Sgro		September 16, 2015

*	Executed on July 2, 2015 by Edward Coll as attorney-in-fact under the power of attorney granted in the Registration Statement previously filed on February 4, 2015.

EXHIBIT INDEX

Exhibit no.	Description

2.1 *
Agreement and Plan of Reorganization, dated as of April 30, 2014, by and among Quartet Merger Corp., Quartet Holdco Ltd., Quartet Merger Sub Ltd., Pangaea Logistics Solutions, Ltd., and the securityholders of Pangaea Logistics Solutions, Ltd.

3.1 *	Certificate of Incorporation of the Company, as amended
3.2 *	Bye-laws of Company
5.1	Opinion of Appleby
8.1	Tax Opinion of Willkie Farr
8.2	Tax Opinion of Appleby
10.1 *
Form of Escrow Agreement among Quartet Holdco Ltd., the Representative (as described in the Agreement and Plan of Reorganization), the securityholders of Pangaea Logistics Solutions, Ltd., and Continental Stock Transfer & Trust Company, as Escrow Agent.

10.2*	Form of Registration Rights Agreement between Quartet Holdco Ltd. and certain holders identified therein.
10.3 *	Form of Lock-Up Agreement.
10.4 *	$1.048 Million Secured Construction Loan Agreement
10.5 *	$9.12 Million Secured Term Loan
10.6 *	$4.55 Million Secured Term Loan
10.7 *	$40.0 Million Secured Loan Facility
10.8 *	$8.52 Million Term Loan
10.9 *	$5.685 Million Secured Loan Facility
10.10 *	Post-Delivery Facility
10.11 *	$10.0 Million Loan from Shareholder
10.12 *	January 10, 2013 Related Party Loan with ASO 2020 Maritime S.A.
10.13 *	March 18, 2013 Related Party Loan with ASO 2020 Maritime S.A.
10.14 *	June 18, 2013 Related Party Loan with ASO 2020 Maritime S.A.
10.15 *	Related Party Loan with ST Shipping and Transport Pte. Ltd.
10.16 *	$5.0 million Loan Agreement from Bulk Partners (Bermuda) Ltd. to Nordic Bulk Carriers AS
10.17 *	$13.0 Million Term Loan
10.18 *	Nordic Bulk Holding Company Ltd. Shareholders Agreement
10.19 *	Nordic Bulk Ventures Holding Company Shareholders Agreement
10.26	Pangaea Logistics Solutions Ltd. 2014 Share Incentive Plan (as amended and restated by the Board of Directors on August 7, 2015)
16.1*	Letter from PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab to the Securities and Exchange Committee
23.1	Consent of Grant Thornton LLP.
23.2	Consent of PricewaterhouseCoopers Statsautoriseret Revisionspartnerselskab.

*	filed previously

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